Exhibit 2.2

SCHEDULE 1

AMENDED SCHEME

THE HIGH COURT

2022 No. 25 COS

IN THE MATTER OF MALLINCKRODT PUBLIC LIMITED COMPANY

-and-

AND IN THE MATTER OF PART 10 OF THE COMPANIES ACT 2014

PROPOSALS FOR A SCHEME OF ARRANGEMENT

BETWEEN

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

ITS MEMBERS AND CREDITORS

DATED 21 MARCH 2022

MICHAEL MCATEER

EXAMINER

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	3

2.	THE COMPANY AND ITS BUSINESS	7

3.	BACKGROUND AND CHAPTER 11 CASES	7

4.	INDEPENDENT EXPERT’S REPORT	8

5.	THE PROPOSALS	8

6.	TREATMENT OF MEMBERS	11

7.	TREATMENT OF CREDITORS	11

8.	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	26

9.	WAIVING OF RIGHTS	26

10.	IMPLEMENTATION OF THIS SCHEME	27

11.	GENERAL DATA PROTECTION REGULATION	28

12.	MISCELLANEOUS PROVISIONS	29

APPENDIX 1		32

APPENDIX 2		33

APPENDIX 3		34

APPENDIX 4		89

APPENDIX 5		90

APPENDIX 6		91

APPENDIX 7		108

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1.	DEFINITIONS AND INTERPRETATION

1.1.

In these Proposals for a Compromise and Scheme of Arrangement (these Proposals), unless otherwise defined or unless the context otherwise requires, defined terms have the meaning given to them in the Plan, and the following terms have the following meanings:

“Act” means the Companies Act 2014;

“Appendices” means the appendices to this Scheme, and each an “Appendix”;

“Chapter 11 Proceedings” means the proceedings initiated by the Company and certain of its subsidiaries pursuant to Chapter 11 in the US Bankruptcy Court;

“Claim” includes:

(a)	any “claim”, defined in section 101(5) of the Bankruptcy Code as:

(i)	a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or

(ii)

a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and / or

(b)

any claim, counterclaim, right (including right of subrogation), remedy, indebtedness, right of action, cause of action, indemnity, contribution, right of set-off, demand for damages and other sums (in each case of whatever kind or nature, whether in law, equity, regulation, statute, contract or otherwise, whether known or unknown, whether suspected or unsuspected, whether direct or indirect, whether present, future or otherwise, whether actual, prospective, contingent, potential, alleged or other and however and whether held for himself or as agent or trustee for any other person and whenever arising and in whatever jurisdiction), and all rights, title and interests in each of the foregoing, including for or by reason of or arising in connection with any undertaking, obligation, liability, occurrence, act, omission, circumstance, event, transaction, payment (in cash or in kind), matter or thing, whether actual or contingent and whether or not attributable to one cause or event, and “Claims” shall be construed accordingly.

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“Company” means Mallinckrodt plc;

“Composition Agreement” means the agreement entered into between the Company and Revenue consisting of (i) a letter from the Company to Revenue dated 5 June 2013 and (ii) a letter from Revenue in reply to the Company dated 13 June 2013 (as either or both may be amended from time to time);

“Confirmation Order” means the order confirming the plan entered by the US Bankruptcy Court and to which the plan is appended at Appendix 7.

“Correspondence” means the correspondence issued to the Creditors known to the Company notifying them of the meetings to be held in accordance with section 540 of the Act;

“Creditors” means all creditors of the Company, known or unknown, whether or not the liabilities have been acknowledged or recognised, qualified or unqualified, actual or contingent, ascertained or unascertained, including the classes of creditors listed in Appendix 6 hereof or any one a Creditor;

“Directors” means the directors of the Company from time to time;

“Effective Date” means the time and date when all conditions precedent specified in Article VIII of the Plan (other than the condition in paragraph 11 of Article VIII of the Plan relating to the effectiveness of this Scheme) have been satisfied or waived in accordance with the terms of the Plan;

“Examiner” means Michael McAteer;

“Existing Shares” means the entire issued share capital of the Company immediately prior to the Effective Date;

“Guaranteed Unsecured Notes Claims” shall have the same meaning as that defined in the Plan;

“Guaranteed Unsecured Notes Indenture Trustee” shall have the same meaning as in the Plan;

“Independent Expert” means Mr Mark Degnan, Partner, of Deloitte Ireland;

“Independent Expert’s Report” means the report in respect of the Company prepared by the Independent Expert dated 9 February 2022 pursuant to Section 511 of the Act;

“Irish Court” means the High Court of Ireland;

“Irish Examinership Proceedings” means the examinership process under the Act with respect to the Company;

“Members” means the holders of the Existing Shares immediately prior to the Effective Date;

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“Plan” means the joint plan of reorganization under Chapter 11 of the Bankruptcy Code in the form appended to the Confirmation Order, attached hereto at Appendix 7 (which for the avoidance of doubt incorporates the Plan Supplement), as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms thereof, as the case may be;

“Petition” means the petition presented by the Directors to the Irish Court for the appointment of an examiner pursuant to section 510(1) (b) of the Act;

“Petition Date” means 14 February 2022, being the date of the presentation of the Petition in the Central Office of the Irish Court;

“Pre-Existing Company Capital” means the entirety of the company capital, within the meaning of Section 64(1) of Part 3 of the Act, existing immediately prior to the Effective Date;

“Preferential Claims” means all Claims owing by the Company as at the Petition Date, which would, in the event of a winding up of the Company under the Act, be preferential debts within the scope of Section 621 of the Act;

“Protection Period” means the period during which the Company is under the protection of the Irish Court in accordance with the Act;

“Relevant Administrative Claims” means, together:

(a)	all Administrative Claims;

(b)	all Priority Tax Claims; and

(c)	all Other Priority Claims,

(if any) that are due and / or owing by the Company as at the Petition Date;

“Revenue” means the Revenue Commissioners of Ireland;

“Scheme” means the scheme of arrangement between the Company, the Members and the Creditors as set out in these Proposals;

“Second Lien Notes Indenture Trustee” has the meaning given to that term in the Plan;

“Special Eligibility Agreement for Securities” means a special eligibility agreement for securities dated 1 July 2013 between (1) The Depository Trust Company (2) Cede & Co (3) National Securities Clearing Corporation (4) the Company and (5) American Stock Transfer & Trust Company LLC (as may be amended from time to time);

“Unexercised Equity Interest Claims” means any and all unexercised options, performance, share and / or stock units, restricted stock and / or share awards, warrants, calls, rights, puts, awards, commitments, or any

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other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into issued share capital of the Company, and all Claims in respect of any of the foregoing, as in existence immediately prior to the Effective Date; and

“US Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

1.2.	In these Proposals, unless the context otherwise requires:

(a)	references to Parts, sections, clauses and sub-clauses are references to the Parts, clauses and sub-clauses respectively of these Proposals;

(b)	references to a “person” include an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(c)

references to a statute or a statutory provision or to a statutory instrument or provision of a statutory instrument include the same as subsequently modified, amended or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made hereunder or deriving validity therefrom;

(d)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

(e)	headings to Parts, clauses, sub-clauses and Appendices are for ease of reference only and shall not affect the interpretation of these Proposals;

(f)

words such as hereunder, hereto, hereof and herein and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of these Proposals and not to any particular paragraph hereof;

(g)

in construing these Proposals, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and any references to the word “include” or “including” is to be construed without limitation;

(h)

any reference to “these Proposals” or any other document, or to any specified provision of these Proposals or any other document, is to these Proposals, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of these Proposals or that document;

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(i)	any reference to a person includes his successors, personal representatives and permitted assigns;

(j)	“euro” or “€” means the lawful currency for the time being of Ireland and “US$” or “$” means US dollars, the lawful currency of the US; and

(k)

the phrase “impaired” or “not impaired”, when used to describe the effect of these Proposals on a Claim or a Class of Claims shall be construed in accordance with the provisions of Section 539(5) of the Act.

2.	THE COMPANY AND ITS BUSINESS

2.1.

The Company was incorporated in Ireland on 9 January 2013 with registered number 522227. The registered office of the Company is located at College Business and Technology Park, Cruiserath, Blanchardstown, Dublin 15.

2.2.

The Company is a publicly owned pharmaceutical company. It is the ultimate parent company of the Mallinckrodt Group, a global leader in the development, manufacture, marketing and distribution of speciality pharmaceutical products and therapies.

2.3.	The authorised share capital of the Company comprises:

(a)	500,000,000 ordinary shares of U.S.$0.20 each (the Ordinary Shares), of which 94,303,839 have been issued on or prior to the Petition Date; and

(b)	500,000,000 preferred shares of U.S.$0.20 each (none of which have been issued on or prior to the Petition Date); and

(c)	40,000 ordinary “A” shares of EUR1.00 each (none of which have been issued on or prior to the Petition Date).

2.4.	The issued share capital of the Company as at the Petition Date was U.S.$ 18,860,767.80, comprised entirely of Ordinary Shares of U.S.$0.20 each.

2.5.	Further particulars of the Company are set out in Appendix 1. A group structure chart for the Mallinckrodt Group is set out in Appendix 2.

3.	BACKGROUND AND CHAPTER 11 CASES

3.1.	On 12 October 2020 (the Chapter 11 Filing Date), the Company and certain of its subsidiaries voluntarily initiated the Chapter 11 Proceedings in the US Bankruptcy Court.

3.2.	On 14 February 2022, the Directors presented the Petition to the Irish Court. By order of the Irish Court dated 14 February 2022, the

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Examiner was appointed examiner of the Company on an interim basis. By further order of the Irish Court dated 28 February 2022, the Examiner’s appointment as examiner of the Company was confirmed.

3.3.	On 2 March 2022, the US Bankruptcy Court entered the Confirmation Order confirming and approving the Plan.

4.	INDEPENDENT EXPERT’S REPORT

4.1.

The Independent Expert’s Report, which accompanied the Petition, expressed the opinion that the Company and its undertakings had a reasonable prospect of survival as a going concern, provided the requisite class of Creditors accepted, and the Irish Court approved, these Proposals.

4.2.

The Examiner has formulated these Proposals in accordance with section 534 of the Act and nothing has arisen since the appointment of the Examiner to cause the Examiner to disagree with the opinion of the Independent Expert set out above.

5.	THE PROPOSALS

5.1.	Proposals accompanied the Petition

(a)	A draft form of these Proposals accompanied the Petition.

(b)	These Proposals largely mirror the Plan insofar as it relates and applies to the Company.

5.2.	Members

(a)	There is one class of Members.

(b)	For the purposes of these Proposals, pursuant to the Act the interests of the Members are impaired if:

(i)	the nominal value of their shareholding in the Company is reduced;

(ii)	where they are entitled to a fixed dividend in respect of their shareholding in the Company, the amount of that dividend is reduced;

(iii)	they are deprived of all or any part of the rights accruing to them by virtue of their shareholding in the Company;

(iv)	their percentage interest in the total issued share capital of the Company is reduced; or

(v)	the Members are deprived of their shareholding in the Company.

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(c)	The interests of the Members are being impaired pursuant to the terms of these Proposals, as is more particularly described in Clause 6 below.

5.3.	Creditors

(b)	There are 34 (thirty-four) classes of Creditors’ Claims, which are more particularly described and specified at Clause 7.6 below.

(b)

For the purpose of these Proposals, a Creditor’s Claim against the Company is impaired if it receives less in payment of its Claim than the full amount due in respect of its Claim at the Petition Date, within the meaning of Section 539(5) of the Act.

(c)	The interests of Creditors that are Holders of the following classes of Claims are being impaired pursuant to the terms of these Proposals:

(i)	2024 First Lien Term Loan Claims;

(ii)	2025 First Lien Term Loan Clams;

(iii)	Second Lien Notes Claims;

(iv)	Guaranteed Unsecured Notes Claims;

(v)	Acthar Claims;

(vi)	Generics Price Fixing Claims;

(vii)	Asbestos Claims;

(viii)	Environmental Claims;

(ix)	Other General Unsecured Claims;

(x)	4.75% Unsecured Notes Claims;

(xi)	Trade Claims

(xii)	State Opioid Claims;

(xiii)	Municipal Opioid Claims;

(xiv)	Tribe Opioid Claims;

(xv)	U.S. Government Opioid Claims;

(xvi)	Third-Party Payor Opioid Claims;

(xvii)	PI Opioid Claims;

(xviii)	NAS PI Opioid Claims;

(xix)	Hospital Opioid Claims;

(xx)	Ratepayer Opioid Claims;

(xxi)	NAS Monitoring Opioid Claims;

(xxii)	Emergency Room Physicians Opioid Claims;

(xxiii)	Other Opioid Claims;

(xxiv)	No Recovery Opioid Claims;

(xxv)	Released Co-Defendant Claims;

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(xxvi)	Settled Federal/State Acthar Claims;

(xxvii)	Intercompany Claims;

(xxviii)	Subordinated Claims; and

(xxix)	Unexercised Equity Interest Claims.

5.4.	Equal Treatment

This Scheme provides equal treatment for:

(a)	each Claim or interest of each Member; and

(b)	each Claim or interest of each Creditor of a particular class,

(c)	unless the Holder of a particular Claim or interest has agreed to a less favourable treatment.

5.5.	Effective Date

This Scheme will take effect and become binding on the Creditors, the Members and the Company on the Effective Date and the Plan and the Scheme shall take effect simultaneously on the Effective Date.

5.6.	Amendments to the Memorandum and Articles of Association of the Company

(a)

The Examiner has specified in Clause 12.7 that he considers it necessary for the existing memorandum to be amended and new articles of association of the Company to be adopted in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan.

(b)	The form of the memorandum and articles of association of the Company that will take effect as and from the Effective Date is attached at Appendix 3.

5.7.	Financial position of the Company and estimated outcome on a winding up

(a)	A statement of assets and liabilities (including contingent and prospective liabilities) of the Company as at the Petition Date is attached at Appendix 4.

(b)	The estimated financial outcome of a winding-up of the Company for the Members and the Creditors is attached at Appendix 5.

5.8.	Reduction in the Pre-Existing Company Capital

The Examiner has specified in Clause 12.8 that he considers it necessary for the Pre-Existing Company Capital to be reduced to zero in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan.

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5.9.	General

The Examiner has included in this Scheme all such other matters as he deems appropriate.

6.	TREATMENT OF MEMBERS

6.1.	The rights of the Members are impaired by this Scheme.

6.2.

The Members shall receive no distribution on account of the Existing Shares under this Scheme or under the Plan. On the Effective Date, the Existing Shares and all and any rights attaching or relating thereto will be cancelled.

6.3.

The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the cancellation of the Existing Shares in accordance with Clause 6.2.

7.	TREATMENT OF CREDITORS

7.1.	The interests or Claims of at least one class of Creditors is being impaired pursuant to the terms of this Scheme, as explained in detail at Clauses 7.7 to 7.40 below.

7.2.	Appendix 6 contains details, provided by the Company to the Examiner, of the names of Creditors as at the Petition Date compiled from the books and records of the Company.

7.3.	On 10 March 2022, the Correspondence was issued to each Creditor of the Company, including those whose details are set out in Appendix 6.

7.4.

The treatment proposed in this Scheme with respect to each class of Creditors is set out below. Where the Irish Court confirms this Scheme (with or without material modification), this Scheme shall notwithstanding any enactment, rule of law or otherwise be binding on all the Creditors as and from the Effective Date and the class or classes of Creditors affected by this Scheme including, for the avoidance of doubt, any person other than the Company who, under any statute, enactment, rule of law or otherwise, is liable for all or any part of the debts of the Company on the Effective Date.

7.5.	Save as otherwise expressly provided herein and in the Plan, the following shall apply:

(a)

no interest, penalties or costs (over and above the sum specified in the Correspondence issued to each Creditor or the sum determined in accordance with this Scheme and the Plan) shall be payable by the Company to any Creditor;

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(b)	to the extent applicable:

(i)	the payments to Creditors; and / or

(ii)	the Reinstatement of the Claims of Creditors; and / or

(iii)	the issuance of New Mallinckrodt Ordinary Shares to the Holders of Guaranteed Unsecured Notes Claims;

(iv)	the issuance of the New Opioid Warrants; or

(v)	the incurrence by the Company of obligations pursuant to:

A.	the New Takeback Term Loans Documentation;

B.	the New Second Lien Notes Documentation;

C.	the Takeback Second Lien Notes Documentation;

D.	the General Unsecured Claims Trust Documents;

E.	the Opioid MDT II Documents;

F.	the Opioid Creditor Trust Documents;

G.	the Federal/State Acthar Settlement Agreements;

provided for in this Scheme and / or the Plan (as applicable) shall be in full and final settlement of all Claims and entitlements of each Creditor to which such payment or issuance is made, or to whose benefit such obligations are incurred; and

(c)	to the extent that any Creditor Claim is insured, this Scheme shall not affect the liability of the insurer.

7.6.	Creditors’ Claims have been categorised into the following classes of Claims for the purposes of this Scheme:

(a)	Other Secured Claims;

(b)	First Lien Revolving Credit Facility Claims;

(c)	2024 First Lien Term Loan Claims;

(d)	2025 First Lien Term Loan Clams;

(e)	First Lien Notes Claims;

(f)	Second Lien Notes Claims;

(g)	Guaranteed Unsecured Notes Claims;

(h)	Acthar Claims;

(i)	Generics Price Fixing Claims;

(j)	Asbestos Claims;

(k)	Environmental Claims;

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(l)	Other General Unsecured Claims;

(m)	4.75% Unsecured Notes Claims;

(n)	Trade Claims

(o)	State Opioid Claims;

(p)	Municipal Opioid Claims;

(q)	Tribe Opioid Claims;

(r)	U.S. Government Opioid Claims;

(s)	Third-Party Payor Opioid Claims;

(t)	PI Opioid Claims;

(u)	NAS PI Opioid Claims;

(v)	Hospital Opioid Claims;

(w)	Ratepayer Opioid Claims;

(x)	NAS Monitoring Opioid Claims;

(y)	Emergency Room Physicians Opioid Claims;

(z)	Other Opioid Claims;

(aa)	No Recovery Opioid Claims;

(bb)	Released Co-Defendant Claims;

(cc)	Settled Federal/State Acthar Claims;

(dd)	Intercompany Claims;

(ee)	Subordinated Claims;

(ff)	Unexercised Equity Interest Claims;

(gg)	Relevant Administrative Claims; and

(hh)	Preferential Claims.

7.7.	Other Secured Claims

(a)	The Holders of the Other Secured Claims against the Company are not impaired by this Scheme.

(b)

The Other Secured Claims against the Company will be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.1 of the Plan), which does not provide for the impairment of such Claims.

7.8.	First Lien Revolving Credit Facility Claims

(a)	The Holders of the First Lien Revolving Credit Facility Claims against the Company are not impaired by this Scheme.

(b)

The First Lien Revolving Credit Facility Claims against the Company will be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.2.a of the Plan), which does not provide for the impairment of such Claims.

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7.9.	2024 First Lien Term Loan Claims

(a)	The Holders of the 2024 First Lien Term Loan Claims against the Company are impaired by this Scheme.

(b)

The 2024 First Lien Term Loan Claims against the Company shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.2.b of the Plan) so that, as further set forth in the Plan, each Holder of the 2024 First Lien Term Loan Claims shall receive on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the option of the Company, either:

(i)

its Pro Rata Share of the New Takeback Term Loans attributable to the 2024 First Lien Term Loan Claims (which shall be issued in an amount equal to the 2024 First Lien Term Loans Outstanding Amount) plus repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims; or

(ii)

repayment of such Claims in full in Cash of its Pro Rata Share of an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims.

(c)

To the extent that the Company exercises the option set forth at Clause 7.9(b)(i) above, the Company shall incur all obligations (if any) specified as owing by it pursuant to the New Takeback Term Loans Documentation in accordance with the Plan (including, without limitation, Article IV.H.2 of the Plan).

7.10.	2025 First Lien Term Loan Claims

(a)	The Holders of the 2025 First Lien Term Loan Claims against the Company are impaired by this Scheme.

(b)

The 2025 First Lien Term Loan Claims against the Company shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.2.c of the Plan) so that, as further set forth in the Plan, each Holder of the 2025 First Lien Term Loan Claims shall receive on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the option of the Company, either:

(i)

its Pro Rata Share of the New Takeback Term Loans attributable to the 2025 First Lien Term Loan Claims (which shall be issued in an amount equal to the 2025 First Lien Term Loans Outstanding Amount) plus repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims; or

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(ii)

repayment of such Claims in full in Cash of its Pro Rata Share of an amount equal to the 2025 First Lien Term Loans Outstanding Amount plus repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims.

(c)

To the extent that the Company exercises the option set forth in Clause 7.10(b)(i), the Company shall incur all obligations (if any) specified as owing by it pursuant to the New Takeback Term Loans Documentation in accordance with the Plan (including, without limitation, Article IV.H.2 of the Plan).

7.11.	First Lien Notes Claims

(a)	The Holders of the First Lien Notes Claims against the Company are not impaired by this Scheme.

(b)

The First Lien Notes Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.3 of the Plan), which does not provide for the impairment of such Claims.

7.12.	Second Lien Notes Claims

(a)	The Holders of the Second Lien Notes Claims against the Company are impaired by this Scheme.

(b)

Each Holder of the Second Lien Notes Claims shall receive on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of (i) the New Second Lien Notes in accordance with the terms of the Plan (including, without limitation, Article III.B.4 of the Plan) and (ii) payment in cash of accrued and unpaid interest on the Second Lien Notes Claims.

(c)

On the Effective Date, the Company shall incur all obligations (if any) specified as owing by it pursuant to the New Second Lien Notes Documentation in accordance with the Plan (including, without limitation, Article IV.H.5 of the Plan).

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7.13.	Guaranteed Unsecured Notes Claims

(a)	The Holders of the Guaranteed Unsecured Notes Claims against the Company are impaired by this Scheme.

(b)

Each Holder of the Guaranteed Unsecured Notes Claim shall in accordance with the terms of the Plan (including, without limitation, Article III.B.5 of the Plan) on the Effective Date (or as soon as practicable thereafter) receive its Pro Rata Share of:

(i)	the Takeback Second Lien Notes; and

(ii)	100% of New Mallinckrodt Ordinary Shares, subject to dilution on account of the New Opioid Warrants and the Management Incentive Plan,

in exchange for full and final satisfaction, settlement, release, and discharge of each Guaranteed Unsecured Notes Claim.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Holders of the Guaranteed Unsecured Notes pursuant to the Takeback Second Lien Notes Documentation in accordance with the Plan (including, without limitation, Article IV.H.3 of the Plan).

7.14.	Acthar Claims

(a)

The Holders of the Acthar Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III.B.6(a) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Acthar Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Acthar Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

7.15.	Generics Price Fixing Claims

(a)

The Holders of the Generics Price Fixing Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III.B.6(b) of the Plan).

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(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Generics Price Fixing Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Generics Price Fixing Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

7.16.	Asbestos Claims

(a)

The Holders of the Asbestos Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III. B.6(c) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Asbestos Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Asbestos Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

7.17.	Environmental Claims

(a)

The Holders of the Environmental Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III. B.6(e) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Environmental Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Environmental Claims against the Company shall be deemed to have been settled, discharged, waived, extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

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(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

7.18.	Other General Unsecured Claims

(a)

The Holders of the Other General Unsecured Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III.B.6(f) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Other General Unsecured Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Other General Unsecured Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

7.19.	4.75% Unsecured Notes Claims

(a)

The Holders of the 4.75% Unsecured Notes Claims against the Company are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 and Article III.B.6(g) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the 4.75% Unsecured Notes Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the 4.75% Unsecured Notes Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the General Unsecured Claims Trust pursuant to the Plan and/or General Unsecured Claims Trust Documents, in accordance therewith (including, without limitation, Article IV.HH of the Plan).

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7.20.	Trade Claims

(a)

The Holders of the Trade Claims against the Company are impaired by this Scheme and shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.7 of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Trade Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Trade Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.21.	State Opioid Claims

(a)

The Holders of the State Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.8. and Article III.B.8(a) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the State Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the State Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.22.	Municipal Opioid Claims

(a)

The Holders of the Municipal Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.8. and Article III.B.8(b) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Municipal Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Municipal Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

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(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.23.	Tribe Opioid Claims

(a)

The Holders of the Tribe Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.8. and Article III.B.8(c) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Tribe Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Tribe Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.24.	U.S. Government Opioid Claims

(a)

The Holders of the U.S. Government Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.8. and Article III.B.8(d) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the U.S. Government Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the U.S. Government Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and / or the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

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7.25.	Third-Party Payor Opioid Claims

(a)

The Holders of the Third-Party Payor Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(a) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Third-Party Payor Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Third-Party Payor Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.26.	PI Opioid Claims

(a)

The Holders of the PI Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(b) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the PI Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the PI Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.27.	NAS PI Opioid Claims

(a)

The Holders of the NAS PI Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(c) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the NAS PI Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme

21

(save as provided for in the Plan) and, with effect from the Effective Date, the NAS PI Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.28.	Hospital Opioid Claims

(a)

The Holders of the Hospital Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(d) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Hospital Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Hospital Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.29.	Ratepayer Opioid Claims

(a)

The Holders of the Ratepayer Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(e) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Ratepayer Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Ratepayer Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

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7.30.	NAS Monitoring Opioid Claims

(a)

The Holders of the NAS Monitoring Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(f) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the NAS Monitoring Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the NAS Monitoring Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.31.	Emergency Room Physicians Opioid Claims

(a)

The Holders of the Emergency Room Physicians Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(g) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the NAS Monitoring Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the NAS Monitoring Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.32.	Other Opioid Claims

(a)

The Holders of the Other Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(h) of the Plan).

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(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Other Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Other Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Opioid MDT II pursuant to the Plan and the Opioid MDT II Documents in accordance therewith (including, without limitation, Article IV.T – Article IV.Y of the Plan).

7.33.	No Recovery Opioid Claims

(a)

The Holders of the No Recovery Opioid Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(i) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the No Recovery Opioid Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme and, with effect from the Effective Date, the No Recovery Opioid Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.34.	Released Co-Defendant Claims

(a)

The Holders of the Released Co-Defendant Claims against the Company are impaired by this Scheme and will be treated in accordance with the Plan (including, without limitation, Article III.B.9. and Article III.B.9(j) of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Released Co-Defendant Claims against the Company shall not receive any payment, dividend or other distribution pursuant to this Scheme and, with effect from the Effective Date, the Released Co- Defendant Claims against the Company shall be deemed to have been settled, discharged, waived, released and extinguished in full against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.35.	Settled Federal/State Acthar Claims

(a)	The Holders of the Settled Federal/State Acthar Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.10 of the Plan).

24

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Settled Federal/State Acthar Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Settled Federal/State Acthar Claims shall be deemed to have been settled, discharged, waived, released and extinguished in full as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

(c)

On the Effective Date the Company shall incur all obligations (if any) specified as owing by it to the Holders of the Settled Federal / State Achtar Claims pursuant to the Federal / State Achtar Settlement Agreements in accordance with the Plan (including, without limitation, Article IV.DD of the Plan).

7.36.	Intercompany Claims

(a)	The Holders of the Intercompany Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.11 of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Intercompany Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Intercompany Claims shall be deemed to have been settled, discharged, waived, released and extinguished in full as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.37.	Subordinated Claims

(a)	The Holders of the Subordinated Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.13 of the Plan).

(b)

Without prejudice to their rights pursuant to the Plan, the Holders of the Subordinated Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Subordinated Claims shall be deemed to have been settled, discharged, waived, released and extinguished in full as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.38.	Unexercised Equity Interest Claims

(a)	The rights of the Holders of the Unexercised Equity Interest Claims are impaired by this Scheme.

(b)	The Unexercised Equity Interest Claims and any and all rights attaching or relating thereto will be extinguished and cancelled and

25

the Holders of such Unexercised Equity Interest Claims shall have no Claim whatsoever and howsoever arising against the Company in respect of such Unexercised Equity Interest Claims and the Holders of such Unexercised Equity Interest will not receive any distribution or retain any property on account of such Unexercised Equity Interest Claims.

(c)

The Holders of the Unexercised Equity Interest Claims will not receive any form of dividend or payment under this Scheme in return for the cancellation of their rights under the Unexercised Equity Interest Claims.

7.39.	Relevant Administrative Claims

(a)	The Holders of the Relevant Administrative Claims are not impaired by this Scheme.

(b)	The Relevant Administrative Claims will be treated in accordance with the terms of the Plan (including, without limitation, Article II of the Plan).

7.40.	Preferential Claims

(a)	The Holders of the Preferential Claims are not impaired by this Scheme.

(b)	The Preferential Claims shall be paid in full when they fall due in the ordinary course.

8.	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

In order to implement this Scheme and in the interests of the Company and the Creditors, taken as a whole, it is proposed to resolve the Claims of contingent, unliquidated and Disputed Claims in accordance with the provisions specified in Article VII of the Plan.

9.	WAIVING OF RIGHTS

9.1.

This Scheme covers all Claims against the Company, including contingent and prospective liabilities, as at the Petition Date whether or not the liabilities have been acknowledged or recognised or are unknown including for the avoidance of doubt any liabilities arising from or in connection with guarantees or indemnities to any party.

9.2.

With effect from the Petition Date, without prejudice to the right of the Company to perform and seek performance of its contractual rights and entitlements existing at the Petition Date, no Creditor or any other party shall have any debt, right or Claim of any description whatsoever (including, but not limited to, contingent or prospective Claims arising out of any guarantee or indemnity granted in respect of any liability of the Company and Claims of which the Company

26

and / or the Examiner are unaware), against the Company arising out of or connected with any contract (apart from the Composition Agreement and the Special Eligibility Agreement for Securities, liabilities of the Company arising from both of these agreements shall, notwithstanding any other provision of this Scheme, be unaffected by this Scheme)), engagement, circumstance, event, act or omission of the Company prior to the Petition Date, or arising as a consequence of the appointment of the Examiner, save as provided in this Scheme and the Plan.

9.3.

Without prejudice to the generality of Clause 9.2 above, no Creditor shall be permitted to set off a Claim which it owes to the Company (where such Claim has been incurred during the Protection Period) against a Claim which was owing to it by the Company on or before the Petition Date.

9.4.	For the avoidance of doubt:

(a)

failure through inadvertence on the part of the Examiner or the Company to notify any Creditor of the class meeting of Creditors to which the Creditor should have received notice will not prevent that Creditor from being bound by this Scheme, if and to the extent that this Scheme is confirmed by the Irish Court;

(b)

nothing in this Scheme shall prejudice or affect the rights of the Company to seek full payment or contribution from any person or to pursue or enforce any Claim or liability of any person or to seek performance of its contractual rights and entitlements existing at the Petition Date;

(c)

unless otherwise provided in this Scheme or the Plan, with respect to the Company, no interest, penalties, or costs (over and above the sum specified in the Correspondence or the sum determined in accordance with the provisions specified in Article VII of the Plan) shall be payable by the Company to any Creditor; and

(d)

with respect to the Company, the dividends (whether in the form of cash payments or otherwise) provided for in this Scheme pursuant to an order of the Irish Court confirming this Scheme shall be in full and final settlement of all Claims and entitlements of each Creditor to which a dividend is made as determined in accordance with this Scheme.

10.	IMPLEMENTATION OF THIS SCHEME

10.1.

In formulating this Scheme, the Examiner has treated each separate class of Creditors, on a fair and equitable basis having regard to the current trading position of the Company and the relative amounts which those Creditors might receive on a winding up. The Examiner is satisfied that the acceptance and implementation of this Scheme is in the best interests of the Creditors.

27

10.2.

At the confirmation hearing in respect of the Company under section 541 of the Act, the Examiner proposes to seek orders approving this Scheme in respect of the Company, upon the making of which, this Scheme will become effective and binding on the Members, the Creditors and the Company in accordance with its terms and the order of the Irish Court, and the Company will cease to be under the protection of the Irish Court.

10.3.	On and from the Effective Date, the steps to implement this Scheme will be implemented in accordance with the Plan.

11.	GENERAL DATA PROTECTION REGULATION

11.1.

The Examiner has at all times acted in accordance with Data Protection Law. For the purpose of this section, “Data Protection Law” means Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and the Data Protection Acts 1988 – 2003.

11.2.

Under GDPR, the Examiner has a number of lawful reasons that he may use (or ‘process’) personal information including his compliance with his legal obligations as Examiner to the Company and the related ‘legitimate interests’ under the examinership process.

11.3.	Broadly speaking “legitimate interests” means that the Examiner can process personal information if he has a genuine and legitimate reason and is not harming any individual’s rights and interests

11.4.

In providing services to the Company as appointed examiner, the Examiner is entitled to process personal data of individuals that he receives from the Company and/or through his dealings with the Company (Personal Data). The Examiner shall process any such Personal Data for the strict purpose of providing the Company with his services, for administration and billing purposes, and for other purposes incidental to the provision of his services and for compliance with his legal obligations, such as under anti-money laundering legislation.

11.5.

Where the Examiner has processed any personal information by virtue of compliance with his legal obligations or legitimate interests, he has considered and balanced any potential impact on an individual’s personal rights under Data Protection Law. The Examiner’s legal obligations and legitimate interests do not automatically override an individual’s interests and the Examiner shall not use personal data for activities where the Examiner’s interests are overridden by the impact on the individual (unless the Examiner has received consent or is otherwise required or permitted to by law).

28

11.6.

The Examiner will retain electronic and hard copy files for a period of between 6 to 14 years, or longer where required, after which he may destroy all documents, copies and images of them. The Examiner reserves the right to destroy files and documents relating to this Scheme six years after the examinership has been completed.

11.7.

The Examiner’s responsibilities under Data Protection Law will vary depending on whether he acts as a data controller or, as the case may be, a data processor of Personal Data. If the Examiner acts as a data controller of Personal Data, he shall comply at all times with his data controller obligations as provided under Data Protection Law. The Examiner shall adhere to the privacy policy of Grant Thornton available at www.grantthornton.ie which provides additional information about how the Examiner processes Personal Data when he acts as a data controller.

12.	MISCELLANEOUS PROVISIONS

12.1.	No double recovery

There shall be no double recovery under this Scheme and the Plan with respect to the same Claims.

12.2.	Priorities

(a)

The remuneration costs and expenses of the Examiner shall be accorded the priority afforded to them in section 554 of the Act and shall be paid in priority to all other debts or payments under this Scheme on or before the Effective Date.

(b)	To the extent permitted by law, the Examiner shall have no personal liability in relation to this Scheme, or his actions as Examiner or in relation to the conduct of the examinership.

(c)

Except as provided herein, all amounts due to Creditors by the Company in respect of goods or services provided during the Protection Period shall be paid by the Company in full in the normal course of business.

(d)	No certificates pursuant to section 529 of the Act have been issued by the Examiner to the date of this Scheme in relation to the Company during the Protection Period.

12.3.	Foreign currency conversion

Creditors’ Claims denominated in currency other than euro or US$ amounts as at the Petition Date will be converted into euro at the European Central Bank References Rates maintained by the Central Bank of Ireland as at the Petition Date.

29

12.4.	Non admission of Claims

Nothing contained in this Scheme shall constitute an admission or acknowledgement of liability in respect of any Claim which has not otherwise been admitted by the Company.

12.5.	Interests of Directors and Connected Companies

In accordance with section 540(11) of the Act, to the extent that certain of the Directors, or companies, connected to the Directors are Creditors of the Company, the effect of this Scheme on the interests of the Directors, whether as directors, Members or Creditors of the Company, or otherwise, is no different to the effect on the like interest of other persons.

12.6.	Explanatory memorandum

(a)	Accompanying this Scheme is an explanatory memorandum (the Explanatory Memorandum), which provides a summary of this Scheme and its effect. It should be read in conjunction with this Scheme.

(b)

Terms defined in this Scheme in respect of the Company shall have the same meaning in the Explanatory Memorandum. In the event of any inconsistency between the terms of the Explanatory Memorandum and this Scheme, the terms of this Scheme shall apply.

12.7.	Memorandum and articles of association of the Company

With effect from the Effective Date, the memorandum shall be amended and the new articles of association adopted in the form attached at Appendix 3 (the New Constitution). The articles of association contained in the New Constitution shall be adopted as the new articles of association of the Company in substitution for and to the exclusion of the existing articles of association of the Company.

12.8.	Reduction of the Pre-Existing Company Capital

Without prejudice to the provisions of Clause 6, with effect from the Effective Date the Pre-Existing Company Capital shall be reduced to zero. The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the reduction of the Pre-Existing Company Capital in accordance with this Clause 12.8.

12.9.	Company’s Obligations under the Plan

Nothing in this Scheme shall operate so as restrict, impair or limit the rights and entitlements of the Guaranteed Unsecured Notes Indenture Trustee and / or the Second Lien Notes Indenture Trustee under the Plan.

30

12.10.	Governing law and jurisdiction

(a)

This Scheme and any dispute arising out of or in connection with it or its subject matter or enforceability (including non-contractual obligations, disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

(b)

The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding relating to this Scheme (Proceedings) or to settle any dispute which may arise in relation to this Scheme, however, nothing in this clause will limit the taking of any Proceedings in another court of competent jurisdiction, nor will the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

(c)

No person whose rights or interests are affected by this Scheme shall have any right to object to any Proceedings being brought in the courts of Ireland or to claim that the Proceedings have been brought in an inconvenient forum or to claim that the courts of Ireland do not have jurisdiction

31

THE HIGH COURT

2022 No. 25 COS

BETWEEN:

IN THE MATTER OF MALLINCKRODT PUBLIC LIMITED COMPANY

-and-

AND IN THE MATTER OF PART 10 OF THE COMPANIES ACT 2014

PROPOSALS FOR A SCHEME OF ARRANGEMENT

BETWEEN

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

ITS MEMBERS AND CREDITORS

DATED 21 MARCH 2022

A&L Goodbody LLP

International Financial Services

Centre

25-28 North Wall Quay, Dublin 1

D01 H104

01437841

32

Appendix 1

Particulars of the Company

Particulars
Registered Number	522227

Date of Incorporation	9 January 2013

Place of Incorporation	Ireland

Registered Office	College Business & Technology Park, Cruiserath, Blanchardstown Dublin 15, Ireland

Authorised Share Capital	US$200,000,000 and €40,000 divided into 500,000,000 Ordinary Shares of US$0.20 each, 500,000,000 Preferred Shares of US0.20 each and 40,000 ordinary “A” shares of €1.00 each

Issued Share Capital	U.S.$ 18,860,767.80 divided into 94,303,839 ordinary shares of US$0.20 each

Directors	Angus Russell

Mark Trudeau

David Carlucci

J. Martin Carroll

Paul R. Carter

David Norton

Carlos V. Paya, M.D., Ph.D.

JoAnn Reed

Anne C. Whitaker

Kneeland Youngblood, M.D

Secretary	Stephanie Miller

Mark Casey (Assistant Secretary)

Bradwell Limited (Assistant Secretary)

32

Appendix 2

Group Structure Chart

Mallinckrodt Pharmaceuticals

Effective as of December 31, 2021

Mallinckrodt plc (Ireland)
Mallinckrodt UK Ltd (UK)
Mallinckrodt International Finance SA (Luxembourg)
ST 2020 LLC (DE)
Mallinckrodt International Holdings Sarl (Lux)
Mallinckrodt Pharmaceuticals Limited (UK)
Mallinckrodt Buckingham Unlimited Co. (Ireland)
Mallinckrodt Quincy Sarl (Luxembourg)
Mallinckrodt Windsor Sarl (Luxembourg)
MKG Medical UK Ltd. (UK)
Mallinckrodt UK Finance LLP (UK)
Mallinckrodt CB LLC (DE)
Therakos Europe Limited (Ireland)
Mallinckrodt Canada ULC (Canada)
Mallinckrodt Group Sarl (Luxembourg)
Mallinckrodt Chemical Limited (UK)
Mallinckrodt Netherlands B.V. (Netherlands)
Mallinckrodt Securitization Sarl (Luxembourg)
Mallinckrodt Pharma IP Trading Unlimited Co. (Ireland)
Mallinckrodt IP Unlimited Co. (Ireland)
Mallinckrodt Hospital Products IP Unlimited Co. (Ireland)
Acthar IP Unlimited Co. (Ireland)
Mallinckrodt ARD IP Unlimited Co. (Ireland)
ProRibix B.V. (Netherlands)
Mallinckrodt Lux IP Sarl (Luxembourg)
Montéu Limited (Ireland)
Mallinckrodt Holdings GmbH (Switzerland)
Cache Holdings Limited (Bermuda)
Mallinckrodt SAG Holdings GmbH (Switzerland)
Mallinckrodt Pharma K.K. (Japan)
Mallinckrodt ARD Holdings Limited (UK)
MUSHI UK Holdings Limited (UK)
Mallinckrodt Enterprises UK Limited (UK)
Mallinckrodt Pharmaceuticals Ireland Limited (Ireland)
Sonorant Therapeutics Limited (Ireland)
MEH, Inc. (NV)
ST US Holdings LLC (NV)
ST Operations LLC (DE)
MAK LLC (DE)
Ocera Therapeutics, Inc (DE)
ST US AR Finance LLC (DE)
Sucampo Pharmaceuticals, Inc. (DE)
Vtesse LLC (DE)
Sucampo Holdings Inc. (DE)
Sucampo Pharma Americas LLC (DE)
Sucampo International Holdings Limited (UK)
Sucampo GmbH (Switzerland)
Sucampo Finance Inc. (DE)
Sucampo Pharma, LLC. (Japan)
IMC Exploration Company (MD)
Mallinckrodt Veterinary, Inc. (DE)
ST US Pool LLC (DE)
Mallinckrodt Brand Pharmaceuticals, LLC (DE)
Petten Holdings Inc. (DE)
Cornforth Limited (Bermuda)
Mallinckrodt US Holdings LLC (DE)
MNK 2011 LLC (DE)
Ludlow LLC (MA)
MCCH LLC (DE)
Mallinckrodt Hospital Products Inc. (DE)
Mallinckrodt Equinox Finance LLC (DE)
Mallinckrodt US Pool LLC (NV)
ST Shared Services LLC (DE)
Mallinckrodt Equinox Limited (UK)
Mallinckrodt Petten Holdings B.V. (Netherlands)
Mallinckrodt Enterprises Holdings, Inc. (CA)
Mallinckrodt ARD Finance LLC (DE)
WebsterGx Holdco LLC (NY)
Mallinckrodt Enterprises LLC (DE)
Mallinckrodt LLC (DE)
SpecGx Holdings LLC (NY)
SpecGx LLC (DE)
Mallinckrodt APAP LLC (DE)
Ikaria Australia Pty Ltd. (Australia)
Ikaria Canada Inc. (Canada)
Mallinckrodt Manufacturing LLC (DE)
Stratatech Corporation (DE)
Therakos, Inc. (FL)
Therakos (Italia) S.r.l. (Italy)
Therakos (Belgium) SPRL (Belgium)
Therakos Germany GmbH (Germany)
Therakos (UK) Limited (UK)
Therakos (France) SAS (France)
Therakos (Canada) Company (Canada)
INO Therapeutics LLC (DE)
Infacare Pharmaceutical Corporation (DE)
Mallinckrodt ARD Holdings Inc. (DE)
Mallinckrodt ARD LLC (CA)
MHP Finance LLC (DE)
Mallinckrodt Critical Care Finance LLC (DE)
Questcor International Ltd. (Ireland)

* – Mallinckrodt Group Sarl, Luxembourg (LU) Schaffhausen Branch

#Minority owner not depicted

CONFIDENTIAL

33

Appendix 3

New Constitution of the Company

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM and ARTICLES OF ASSOCIATION

of

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on ● )

Cert. No.: 522227

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

MALLINCKRODT PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is Mallinckrodt public limited company.

2.	The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.	The objects for which the Company is established are:

3.1 (a)

To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)

To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)	To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2

To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3

To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

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3.4

To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.5	To sell or otherwise dispose of any of the property or investments of the Company.

3.6

To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7

To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8

To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9

To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10

To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

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3.11	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12

To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13

To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14

To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15

To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17

To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18

To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

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3.19

To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20

To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21

To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22

To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23

To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.24

To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25

To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26

To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27

To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28

To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

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3.29

To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30	To procure the Company to be registered or recognised in any part of the world.

3.31

To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32	To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35	To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

NOTE:

It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.

The share capital of the Company is US$10,000,000 and €40,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US$0.01 each and 40,000 Ordinary A Shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. “Bankruptcy Code” in this memorandum of association means title 11 of the United States Code §§101- 1532.

5.	The liability of the members is limited.

7

6.

The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

8

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
J. MCGOWAN-SMYTH For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of DIJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of AC Administration Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

9

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor	One Ordinary Share

Dated 21 December 2012

Witness to the above signatures:

Name:	MAIREAD FOLEY

Address:	ARTHUR COX BUILDING EARLSFORT TERRACE DUBLIN 2

Occupation:	COMPANY SECRETARY

10

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on ● )

PRELIMINARY

1.

(a)

The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

(b)	For the avoidance of doubt, the regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

2.

(a)	In these articles:

“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Acts” means the Act and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.

“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Adoption Date” means the effective date of adoption of these Articles.

“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.

“articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.

“Bankruptcy Code” means title 11 of the United States Code §§101-1532.

“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Chairman” means the Director who is elected by the Directors from time to time to preside as chairman at all meetings of the Board and at general meetings of the Company.

11

“Company” means the company whose name appears in the heading to these articles.

“Directors” or the “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Group” means the Company and its subsidiaries from time to time and for the time being.

“Holder” in relation to any share, means the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares.

“Office” means the registered office from time to time and for the time being of the Company

“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.

“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Redeemable Shares” means redeemable shares in accordance with the Act.

“Register” means the register of members to be kept as required in accordance with the Act.

“seal” means the common seal of the Company and any duplicate of such common seal of the Company.

Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any joint secretary.

“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.

(b)

Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

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(c)

Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)

The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)	Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

SHARE CAPITAL AND VARIATION OF RIGHTS

3.

(a) The share capital of the Company is US$10,000,000 and €40,000 divided into 500,000,000 ordinary shares of US$0.01 each, 500,000,000 preferred shares of US$0.01 each and 40,000 ordinary A shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

(b)	The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)

subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)	the right to participate pro rata in all dividends declared by the Company; and

(iii)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).

13

(c)	The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)	Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article) and shall not entitle its holder to any further or other right of participation in the assets of the Company.

(ii)	Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.

(iii)	Acquisition of Ordinary A Shares

The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 134 to 139 inclusive.

(iv)	Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.

The rights attaching to the ordinary A shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time in accordance with article 3(d).

(d)

The Directors are authorised to issue all or any of the authorised but unissued preferred shares from time to time in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the

14

issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

(i)

redeemable at the option of the Company, or the Holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(ii)

entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(iii)	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or

(iv)

convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this article 3(d). The Board may at any time before the allotment of any preferred share by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such preferred shares.

The rights conferred upon the Holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of preferred shares in accordance with this article 3(d).

(e)

Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.

4.	Subject to the provisions of the Act and the other provisions of this article, the Company may:

(a)

pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)

subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

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5.

Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6. (a)

Without prejudice to the authority conferred on the Directors pursuant to article 3 to issue preferred shares in the capital of the Company, if at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum. To every such meeting the provisions of article 35 shall apply.

(b)

The redemption or purchase of preferred shares or any class of preferred shares shall not constitute a variation of rights of the preferred Holders where the redemption or purchase of the preferred shares has been authorised solely by a resolution of the ordinary Holders.

(c)	The issue, redemption or purchase of any of the 500,000,000 preferred shares of US$0.01 shall not constitute a variation of the rights of the Holders of Ordinary Shares.

(d)

The issue of preferred shares or any class of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares.

7.

The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

8. (a)

Subject to the provisions of these articles relating to new shares, the shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(b)

Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

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(c)

The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)

The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article as if section 1022 of the said Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.

If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the share.

10.

The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.

12.

No person shall be entitled to a share certificate in respect of any Ordinary Share held by them in the share capital of the Company, whether such Ordinary Share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

13.

The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

14. (a)

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

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(b)

The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the share may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)

To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

15. (a)

Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)	The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(d)

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

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(g)

The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen percent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h) (i)

If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(ii)

The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(iii)

If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(iv)

On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

(j)

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

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(k)

A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(l)

The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)

The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

TRANSFER OF SHARES

16. (a)

The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)

The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)

Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power

20

to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

17.

Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other from which the Directors may approve.

18. (a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)	any transfer of a share which is not fully paid; or

(ii)	any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.

(b)	The Directors may decline to recognise any instrument of transfer unless:

(i)	the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	the instrument of transfer is in favour of not more than four transferees; and

(iv)	it is lodged at the Office or at such other place as the Directors may appoint.

19.	If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

20. (a)

The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment or postponement of the meeting.

(b)

In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

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21.

Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

22.	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

23.

Subject to the provisions of these articles, whenever as a result of a consolidation of shares or otherwise any members would become entitled to fractions of a share, the Directors may sell or cause to be sold, on behalf of those members, the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

TRANSMISSION OF SHARES

24.

In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons.

25.

Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be.

26.

If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

27.

A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

28.	The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

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29.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(c)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

30.

The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its share capital, any capital redemption reserve fund, any share premium account or any undenominated capital in any manner and with and subject to any incident authorised, and consent required, by law.

GENERAL MEETINGS

31.

The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. This article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

32.	Subject to the Act, all general meetings of the Company may be held outside of Ireland.

33.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

34.

The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided in section 178(3) Act.

35.

All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)

the necessary quorum shall be two or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting;

(b)	any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

36.	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

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NOTICE OF GENERAL MEETINGS

37. (a)

Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a special resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than fourteen Clear Days’ notice.

(b)

Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

38.

Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PROCEEDINGS AT GENERAL MEETINGS

39.

All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

40.

At any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of

24

the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under Rule 14a- 8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

41.

At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

42.

Nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, (b) by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that directors shall be elected at such meeting, by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members.

43.

Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

44.

No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The Holders of shares, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

45.	Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 37 in the event that such meeting is to be reconvened.

46.

The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person designated by the Board (or if the Board has not designated any such person prior to the meeting or such person is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

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47.

If at any general meeting no person designated in accordance with article 46 is willing to act as Chairman or if no such person is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

48.

The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:

(a)	the Chairman; or

(b)	by at least three members present in person or by proxy; or

(c)	by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)

by a member or members holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

50.

Except as provided in article 51, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

51.

A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

52.

Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to any other vote he may have.

53.

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all monies then payable by him in respect of that share have been paid.

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ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS

54.

Without qualification or limitation, subject to article 67, for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 40, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 68), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

55.

To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; provided, further, that with respect to the 2014 annual general meeting, notice by the member must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

56.

Notwithstanding anything in article 55 to the contrary, in the event that the number of directors to be elected to the Board is increased by the Board, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual general meeting, a member’s notice required by articles 54-57 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Office not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

57.

In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

58.

Subject to article 67, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 68), and timely updates and supplements thereof, in writing, to the Secretary.

59.	To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 120th day prior to the date of such extraordinary general

27

meeting and not later than the close of business on the later of the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

60.

In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

61.	To be in proper form, a member’s notice (whether given pursuant to articles 54-57 or articles 58-60) to the Secretary must include the following, as applicable:

62.

As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share

28

price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (I) any direct or indirect interest of such member in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such member and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

63.

If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 62 above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

64.

As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 62 above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

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65.

With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 62 and 64 above, also include a completed and signed questionnaire, representation and agreement required by article 68 of these articles. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.

66.

Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in articles 54-68; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered pursuant to articles 39- 43.

67.

Nothing in these articles shall be deemed to affect any rights (i) of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) of the holders of any series of preferred shares if and to the extent provided for under law, the memorandum of association or these articles or (iii) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of director or directors or any other business proposal.

68.

Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 54-67) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS

69.	Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a show of hands every member

30

present in person and every proxy shall have one vote, but so that no one member shall on a show of hands have more than one vote in respect of the aggregate number of shares of which he is the Holder, and on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

70.

When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

71.

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.

72.

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

73.	Votes may be given either personally or by proxy.

74. (a)

Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Acts and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Acts. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Acts, if not so delivered the appointment shall not be treated as valid.

(b)

Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or

31

facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

75.

Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

76.

An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

77.

Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

78. (a)

A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.

(b)

The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

79.	The instrument appointing a proxy shall, be deemed to confer authority to demand or join in demanding a poll.

80.

Subject to the Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Act. Any such resolution shall be served on the Company.

DIRECTORS

81.

The number of Directors shall not be less than two nor more than 15. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors

32

shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the prescribed minimum in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.

82.

Each Director shall be paid a fee for their services at such rate as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

83.

If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

84.	A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

85.

Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

BORROWING POWERS

86.

Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS

87.

The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts.

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88.

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

89.	The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

90.

(a)

Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)

As recognised by section 228(1)(e) of the Companies Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

91.

Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

(a)

A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)

the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)

the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)

any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

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(iv)

any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article to be a material interest in all circumstances);

(v)

any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

(vi)

any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit; or

(vii)	any proposal concerning the giving of any indemnity pursuant to article 143(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article 97 and article 143(b).

(b)

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph (a)(iv) of this article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)

If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)	For the purposes of this article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)	The Company by Ordinary Resolution may suspend or relax the provisions of this article to any extent or ratify any transaction not duly authorised by reason of a contravention of this article.

92.

A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

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93.

The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

94.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

95.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

96.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

97.

The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS

98.	The office of a Director shall be vacated ipso facto if the Director:

(a)	is restricted or disqualified to act as a Director under the Acts; or

(b)	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

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(c)	is removed from office under article 103.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS

99.

At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

100.	Every Director shall be eligible to stand for re-election at an annual general meeting.

101.	If a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

102.	The Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

103.

The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

104.

The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office under article 103 and without prejudice to the powers of the Directors under article 81 the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, subject to the maximum number of Directors set out in article 81.

105.

The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors. A Director so appointed shall hold office only until the next following annual general meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof. The Directors are not entitled to appoint alternate directors.

106.	The Directors may appoint any person to fill the following positions:

(a)	Secretary (including more than one Secretary to act as joint secretary):

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

The Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.

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(b)	Assistant Secretaries:

The Assistant Secretaries shall have such duties as the Secretary shall determine.

In addition to the Board’s power to delegate to committees pursuant to article 111, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, chief executive officer, president, vice president, treasurer, controller and assistant treasurer.

PROCEEDINGS OF DIRECTORS

107.	(a)	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes. Each director present and voting shall have one vote.

(b)

Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any director may be situated in any part of the world for any such meeting.

108.	The Chairman or any four Directors may, and the Secretary on the requisition of the Chairman or any four Directors shall, at any time summon a meeting of the Directors.

109.

The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

110.

The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office. Any Director may be elected no matter by whom he was appointed but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

111.

The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

112.

A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

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113.

All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

114.

Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, email, or any other electronic means on not less than twenty-four (24) hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Any director may waive any notice required to be given under these articles, and the attendance of a director at a meeting shall be deemed to be a waiver by such Director.

115.

A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

THE SEAL

116.	(a)	The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)	The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES

117.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

118.	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

119.	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

120.

The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

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121.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

122.	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the shares of the Company.

123.

Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

124.

Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

125.	No dividend shall bear interest against the Company.

126.

If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS

127.	(a)	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(i)	correctly record and explain the transactions of the Company;

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(ii)	will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Acts; and

(iv)	will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.

(b)

The accounting records shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)

In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Acts to be prepared and laid before such meeting.

(d)

A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

128.

The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting. No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

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CAPITALISATION OF PROFITS

129.

Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenomiated capital, any sum representing unrealised revaluation reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

130.

Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under articles 8(c) and 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Acts.

131.

The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of Ordinary Shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional Ordinary Shares credited as fully paid. In any such case the following provisions shall apply.

(i)

The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional Ordinary Shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an Ordinary Share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of Ordinary Shares shall be appropriate for each of the first five business days on which Ordinary Shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five business days:

(A)	if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

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(B)	if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)	if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.

(ii)

The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of Ordinary Shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new Ordinary Shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)

The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject Ordinary Shares”) and in lieu thereof additional Ordinary Shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the holders of the Subject Ordinary Shares on such basis.

132.	(a)	The additional Ordinary Shares allotted pursuant to articles 129, 130 or 131 shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)

The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 129, 130 or 131 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

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(c)

The Directors may on any occasion determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

AUDIT

133.	Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES

134.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

135.	(a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)

by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article 135(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)

For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)

Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)

Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

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(e)

Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)

Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)

Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)

Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)

Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

136.

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

137.	(a)	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

(b)

A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

45

138.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

139.

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP

140.

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

141.	(a)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)

The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

142.

If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

143.	(a)	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

46

(b)	The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act.

(c)

As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(d)

In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(e)

Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

47

(f)

As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)

It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS

144.	(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)

for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)

at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such share or stock; and

(iii)

the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)

To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of

48

such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)

To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(d)

The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 16(a).

DESTRUCTION OF DOCUMENTS

145.

The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)

any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(i)

the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)

nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

49

(iii)	references in this article to the destruction of any document include references to its disposal in any manner.

SALE, LEASE OR EXCHANGE OF ASSETS

146.

The Directors are hereby expressly authorised to sell, lease or exchange all or substantially all of the Company’s property and assets, including the Company’s goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other company or companies, as the Directors deem expedient and for the best interests of the Company subject to authorisation by an Ordinary Resolution of members and any additional vote required by article 151. Notwithstanding authorisation or consent to a proposed sale, lease or exchange of the Company’s property and assets by the members, the Board may abandon such sale, lease or exchange without further action of the members, subject to the rights, if any, of third parties under any contract relating thereto. Notwithstanding the foregoing, no resolution adopted by the members shall be required for a sale, lease or exchange of property and assets of the Company to a subsidiary. For the purposes of this article 146:

(a)	the property and assets of the Company include the property and assets of any subsidiary of the Company; and

(b)

“subsidiary” means any entity wholly owned and controlled, directly or indirectly, by the Company and includes, without limitation, companies, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.

SHAREHOLDER RIGHTS PLAN

147.

Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

148.

The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

149.	For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

(a)

resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

(b)

apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

50

150.

The common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

51

Names, addresses and descriptions of subscribers

J. MCGOWAN-SMYTH

For and on behalf of

Fand Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

DIJR Nominees Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

AC Administration Services Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Nominees Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Registrars Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Trust Services Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Trustees Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Solicitor

Dated 21 December 2012

52

Witness to the above signatures:

Name:	MAIREAD FOLEY
Address:	ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2
Occupation:	COMPANY SECRETARY

53

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on ●)

54

Appendix 4

Statement of assets and liabilities of the Company

Statement of Assets & Liabilities at 10 March 2022

	Book Value
Assets
Intercompany Receivables		303,200,000.00
Other Current assets		12,400,000.00
Cash and Cash Equivalents		12,100,000.00

Total Assets		327,700,000

Secured Creditors
2024 First Lien Term Loan Claims		(1,396,129,001)
2025 First Lien Term Loan Clams		(370,702,476)
First Lien Revolving Credit Facility Claims		(900,000,000)
First Lien Note Claims		(495,032,000)
Second Lien Notes Claims		(322,868,000)

Preferential Creditors
Preferential Claims		(46,898)

General Unsecured Claims
Guaranteed Unsecured Notes Claims		(1,543,869,859)
Achtar Claims		(4,463,310,794)
Generics Price Fixing Claims		(6,522,249,091)
Asbestos Claims		(1,510,000)
Environmental Claims		(19,940,760)
Other General Unsecured Claims		(1,441,677,882)
4.75% Unsecured Notes Claims		(136,778,448)
Opioid Claims		(7,276,486,455)
Settled Federal / State Acthar Claims		(1,925,309,291)
Trade Claims		(11,585,576)
Relevant Administrative Claims		(3,366,209)
Intercompany Claims		(4,159,937)
Subordinated Claims		(1)
Unexercised Equity Interest Claims		(268)

Members		(18,858,554)

Total Liabilities	—	26,853,881,499.4

Estimated Total Deficiency	—	26,526,181,499.4

89

Appendix 5

Estimated Financial Outcome on Winding Up of the Company

Estimated Financial Outcome of a Winding Up

	Book Value	Going Concern	Liquidation
Assets
Intercompany Receivables	303,200,000	303,200,000	—
Other Current assets	12,400,000	12,400,000	4,774,000
Cash and Cash Equivalents	12,100,000	12,100,000	12,100,000

Total Assets	327,700,000	327,700,000	16,874,000

Secured Creditors
2024 First Lien Term Loan Claims	(1,396,129,001)	(1,396,129,001)	(1,396,129,001)
2025 First Lien Term Loan Clams	(370,702,476)	(370,702,476)	(370,702,476)
First Lien Revolving Credit Facility Claims	(900,000,000)	(900,000,000)	(900,000,000)
First Lien Note Claims	(495,032,000)	(495,032,000)	(495,032,000)
Second Lien Notes Claims	(322,868,000)	(322,868,000)	(322,868,000)

Funds Available for Preferential Creditors	(3,484,731,477)	(3,484,731,477)	(3,484,731,477)

Preferential Creditors
Preferential Claims	(46,898)	(46,898)	(46,898)

Funds Available for Unsecured Creditors	(3,484,778,375)	(3,484,778,375)	(3,484,778,375)

General Unsecured Claims
Guaranteed Unsecured Notes Claims	(1,543,869,859)	(1,543,869,859)	(1,543,869,859)
Achtar Claims	(4,463,310,794)	(4,463,310,794)	(4,463,310,794)
Generics Price Fixing Claims	(6,522,249,091)	(6,522,249,091)	(6,522,249,091)
Asbestos Claims	(1,510,000)	(1,510,000)	(1,510,000)
Environmental Claims	(19,940,760)	(19,940,760)	(19,940,760)
Other General Unsecured Claims	(1,441,677,882)	(1,441,677,882)	(1,441,677,882)
4.75% Unsecured Notes Claims	(136,778,448)	(136,778,448)	(136,778,448)
Opioid Claims	(7,276,486,455)	(7,276,486,455)	(7,276,486,455)
Settled Federal / State Acthar Claims	(1,925,309,291)	(1,925,309,291)	(1,925,309,291)
Trade Claims	(11,585,576)	(11,585,576)	(11,585,576)
Relevant Administrative Claims	(3,366,209)	(3,366,209)	(3,366,209)
Intercompany Claims	(4,159,937)	(4,159,937)	(4,159,937)
Subordinated Claims	(1)	(1)	(1)
Unexercised Equity Interest Claims	(268)	(268)	(268)

Funds Available for Members	(26,835,022,945)	(26,835,022,945)	(26,835,022,945)

Members	(18,858,554)	(18,858,554)	(18,858,554)

Total Liabilities	(26,853,881,499)	(26,853,881,499)	(26,853,881,499)

Estimated Total Deficiency	(26,526,181,499)	(26,526,181,499)	(26,837,007,499)

90

Appendix 6

The Creditors

91

Part 1

The Other Secured Claims

Other Secured Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
—

92

Part 2

The First Lien Revolving Credit Facility Claims

First Lien Revolving Credit Facility Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
First Lien Revolving Credit Facility Claims	Y	Y	900,000,000.00

93

Part 3

The 2024 First Lien Term Loan Claims

2024 First Lien Term Loan Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
2024 First Lien Term Loan Claims	Y	Y	1,396,129,000.94

94

Part 4

The 2025 First Lien Term Loan Clams

2025 First Lien Term Loan Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
2025 First Lien Term Loan Claims	Y	Y	370,702,475.90

95

Part 5

The First Lien Notes Claims

First Lien Notes Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
First Lien Notes Claims	Y	Y	495,032,000.00

96

Part 6

The Second Lien Notes Claims

Second Lien Note Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Second Lien Note Claims	Y	Y	322,868,000.00

97

Part 7

The Guaranteed Unsecured Notes Claims

Guaranteed Unsecured Notes Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Guaranteed Unsecured Notes Claims	Y	Y	1,543,869,859.05

98

Part 8

The General Unsecured Claims

General Unsecured Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Achtar Claims	Y	Y	4,463,310,794.08
Generics Price Fixing Claims	Y	Y	6,522,249,090.79
Asbestos Claims	Y	Y	1,510,000.00
Environmental Claims	Y	Y	19,940,760.00
Other General Unsecured Claims	Y	Y	1,441,677,882.04
4.75% Unsecured Notes Claims	Y	Y	136,778,447.85

99

Part 9

The Trade Claims

Trade Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Trade Claims	Y	Y	11,585,576.32

100

Part 10

The Opioid Claims

Opioid Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
State Opioid Claims	N	Y	196.00
Municipal Opioid Claims	N	Y	2,730,747,586.67
Tribe Opioid Claims	N	Y	398.00
U.S. Government Opioid Claims	N	Y	—
Third-Party Payor Opioid Claims	N	Y	17,694,956.00
PI Opioid Claims	N	Y	4,387,314,046.68
NAS PI Opioid Claims	N	Y	5,555,665.92
Hospital Opioid Claims	N	Y	543.00
Ratepayer Opioid Claims	N	Y	—
NAS Monitoring Opioid Claims	N	Y	—
Emergency Room Physicians Opioid Claims	N	Y	4.00
Other Opioid Claims	N	Y	135,173,058.31
No Recovery Opioid Claims	N	Y	—
Released Co-Defendant Claims	N	Y	—

101

Part 11

The Settled Federal/State Acthar Claims

Settled Federal / State Acthar Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Settled Federal / State Acthar Claims	Y	Y	1,925,309,290.71

102

Part 12

The Intercompany Claims

Intercompany Claims
Creditor Name	Agreed in Quantum (Y/N)	Agreed in Liability (Y/N)	Claimed Amount ($)
Mallinckrodt Pharmaceuticals Limited	Y	Y	813,093.43
Mallinckrodt ARD LLC	Y	Y	1,091,601.42
Mallinckrodt Finance Management Ireland Limited	Y	Y	44,782.89
ST Shared Services LLC	Y	Y	2,210,459.34

103

Part 13

The Subordinated Claims

Subordinated Claims
	Agreed in	Agreed in
Creditor Name	Quantum (Y/N)	Liability (Y/N)	Claimed Amount ($)
Canadian Elevator Industry Pension Trust Fund	N	Y	1.00

104

Part 14

The Unexercised Equity Interest Claims

Unexercised Equity Interest Claims
	Agreed in	Agreed in
Creditor Name	Quantum (Y/N)	Liability (Y/N)	Claimed Amount ($)
Unexercised Equity Interest Claims	N	N	268

105

Part 15

The Relevant Administrative Claims

Relevant Administrative Claims
	Agreed in	Agreed in
Creditor Name	Quantum (Y/N)	Liability (Y/N)	Claimed Amount ($)
Relevant Administrative Claims	Y	Y	3,366,208.69

106

Part 16

The Preferential Claims

Preferential Claims
	Agreed in	Agreed in
Creditor Name	Quantum (Y/N)	Liability (Y/N)	Claimed Amount ($)
The Revenue Commissioners	Y	Y	46,898.15

107

Appendix 7

The Confirmation Order

108

Case 20-12522-JTD     Doc 6660     Filed 03/02/22     Page 1 of 200

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
MALLINCKRODT PLC, et al.,[1]	:	Case No. 20-12522 (JTD)
:
Debtors.	:	(Jointly Administered)
:
	:	Ref. Docket Nos. 6378 & 6510
X

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

CONFIRMING FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) having:

a.

commenced, on October 12, 2020 (the “Petition Date”), these chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code;

c.

filed, on April 20, 2021, the Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 2074] (including all exhibits and supplements thereto, and as modified or amended from time to time, including as reflected at [Docket Nos. 2767, 2863, 2903, 2916, 4508, 5636, 6006, 6066, and 6510, the “Plan”)[2] and the Disclosure Statement for Joint

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

[2]

Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan or Disclosure Statement, as applicable. The rules of interpretation set forth in Section I.B of the Plan shall apply to these Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (this “Confirmation Order”). In addition, in accordance with Section I.B of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules (each as hereinafter defined), shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Unless otherwise provided in this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.

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Chapter 11 Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 2075] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, including as reflected at [Docket Nos. 2285, 2769, 2864, 2904, and 2917] the “Disclosure Statement”);

d.

filed, on May 5, 2021, the Motion Of Debtors For Entry Of Order (I) Approving The Disclosure Statement And Form And Manner Of Notice Of Hearing Thereon, (II) Establishing Solicitation Procedures, (III) Approving The Form And Manner Of Notice To Attorneys And Solicitation Directive, (IV) Approving The Form Of Ballots, (V) Approving Form, Manner, And Scope Of Confirmation Notices, (VI) Establishing Certain Deadlines In Connection With Approval Of Disclosure Statement, And Confirmation Of Plan, And (VII) Granting Related Relief [Docket No. 2200] (the “Disclosure Statement Motion”);

e.

filed, on May 13, 2021, the Notice Of Filing Exhibits To Disclosure Statement [Docket No. 2285], which included the Debtors’ Financial Projections, Liquidation Analysis, and Valuation Analysis exhibits to the Disclosure Statement;

f.

filed, on June 8, 2021, a revised Plan [Docket No. 2767], on June 9, 2021, a revised Disclosure Statement [Docket No. 2769], on June 15, 2021, further revised versions of the Plan and Disclosure Statement filed at [Docket Nos. 2863 and 2864], respectively, and on June 17, further revised versions of the Plan and Disclosure Statement filed at [Docket Nos. 2903 and 2904];

g.

filed, on June 15, 2021, the Declaration Of Jeanne C. Finegan, APR (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Finegan Declaration”)[3], which, among other things, detailed the Debtors’ Additional Opioid Notice Plan (as defined below);

h.

obtained, on June 17, 2021, entry of the Order (I) Approving The Disclosure Statement And Form And Manner Of Notice Of Hearing Thereon, (II) Establishing Solicitation Procedures, (III) Approving The Form And Manner Of Notice To Attorneys And Solicitation Directive, (IV) Approving The Form Of Ballots, (V) Approving The Form, Manner, And Scope Of Confirmation Notices, (VI) Establishing Certain Deadlines In Connection With Approval Of Disclosure Statement And Confirmation Of Plan, And (VII) Granting Related Relief [Docket No. 2911] (the “Disclosure Statement Order”), that (a) approved, among other things, the Disclosure Statement as having adequate information, as required under

[3]	On June 16, 2021, the Debtors filed the Notice Of Filing Of Revised Declaration Of Jeanne C. Finegan, APR [Docket No. 2889].

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section 1125(a) of the Bankruptcy Code, (b) authorized the Debtors to solicit votes with regard to the acceptance or rejection of the Plan, (c) approved the Debtors’ disclosures and related notices, forms, cover letters, and ballots to be submitted to parties in interest as set forth in the Disclosure Statement (collectively, the “Solicitation Packages”) and the Debtors’ solicitation procedures (the “Solicitation Procedures”), (d) approved the procedures for the assumption of Executory Contracts and Unexpired Leases, and (e) approved the Debtors’ opioid noticing plan for serving opioid related claimants with notice of the Confirmation Hearing and instructions on how to obtain a Solicitation Package and cast a vote on the Plan;

i.

filed, on June 18, 2021, the solicitation versions of the Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 2916] and Disclosure Statement for Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 2917];

j.

filed, on September 3, 2021, the Notice Of Filing Of Settlement Term Sheets In Connection With The Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4121] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “UCC/OCC/2L Settlement Notice”) providing notice of the UCC Settlement, OCC Settlement, and the Second Lien Notes Settlement, and causing the related Affidavit Of Service [Docket No. 4225] filed by Prime Clerk on September 9, 2021 (the “UCC/OCC/2L Settlement Affidavit”);

k.	filed, on September 29, 2021, the First Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 4508];

l.	filed, on December 2, 2021, the Second Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 5636];

m.	filed, on December 29, 2021, the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6006];

n.	filed, on January 6, 2022, the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6066];

o.

filed, on February 18, 2022, the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510], a copy of which is attached hereto as Exhibit A;

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p.

timely and properly filed and served notices of filing of Plan Supplement documents on August 6, 2021 [Docket Nos. 3596-3602, 3604-06, 3610], on August 7, 2021 [Docket Nos. 3613-15], on September 3, 2021 [Docket No. 4147], on September 4, 2021 [Docket No. 4149], on October 8, 2021 [Docket Nos. 4639-41], on October 11, 2021 [Docket No. 4664], on October 29, 2021 [Docket Nos. 5075-76], on October 31, 2021 [Docket No. 5088], on December 3, 2021 [Docket No. 5665], on December 10, 2021 [Docket No. 5750], on December 29, 2021 [Docket No. 6002], and on January 6, 2022 [Docket Nos. 6068, 6075, and 6078] (such Plan Supplement documents, collectively, as may be amended or supplemented from time to time in accordance with the Plan and this Confirmation Order, the “Plan Supplement”);

q.	filed, as part of the Plan Supplement filing on August 6, 2021 [Docket No. 3601], the Opioid Operating Injunction, a copy of which is attached hereto as Exhibit B;[4]

r.

set, pursuant to the First Amendment To The Order Establishing Confirmation Schedule And Protocols [Docket No. 4864] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Scheduling Order”), among others, November 1, 2021 at 10:00 a.m. (Eastern Daylight Time) as the date and time for the commencement of the Phase I hearing to consider Confirmation of the Plan (the “Confirmation Hearing”) and November 8, 2021 at 10:00 a.m. (Eastern Daylight Time) as the date and time for the commencement of the Acthar Administrative Claims Hearing (as defined in the Scheduling Order);

s.

obtained, on November 23, 2021, entry of the Final Pretrial Order For Phase I Of The Plan Confirmation Hearing [Docket No. 5510] that addressed the issues to be presented and the witnesses to be called by the Debtors and other confirmation parties during “Phase I” of the Confirmation Hearing;

t.

obtained, on November 23, 2021, entry of the Final Pretrial Order For Phase II Of The Plan Confirmation Hearing [Docket No. 5511] (as may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto) (the “Phase II Pretrial Order”),[5] which, among others, set December 6, 2021 as the date for the commencement of Phase II of the Confirmation Hearing and addressed issues to be presented and the witnesses to be called by the Debtors and other parties during Phase II of the Confirmation Hearing;

[4]	The Opioid Operating Injunction was entered by the Court on January 8, 2021 and originally filed at Docket No. 196 before being filed as a Plan Supplement document.
[5]	On November 29, 2021, the Court entered the Corrected Third Amended Proposed Final Pretrial Order For Phase II Of The Plan Confirmation Hearing [Docket No. 5555].

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u.

obtained, on December 3, 2021, entry of the Final Pretrial Order [Docket No. 5649] with respect to the Acthar Administrative Claims Hearing (as defined in the Scheduling Order) that addressed issues with respect thereto; and

v.

obtained, on December 21, 2021, entry of the Court’s Opinion and Final Order [Docket No. 5886] denying the Motion Of Attestor Limited And Humana Inc. For Entry Of An Order Allowing And Compelling Payment Of Administrative Claims Pursuant To Section 503(B) Of The Bankruptcy Code [Docket No. 2159] and sustaining the Debtors’ Objection to Certain Acthar-Related Administrative Claims [Docket No. 3529].

The Debtors further having:

w.

obtained, on March 16, 2021, entry of the Order Provisionally Appointing Roger Frankel as Legal Representative for Future Claimants [Docket No. 1747] and, on June 11, 2021, entry of the Order Appointing Roger Frankel, as Legal Representative for Future Opioid Personal Injury Claimants, Effective as of the Petition Date entered by the Bankruptcy Court [Docket No. 2813], as each may be amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto;

x.

on or around June 22, 2021 and as reasonably practicable thereafter (the “Solicitation Date”), timely and properly solicited the Solicitation Packages, including the Plan and Disclosure Statement, the applicable ballots, the applicable notice of non-voting status, and provided due notice of the Confirmation Hearing and notice of the deadline for objecting to confirmation of the Plan, all in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and the Disclosure Statement Order, as evidenced by, among other things, the Affidavit Of Service [Docket No. 3129] filed by Prime Clerk LLC (“Prime Clerk”), the Debtors’ Court-approved Notice and Claims Agent, on July 6, 2021, the Affidavit Of Service Of Solicitation Materials [Docket No. 3210] filed by Prime Clerk on July 13, 2021, the Supplemental Affidavit Of Service Of Solicitation Materials [Docket No. 4098] filed by Prime Clerk on September 1, 2021, the Supplemental Affidavit Of Service Of Solicitation Materials [Docket No. 4211] filed by Prime Clerk on September 8, 2021, and the Supplemental Affidavit Of Service Of Solicitation Materials [Docket No. 4319] filed by Prime Clerk on September 16, 2021 (collectively, the “Solicitation Affidavits”);[6]

[6]

As provided for herein, at the time of the Solicitation Date, no creditors or Holders of Claims were classified under Class 13 (Subordinated Claims) and any claimants not otherwise classified under Class 13 (Subordinated Claims) were treated as a Holder of a Claim under Class 6(f) (Other General Unsecured Claims) for solicitation purposes.

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y.

on or around June 22, 2021, timely and properly commenced the Additional Opioid Notice Plan (as defined below) as evidenced in the Finegan Declaration and Supplemental Finegan Declaration (as defined below);

z.

caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in the national edition of the New York Times, USA Today, and The Wall Street Journal on June 25, 2021, as evidenced by, among other things, the Certificate of Publication [Docket No. 3072] (the “Publication Affidavit”) filed by Prime Clerk on June 30, 2021;

aa.

caused, on June 30, 2021, the mailing of a separate notice for various community organizations (the “Community Outreach Notice”) to over 207,000 third-party organizations[7] to expand awareness of the Plan, Voting Deadline, Solicitation Procedures, and how to cast a vote on the Plan, as evidenced by the mailing detail filed at [Docket No. 4586];

bb.

caused, on July 28, 2021, the mailing of the Community Outreach Notice to 26,035 public school districts with an explanatory cover letter, as evidenced by the affidavit of service filed at [Docket No. 3561];

cc.

caused, on or prior to July 30, 2021, the Notice Of Cure Amounts In Connection With Contracts And Leases [Docket No. 3495] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Cure Notice”) to be distributed to counterparties to the Debtors’ Executory Contracts and Unexpired Leases, as evidenced by, among other things, the Affidavit Of Service [Docket No. 3640] filed by Prime Clerk on August 9, 2021 and the Supplemental Affidavit Of Service [Docket No. 4087] filed on September 1, 2021 (together, the “Cure Notice Affidavit”);

dd.

filed, on July 30, 2021, the Debtors’ Objection to Funded Debt Claims Pursuant to Article VII.J of the Debtors’ Joint Plan of Reorganization [Docket No. 3504] and the Declaration of Michael H. Cassel in Support of Debtors’ Objection to Funded Debt Claims Pursuant to Article VII of the Debtors’ Joint Plan of Reorganization [Docket No. 3506] (together, the “Funded Debt Claim Objection”);

ee.

caused, on or prior to August 6, 2021, the Notice Of Filing Of Exhibit V (Assumed Executory Contract/Unexpired Lease List) Of Plan Supplement For The Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 3597] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Assumption Notice”) to be distributed to counterparties to the Debtors’ Executory Contracts and Unexpired Leases, as evidenced by, among other things, the Affidavit Of Service [Docket No. 3734] filed by Prime Clerk on August 16, 2021 (the “Initial Assumption Notice Affidavit”);

[7]	The Supplemental Finegan Declaration includes a list of the categories of the organization outreach institutions that received the Community Outreach Notice.

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ff.

caused subsequent versions of the Assumption Notice [Docket Nos. 3722, 4641, 5076, and 6004] to be distributed to counterparties to the Debtors’ Executory Contracts and Unexpired Leases on or prior to August 13, 2021, October 8, 2021, October 29, 2021, and January 19, 2022 (collectively, and together with the Cure Notice, the “Contract/Lease Notices”) as evidenced by, among other things, the Affidavit Of Service [Docket No. 3825], the Affidavit Of Service [Docket No. 4743], the Affidavit Of Service [Docket No. 5257], and the Supplemental Affidavit Of Service [Docket No. 6281] (collectively, and together with the Cure Notice Affidavit and the Initial Assumption Notice Affidavit, the “Contract/Lease Affidavits”) filed by Prime Clerk on August 18, 2021, October 14, 2021, November 10, 2021, and January 24, 2022, respectively;

gg.

filed, on September 29, 2021, the Notice Of Fifth Extension Of Confirmation Objection Deadline And Voting Deadline With Respect To The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code extending the Voting Deadline in accordance with the Disclosure Statement Order to October 13, 2021 at 4:00 p.m. (prevailing Eastern Time);

hh.

caused, on September 30, 2021, the mailing of certain notice materials and explanatory letters to 31,495 opioid-related creditors not represented by a lawyer who filed a Proof of Claim related to opioid products in the chapter 11 cases for In re Purdue Pharma L.P., Case No. 19-23649 (RDD) (Bankr. S.D.N.Y.) (the “Purdue Chapter 11 Cases”), as evidenced by the mailing detail filed at [Docket No. 4587][8];

ii.	caused the Simplified Print Notice to be published in Canadian consumer magazines and Canadian newspapers as evidenced by the proofs of publication contained in the Supplemental Finegan Declaration;

jj.

filed, on October 13, 2021, the Notice Of Further Extension Of Voting Deadline, Solely With Respect To Class 8 (Governmental Opioid Claims) And Class 9 (Nongovernmental Opioid Claims), Relating To The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code further extending the Voting Deadline in accordance with the Disclosure Statement Order solely with respect to Class 8 (Governmental Opioid Claims) and Class 9 (Non-Governmental Opioid Claims) and all related voting subclasses to October 20, 2021 at 4:00 p.m. (prevailing Eastern Time);[9]

[8]

Pursuant to the Additional Opioid Notice Plan approved under the Disclosure Statement Order, the Court authorized the Debtors to serve these pro se opioid-related creditors in the Purdue Chapter 11 Cases.

[9]

The voting deadline was extended by formal notice filed on the Bankruptcy Court’s docket on August 30, 2021 [Docket No. 4040], September 7, 2021 [Docket No. 4183], September 14, 2021 [Docket No. 4271], September 21, 2021 [Docket No. 4435], September 29, 2021 [Docket No. 4510], and October 13, 2021 [Docket No. 4696].

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kk.

filed, on October 22, 2021, the Preliminary Declaration Of James Daloia Of Prime Clerk LLC Regarding The Solicitation Of Votes And Tabulation Of Ballots Cast On Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4955] (the “Preliminary Voting Report”), describing the methodology used for the tabulation of votes and the preliminary results of voting with respect to the Plan;

ll.

filed, on October 26, 2021, the Declaration Of James Daloia Of Prime Clerk LLC In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4999] (the “Daloia Declaration”);

mm.

filed, on October 26, 2021, the Declaration of Brendan Hayes [Docket No. 5001] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Hayes Declaration”);

nn.

filed, on October 26, 2021, the Debtors’ (A) Memorandum of Law in Support of Reinstatement or Alternative Treatment of First Lien Notes and (B) Reply in Further Support of Objection to First Lien Notes Makewhole Claim [Docket No. 5015] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Claim Objection Reply”);

oo.

filed, on October 26, 2021, the Declaration Of Marc J. Brown In Support Of Confirmation Of The Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code [Docket No. 4998] (the “Brown Declaration”);

pp.

filed, on October 26, 2021, the Declaration Of Punit Mehta In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 5000] (the “Mehta Declaration”);

qq.

filed, on October 27, 2021, the Debtors’ (A) Memorandum Of Law In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code And (B) Omnibus Reply To Objections To Confirmation [Docket No. 5016] (the “Confirmation Brief”);

rr.	filed, on October 27, 2021, the Declaration of Michael H. Cassel in Support of Debtors’ (A) Memorandum of Law in Support of Reinstatement or Alternative

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Treatment of First Lien Notes and (B) Reply in Further Support of Objection to First Lien Note Makewhole Claims [Docket No. 5017] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “Cassel Declaration”, and together with the Funded Debt Claim Objection, the Hayes Declaration, and the Claim Objection Reply, the “Claim Objection Filings”);

ss.

filed, on October 31, 2021, the Final Declaration Of James Daloia Of Prime Clerk LLC Regarding The Solicitation Of Votes And Tabulation Of Ballots Cast On Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 5087] (the “Final Voting Report” and together with the Preliminary Voting Report, collectively, the “Voting Reports”), describing the methodology used for the tabulation of votes and the final results of voting with respect to the Plan;

tt.

filed, on November 11, 2021, the Supplemental Declaration of Jeanne C. Finegan, APR [Docket No. 5274] (the “Supplemental Finegan Declaration”, and together with the Finegan Declaration, the “Finegan Declarations”), describing the results of the Debtors’ opioid related noticing program (the “Additional Opioid Notice Plan”);

uu.

filed, on November 16, 2021, the Declaration Of Frederic W. Selck In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code [Docket No. 5355] (the “Selck Declaration”);

vv.

filed, on November 17, 2021, the Declaration Of Randall S. Eisenberg In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 5368] (the “Eisenberg Declaration”, and together with the Daloia Declaration, Finegan Declarations, Selck Declaration, Brown Declaration, and Mehta Declaration, the “Confirmation Declarations”);

ww.	filed, on December 3, 2021, Debtors’ Omnibus Reply To Supplemental Plan Objections [Docket No. 5660] (the “Debtors’ Supplemental Reply”); and

xx.

filed, on December 31, 2021, the Debtors’ Reply To The Supplemental Post Hearing Memorandum Of Law Of The Canadian Elevator Industry Pension Fund In Further Opposition To The Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates [Docket No. 6013] (the “Strougo Reply”).

The following parties (including, among others, the Supporting Parties, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, and other parties’ filings in support of the Plan) further having, respectively:

yy.

filed, on October 1, 2021, the Notice Of Filing Of Letter Of The Official Committee Of Opioid-Related Claimants In Support Of First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4535, Ex. A];

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zz.

filed, on October 1, 2021, the Notice Of Filing Of Letter Of The Official Committee Of Unsecured Creditors In Support Of First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4540];

aaa.

filed, on October 8, 2021, the Declaration Of Mark Greenberg In Support Of UCC Settlements In Connection With The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4986] (the “Greenberg Declaration”);

bbb.

filed, on October 26, 2021, the Response Of The Future Claimants’ Representative To Objection To Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4986];

ccc.

filed, on October 26, 2021, The Future Claimants’ Representative’s Statement In Support Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4989];

ddd.

filed, on October 26, 2021, the Statement Of Deerfield Private Design Fund IV, L.P., Deerfield Special Situations Fund, L.P., And Deerfield Partners L.P. In Support Of Confirmation Of Debtors’ First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 4992];

eee.

filed, on October 26, 2021, BOKF, N.A.’S (1) Statement In Support Of Confirmation Of Debtors’ First Amended Joint Plan Of Reorganization; (2) Joinder To Statement Of Deerfield Private Design Fund IV, L.P., Deerfield Special Situations Fund, L.P., And Deerfield Partners L.P. In Support Of Confirmation Of Debtors’ First Amended Joint Plan Of Reorganization; And (3) Reservation Of Rights [Docket No. 5002];

fff.

filed, on October 26, 2021, The Ad Hoc Group Of Personal Injury Victims’ Limited Reply In Support Of Confirmation Of The First Amended Joint Plan Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code And Joinder In The Responses Of The Future Claimants Representative And The Official Committee Of Opioid-Related Claimants [Docket No. 5003];

ggg.	filed, on October 26, 2021, the Governmental Plaintiff Ad Hoc Committee’s Reply To Plan Objections [Docket No. 5006];

hhh.

filed, on October 26, 2021, the Guaranteed Unsecured Notes Trustee’s Memorandum In Support Of Plan Confirmation And In Response To Confirmation Objections Based On 11 U.S.C. §§ 503(B)(3)(D), (4) Or (5) [Docket No. 5007];

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iii.

filed, on October 26, 2021, The Ad Hoc First Lien Term Lender Group’s (I) Statement In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code And (II) Reply To The First Lien Notes Objections [Docket No. 5008];

jjj.

filed, on October 26, 2021, The Multi-State Governmental Entities Group’s Reply In Support Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code And Response To Certain Objections Thereto [Docket No. 5009];

kkk.

filed, on October 26, 2021, the Statement of the Official Committee of Opioid Related Claimants in Support of Confirmation of the First Amended Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 5010];

lll.	filed, on October 26, 2021, The Unsecured Notes Ad Hoc Group’s (A) Statement In Support Of The Plan And (B) Reservation Of Rights [Docket No. 5014];

mmm.

filed, on October 26, 2021 and November 15, 2021, the Declaration Of Michael Atkinson In Support Of The Statement Of The Official Committee Of Opioid Related Claimants In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 5011] and Declaration Of Michael Atkinson In Support Of Confirmation Of The First Amended Joint Plan Of Reorganization Of Mallinckrodt Plc And Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code [Docket No. 5319], respectively (collectively, the “Atkinson Declaration”);

nnn.

filed, on November 15, 2021, the Declaration Of Jayne Conroy In Support Of Plan Confirmation [Docket No. 5314] (the “Conroy Declaration”), submitted in lieu of direct testimony, on behalf of the Governmental Plaintiff Ad Hoc Committee in support of confirmation of the Plan;

ooo.

filed, on November 15, 2021, the Declaration Of Gary A. Gotto In Support Of Governmental Plaintiff Ad Hoc Committee’s Reply To Plan Objections And In Support Of Plan Confirmation [Docket No. 5316] (the “Gotto Declaration”) submitted in lieu of direct testimony, on behalf of the Governmental Plaintiff Ad Hoc Committee in support of confirmation of the Plan;

ppp.

filed, on November 15, 2021, the Declaration Of John M. Guard In Support Of Governmental Plaintiff Ad Hoc Committee’s Reply To Plan Objections And In Support Of Plan Confirmation [Docket No. 5318] (the “Guard Declaration”) submitted in lieu of direct testimony, on behalf of the Governmental Plaintiff Ad Hoc Committee in support of confirmation of the Plan;

qqq.

filed, on November 16, 2021, the Declaration Of J. Gerard Stranch IV In Support Of Confirmation Of The Debtors’ Plan Of Reorganization [Docket No. 5352] (the “Stranch Declaration”), submitted in lieu of direct testimony, on behalf of the MSGE Group in support of confirmation of the Plan;

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rrr.

filed, on December 3, 2021, the Memorandum of Law of Official Committee of Unsecured Creditors in Support of the UCC Settlement, Allocation, and the Debtors’ Second Amended Joint Plan of Reorganization [Docket No. 5666] (as amended, supplemented, or modified from time to time, and including all exhibits and supplements thereto, the “UCC Brief”); and

sss.

filed, on December 3, 2021, the Joinder Of The Unsecured Notes Trustee To The Memorandum Of Law Of Official Committee Of Unsecured Creditors In Support Of The UCC Settlement, Allocation, And The Debtors’ Second Amended Joint Plan Of Reorganization [Docket No. 5671].

(collectively, the “Supporting Filings”).

This Court having:

ttt.	entered the Disclosure Statement Order on June 17, 2021;

uuu.

set November 1, 2021 at 10:00 a.m. (Eastern Daylight Time), as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

vvv.

reviewed the Plan, the Disclosure Statement, the Confirmation Declarations, the Confirmation Brief, the Voting Reports, the Supplemental Reply, the Strougo Reply, and all pleadings, exhibits, statements, responses, and comments regarding confirmation of the Plan (“Confirmation”), including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

www.	held the Confirmation Hearing and heard the statements, arguments, and objections made by counsel in respect of Confirmation;

xxx.	considered all oral representations, documents, filings, and evidence regarding Confirmation;

yyy.

on February 3, 2022, issued and entered the Opinion [Docket No. 6347] confirming the Plan and finding that, subject to certain modifications to the Plan’s exculpation provisions, the Plan satisfies the statutory requirements of the Bankruptcy Code, and on February 8, 2022 entered the Revised Opinion [Docket No. 6378] (collectively, the “Confirmation Opinion”);

zzz.

overruled all objections to the Plan and to Confirmation and all statements and reservations of rights not consensually resolved or withdrawn, except as expressly provided herein and in the Confirmation Opinion; and

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aaaa.

taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases, all evidence proffered or adduced, and all arguments made at the hearings held before the Court during the pendency of the Chapter 11 Cases.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation having been adequate and appropriate, in accordance with Bankruptcy Rules 2002(b) and 3017(d), Rules 2002-1 and 3017-2 of the Local Rules, as to all parties affected or to be affected by the Plan and the transactions contemplated thereby; and the record of the Chapter 11 Cases established through the testimony set forth at the Confirmation Hearing, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing including, but not limited to, the Confirmation Brief, the Claim Objection Filings, the Preliminary Voting Report, the Final Voting Report, the Supporting Filings, the Supplemental Reply, the Strougo Reply, and each of the Confirmation Declarations, each of which was admitted into evidence at the Confirmation Hearing, establish just cause for the relief granted in this Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, conclusions of law, and order:

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW.

A.	FINDINGS AND CONCLUSIONS

1. The findings and conclusions set forth herein, in the record of the Confirmation Hearing, and in the Confirmation Opinion constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

2. Notwithstanding any findings of fact and conclusions of law to the contrary herein, if there is any direct conflict between the findings of fact and conclusions of law in this Confirmation Order and the Confirmation Opinion, the terms of the Confirmation Opinion shall control.

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B.	JURISDICTION, CORE PROCEEDING, APPLICABLE LAW

3. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and the Court may enter a final order in connection with this proceeding in accordance with Article III of the United States Constitution. The Debtors were and are qualified to be debtors in chapter 11 cases under section 109(a) and (d) of the Bankruptcy Code.

C.	VENUE

4. Venue in the District of Delaware of the Chapter 11 Cases was proper as of the Petition Date and continues to be proper pursuant to 28 U.S.C. §§ 1408 and 1409.

D.	COMMENCEMENT AND JOINT ADMINISTRATION OF THE CHAPTER 11 CASES

5. On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On October 14, 2020, the Court entered an order [Docket No. 210] authorizing the joint administration and procedural consolidation of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On December 22, 2020, the Court entered an order [Docket No. 916] appointing a fee examiner in the Chapter 11 Cases. On February 8, 2021, the Court entered an order appointing a monitor for a voluntary injunction with respect to the VI-Specific Debtors [Docket No. 1306]. Otherwise, neither a trustee nor an examiner has been appointed in the Chapter 11 Cases.

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E.	JUDICIAL NOTICE

6. The Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of the Chapter 11 Cases maintained by the Clerk of the Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the Chapter 11 Cases.

F.	PLAN SUPPLEMENT

7. The Plan Supplement complies and is consistent with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order, and the facts and circumstances of the Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. All Holders of Claims who voted to accept the Plan and who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified and supplemented by the Plan Supplement. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Bankruptcy Code and the Bankruptcy Rules, provided that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Confirmation Order or the terms of the Plan. In particular, the Exit Financing Documents remain subject to ongoing negotiation and, notwithstanding anything to the contrary in the Plan, final forms thereof shall not be filed as part of the Plan Supplement prior to the date of this Order.

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G.	DISCLOSURE STATEMENT ORDER AND SCHEDULING ORDER

8. On June 17, 2021, the Court entered the Disclosure Statement Order, which, among other things: (a) approved the Disclosure Statement as containing “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, the Restructuring Support Agreement, the Confirmation Hearing Notice, and the transactions contemplated therein; (b) approved the Voting Procedures; (c) approved the Solicitation Procedures (including the Non-Notes Master Ballot Procedures and the Solicitation Directive Notice and Solicitation Directive), Solicitation Packages, and the form of Ballots; (d) set September 3, 2021 at 4:00 p.m. (prevailing Eastern time), as the initial deadlines for voting to accept or reject the Plan and for objecting to the Plan; (e) approved the Debtors’ Additional Opioid Noticing Plan (as defined in the Disclosure Statement Motion); and (f) set an initial confirmation hearing date as September 21, 2021, at 10:00 a.m. (prevailing Eastern time). The Disclosure Statement Order further approved the procedures for establishing Claim amounts for voting purposes and the temporary allowance and disallowance of Claims for vote tabulation purposes, the establishment of the Voting Record Date, and the procedures for soliciting and tabulating votes.

9. On October 21, 2021, the Court entered the Scheduling Order, which, among other things: (a) affirmed October 13, 2021 at 4:00 p.m. (prevailing Eastern time) as the new deadline for voting to accept or reject the Plan (the “Voting Deadline”); (b) set October 13, 2021 at 4:00 p.m. (prevailing Eastern time) as the new deadline for objecting to the Plan (the “Plan Objection Deadline”); (c) affirmed October 20, 2021 at 4:00 p.m. (prevailing Eastern time) as the new deadline for voting to accept or reject the Plan solely with respect to Class 8 (Governmental Opioid Claims) and Class 9 (Non-Governmental Opioid Claims) and all related voting subclasses (the “Opioid Voting Deadline”); and (d) set November 1, 2021, at 10:00 a.m. (prevailing Eastern time)

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as the new date and time for the commencement of the Confirmation Hearing. The Phase II Pretrial Order established, among other things, (x) November 24, 2021 at 6:00 p.m. (prevailing Eastern time) as the deadline for filing supplemental plan objections regarding the UCC Settlement and (y) December 6, 2021, as the new date for the commencement of Phase II of the Confirmation Hearing.

H.	TRANSMITTAL AND MAILING OF MATERIALS; NOTICE

10. As evidenced by the Solicitation Affidavits, the Publication Affidavit, the Contract/Lease Affidavits, the Daloia Declaration, the Preliminary Voting Report, and the Final Voting Report, due, adequate, and sufficient notice of entry of the Disclosure Statement Order, the Plan, and notice of the assumptions of Executory Contracts and Unexpired Leases to be assumed by the Debtors (such Executory Contracts and Unexpired Leases, the “Assumed Contracts”) and related cure amounts and the procedures for objecting thereto and resolution of disputes by the Court thereof has been given to, as applicable: (a) all Holders of Claims (including, for the avoidance of doubt, known and unknown Holders of Opioid Claims and Opioid Demands) or Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all non-Debtor counterparties to Executory Contracts and Unexpired Leases; and (d) all taxing and governmental authorities listed on the Debtors’ Schedules of Assets and Liabilities or the Claims Register in the Chapter 11 Cases; each in substantial compliance with the Disclosure Statement Order and Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), and no other or further notice is or shall be required. Due, adequate, and sufficient notice of the Voting Deadline, the Opioid Voting Deadline, the Cure Objection Deadline, the Plan Objection Deadline, the Confirmation Hearing (as may be continued from time to time), and any other applicable dates and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required.

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11. The Disclosure Statement (including all applicable exhibits thereto and the notices provided for therein) provided Holders of Claims, holders of Interests, and all Persons that have held or asserted or that hold or assert any Opioid Claims or Opioid Demands with sufficient notice of the releases, exculpatory provisions, and injunctions, (including the Opioid Permanent Channeling Injunction) set forth in sections IX.B-K of the Plan, in satisfaction of the requirements of Bankruptcy Rule 3016(c).

12. The UCC/OCC/2L Settlement Notice provided Holders of Claims, holders of Interests, and all Persons that have held or asserted or that hold or assert any Opioid Claims or Opioid Demands with sufficient notice of the UCC Settlement, OCC Settlement, and the Second Lien Notes Settlement incorporated into the Plan. As evidenced by the UCC/OCC/2L Settlement Affidavit, service of the UCC/OCC/2L Settlement Notice was (a) adequate and sufficient under the circumstances of the Chapter 11 Cases, and adequate and sufficient notice of the UCC/OCC/2L Settlement Notice was timely and properly provided in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and (b) provided due process, and an opportunity to appear and to be heard, to all parties in interest, all holders of Claims, all holders of Interests, and all Persons that have held or asserted or that hold or assert any Opioid Claim or Opioid Demand. The UCC Settlement, OCC Settlement, and Second Lien Notes Settlement were incorporated into the Second Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 5636] prior to the Plan Objection Deadline and the Debtors provided due process, and an opportunity to appear and to be heard, to all parties in interest, all holders of Claims, all holders of Interests, and all Persons that have held or asserted or that hold or assert any Opioid Claim or Opioid Demand.

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I.	SOLICITATION

13. The Debtors solicited votes for acceptance and rejection of the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to sections 1125, 1126, and all other applicable sections of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, and all other applicable rules, laws, and regulations. All procedures used to distribute Ballots to the applicable Holders of Claims and to tabulate the Ballots were fair and reasonable and conducted in good faith and in accordance with the Disclosure Statement Order and the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations.

14. Promptly following entry of the Disclosure Statement Order, in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order, and as evidenced by the Solicitation Affidavits, Prime Clerk effectuated service of the appropriate Solicitation Packages on: (a) each Holder of Claims entitled to vote on the Plan (i.e., Class 2(b) (2024 First Lien Term Loan Claims), Class 2(c) (2025 First Lien Term Loan Clams), Class 3 (First Lien Notes Claims), Class 4 (Second Lien Notes Claims), Class 5 (Guaranteed Unsecured Notes Claims), Class 6(a) (Acthar Claims), Class 6(b) (Generics Price Fixing Claims), Class 6(c) (Asbestos Claims), Class 6(d) (Legacy Unsecured Notes Claims), Class 6(e) (Environmental Claims), Class 6(f) (Other General Unsecured Claims), Class 6(g) (4.75% Unsecured Notes Claims), Class 7 (Trade Claims), Class 8(a) (State Opioid Claims), Class 8(b) (Municipal Opioid Claims), Class 8(c) (Tribe Opioid Claims), Class 8(d) (U.S. Government Opioid Claims), Class 9(a) (Third-Party Payor Opioid Claims), Class 9(b) (PI Opioid Claims), Class 9(c) (NAS PI Opioid Claims), Class 9(d) (Hospital Opioid Claims), Class 9(e) (Ratepayer Opioid Claims), Class 9(f)

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(NAS Monitoring Opioid Claims), Class 9(g) (Emergency Room Physicians Opioid Claims), Class 9(h) (Other Opioid Claims), and Class 10 (Settled Federal/State Acthar Claims) (the Classes of Claims entitled to vote to accept or reject the Plan, the “Voting Classes”), and (b) each Holder of Claims or Interests in a Class not entitled to vote on the Plan (i.e., Class 1 (Other Secured Claims), Class 2(a) (First Lien Revolving Credit Facility Claims), Class 9(i) (No Recovery Opioid Claims), Class 9(j) (Released Co-Defendant Claims), Class 11 (Intercompany Claims), Class 12 (Intercompany Interests), and Class 14 (Equity Interests).

15. At the time Prime Clerk effectuated service of the Solicitation Packages, no creditors or Holders of Claims were classified under Class 13 (Subordinated Claims) and any claimants not otherwise classified under Class 13 (Subordinated Claims) were treated as a Holder of a Claim under Class 6(f) (Other General Unsecured Claims) for solicitation purposes.

16. Further, although the Plan provides for potential treatment which would render Claims in Classes 2(b), 2(c), and 3 Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan and would not be entitled to vote, the Debtors served such Classes of Claims with Solicitation Packages.

17. The Debtors and Prime Clerk effectuated the Additional Opioid Notice Plan, including providing supplemental notice by means of (a) direct mailings to certain additional individuals and entities that hold or could assert any Opioid Claims or Opioid Demands, (b) print media, (c) online display, (d) internet search terms, (e) social media campaigns, and (f) television and radio advertisements, which collectively served over 1.1 billion impressions in the U.S. and the U.S. Territories and 324 million impressions in Canada. In the U.S. and the U.S. Territories, print media served approximately 4 million impressions, television and radio advertisements served over 218 million impressions, and the digital campaign served over 943 million impressions. In Canada, print media served approximately 15 million impressions, and the digital campaign served over 309 million impressions.

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18. As described in the Disclosure Statement Order and as evidenced by the Solicitation Affidavits, service of the Solicitation Packages was adequate and sufficient under the circumstances of the Chapter 11 Cases, and adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines, hearings, and matters described in the Disclosure Statement Order (a) was timely and properly provided in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order and (b) provided due process, and an opportunity to appear and to be heard, to all parties in interest, all holders of Claims, all holders of Interests, and all Persons that have held or asserted or that hold or assert any Opioid Claim or Opioid Demand.

19. Because the foregoing transmittals, notices, and service set forth above were adequate and sufficient, no other or further notice is necessary or shall be required. All parties in interest, including, without limitation, the Debtors’ insurers, had notice of the Chapter 11 Cases and an opportunity to participate in them and were on notice that the Debtors’ opioid-related liabilities were being mediated, negotiated, and resolved.

20. Votes on the Plan were solicited, including, where applicable, pursuant to certain Non-Notes Master Ballot Solicitation Procedures (which included a Master Ballot Solicitation Method and a Direct Solicitation Method) and Notes Master Ballot Solicitation Procedures (each as defined in the Disclosure Statement Motion), after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code. None of the postings, press releases or statements of various parties, including letters of support and/or recommendations or other communications from any official and unofficial committees, constituted improper solicitations of the Plan under section 1125 of the Bankruptcy Code.

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21. Each of the Debtors and other Released Parties, as applicable, acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective conduct relating to the solicitation of acceptances of the Plan and the other activities described in section 1125 of the Bankruptcy Code. Accordingly, the Released Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article IX of the Plan.

J.	THE VOTING REPORTS

22. Prior to the Confirmation Hearing, the Debtors filed the Preliminary Voting Report. Shortly after commencement of the Confirmation Hearing, the Debtors filed the Final Voting Report. As set forth in the Voting Reports, the procedures used to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations.

23. As set forth in the Plan, Holders of Claims in the Voting Classes for each of the Debtors were eligible to vote on the Plan pursuant to the Disclosure Statement Order and the Solicitation Procedures therein. In addition, Holders of Claims and Interests in Classes 1 and 2(a) are Unimpaired and conclusively presumed to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

24. Holders of Claims and Interests in Classes 11 and 12 either are Unimpaired, in which case they are conclusively deemed to have accepted the Plan, or Impaired, in which case they are conclusively deemed to have rejected the Plan, and therefore, are not entitled to vote to accept or reject the Plan.

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25. Holders of Claims and Equity Interests in Classes 9(i), 9(j), and 13-14 (together with Holders of Claims and Interests in Classes 11 and 12, to the extent Impaired under the Plan, collectively, the “Deemed Rejecting Classes”) are Impaired under the Plan, are entitled to no recovery under the Plan, and are therefore conclusively deemed to have rejected the Plan.

26. As evidenced by the Final Voting Report, Classes 2(b), 2(c), 4, 5, 6(c) (solely as to Debtors Mallinckrodt APAP LLC, Mallinckrodt LLC, Mallinckrodt plc, Mallinckrodt US Holdings LLC, and Mallinckrodt US Pool LLC), 6(d) (solely as to Debtor Ludlow LLC), 6(e) (solely as to Debtors Mallinckrodt International Finance SA, Mallinckrodt Veterinary, Inc., and SpecGx LLC), 6(f) (solely as to certain Debtors entities),10 6(g) (solely as to Debtors Mallinckrodt International Finance SA and Mallinckrodt plc), 7, 8(a)-8(d),11 9(a)-9(g), and 10 each voted to accept the Plan (collectively, the “Accepting Voting Classes”).

27. As evidenced by the Final Voting Report, Class 6(a) (solely as to Debtors Mallinckrodt ARD LLC, Mallinckrodt LLC, and Mallinckrodt plc), Class 6(b) (solely as to

[10]

Pursuant to Article III.G of the Plan, Holders of Claims in Class 6(f) (if any) were deemed to accept the Plan solely for the following Debtor entities: Acthar IP Unlimited Company, IMC Exploration Company, Infacare Pharmaceutical Corporation, INO Therapeutics LLC, Ludlow LLC, MAK LLC, Mallinckrodt APAP LLC, Mallinckrodt ARD Finance LLC, Mallinckrodt ARD Holdings Inc., Mallinckrodt ARD Holdings Limited, Mallinckrodt ARD IP Unlimited Company, Mallinckrodt Brand Pharmaceuticals LLC, Mallinckrodt Buckingham Unlimited Company, Mallinckrodt Canada ULC, Mallinckrodt CB LLC, Mallinckrodt Critical Care Finance LLC, Mallinckrodt Enterprises Holdings, Inc., Mallinckrodt Enterprises LLC, Mallinckrodt Enterprises UK Limited, Mallinckrodt Equinox Finance LLC, Mallinckrodt Group S.a.r.l., Mallinckrodt Holdings GmbH, Mallinckrodt Hospital Products IP Unlimited Company, Mallinckrodt International Finance SA, Mallinckrodt International Holdings S.a.r.l., Mallinckrodt IP Unlimited Company, Mallinckrodt Lux IP S.a.r.l., Mallinckrodt Manufacturing LLC, Mallinckrodt Pharma IP Trading Unlimited Company, Mallinckrodt Quincy S.a.r.l., Mallinckrodt UK Finance LLP, Mallinckrodt UK Ltd, Mallinckrodt US Holdings LLC, Mallinckrodt US Pool LLC, Mallinckrodt Veterinary, Inc., Mallinckrodt Windsor Ireland Finance Unlimited Company, Mallinckrodt Windsor S.a.r.l., MCCH LLC, MEH, Inc., MHP Finance LLC, MKG Medical UK Ltd, MNK 2011 LLC, MUSHI UK Holdings Limited, Ocera Therapeutics, Inc., Petten Holdings Inc., SpecGx Holdings LLC, SpecGx LLC, ST Operations LLC, ST US Holdings LLC, ST US Pool LLC, Stratatech Corporation, Sucampo Holdings Inc., Sucampo Pharma Americas LLC, Sucampo Pharmaceuticals, Inc., Therakos, Inc., Vtesse LLC, and WebsterGx Holdco LLC.

[11]	Pursuant to Article III.G of the Plan, Holders of Claims in Class 8(d) (if any) were deemed to accept the Plan.

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Debtors Mallinckrodt APAP LLC, Mallinckrodt LLC, Mallinckrodt Pharmaceuticals Ireland Limited, Mallinckrodt Pharmaceuticals Limited, Mallinckrodt plc, and SpecGx LLC), Class 6(e) (solely as to Debtors Mallinckrodt Brand Pharmaceuticals LLC, Mallinckrodt LLC, Mallinckrodt plc, Mallinckrodt US Holdings LLC, and MNK 2011 LLC), Class 6(f) (solely as to Debtors Mallinckrodt ARD LLC, Mallinckrodt Hospital Products Inc., Mallinckrodt LLC, Mallinckrodt Pharmaceuticals Ireland Limited, Mallinckrodt Pharmaceuticals Limited, Mallinckrodt plc, and ST Shared Services LLC), and Class 9(h) voted to reject the Plan (collectively, the “Rejecting Voting Classes”).

28. As evidenced by the Solicitation Affidavits and the Final Voting Report, votes to accept the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

K.	BANKRUPTCY RULE 3016

29. The Plan is dated and identifies the Debtors as the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).

L.	BURDEN OF PROOF

30. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation.

M.	OBJECTIONS OVERRULED

31. Any resolution or disposition of objections to Confirmation of the Plan explained or otherwise ruled upon by the Court on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, and reservations of rights with respect to Confirmation are hereby overruled on the merits.

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N.	MODIFICATIONS TO THE PLAN

32. The modifications made to the Plan between solicitation and the Confirmation Date (collectively, the “Modifications”) comply in all respects with section 1127 of the Bankruptcy Code. Specifically, the Modifications with respect to the Plan related to the UCC Settlement, OCC Settlement, and the Second Lien Notes Settlement incorporated into the Second Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 5636] and set forth in this Confirmation Order do not materially and adversely affect the treatment of any Claims against, or Interests in, the Debtors. The Debtors’ key constituents, including the Supporting Parties, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group, affected by or whose clients representing parties affected by such Modifications negotiated those Modifications and support, or otherwise have not objected to, such Modifications. Other parties in interest affected by such Modifications, including Covidien Limited (f/k/a Covidien plc) (to the extent applicable), negotiated certain of those Modifications with the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Official Committee of Opioid-Related Claimants, and support, or otherwise have not objected to, such Modifications. Such Modifications were filed with the Court before the Plan Objection Deadline and all parties in interest had an opportunity to object to such Modifications.

33. The Modifications in the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6006] comply with section 1127 of the Bankruptcy Code. Specifically, the parties in interest affected by such Modifications, specifically, the Co-Defendants, Supporting Parties, and the

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Insurers, negotiated those Modifications and support, or otherwise have not objected to, such Modifications contained in the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, and such Modifications do not adversely affect the treatment of any Claims against, or Interests in, the Debtors.

34. The Modifications in the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6066] comply with section 1127 of the Bankruptcy Code. Specifically, the parties in interest affected by such Modifications, including the Insurers and Covidien Limited (f/k/a Covidien plc) (to the extent applicable), negotiated those Modifications with the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Official Committee of Opioid-Related Claimants, and support, or otherwise have not objected to, such Modifications contained in the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, and such Modifications do not adversely affect the treatment of any Claims against, or Interests in, the Debtors.

35. Accordingly, pursuant to Bankruptcy Rule 3019, (a) no other or further disclosure with respect to the Modifications is required under section 1125 of the Bankruptcy Code and (b) neither resolicitation of votes on the Plan nor affording Holders of Claims and Interests in the Voting Classes the opportunity to change a previously cast Ballot is required under section 1126 of the Bankruptcy Code.

O.	CONFIRMATION HEARING

36. The Court held the Confirmation Hearing on November 1-2, 2021, November 4-5, 2021, December 6-10, 2021, December 13-17, 2021, January 3-4, 2022, and January 6, 2022. The Court issued its Confirmation Opinion confirming the Plan on February 3, 2022.

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P.	COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

37. The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(l) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

1.	Section 1129(a)(1) – Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

38. The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(l) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

2.	Sections 1122 and 1123(a)(1)-(4) - Classification and Treatment of Claims and Interests.

39. Pursuant to sections 1122(a) and 1123(a)(l) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than for Administrative Claims, Priority Tax Claims, and Other Priority Claims.12 As required by section 1122(a), each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan contains thirty-four (34) Classes of Claims and Interests, designated as Classes 1, 2(a)-2(c), 3-5, 6(a)-(g), 7, 8(a)-(d), 9(a)-(j), and 10 through 14. Such classification is proper under section 1122(a) of the Bankruptcy Code, because such Classes of Claims and Interests have differing rights among each other and against the Debtors’ assets or differing interests in the Debtors.

[12]

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims are not required to be classified. Articles II.A, II.B, and II.C of the Plan describe the treatment under the Plan of Administrative Claims, Priority Tax Claims, and Other Priority Claims, respectively.

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40. Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired under the Plan. The Plan specifies that Class 1 (Other Secured Claims) and Class 2(a) (First Lien Revolving Credit Facility Claims) are Unimpaired.

41. Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are Impaired under the Plan. The Plan specifies that Class 2(b) (2024 First Lien Term Loan Claims) (to the extent Impaired), Class 2(c) (2025 First Lien Term Loan Clams) (to the extent Impaired), Class 3 (First Lien Notes Claims) (to the extent Impaired), Class 11 (Intercompany Claims) (to the extent Impaired), and Class 12 (Intercompany Interests) (to the extent Impaired) are potentially Impaired Classes under the Plan.

42. It further specifies that Class 4 (Second Lien Notes Claims), Class 5 (Guaranteed Unsecured Notes Claims), Class 6(a) (Acthar Claims), Class 6(b) (Generics Price Fixing Claims), Class 6(c) (Asbestos Claims), Class 6(d) (Legacy Unsecured Notes Claims), Class 6(e) (Environmental Claims), Class 6(f) (Other General Unsecured Claims), Class 6(g) (4.75% Unsecured Notes Claims), Class 7 (Trade Claims), Class 8(a) (State Opioid Claims), Class 8(b) (Municipal Opioid Claims), Class 8(c) (Tribe Opioid Claims), Class 8(d) (U.S. Government Opioid Claims), Class 9(a) (Third-Party Payor Opioid Claims), Class 9(b) (PI Opioid Claims), Class 9(c) (NAS PI Opioid Claims), Class 9(d) (Hospital Opioid Claims), Class 9(e) (Ratepayer Opioid Claims), Class 9(f) (NAS Monitoring Opioid Claims), Class 9(g) (Emergency Room Physicians Opioid Claims), Class 9(h) (Other Opioid Claims), Class 9(i) (No Recovery Opioid Claims), Class 9(j) (Released Co-Defendant Claims), Class 10 (Settled Federal/State Acthar Claims), Class 13 (Subordinated Claims), and Class 14 (Equity Interests) are Impaired Classes under the Plan, each within the meaning of section 1124 of the Bankruptcy Code. The Plan specifies the treatment of each of the aforementioned Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

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43. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the Holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. Valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan. The Plan therefore complies with sections 1122 and 1123(a)(1)-(4) of the Bankruptcy Code.

3.	Section 1123(a)(5) - Adequate Means for Implementation of the Plan.

44. Article IV and various other provisions of the Plan provide adequate means for the Plan’s implementation. Those provisions relate to, among other things: (a) the good faith and integrated compromise and settlement of Claims, Interests, Causes of Action, and controversies relating to the Plan, including, without limitation, any settlements included in the Restructuring Support Agreement (including the Opioid Settlement (as defined in the Restructuring Support Agreement)), the Federal/State Acthar Settlement, the UCC Settlement, the OCC Settlement, and the Second Lien Notes Settlement; (b) authority to effectuate the Restructuring Transactions (subject to the terms of the Restructuring Support Agreement); (c) sources of consideration for distributions under the Plan; (d) execution of and entry into the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes; (e) execution of and entry into the New Opioid Warrant Agreement; (f) treatment of Equity Interests in subsidiary Debtors; (g) issuance of the New Mallinckrodt Ordinary Shares and New Opioid Warrants; (h) cancellation of notes, instruments and Equity Interests; (i) execution of and entry into the Registration Rights Agreement; (j) payment of certain fees and expenses including, without limitation, the Noteholder Consent Fee and the Term Loan Exit Payment pursuant to the

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terms of the Restructuring Support Agreement and, in the case of the Term Loan Exit Payment, as authorized by the Order (I) Modifying Cash Collateral Order with Respect to Adequate Protection Terms, (II) Permitting the Debtors to Pay Certain Amounts, and (III) Granting Related Relief [Docket No. 2021], the Restructuring Expenses, and the Post Effective Date Implementation Expenses; (k) authority to undertake corporate actions necessary to effectuate the Plan, including without limitation the New Governance Documents; (l) appointment of officers and directors of the Reorganized Debtors; (m) adoption of the Management Incentive Plan by the Reorganized Board; (n) continuation of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto); (o) rejection, assumption, or assumption and assignment of Executory Contracts and Unexpired Leases, including without limitation the deemed assumption all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date; (p) execution of and entry into the Opioid MDT II Documents, the Opioid Creditor Trust Documents (as applicable), the General Unsecured Claims Trust Documents, and the Asbestos Trust Documents; and (q) the listing of the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange.13 Further, the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration (including any and all litigation rights and transfer of documents and other rights), notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and

[13]

Pursuant to Article VIII.A.11 of the Plan, the occurrence of the Effective Date is conditioned on the High Court of Ireland having made the Irish Confirmation Order and the Scheme of Arrangement effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

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vesting. Moreover, the Debtors will have, on the Effective Date, sufficient Cash to make all payments required under the Plan on the Effective Date. The Plan therefore complies with section 1123(a)(5) of the Bankruptcy Code.

4.	Section 1123(a)(6) - Prohibition Against the Issuance of Nonvoting Equity Securities and Adequate Provisions for Voting Power of Classes of Securities.

45. The Plan provides that the New Governance Documents, among other things, prohibit the issuance of nonvoting equity securities to the extent required under section 1123(a)(6) of the Bankruptcy Code. The aforementioned New Governance Documents (other than with respect to Reorganized Debtor Mallinckrodt Holdings GmbH incorporated under or otherwise governed by Switzerland corporate law) filed with the Plan Supplement, reflect this prohibition. Specifically, Reorganized Debtor, Mallinckrodt Holdings GmbH, is subject to Swiss law, which requires that articles of association for Swiss corporations provide for the voting power of equity securities, and such Reorganized Debtor shall be governed by the applicable New Governance Documents despite the absence of a prohibition of the issuance of nonvoting equity securities in such applicable Swiss New Governance Documents. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

5.	Section 1123(a)(7) - Selection of Directors and Officers in a Manner Consistent with the Interest of Creditors and Equity Security Holders and Public Policy.

46. The selection of the Reorganized Board, as set forth in Article IV.M of the Plan and in the New Governance Documents, is consistent with the interests of Holders of Claims and Interests and public policy. Further, the selection of the Opioid MDT II Trustee(s) (Article IV.U.1), Opioid Creditor Trustees (Article IV.X.2), the General Unsecured Claims Trustee (Article IV.HH.2), and the Asbestos Trustee (Article IV.II.2), as set forth in the aforementioned Articles of the Plan and in the Plan Supplement, is consistent with the interests of Holders of Claims and Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

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6.	Section 1123(a)(8) – Individual Debtors.

47. Section 1123(a)(8) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

None of the Debtors is an individual, as such term is used in the Bankruptcy Code.

7.	Section 1123(b)(1)-(2) - Impairment of Claims and Interests and Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases.

48. In accordance with section 1123(b)(l) of the Bankruptcy Code, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article V of the Plan provides that, on the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (a) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (b) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (c) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

49. The Debtors have provided notice to each non-Debtor counterparty to each Executory Contract and Unexpired Lease of the treatment of such non-Debtor counterparty’s contract(s) pursuant to the Plan and, with respect to Executory Contracts and Unexpired Leases being assumed under the Plan, the proposed Cure Cost for such contracts and leases. The Debtors, in assuming the Assumed Contracts under the Plan, (a) utilized their sound business judgment, (b)

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provided adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) and no further adequate assurance is or shall be required, and (c) complied with section 365 of the Bankruptcy Code, as contemplated by section 1123(b)(2) of the Bankruptcy Code. The Plan is, therefore, consistent with section 1123(b)(1)-(2) of the Bankruptcy Code.

8.	Section 1123(b)(3) - Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action.

50. Compromises and Settlements. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and consideration for (a) the distributions, releases, injunctions, and other benefits provided under the Plan and (b) the support of the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group, upon the Effective Date, and subject to the provisions of Article III.C of the Plan, the provisions of the Plan shall constitute a good faith and integrated compromise and settlement of all Claims, Interests, and controversies relating to any Allowed Claim or Interest or any distribution to be made on account thereof or otherwise resolved under the Plan. Such integrated compromise and settlement is the product of extensive arm’s-length, good faith negotiations that, in addition to the Plan, resulted in the execution of the Restructuring Support Agreement and the various other settlements, including, without limitation, the UCC Settlement, the OCC Settlement, and the Second Lien Notes Settlement, that are incorporated in the Plan. Such integrated compromise and settlement is fair, equitable, and reasonable, represents a sound exercise of the Debtors’ business judgment, and is in the best interests of the Debtors and their Estates.

51. In accordance with the provisions of the Plan, including, without limitation, Articles IV.O, IV.HH, and IV.II of the Plan, on and after the Effective Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue,

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abandon, or dismiss all retained Causes of Actions other than the Assigned Third-Party Claims, the Assigned Insurance Rights, the Share Repurchase Claims, Causes of Actions transferred to and assumed by the General Unsecured Claims Trust, the Asbestos Trust, and the Opioid MDT II without any further notice to or action, order, or approval of the Court.

52. Pursuant to the Bankruptcy Code, including section 1123 of the Bankruptcy Code, and Bankruptcy Rule 9019, the Debtors have authority to propose and negotiate a resolution of their opioid-related liabilities and, with approval of the Court, enter into a resolution of their opioid-related liabilities through the Plan. The settlements reached between, and among, the Debtors and the opioid-related claimants, as embodied in the Plan, are fair, equitable and reasonable and were entered into in good faith based on arm’s-length negotiations.

53. Subordinated Claims. The classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth in the Plan shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. On notice to a Party so affected, the Debtors reserve the right under section 510 of the Bankruptcy Code, except where otherwise provided in the Plan, to apply for an order reclassifying any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

54. All subordination and related turnover rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination and related turnover

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rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination and related turnover rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination and related turnover rights.

55. Releases by the Debtors. The releases set forth in Article IX.B of the Plan (collectively, the “Debtor Release”) constitute an essential and critical provision of the Plan and formed an integral part of the agreement among all parties in interest embodied in the Plan, as demonstrated by, among other things, the terms of the Restructuring Support Agreement. The Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, is: (a) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (b) in exchange for the good and valuable consideration provided by the Released Parties; (c) a good faith and integrated settlement and compromise of the Claims released by the Debtor Release; (d) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) appropriately narrow in scope given that it expressly excludes (i) all Assigned Third-Party Claims and Assigned Insurance Rights, (ii) Claims or Causes of Action against Released Co-Defendants (which, for the avoidance of doubt, does not include Covidien plc or any of their affiliates) that (x) are commercial in nature, and (y) are unrelated to the Chapter 11 Cases or the subject matter of a Pending Opioid Action, (iii) Claims or Causes of Action arising from acts actual fraud, gross negligence, or willful misconduct, (iv) any post-Effective Date obligations of any party or Entity under the Plan, and any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (v) any Claims which are reinstated pursuant to the Plan; and (h) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan.

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56. The Debtor Release appropriately offers protection to parties that constructively participated in the Debtors’ restructuring efforts. Such protections from liability facilitated the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan.

57. The Debtors, through independent board members and counsel, conducted separate diligence processes—one for Specialty Generics and one for all of the other Debtors—to evaluate whether the Debtor Release is consistent with the Debtors’ fiduciary duties. The board members and counsel that conducted these diligence processes were well qualified, independent, and acted independently and not under the direction or influence of the Debtors. The aforementioned independent board members and counsel conducted a comprehensive and thorough investigation into potential claims the Estates may have against the Released Parties. The Debtors have exercised reasonable business judgment in determining to grant the Debtor Release against the Released Parties.

58. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. In light of, among other things, the significant contributions made by, or on behalf of, the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan, the Debtor Release is approved.

59. Third-Party Release. The releases set forth in Article IX.C of the Plan (collectively, the “Third-Party Release”) are found to be consensual on the part of the Releasing Parties and within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334. The Third-Party Release is appropriately narrow in scope given that it expressly excludes any Claims

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or Causes of Action arising from acts of actual fraud, gross negligence, or willful misconduct, and it excludes any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The Third-Party Release is essential to the formulation, confirmation, and implementation of the Plan, as required by section 1123 of the Bankruptcy Code and a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan.

60. The scope of the Third-Party Release in the Plan is appropriately tailored to the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Third-Party Release and the opportunity to opt out of or object to the Third-Party Release. As set forth in the Confirmation Opinion, and notwithstanding anything to the contrary in this Confirmation Order, any creditor that claims they did not receive notice of their right to opt out will have the opportunity to seek relief from the Court to exercise their rights.

61. Release by Holders of Opioid Claims. The releases by Holders of Opioid Claims of the Protected Parties set forth in Article IX.D of the Plan constitute an essential and critical provision of the Plan and formed an integral part of the agreement among all parties in interest embodied in the Plan, as demonstrated by, among other things, the terms of the Restructuring Support Agreement, the Opioid Settlement (as defined in the Restructuring Support Agreement), and the OCC Settlement. The release by Opioid Claimants is: (a) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (b) given in exchange for the good and valuable consideration provided by, or on behalf of, the Protected Parties; (c) a good-faith settlement and compromise of the Claims released by Article IX.D of the Plan; (d) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (e) fair, equitable, and reasonable; (f) given and

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made after due notice and opportunity for hearing; (g) appropriately narrow in scope given that it (i) expressly excludes (w) any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation, (x) Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, (y) any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan, and (z) any release or discharge of a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date, and (ii) with respect to Co-Defendants and their Co-Defendant Related Parties, does not affect or alter (x) any treatment expressly set forth in Article III or Article V.G. of the Plan, (y) the preservation of Co-Defendant Defensive Rights as set forth in the Plan, including, without limitation, in Article IX.N of the Plan, or (z) any related substantive language set forth in the defined terms applicable to the foregoing clauses (x) or (y), as set forth in Article I of the Plan; (h) essential to the confirmation of the Plan; (i) consistent with sections 105, 1123, and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code, and other applicable law; and (j) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

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62. Similar to the Debtor Release, the releases by the Opioid Claimants and its protections were necessary inducements to the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan and the structure for the Debtors’ reorganization. Specifically, the Protected Parties, individually and collectively, made significant contributions, or had significant contributions made on their behalf, to the Chapter 11 Cases, including negotiating and entering into the Restructuring Support Agreement and the Opioid Settlement (as defined in the Restructuring Support Agreement), the Debtors’ and Reorganized Debtors’ funding the Opioid MDT II Consideration, facilitating the creation of the Opioid MDT II and the Opioid Creditor Trusts, entering into and funding the OCC Settlement, and otherwise actively supporting the Debtors’ reorganization. The release by the Opioid Claimants in favor of the Protected Parties therefore appropriately offers protection to the Protected Parties, including those that actively and constructively participated in and contributed to the Debtors’ restructuring and without whom the proposed restructuring contemplated by the Plan could not have been achieved.

63. The litigation of the released claims against the Protected Parties by Holders of Opioid Claims would have conceivable effects on the res of the Estates. Litigation of such claims could deplete the value of certain insurance policies being retained by the Debtors, could lead to the assertion of indemnification and contribution claims against the Estates and the Reorganized Debtors, could distract the Reorganized Debtors’ management and employees, could adversely affect the Reorganized Debtors’ ability to attract, and maintain relationships with, skilled and qualified employees, managers, and consultants, and could otherwise prejudice the Estates or the Opioid MDT II (and therefore reduce the value available for distribution to creditors and the Opioid Creditor Trusts).

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64. The scope of the release by the Opioid Claimants in the Plan is appropriately tailored to the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the release by the Opioid Claimants. In light of, among other things, the significant contributions by, or on behalf of, the Protected Parties to the Debtors’ Estates, the largely consensual nature of the release by the Opioid Claimants as evidenced by substantially all of the classes of Opioid Claimants that voted to accept the Plan, and the critical nature of the release to the Plan, the release by Holders of Opioid Claims is approved.

65. Release of Opioid Claimants and Released Co-Defendants and each of their Co-Defendant Related Parties. The releases by the Protected Parties of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties set forth in Article IX.E of the Plan constitute an essential and critical provision of the Plan and formed an integral part of the agreement among all parties in interest embodied in the Plan, as demonstrated by the terms of the OCC Settlement and the settlements embodied in the Plan with respect to the Released Co-Defendants and each of their Co-Defendant Related Parties. The release by the Protected Parties of the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties is: (a) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (b) in exchange for the good and valuable consideration provided by the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties; (c) a good faith settlement and compromise of the Claims against the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties released by the Protected Parties; (d) in the best interests of the Debtors, their Estates and all Holders of Claims

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and Equity Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) appropriately narrow in scope given that it expressly excludes (i) all Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims, (ii) any Claims or Causes of Action against a Holder of an Opioid Claim, Released Co-Defendant, or Co-Defendant Related Party arising from acts of actual fraud, gross negligence, or willful misconduct, (iii) any Cause of Action the Protected Parties are entitled to assert that is both (x) contractual or commercial in nature and (y) unrelated to the subject matter of Pending Opioid Actions, (iv) any Cause of Action the Debtors are entitled to assert, to the extent such Cause of Action is necessary for the administration and resolution of a Claim against a Debtor solely in accordance with the Plan, (v) any claim or right of the Debtors or the Reorganized Debtors arising in the ordinary course of the Debtors’ or Reorganized Debtors’ business, including, without limitation, any such claim with respect to taxes, (vi) the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Definitive Documents, this Confirmation Order or the Restructuring Transactions, and (vii) any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan; (h) essential to the confirmation of the Plan; and (i) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.E of the Plan.

66. Similar to the above releases, the releases by the Protected Parties of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties and its protections were necessary inducements to the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan, the OCC Settlement, the settlements embodied in the Plan with respect to the Released Co-Defendants and each of their

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Co-Defendant Related Parties, and the structure for the Debtors’ reorganization. Specifically, the Holders of Opioid Claims, individually and collectively, and the Official Committee of Opioid-Related Claimants made significant contributions to the Chapter 11 Cases, including negotiating and entering into the OCC Settlement and otherwise actively supporting the Debtors’ reorganization. Further, Released Co-Defendants and each of their Co-Defendant Related Parties, individually and collectively, contributed to the Chapter 11 Cases by negotiating and entering into the settlements embodied in the Plan with respect to the Released Co-Defendants and each of their Co-Defendant Related Parties. The release by the Protected Parties of the Holders of Opioid Claims appropriately offers protection to parties who actively and constructively participated in and contributed to the Debtors’ restructuring and without whom the proposed restructuring contemplated by the Plan could not have been achieved.

67. The scope of the release by the Protected Parties of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties in the Plan is appropriately tailored to the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the release by the Protected Parties. In light of, among other things, the value provided by the Opioid Claimants and the Official Committee of Opioid-Related Claimants, the contributions of the Released Co-Defendants and each of their Co-Defendant Related Parties, the consensual nature of the release by the Protected Parties, and the critical nature of the release to the Plan, the release by the Protected Parties of the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties is approved.

68. Exculpation. The exculpation provisions set forth in Article IX.F of the Plan (the “Exculpation”) are approved. The Exculpation is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good faith, arm’s length negotiations

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with key constituents, is a key element of the Restructuring Support Agreement, the Second Lien Notes Settlement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the OCC Settlement, the UCC Settlement, and the Plan, and is appropriately limited in scope, as it will have no effect on the liability of any Exculpated Party that results from any such act or omission that is determined by a Final Order to have constituted actual fraud, gross negligence, or willful misconduct. The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

69. The Exculpated Parties made significant contributions, or had significant contributions made on their behalf, to the Chapter 11 Cases and played an integral role in working towards the resolution of the Chapter 11 Cases. Accordingly, the exculpations contemplated by Article IX.F of the Plan are part of a fair and valid exercise of the Debtors’ business judgment and are fair, reasonable, and appropriate under the circumstances of the Chapter 11 Cases.

70. Injunctions. The injunction provisions set forth in Articles IX.G-K of the Plan, including, without limitation, the Opioid Permanent Channeling Injunction, the Opioid Insurer Injunction, and the Settling Opioid Insurer Injunction: (a) are essential to the Plan; (b) are necessary to preserve and enforce the discharge and releases set forth in Articles IX.A and IX.B-E, respectively, of the Plan, the exculpation provisions in Article IX.F of the Plan, and the compromises and settlements implemented under the Plan; (c) are appropriately tailored to achieve that purpose; (d) are within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), 1334(b), and

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1334(d); (e) are an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (f) are an integral element of the Restructuring Transactions incorporated into the Plan; (g) confer material benefits on, and are in the best interests of, the Debtors and their Estates, creditors, and other stakeholders; (h) are critical to the overall objectives of the Plan; and (i) are consistent with sections 105, 1123, and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code, and other applicable law. The injunction provisions set forth in Articles IX.G-K of the Plan, including, without limitation, the Opioid Permanent Channeling Injunction, the Opioid Insurer Injunction, and the Settling Opioid Insurer Injunction, were adequately disclosed and explained on the relevant Ballots, in the Disclosure Statement, and in the Plan. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the injunction provisions set forth in Articles IX.G-K of the Plan.

71. The injunctions, releases, and exculpations set forth in Article IX of the Plan were adequately disclosed and explained in the Disclosure Statement, on the Ballots, through the Additional Opioid Notice Plan, in the Notices of Non-Voting Status, and in the Plan.

72. Further, the Supporting Parties, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, the Future Claimants’ Representative, and the Ad Hoc Second Lien Notes Group affirmatively support the Plan, which includes the release and injunction provisions in favor of the Released Parties, the Protected Parties, and the Opioid Claimants (as applicable).

73. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the injunctions, releases, and exculpations set forth in Article IX of the Plan. Based on the record of the Chapter 11 Cases, the representations of the parties, and the evidence proffered, adduced, and presented at the Confirmation Hearing, this Court finds that the injunctions, releases,

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and exculpations set forth in Article IX of the Plan are consistent with the Bankruptcy Code and applicable law. The failure to implement such provisions would render the Debtors unable to confirm and consummate the Plan.

74. Retained Causes of Action. The provisions regarding the retention of Causes of Action in the Plan (other than the Assigned Third-Party Claims, the Assigned Insurance Rights, the Share Repurchase Claims, and Causes of Actions transferred to and assumed by the General Unsecured Claims Trust, the Asbestos Trust, and the Opioid MDT II), including, among others, Articles IV.O, IV.HH, and VI.II of the Plan, are appropriate and are in the best interests of the Debtors, their respective Estates, and their creditors. The list of retained Causes of Actions filed as part of the Plan Supplement adequately specifies the retained Causes of Actions under the Plan. In light of the foregoing, the Plan is consistent with section 1123(b)(3) of the Bankruptcy Code.

9.	Section 1123(b)(4) – Sale of all or Substantially all of the Property of the Estate.

75. Section 1123(b)(4) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases. The Plan proposes no sale of all or substantially all of the property of the Estate.

10.	Section 1123(b)(5) - Modification of the Rights of Holders of Claims.

76. Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of Holders of each Class of Claims, and therefore, the Plan is consistent with section 1123(b)(5) of the Bankruptcy Code.

11.	Section 1123(b)(6) - Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code.

77. The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including: (a) the provisions of Article IV of the Plan regarding the means for executing and implementing the Plan; (b) the provisions of Article V of the Plan governing the treatment of Executory Contracts and Unexpired Leases, certain

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contractual claims with respect to Co-Defendant Claims, and certain Compensation and Benefits Programs; (c) the provisions of Article VI of the Plan governing distributions on account of, among others, Allowed Claims (other than Opioid Claims), particularly as to the timing and calculation of amounts to be distributed; (d) the provisions of Article VII of the Plan governing resolution procedures and distributions on account of, among others, Disputed Claims (other than Opioid Claims); (e) the provisions of Articles IX.C and IX.D of the Plan regarding the Third-Party Release and the Release of Opioid Claimants; and (f) the provisions of Article X of the Plan regarding retention of jurisdiction by the Bankruptcy Court over certain matters after the Effective Date. The Plan is therefore consistent with section 1123(b)(6) of the Bankruptcy Code.

12.	Section 1129(a)(2) - Compliance with Applicable Provisions of the Bankruptcy Code.

78. The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted, and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, and the Disclosure Statement Order. Consistent with Article XII.O of the Plan, the Debtors, the Reorganized Debtors, the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, and each of their respective current and former officers, directors, members (including ex officio members and any legal or financial advisors of any individual members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities

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(whether current or former, in each case in his, her or its capacity as such), have acted in “good faith” under section 1125(e) of the Bankruptcy Code. The Plan therefore complies with section 1129(a)(2) of the Bankruptcy Code.

13.	Section 1129(a)(3) - Proposal of the Plan in Good Faith.

79. The Debtors proposed the Plan (including the Plan Supplement and all other documents necessary or appropriate to effectuate the Plan) in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, and the record of the Confirmation Hearing. Based on the Disclosure Statement and the evidence presented at the Confirmation Hearing, the Bankruptcy Court finds and concludes that the Plan has been proposed with the legitimate and honest purpose of restructuring the Debtors’ funded indebtedness, resolving their opioid-related liabilities, resolving other contingent liabilities, including without limitation, litigation liabilities, recapitalizing their businesses, and maximizing the value of the Debtors and the distributions available to their creditors. Moreover, the Plan itself and the arms’ length negotiations amongst the Debtors, the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, the Ad Hoc Second Lien Notes Group, and other constituencies leading to the Plan’s formulation, as well as the overwhelming support of creditors for the Plan, provide independent evidence of the Debtors’ good faith in proposing the Plan. Further, the Plan’s classification, indemnification, settlement, discharge, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtors’ successful reorganization. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

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80. The Plan gives effect to many of the Debtors’ restructuring initiatives, including implementing the value maximizing Restructuring Transactions. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code and the Debtors (and all of their respective officers, managers, directors, agents, independent contractors, financial advisors, consultants, attorneys, employees, partners, Affiliates, and representatives) have been, are, and will continue to act in good faith within the meaning of sections 1125(e) and 1126(e) the Bankruptcy Code if they proceed to: (a) consummate the Plan and the Restructuring Transactions and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized or contemplated by this Confirmation Order.

14.	Section 1129(a)(4) - Bankruptcy Court Approval of Certain Professional Fee Payments as Reasonable.

81. Article II.A.2 of the Plan provides that all final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date and that the Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders.

82. All other payments made to or to be made by the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been authorized by, approved by, or are subject to the approval of the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

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With respect to payments being made under Article IV.X.8-9 of the Plan and otherwise to (a) stakeholder professionals out of distributions to creditors under the Private Opioid Creditor Trusts and (b) to the State Opioid Attorneys’ Fee Fund and the Municipal and Tribe Opioid Attorneys’ Fee Fund, such payments are hereby approved and are not within the scope of section 1129(a)(4); alternatively, to the extent any such payments are within the scope of section 1129(a)(4), based upon the record, the Court finds that such fees and costs are reasonable and are hereby approved.

83. Accordingly, subject to any other applicable order of the Bankruptcy Court, the Bankruptcy Court has reviewed or will review the reasonableness of the final fee applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law. Thus, the Plan complies with section 1129(a)(4) of the Bankruptcy Code.

15.	Section 1129(a)(5) - Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

84. The Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have or will have disclosed solely to the extent such Persons are known and determined: (a) the identity of the members of the Reorganized Board; and (b) the nature and compensation for any insider who will be employed or retained by the Reorganized Debtors under section 101(31) of the Bankruptcy Code. The method of appointment of members of the Reorganized Board was consistent with the interests of Holders of Claims and Interests and public policy. The proposed officers and directors for the Reorganized Debtors are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and Interests and with public policy.

85. Further, the Debtors will also have disclosed solely to the extent such Persons are known and determined the identity of the initial Opioid MDT II Trustee(s), the Opioid Creditor Trustees, the General Unsecured Claims Trustee, and the Asbestos Trustee. To the extent not

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disclosed in the Plan Supplement, the identities and affiliations of the Opioid MDT II Trustee(s) and the Opioid Creditor Trustees shall be determined in accordance with Articles IV.U.1 and IV.X.2, respectively, of the Plan. Further, to the extent not disclosed in the Plan Supplement, the identities and affiliations of the General Unsecured Claims Trustee and the Asbestos Trustee shall be determined in accordance with Articles IV.HH.2 and IV.II.2, respectively, of the Plan. The appointment of such individuals to such positions, or the process by which such individuals have or will be identified or appointed, is consistent with the interests of Holders of Claims and public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

16.	Section 1129(a)(6) - Approval of Rate Changes.

86. Section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

17.	Section 1129(a)(7) - Best Interests of Holders of Claims and Interests.

87. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced before and at the Confirmation Hearing, including the Eisenberg Declaration, the liquidation analysis attached to the Disclosure Statement as Exhibit E, and the facts and circumstances of the Chapter 11 Cases: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that Holders of Allowed Claims or Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

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88. The Plan provides for recoveries that are no less than, and in all cases greater than, what creditors might receive in a hypothetical chapter 7 liquidation with specific regard to creditors in classes 5 through 10. The testimony of the Debtors’ expert witnesses, specifically, Mr. Randall S. Eisenberg (see generally the Eisenberg Declaration), evidenced that no creditor would receive or retain an amount under the Plan on account of its Claim that is less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Specifically, on an aggregate basis, Class 5 Guaranteed Unsecured Notes Claims’ recoveries under the Liquidation Analysis would be reduced to between fifteen percent (15%) and fifty-eight percent (58%) as compared to the Plan mid-point recovery of seventy-two percent (72%). See Eisenberg Declaration at 22-24. Furthermore, the Plan proposes providing the General Unsecured Claims Trust Consideration to Class 6 General Unsecured Claims pursuant to the Plan which is comprised of (a) Cash in the amount of $135,000,000 ($18,000,000 of which will go directly from the Reorganized Debtors to the Asbestos Trust), paid on the Effective Date; (b) the GUC Assigned Preference Claims; (c) the GUC Terlivaz CVR; (d) the GUC Assigned Sucampo Avoidance Claims; (e) the GUC Share Repurchase Proceeds; (f) the GUC VTS PRV Share; and (e) the GUC StrataGraft PRV Share, which is significantly more than the aggregate recoveries estimated under the Liquidation Analysis for Class 6 General Unsecured Claims of approximately $1 million to $6 million. Id. at 61. Distributions under the Plan are subject to ensuring Class 6 General Unsecured Claims receive no less than they are entitled to under the Debtors’ Liquidation Analysis. Id. Similarly, Class 7 Trade Claims will receive a cash distribution of up to $50 million under the Plan which is significantly higher than the aggregate recoveries under the Liquidation Analysis of $0.1 million to $1 million. Id. With respect to individual recoveries at every Debtor, each class of creditors will receive equal to or more under the Plan than what they would receive in a Chapter 7 liquidation. Id. at 22-24.

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89. Under the Plan, the Opioid MDT II Consideration and General Unsecured Claims Trust Consideration will be distributed on account of contingent liability claims, including for Opioid Claims and General Unsecured Claims. The evidence at the Confirmation Hearing established that the value of certain Litigation Claims (as defined in the Liquidation Analysis), Opioid Claims against the Debtors, and the value of other litigation claims against related third-parties (e.g., the Debtors’ directors and officers) that any individual creditor would retain or recover in a hypothetical chapter 7 liquidation is speculative and not capable of estimation, and in any case, is less than what any individual creditor is entitled to under the Plan.

90. As provided in the Liquidation Analysis, the Debtors face various Litigation Claims (as defined in the Liquidation Analysis) including the Opioid Claims and certain Acthar related Claims. Various litigation related creditors have asserted Claims against the Debtors in amounts totaling billions of dollars, and in some instances trillions of dollars, and such Claims are asserted against several or all of the Debtors in many instances. The Litigation Claims (as defined in the Liquidation Analysis) and Opioid Claims remain unliquidated, contingent, or disputed, and the aggregate amounts of such Claims are unknown. The allowance of these unliquidated, contingent, or disputed Claims could meaningfully reduce recoveries to other Holders of General Unsecured Claims. As further provided in the Liquidation Analysis, under chapter 7, the Litigation Claims (as defined in the Liquidation Analysis) and Opioid Claims, or any portion of such Claims, would need to be resolved through litigation and a trustee would need to engage litigation counsel to defend and liquidate those Claims. This differs significantly from the Plan, which (a) establishes the Opioid MDT II and various Opioid Creditor Trusts to resolve and distribute recovery to the

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Opioid Claimants through the relevant trust distribution procedures from the Opioid MDT II Consideration (which includes the Initial Opioid MDT II Payment, the New Opioid Warrants, the Opioid Deferred Cash Payments, the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Opioid MDT II Share Repurchase Proceeds) provided by the Debtors, and (b) resolves Litigation Claims (as defined in the Liquidation Analysis) through the distribution of recoveries out of the General Unsecured Claims Trust Consideration.

91. Litigation in a chapter 7 liquidation is likely to be meaningfully more costly and time-consuming than resolving all Opioid Claims through the Opioid MDT II and Litigation Claims (as defined in the Liquidation Analysis) through the General Unsecured Claims Trust Consideration that are established under the Plan. The outcome of such litigation is not certain and could result in significant costs that would further dilute recoveries in a chapter 7 liquidation. All such litigation expenses would be paid in full ahead of any recovery to general unsecured creditors in a chapter 7 liquidation. An overwhelming majority of the voting creditors, including forty-nine (49) U.S. States and territories, and substantially all of the classes of Opioid Claimants voted to accept the Plan. The Plan provides for the release of such creditors’ potential third party claims against the Released Parties and Protected Parties (as applicable). This level of support further indicates their belief that recoveries under the Plan are not less than the recoveries they would obtain in hypothetical chapter 7 liquidation, including recoveries on account of such third-party claims. The Plan therefore complies with section 1129(a)(7) of the Bankruptcy Code.

18.	Section 1129(a)(8) - Acceptance of Plan by Impaired Classes.

92. Classes 1 and 2(a) (and 11-12 to the extent Unimpaired under the Plan) are each Classes of Unimpaired Claims or Interests that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Final Voting Report, the Accepting Voting Classes have voted to accept the Plan in accordance with section 1126(c) of the

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Bankruptcy Code. The Deemed Rejecting Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Rejecting Voting Classes have voted to reject the Plan. Although section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to the Deemed Rejecting Classes and the Rejecting Voting Classes, the Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to each such Class.

19.	Section 1129(a)(9) - Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

93. Article II of the Plan provides for treatment of Administrative Claims, Priority Tax Claims, and Other Priority Claims, subject to certain bar date provisions consistent with Bankruptcy Rules 3002 and 3003, in the manner required by section 1129(a)(9) of the Bankruptcy Code.

20.	Section 1129(a)(10) - Acceptance by at Least One Impaired Non-Insider Class.

94. As indicated in the Final Voting Report and as reflected in the record of the Confirmation Hearing, at least one Class of Claims or Interests that is Impaired under the Plan has voted to accept the Plan, disregarding any votes by insiders. Each of Classes 2(b)-(c) (to the extent Impaired under the Plan), Classes 4-9(g), and Class 10 are Impaired and have voted to accept the Plan, determined without including any acceptance of the Plan by an insider. The Plan therefore complies with section 1129(a)(10) of the Bankruptcy Code.

21.	Section 1129(a)(11) - Feasibility of the Plan.

95. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced before and at the Confirmation Hearing, including the Eisenberg Declaration, and the financial projections attached to the Disclosure Statement as Exhibit D: (a) is reasonable, persuasive, credible, and accurate as of the dates such

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evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (e) together with the Court’s Opinion and Final Order [Docket No. 5886] denying the Motion Of Attestor Limited And Humana Inc. For Entry Of An Order Allowing And Compelling Payment Of Administrative Claims Pursuant To Section 503(B) Of The Bankruptcy Code [Docket No. 2159] and sustaining the Debtors’ Objection to Certain Acthar-Related Administrative Claims [Docket No. 3529], establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

22.	Section 1129(a)(12) - Payment of Bankruptcy Fees.

96. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Articles II.D and XI.C of the Plan provides for the payment of all fees due and payable pursuant to 28 U.S.C. § 1930 by the Debtors or the Reorganized Debtors, as applicable.

23.	Section 1129(a)(13) - Retiree Benefits.

97. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code. Article V.H of the Plan provides that the Reorganized Debtors shall honor all of the Debtors’ Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), including, without limitation, all retiree benefits programs. Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code; provided, however, that nothing in this Confirmation Order will be construed to restrict or enlarge the Reorganized Debtors’ rights to modify any such retiree benefits

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(including health and welfare benefits) under applicable non-bankruptcy law; and provided, further, however, that nothing in the Plan or this Confirmation Order approves or authorizes the Debtors to make any payments or otherwise satisfy any Claims in violation of section 503(c) of the Bankruptcy Code.

24.	Sections 1129(a)(14), (a)(15), and (a)(16) of the Bankruptcy Code are Inapplicable.

98. The Debtors are not (i) required to pay any domestic support obligations, (ii) individuals, or (iii) nonprofit corporations or trusts. Accordingly, sections 1129(a)(14) through (16) of the Bankruptcy Code are not applicable.

25.	Section 1129(b) - Confirmation of the Plan Over the Non-Acceptance of Impaired Classes.

99. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed despite the fact that the Deemed Rejecting Classes and the Rejecting Voting Classes have not accepted the Plan because the Plan meets the “cramdown” requirements for confirmation under section 1129(b) of the Bankruptcy Code. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code with respect to the Deemed Rejecting Classes and the Rejecting Voting Classes, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes and the Rejecting Voting Classes; provided, however, with respect to Class 9(h), nothing in this paragraph or in any other provision of this Confirmation Order shall alter or modify the rights, protections, and treatment set forth in the Plan for Holders of Allowed Claims in such Class, including as described in the definition of “Other Opioid Claimant Pro Rata Share” in the Plan. No Class of Claims and Interests junior to any of the Deemed Rejecting Classes or the Rejecting Voting Classes will receive or retain any property on account of their Claims and Interests, and no Class of Claims or Interests senior to the Deemed Rejecting Classes or the Rejecting Voting

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Classes is receiving more than full payment on account of the Claims and Interests in such Class. The Plan therefore is fair and equitable, does not discriminate unfairly with respect to any of these Classes, and complies with section 1129(b) of the Bankruptcy Code.

26.	Section 1129(c) - Only One Plan.

100. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan (including previous versions thereof) is the only chapter 11 plan filed in the Chapter 11 Cases.

27.	Section 1129(d) - Purpose of Plan.

101. The primary purpose of the Plan is not avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, 15 U.S.C. § 77e, and there has been no objection filed by any governmental unit asserting such avoidance. The Plan therefore complies with section 1129(d) of the Bankruptcy Code.

28.	Satisfaction of Confirmation Requirements.

102. As set forth above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

Q.	GOOD FAITH PARTICIPATION

103. Based upon the record before the Bankruptcy Court, the Debtors, the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, the Ad Hoc Second Lien Notes Group, the Ad Hoc Group of Hospitals, the Ad Hoc Group of Personal Injury Victims, the Emergency Room Physicians Group, the NAS Committee, the Public School Mediation Participants, the Third-Party Payor Group, and each of their respective members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers and agents have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their

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respective activities relating to the Chapter 11 Cases, and the negotiation and pursuit of confirmation of the Plan. Therefore, they are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and by the releases and the exculpatory and injunctive provisions set forth in Article IX of the Plan.

R.	AGREEMENTS AND OTHER DOCUMENTS

104. The Debtors have disclosed all material facts, to the extent applicable, regarding: (a) the adoption of the New Governance Documents or similar organizational documents; (b) the identity of the members of the Reorganized Board (to the extent known)14 and the initial Opioid MDT II Trustees; (c) the method and manner of distributions under the Plan, including the Opioid Deferred Cash Payments and the Opioid Deferred Cash Payments Terms; (d) the issuance of New Mallinckrodt Ordinary Shares and New Opioid Warrants; (e) the execution of and entry into the New Opioid Warrant Agreement, the Registration Rights Agreement, and the Exit Financing Documents; (f) the execution and entry into the Opioid MDT II Documents, the Opioid Creditor Trust Documents (as applicable), the General Unsecured Claims Trust Documents, and the Asbestos Trust Documents; (g) the adoption, execution, and implementation of the other matters provided for under the Plan, including those involving corporate or limited liability company (as applicable) action to be taken by or required of the Debtors or the Reorganized Debtors, as applicable, and including all actions contemplated by the Restructuring Transactions Memorandum; (h) the OCC Settlement, the UCC Settlement, and the Second Lien Notes Settlement; (i) securities registration exemptions; (j) the exemption under section 1146(a) of the

[14]

Pursuant to the terms of the Plan and the Sixth Plan Supplement [Docket No. 5716] filed on December 7, 2021, the Debtors will file additional plan supplement(s) disclosing the identity of additional directors proposed to serve as members of the Reorganized Board as of the Effective Date.

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Bankruptcy Code; (k) the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes; (l) the Management Incentive Plan; (m) the Opioid MDT II, the Opioid Creditor Trusts, the General Unsecured Claims Trust, and the Asbestos Trust; (n) the implementation of the Opioid Operating Injunction; and (o) adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures, and other agreements related to any of the foregoing.

S.	REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

105. Each rejection of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan shall be legal, valid, and binding upon the applicable Debtor and all non-Debtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such rejection had been effectuated pursuant to an appropriate authorizing order of the Bankruptcy Court entered prior to the Confirmation Date under section 365 of the Bankruptcy Code.

T.	EXIT FINANCING DOCUMENTS

106. The Exit Financing Documents, the New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, and the New Second Lien Notes to which they relate, are, individually and collectively, essential elements of the Plan, and entry into the Exit Financing Documents is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests. The New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, and the New Second Lien Notes are necessary and appropriate for confirmation and consummation of the Plan and the operations of the Reorganized Debtors and are key to the feasibility of the Plan. The New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, and the New Second Lien Notes are the best financing alternative available to the Debtors, and the Debtors have exercised sound business judgment in determining to enter into

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the Exit Financing Documents and have provided adequate notice thereof. The terms of the Exit Financing Documents set forth in the Plan Supplement are fair and reasonable and have been negotiated in good faith and at arm’s length among the Debtors and the applicable agents, lenders, and/or arrangers, without the intent to hinder, delay, or defraud any creditor of the Debtors, and any credit extended and loans made or deemed made to the Reorganized Debtors by the aforementioned applicable agents, lenders, and/or arrangers, pursuant to the Exit Financing Documents, and the creation and perfection of the liens in connection therewith, and any fees paid thereunder, are deemed to have been extended, issued, made or deemed made, created and perfected in good faith and for legitimate business purposes. The Reorganized Debtors’ entry into, and the terms of, the Exit Financing Documents and the payment of fees and expenses in connection therewith are fair and reasonable, reflect the Debtors’ and Reorganized Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration. The terms and conditions of the New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, the New Second Lien Notes, and any other Exit Financing Documents are fair and reasonable and are approved. For the avoidance of doubt, certain Exit Financing Documents and other Plan Supplement documents, including the terms of the Exit Financing Documents (including those attached as part of the Plan Supplement) and the Opioid Deferred Cash Payments Terms and any related documents (including those attached as part of the Plan Supplement), remain subject to ongoing negotiation between the parties thereto and the terms of the Plan and, as applicable, the Restructuring Support Agreement.

U.	OPIOID DEFERRED CASH PAYMENTS

107. The Opioid Deferred Cash Payments and the Opioid Deferred Cash Payments Terms and the additional documentation relating thereto (the “Opioid Deferred Cash Payments Documents”) (which shall be deemed an attachment to, and an integral part of, this Confirmation

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Order) are essential elements of the Plan and are in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests. The Opioid Deferred Cash Payments, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents are necessary and appropriate for confirmation and consummation of the Plan and the operations of the Reorganized Debtors and are key to the feasibility of the Plan. The Debtors have exercised sound business judgment in agreeing to make the Opioid Deferred Cash Payments in accordance with the Plan, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents, and have provided adequate notice thereof. The Opioid Deferred Cash Payments, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents are fair and reasonable, and have been negotiated in good faith and at arm’s length among the relevant parties without the intent to hinder, delay, or defraud any creditor of the Debtors. The Reorganized Debtors’ obligation to make the Opioid Deferred Cash Payments in accordance with the Plan, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents is fair and reasonable, reflect the Debtors’ and Reorganized Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration. The Opioid Deferred Cash Payments Terms and the Opioid Deferred Cash Payments Documents are fair and reasonable and are approved and are enforceable as an integral part of this Confirmation Order.

V.	THE UCC SETTLEMENT

108. Entry into the UCC Settlement is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests and is necessary and appropriate for consummation of the Plan. The Debtors have exercised sound business judgment in determining to enter into the UCC Settlement and have provided adequate notice thereof. The UCC Settlement has been negotiated in good faith and at arm’s length and is deemed to have been made in good faith and

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for legitimate business purposes. The terms and conditions of the UCC Settlement set forth in that certain Mallinckrodt GUC Settlement Term Sheet, filed at [Docket No. 4121-1] and further described in the Plan, including the UCC Appendix, are fair and reasonable and are approved.

W.	THE OCC SETTLEMENT

109. Entry into the OCC Settlement is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests and is necessary and appropriate for consummation of the Plan. The Debtors have exercised sound business judgment in determining to enter into the OCC Settlement and have provided adequate notice thereof. The OCC Settlement has been negotiated in good faith and at arm’s length and is deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the OCC Settlement set forth in that certain Global Opioid Settlement Term Sheet, filed at [Docket No. 4121-2] and further described in the Plan are fair and reasonable and are approved.

X.	THE SECOND LIEN NOTES SETTLEMENT

110. Entry into the Second Lien Notes Settlement is in the best interests of the Debtors, their Estates, and the Holders of Claims and Equity Interests and is necessary and appropriate for consummation of the Plan. The Debtors have exercised sound business judgment in determining to enter into the Second Lien Notes Settlement and have provided adequate notice thereof. The Second Lien Notes Settlement has been negotiated in good faith and at arm’s length and is deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the Second Lien Notes Settlement set forth in that certain Settlement Second Lien Notes Summary Terms, filed at [Docket No. 4121-3] and further described in the Plan are fair and reasonable and are approved. For the avoidance of doubt, on the Effective Date, each Holder of Allowed Second Lien Notes Claims shall receive, in addition to New Second Lien Notes, its Pro Rata Share of accrued and unpaid interest on the Second Lien Notes to, but excluding, the Effective Date.

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111. The Second Lien Notes Indenture Trustee diligently and in good faith discharged its duties and obligations pursuant to the Second Lien Notes Indenture and otherwise conducted itself with respect to all matters in any way related to the Second Lien Notes Claims, with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Holders of Second Lien Notes Claims have not received disparate treatment under the Plan and the treatment is consistent with the terms and conditions under the Second Lien Notes Indenture. Accordingly, the Second Lien Notes Indenture Trustee has discharged its duties fully and in accordance with the Second Lien Notes Indenture.

Y.	NEW OPIOID WARRANT AGREEMENT

112. The New Opioid Warrant Agreement and the New Opioid Warrants are essential elements of the Plan, the Restructuring Support Agreement, the Opioid Settlement (as defined in the Restructuring Support Agreement), and the OCC Settlement, and entry into the New Opioid Warrant Agreement is in the best interests of the Debtors and their Estates and necessary and appropriate for consummation of the Plan and the operations of the Reorganized Debtors. The Debtors have exercised sound business judgment in determining to enter into the New Opioid Warrant Agreement and have provided adequate notice thereof. The New Opioid Warrant Agreement has been negotiated in good faith and at arm’s length and is deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the New Opioid Warrant Agreement are fair and reasonable and are approved.

Z.	REGISTRATION RIGHTS AGREEMENT

113. The Registration Rights Agreement is an essential element of the Plan, and entry into the Registration Rights Agreement is in the best interests of the Debtors and their Estates and necessary and appropriate for consummation of the Plan and the operations of the Reorganized Debtors. The Debtors have exercised sound business judgment in determining to enter into the

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Registration Rights Agreement and have provided adequate notice thereof. The material terms of the Registration Rights Agreement have been negotiated in good faith and at arm’s length and are deemed to have been made in good faith and for legitimate business purposes. The terms and conditions of the Registration Rights Agreement set forth in the Plan Supplement are fair and reasonable and are approved.

AA.	LIKELIHOOD OF SATISFACTION OF CONDITIONS PRECEDENT TO EFFECTIVE DATE

114. Without limiting or modifying the respective rights of the Debtors, the Supporting Parties, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, the Ad Hoc Second Lien Notes Group, and the Future Claimants’ Representative under Article VIII.B of the Plan, the Debtors believe that each of the conditions precedent to the Effective Date, as set forth in Article VIII.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article VIII.B of the Plan.

BB.	VALUATION

115. The valuation analysis pertaining to the Reorganized Debtors set forth in the Disclosure Statement at Exhibit F (as supplemented by the additional analysis relating thereto set forth in the Mehta Declaration in response to certain specified updates made by the Debtors to the Reorganized Debtors’ forecast through 2025 and testimony on November 1, 2021) was prepared in accordance with commonly used valuation principles and practices and is a fair and reasonable estimate of the total enterprise value and implied estimated equity value of the Reorganized Debtors on a post-emergence consolidated going concern basis for the purpose of providing adequate information to Holders of Claims against or Interests in the Debtors to make an informed judgment about the Plan, including for the purpose of estimating the recovery ranges of potential distributions under the Plan.

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CC.	IMPLEMENTATION AND BINDING EFFECT

116. All documents and agreements necessary or appropriate to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including, without limitation, the New Governance Documents, the New Opioid Warrant Agreement, the Registration Rights Agreement, the Exit Financing Documents, the Opioid Deferred Cash Payments, the Opioid Deferred Cash Payments Terms, the Opioid Deferred Cash Payments Documents and the Federal/State Acthar Settlement Agreements) have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution (subject to the terms of the Plan, as applicable), be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements (in each case, subject to the terms of the Plan, as applicable) have been and are continuing to be negotiated in good faith, at arm’s length, are fair and reasonable, and are approved. The Debtors and Reorganized Debtors, as applicable, are authorized, without any further notice to or action, order, or approval of this Court, to (a) finalize and execute and deliver all agreements, documents, instruments, and certificates relating thereto and perform their obligations thereunder in accordance with the Plan, (b) incur the indebtedness and other obligations and provide the guarantees, in each case, contemplated by the Exit Financing Documents, the Opioid Deferred Cash Payments, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents, and (c) grant the liens securing the obligations incurred under the Exit Financing Documents.

117. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of this Confirmation Order,

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the provisions of the Plan, the Plan Supplement, and this Confirmation Order shall bind the Debtors, the other Protected Parties, all Released Parties, all Holders of Claims against or Interests in any Debtors, all parties to executory contracts and unexpired leases with any of the Debtors, and all other parties in interest in the Chapter 11 Cases, including the Debtors’ Insurers, and each of their respective heirs, executors, administrators, estates, successors and assigns.

DD.	ADDITIONAL OPIOID NOTICE PLAN

118. The Additional Opioid Notice Plan was necessary and appropriate given there was no claims bar date in the Chapter 11 Cases for Holders of Opioid Claims. The uncontroverted testimony set forth in the Finegan Declarations confirms that the Additional Opioid Notice Plan approved by this Court was incredibly extensive in its reach, having reached an estimated 91% of all adults 18 years of age and older in the United States with an average frequency of message exposure of six times, and an estimated 82% of all adults 18 years of age and older in Canada, with an average frequency of message exposure of six times, and was conducted in four languages through (a) direct mailings to certain individuals and entities, (b) network broadcast, cable, and streaming television, (c) terrestrial and streaming radio, (d) print media (e.g., magazines and newspapers), (e) online display (e.g., banner advertising on websites), (f) internet search terms (e.g., Google), (g) digital video and social media campaigns (e.g., Facebook, Instagram, Twitter, YouTube, and TikTok), (h) earned media (e.g., press releases), and (i) territorial and tribal media.

119. In the U.S. and the U.S. Territories, print media served approximately 4 million impressions, television and radio advertisements served over 218 million impressions, and the digital campaign served over 943 million impressions. In Canada, print media served approximately 15 million impressions, and the digital campaign served over 309 million impressions. In aggregate, the Additional Opioid Notice Plan collectively served over 1.1 billion impressions in the U.S. and the U.S. Territories and 324 million impressions in Canada. The

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Debtors’ designated opioid claimant website, www.MNKVote.com, received more than 310,900 website visitors with 368,100 page views and provided potential Opioid Claimants with a customized online Ballot to cast a vote on the Plan.

120. Additionally, and as part of the Additional Opioid Notice Plan, and in accordance with the Disclosure Statement Order, on September 30, 2021, certain notice materials and explanatory letters prepared by the Debtors and the Official Committee of Opioid-Related Claimants were mailed to approximately 31,495 pro se opioid creditors with opioid-related claims in the Purdue Pharma L.P. chapter 11 cases [see Docket No. 4587].

121. As a result, this Court determines that the Additional Opioid Notice Plan was reasonable and appropriate, and provided due, proper, adequate, timely, and sufficient notice of, among other things, the Chapter 11 Cases, the Plan, the Voting Deadline, the Opioid Voting Deadline, the Confirmation Hearing, the procedures to cast a vote on the Plan, the releases, the exculpatory provisions, and the injunctions set forth in Article IX of the Plan, including the Opioid Permanent Channeling Injunction, in satisfaction of the requirements of Bankruptcy Rule 3016(c), to both known and unknown Holders of Opioid Claims, and that such parties have had an opportunity to appear and be heard with respect thereto, and such that both known and unknown Holders of Opioid Claims are bound by the terms of the Plan. The Court also finds that notice was reasonably calculated, under all the circumstances, to apprise Opioid Claimants of the Chapter 11 Cases and the Confirmation Hearing, and afford them an opportunity to present their objections to the Plan as set forth in Mullane v. Central Hanover Bank & Trust Co., 339 U.S. 306 (1950).

EE.	THE OPIOID PERMANENT CHANNELING INJUNCTION AND THE FUTURE CLAIMANTS’ REPRESENTATIVE

122. As of the Petition Date, there were a substantial amount of personal opioid related lawsuits pending against the Debtors throughout the country. Equitable treatment of Holders of

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Opioid Claims and Opioid Demands depends on all such claimants being subject to the same rules and procedures as provided under the terms of the Opioid MDT II Documents and Opioid Creditor Trusts Documents. Without the Opioid MDT II and the Opioid Creditor Trusts as provided by the Plan, Holders of Opioid Claims would be forced to litigate their Claims in the tort system as they arise and the relief available would likely be inconsistent. That would devolve into a race to the courthouse, with the result that the Debtors’ limited resources would be consumed by those claimants who are first to file suit. In such case, Holders of earlier asserted Opioid Claims might be paid in full, while Holders of later Opioid Claims may be paid less or go unsatisfied altogether.

123. The terms of the Opioid Permanent Channeling Injunction, including any provisions barring actions against the Debtors (including the Protected Parties), are set out in conspicuous language in the Disclosure Statement and Article IX.H of the Plan. The Classes of Holders of Opioid Claims are to be addressed by the Opioid MDT II and/or the Opioid Creditor Trusts, as applicable. As stated in the Final Voting Report, of the Holders of Opioid Claims in Classes 8(a)-(d) that voted, well over 95 percent voted to accept the Plan. Similarly, of the Holders of Opioid Claims in Classes 9(a)-(h) that voted, well over 95 percent voted to accept the Plan.

124. As set forth in Article IX.H of the Plan, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-Effective Date conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to Article IX.H of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable. The Opioid MDT II and the Opioid Creditor Trusts, as applicable, will have the sole and exclusive authority as of the Effective Date to satisfy or defend against all Opioid Claims, in accordance with the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable.

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125. The Interests of Future Opioid PI Claimants have been represented by the Future Claimants’ Representative. The Future Claimants’ Representative, Mr. Roger Frankel, was engaged by the Debtors prior to the commencement of the Chapter 11 Cases, and appointed by the Court following the commencement of the Chapter 11 Cases, for the purpose of, among other things, protecting the rights of Future Opioid PI Claimants. Mr. Frankel has extensive experience with mass-tort bankruptcies. The Future Claimants’ Representative adequately protected the rights of Future Opioid PI Claimants. The PI Trust will operate through mechanisms that provide reasonable assurance that the PI Trust will value, and be in a financial position to pay, present PI Opioid Claims and similar PI Opioid Demands in substantially the same manner. The PI Trust Documents, and the mechanisms, criteria and procedures therein for operating the PI Trust and addressing PI/NAS Opioid Claims, are fair and equitable with respect to PI Opioid Claimants in light of the benefits to be provided to the PI Opioid Trust on behalf of the Debtors and the other Protected Parties.

126. Further, the Future Claimants’ Representative fulfilled his responsibilities and fiduciary duties to his respective constituency pursuant to the applicable appointment order.

127. To the extent a Person attempts to bring a Future Opioid PI Claim against the Debtors, the other Released Parties, and/or the other Protected Parties, such Future Opioid PI Claims shall be channeled to the PI Trust pursuant to Article IX.H of the Plan and in accordance with the applicable PI Trust Documents.

FF.	OPIOID ATTORNEYS’ FEES AND COSTS

128. The opioid attorney fees and costs provisions set forth in Article IV.X.8-9 of the Plan are fair, appropriate, and constitute an integral part of the resolution of the Chapter 11 Cases and the Opioid Settlement (as defined in the Restructuring Support Agreement). Such provisions embody negotiated settlements as described in the Mediator’s Report filed by Kenneth R. Feinberg

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on October 22, 2021. The Mediator’s Report is persuasive and credible. Such attorney fees and cost provisions set forth in Article IV.X.8-9 of the Plan (i) were the product of good-faith, hard fought arm’s-length discussions and mediations that spanned many months; (ii) with respect to the contingency fee resolutions with respect to the payment of the (a) Municipal and Tribe Opioid Attorneys’ Fee Fund, (b) State Opioid Attorneys’ Fee Fund, (c) Hospital Attorney Fee Fund, (d) NAS Monitoring Attorney Fee Fund, (e) Ratepayer Attorney Fee Fund, (f) Emergency Room Physicians Attorney Fee Fund, (g) payment of attorneys’ fees for the Ad Hoc Group of Personal Injury Victims and the NAS Committee Ratepayer Costs and Expenses, as well as the funding of the Common Benefit Fund Escrow (items (a)-(g) and the Common Benefit Escrow shall be referred to as the “Public/Private Fee and Expense Settlement”) are consistent with fee awards, arrangements, and assessments agreed upon in other similar mass tort cases; (iii) are consistent with fee awards, arrangements, and assessments in similar mass tort situations; (iv) with respect to such percentages agreed upon in Article IV.X.8-9 of the Plan are well within the range of reasonableness; (v) with respect to the Common Benefit Fund assessments were the reasonable result of the work of the public creditor contingency fee counsel that has benefited all other opioid claimant constituents; and (vi) as evidenced by the Public/Private Fee and Expense Settlement are necessary and integral to the Plan and the success of the Chapter 11 Cases, are in the best interests of the Debtors, their Estates, and the Holders of Claims and Interests, are fair, equitable, and reasonable and meet the standard for approval under Bankruptcy Rule 9019 and applicable law for the foregoing reasons as they (w) will avoid costly, protracted litigation over Confirmation of the Plan; (x) are far above the lowest range of reasonableness; (y) were heavily negotiated and extensively disclosed in the Disclosure Statement; and (z) were approved overwhelmingly by opioid claimants voting on the Plan.

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GG.	ADDITIONAL FINDINGS REGARDING CHAPTER 11 CASES AND PLAN

129. The Released Parties, individually and collectively, made significant contributions, or had significant contributions made on their behalf, to the Chapter 11 Cases, including negotiating and entering into the Restructuring Support Agreement and the Opioid Settlement (as defined in the Restructuring Support Agreement), the Debtors’ providing funding for the Chapter 11 Cases, the Debtors’ and Reorganized Debtors’ funding the Opioid MDT II Consideration, facilitating the creation of the Opioid MDT II, the Opioid Creditor Trusts, and the General Unsecured Claims Trust, permitting use of their collateral during these Chapter 11 Cases, entering into the OCC Settlement, UCC Settlement, and Second Lien Notes Settlement, and funding each of the settlements, as applicable, and otherwise actively supporting the Debtors’ reorganization. Nothing set forth in this paragraph 129 is to be construed as a finding that the Third-Party Release in Article IX.C of the Plan meets the tests for non-consensual third-party releases in the Third Circuit, an issue not considered or ruled on by the Court.

130. Non-Precedential Effect for Holders of Opioid Claims. The Plan, the Plan Supplement, and this Confirmation Order shall constitute a good faith full and final comprehensive compromise and settlement of Opioid Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid litigations, and the need for an accelerated resolution without litigation) such that (a) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of the Plan, in any other litigation or proceeding except

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as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction, and (b) any obligation by any party, in furtherance of such compromise and settlement, to not exercise rights that might be otherwise applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. The Plan, the Plan Supplement, and this Confirmation Order shall be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving Opioid Claims in which none of the Debtors, the Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or this Confirmation Order. Any Opioid Claimants’ support of, or position or action taken in connection with, the Plan, the Plan Supplement, and this Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of Opioid Claims as set forth in the Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning any other chapter 11 cases relating to opioid products, nor shall it be used as precedent by any Entity or party in any other chapter 11 cases related to opioid products.

II.	ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS ORDERED, ADJUDGED, AND DECREED THAT:

A.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

131. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

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B.	CONFIRMATION OF THE PLAN

132. The Plan, a copy of which is attached hereto as Exhibit A, along with each of its provisions (whether or not specifically approved herein) and all operative exhibits and schedules thereto, is confirmed, as modified by this Confirmation Order, in each and every respect pursuant to section 1129 of the Bankruptcy Code. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Debtors reserve the right, in accordance with the terms of the Restructuring Support Agreement and subject to any applicable consent rights set forth in the Plan, to alter, amend, update, or modify the Plan Supplement before the Effective Date in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary or appropriate to carry out the purpose and intent of the Plan. The terms of the Plan, the Plan Supplement, and the exhibits and schedules thereto are incorporated by reference into this Confirmation Order, and the provisions of the Plan and this Confirmation Order are non-severable and mutually dependent. Notwithstanding the foregoing, unless otherwise provided in this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

133. The failure specifically to identify or refer to any particular provision of the Plan or any other agreement in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan and all other agreements approved by this Confirmation Order are approved in their entirety.

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C.	OBJECTIONS

134. All parties have had a fair opportunity to litigate all issues raised by objections, or which might have been raised, and the objections have been fully and fairly litigated. All objections, responses, statements, reservation of rights, and comments in opposition to the Plan, other than those withdrawn with prejudice in their entirety, waived, settled, resolved prior to the Confirmation Hearing, resolved or sustained on the terms set forth herein and as reflected in the Modifications to the Plan, or otherwise resolved on the record of the Confirmation Hearing and/or herein, are hereby overruled. The record of the Confirmation Hearing is hereby closed.

D.	BINDING NATURE OF PLAN TERMS

135. Notwithstanding any otherwise applicable law, and except as otherwise expressly set forth in this Confirmation Order, from and after the entry of this Confirmation Order, but subject to Article VIII of the Plan, the terms of the Plan and this Confirmation Order, including the compromises, releases, waivers, discharges and injunctions described in Section I.P.8 above, shall be deemed binding upon, among others, (a) the Debtors, (b) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are presumed to have accepted or deemed to have rejected the Plan), (c) any and all non-Debtor parties to Executory Contracts and Unexpired Leases with any of the Debtors, (d) the Supporting Parties, (e) the Official Committee of Opioid-Related Claimants and its members, in their capacity as such, (f) the Official Committee of Unsecured Creditors and its members, in their capacity as such, and (g) the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

E.	SOLICITATION AND NOTICE

136. Good and sufficient notice of the Confirmation Hearing, the Plan and all related documents, and the deadline for filing and serving objections to the confirmation of the Plan has

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been provided, which notice is hereby approved. The solicitation of votes on the Plan, and the Solicitation Packages (a) complied with the solicitation procedures in the Disclosure Statement Order, (b) were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and (c) were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

F.	DEEMED ACCEPTANCE OF PLAN AS MODIFIED

137. The Modifications to the Plan address concerns raised by parties in interest and implement additional compromises of objections to the Plan. The Modifications, other than any Modifications in the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6006] and the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6066], were immaterial and comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. Moreover, the Debtors’ key constituents, including the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group affected by such Modifications support, or otherwise have not objected to, the Modifications. Other parties in interest affected by such Modifications, including Covidien Limited (f/k/a Covidien plc) (to the extent applicable), negotiated certain of those Modifications to the Second Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 5636] with the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Official Committee of Opioid-Related Claimants, and support, or otherwise have not objected to, such Modifications. Further, with respect to the Modifications in the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, the parties in interest

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affected by such Modifications, specifically, the Co-Defendants, Supporting Parties, and the Insurers, support, or otherwise have not objected to, such Modifications contained in the Third Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code. And with respect to the Modifications in the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, the parties in interest affected by such Modifications, specifically, the Insurers and Covidien Limited (Covidien plc) (to the extent applicable) negotiated those Modifications with the Debtors, the Governmental Plaintiff Ad Hoc Committee and the Official Committee of Opioid-Related Claimants and support or otherwise have not objected to such Modifications contained in the Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code. Accordingly, no additional solicitation or disclosure was required on account of the Modifications and all holders of Claims and Equity Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended. No holder of a Claim or Equity Interest shall be permitted to change its vote as a consequence of the Modifications.

G.	PLAN CLASSIFICATION CONTROLLING

138. The categories listed in Article III of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

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139. The Court hereby holds that (a) the classifications of Claims and Interests under the Plan (i) are fair, reasonable, and appropriate and (ii) were not done for any improper purpose, (b) valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan, and (c) the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

H.	PLAN SETTLEMENTS

140. In consideration for (a) the Plan distributions, releases, exculpation, injunctions, and other benefits provided under the Plan, and (b) the support of the Supporting Parties, the Future Claimants’ Representative, the Official Committee of Opioid-Related Claimants, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group, upon the Effective Date, the provisions of the Plan constitute a good faith and integrated compromise and settlement of all Claims and controversies relating to any Allowed Claim or Interest or any Plan distribution to be made on account thereof or otherwise resolved under the Plan, including without limitation the settlements included in the Restructuring Support Agreement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the UCC Settlement, the OCC Settlement, the Second Lien Notes Settlement, Federal/State Acthar Settlement, and the Opioid Insurance Settlements. The entry of this Confirmation Order constitutes the Court’s approval of the compromises and settlements of all such Claims and controversies, including without limitation the settlements included in the Restructuring Support Agreement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the UCC Settlement, the OCC Settlement, the Second Lien Notes Settlement, Federal/State Acthar Settlement, and the Opioid Insurance Settlements, as well as a finding by the Court that such compromises and settlements are fair, equitable, and reasonable and in the best interests of the Debtors and their Estates. All Plan distributions made in accordance with the Plan are intended to be, and shall be, final.

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141. The settlement provisions in Article IV of the Plan, and each component thereof, is hereby approved pursuant to Bankruptcy Code section 1123 and Bankruptcy Rule 9019 as fair and reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests. The settlement provisions in Article IV of the Plan are authorized and approved in all respects, subject to, and in accordance with, the terms and conditions thereof, the Plan and this Confirmation Order; and the terms thereof shall be binding upon all Persons, including any and all Holders of Claims or Interests (irrespective of whether such Claims and Interests are Impaired under the Plan or whether the Holders of such Claims and Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all Persons who are parties to or are subject to the settlement, compromises, releases, waivers, and injunctions described herein or in the Plan or the settlement provisions in Article IV of the Plan, and their respective heirs, executors, administrators, trustees, affiliates, if any, of the foregoing.

I.	VESTING OF ASSETS IN THE REORGANIZED DEBTORS; CONTINUED CORPORATE EXISTENCE

142. On the Effective Date, except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, including the Restructuring Transactions Memorandum and after giving effect to such Restructuring Transactions, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of each Debtor’s Estate, including (a) all retained Causes of Action other than (i) the Assigned Third-Party Claims, (ii) the Assigned Insurance Rights, (iii) the Share Repurchase Claims, and (iv) Causes of Actions transferred to and assumed by the General Unsecured Claims Trust, the Asbestos Trust, and the Opioid MDT II, (b) Excluded Insurance Policies, and (c) any property acquired by any of the Debtors pursuant to the

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Plan, in each case, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except such Liens securing the New Credit Facilities, the New Takeback Term Loans, the Takeback Second Lien Notes, the New Second Lien Notes, and the First Lien Notes, as applicable). Except as otherwise provided in the Plan or pursuant to actions taken in connection with, and permitted by, the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, except as otherwise provided in the Plan and the Opioid Operating Injunction, each Reorganized Debtor may operate its business and may use, acquire, encumber, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code. Reorganized Mallinckrodt shall not, and neither shall any of its other subsidiaries, other than the Reorganized VI-Specific Debtors, be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.

J.	APPROVAL OF RESTRUCTURING TRANSACTIONS

143. On or prior to the Effective Date or as soon as reasonably practicable thereafter, the Debtors and the Reorganized Debtors, as applicable, are authorized to, consistent with and subject to the terms of the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary or appropriate to effectuate

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the Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary or appropriate to effectuate the Plan), and as set forth in the Restructuring Transactions Memorandum, including without limitation: (a) the creation of NewCo and/or any NewCo Subsidiaries that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors; (b) the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (c) the execution and delivery of the Transfer Agreement and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (d) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate; provided, however, that nothing in this paragraph or elsewhere in this Confirmation Order or Plan shall modify or excuse the Debtors from complying with applicable limitations or restrictions contained in the Exit Financing Documents.

144. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on

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terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan, in each case, whether or not contemplated by the Restructuring Transactions Memorandum. Each applicable federal, state, and local governmental agency or department may accept the filing of any such document. This Confirmation Order is declared to be in recordable form and may be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates, or other supporting documents.

145. In each case in which the surviving, resulting, or acquiring Entity in any Restructuring Transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, including (a) the obligations owed to parties under the Exit Financing Documents, (b) the obligations under the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents, and the obligations to make the Opioid Deferred Cash Payments in accordance therewith and in accordance with the Plan, (c) paying or otherwise satisfying the Allowed Claims to be paid or otherwise satisfied by such Reorganized Debtor, and (d) implementing the Management Incentive Plan; provided, that the foregoing shall not affect any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which may provide that another Debtor or Reorganized Debtor shall perform such obligations. In all cases, implementation of any Restructuring Transaction shall not affect (and no Restructuring Transaction is intended to affect) any performance obligations, distributions, discharges, exculpations, releases, or injunctions set forth in the Plan.

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K.	APPROVAL OF THE NEW CREDIT FACILITIES, NEW TAKEBACK TERM LOANS, TAKEBACK SECOND LIEN NOTES, NEW SECOND LIEN NOTES, AND REINSTATEMENT OF FIRST LIEN NOTES

146. On the Effective Date, the applicable Reorganized Debtors shall enter into the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes, as applicable, the terms of which will be set forth in the Exit Financing Documents. Until the Exit Financing Documents are finalized and executed, without further order or authorization of this Court, the Debtors, the Reorganized Debtors and their successors, subject to any applicable consent and approval rights under the Plan or the Restructuring Support Agreement, are authorized and empowered to further negotiate and make any and all modifications not inconsistent with the Plan (as modified from time to time, including by this Confirmation Order) to the Exit Financing Documents subject to Article XI.A of the Plan.

147. This Confirmation Order shall constitute authorization for the Reorganized Debtors to finalize, execute, deliver, and perform under the Exit Financing Documents, and those documents necessary or appropriate to consummate the transactions contemplated by the Exit Financing Documents and obtain the financing contemplated thereby, including all transactions contemplated thereby, including any and all actions to be taken, undertakings to be made, and obligations to be incurred, fees and expenses paid, and indemnities to be provided, without further notice to or order of the Court, act, or action under applicable law, regulation, order, or rule (including, without limitation, the Bankruptcy Code and section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized) or vote, consent, authorization, or approval of any Person (including, without

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limitation, creditors, stockholders, directors, members, or partners of the Debtors or the Reorganized Debtors), subject to such modifications as the Reorganized Debtors may deem to be necessary or appropriate to consummate the transactions contemplated by the Exit Financing Documents. Subject to the occurrence of the Effective Date, the Exit Financing Documents, including without limitation the New Term Loan Documentation, the New AR Revolving Facility Documentation, the New Takeback Term Loans Documentation, the Takeback Second Lien Notes Documentation, and the New Second Lien Notes Documentation shall constitute the legal, valid, and binding obligations of the Debtors and the Reorganized Debtors, as applicable, and shall be enforceable in accordance with their respective terms. Each of the Reorganized Debtors, without any further action by the Court or any respective Reorganized Debtors’ officers, directors, or stockholders, is hereby authorized to enter into, and take such actions as necessary or appropriate to perform under, or otherwise effectuate, the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes, the Exit Financing Documents in connection therewith, as well as any notes, documents, or agreements in connection therewith, including, without limitation, any documents required or appropriate in connection with (i) the giving of any guarantees in connection therewith, (ii) the creation or perfection of Liens or other security interests in connection therewith, (iii) the obtaining of commitments in respect thereof or the appointment or retention of any agent, arranger, bookrunner, lender, underwriter, initial purchaser or other similar party in connection therewith (including, without limitation, applicable commitment, engagement or fee letters or any related documentation) or (iv) the obtaining of any rating in connection therewith (including, without limitation, applicable fee and/or engagement letters relating to any such rating).

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148. The Liens contemplated by and related to the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, New Second Lien Notes, the Exit Financing Documents and all other related documents, are approved and are valid, binding, and enforceable liens on the collateral specified, and with the priorities set forth, in the relevant agreements executed by the Reorganized Debtors in connection with the incurrence of the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes. The guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to or in connection with the incurrence of the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes are granted in good faith as an inducement to the lenders and other secured parties thereunder to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination, and the priorities of such guarantees, mortgages, pledges, liens, and other security interests shall be as set forth in the applicable intercreditor agreement(s) and other Exit Financing Documents executed in connection with the incurrence of the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes. Perfection of such Liens and security interests under the Exit Financing Documents shall occur automatically by virtue of the entry of this Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required, and the Reorganized Debtors and the other Entities granting such Liens and security interests will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties to the extent required by the Exit Financing Documents.

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149. The Reorganized Debtors and the secured parties (and their designees and agents) under the Exit Financing Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or appropriate to evidence, establish, and perfect such Liens in connection with the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes and as otherwise set forth in the Exit Financing Documents under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties to the extent required by the Exit Financing Documents.

150. For the avoidance of doubt, (a) the New Takeback Term Loan Facility, if issued, shall be consistent with the First Lien Settlement Term Sheet (as defined in, and as attached to, the Restructuring Support Agreement), as modified in the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code and otherwise subject to the Restructuring Support Agreement and (b) notwithstanding anything to the contrary set forth in the Plan, the proceeds of the New Term Loan Facility may also be used to finance the making of distributions pursuant to, or of the making of any payments to satisfy obligations established pursuant to, the Plan (but the use of such proceeds shall be subject to and shall comply with the terms and conditions of the applicable Exit Financing Documents and the terms and conditions of the First Lien Notes Indenture, to the extent then in effect). Further, for the avoidance of doubt, (a) the portion of the New Takeback Term Loans, if any, received by a Holder of Allowed 2024 First Lien Term Loan Claims shall be such holder’s Pro Rata Share of the New Takeback Term Loans attributable to the

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2024 First Lien Term Loan Claims (which, if issued, shall be issued in an aggregate amount equal to the 2024 First Lien Term Loans Outstanding Amount) and (b) the portion of the New Takeback Term Loans, if any, received by a Holder of Allowed 2025 First Lien Term Loan Claims shall be such holder’s Pro Rata Share of the New Takeback Term Loans attributable to the 2025 First Lien Term Loan Claims (which, if issued, shall be issued in an aggregate amount equal to the 2025 First Lien Term Loans Outstanding Amount). Further, each reference to the “Second Lien Notes” in the definition of “New Term Loan Facility” in the Plan shall be deemed instead to be a reference to the “New Second Lien Notes”.

151. Nothing in this Confirmation Order permits the entrance into any New Term Loan Facility to the extent that both (i) entrance into such New Term Loan Facility is prohibited by the First Lien Notes Indenture (after giving effect to the reinstatement thereof) and (ii) the obligations of the Debtors under the First Lien Notes Indenture are not satisfied and discharged in accordance with the terms thereof (except those obligations that expressly survive such a satisfaction and discharge in accordance with the terms thereof) prior to, or in connection with, the incurrence of the New Term Loan Facility.

152. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern any disputes arising or asserted under the Exit Financing Documents or related collateral or other documents executed in connection with the incurrence of the New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, and New Second Lien Notes or any liens, rights or remedies related thereto.

153. On the Effective Date, subject to the terms of the Plan and this Confirmation Order, the obligations of the Debtors under the First Lien Notes, and the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant thereto or in connection therewith, are hereby

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reinstated pursuant to Section 1124 of the Bankruptcy Code. Upon the occurrence of the Effective Date, no Default or Event of Default shall have occurred and be continuing under the First Lien Notes or the First Lien Notes Indenture.

L.	APPROVAL OF THE OPIOID DEFERRED CASH PAYMENTS, THE OPIOID DEFERRED CASH PAYMENTS TERMS, AND THE OPIOID DEFERRED CASH PAYMENTS DOCUMENTS

154. On the Effective Date, the applicable Reorganized Debtors shall be obligated to make the Opioid Deferred Cash Payments in accordance with the terms of the Plan, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents (which shall be deemed an attachment to, and an integral part of, this Confirmation Order). Until the Opioid Deferred Cash Payments Terms and the Opioid Deferred Cash Payments Documents are finalized, without further order or authorization of this Court, the Debtors, the Reorganized Debtors and their successors, subject to any applicable consent and approval rights under the Plan, are authorized and empowered to further negotiate and make any and all modifications not inconsistent with the Plan to the Opioid Deferred Payments Terms and the Opioid Deferred Cash Payments Documents subject to Article XI.A of the Plan.

155. This Confirmation Order shall constitute authorization for the Reorganized Debtors to finalize, execute, deliver, and perform their obligations under the Opioid Deferred Cash Payments Terms and the Opioid Deferred Cash Payments Documents and to make the Opioid Deferred Cash Payments in accordance therewith and in accordance with the Plan, in each case, without further notice to or order of the Court, act, or action under applicable law, regulation, order, or rule (including, without limitation, the Bankruptcy Code and section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized) or vote, consent, authorization, or approval of any Person (including,

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without limitation, creditors, stockholders, directors, members, or partners of the Debtors or the Reorganized Debtors). Subject to the occurrence of the Effective Date, obligations under the Opioid Deferred Cash Payments Terms and the Opioid Deferred Cash Payments Documents and obligations to make the Opioid Deferred Cash Payments in accordance therewith and in accordance with the Plan shall constitute the legal, valid, and binding obligations of the Debtors and the Reorganized Debtors, as applicable, and shall be enforceable in accordance with their respective terms. Each of the Reorganized Debtors, without any further action by the Court or any of the respective Reorganized Debtors’ officers, directors, stockholders, managers, members or partners, as applicable, is hereby authorized to take such actions as necessary to perform, and comply with, their obligations under the Opioid Deferred Cash Payments Terms and the Opioid Deferred Cash Payments Documents and to make the Opioid Deferred Cash Payments in accordance therewith and in accordance with the Plan.

156. The obligations of each obligor with respect to the Opioid Deferred Cash Payments, and the obligations of each obligor under the Opioid Deferred Cash Payments Documents, are incurred in good faith and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination.

157. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court shall retain jurisdiction over any disputes arising, or asserted, in connection with the Opioid Deferred Cash Payments, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents.

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M.	CANCELLATION OF NOTES, INSTRUMENTS, CERTIFICATES, AGREEMENTS, AND EQUITY INTERESTS

158. The provisions of Article IV.F of the Plan shall be, and hereby are, approved in their entirety. Without limiting the foregoing, except for the purpose of evidencing a right to a Plan distribution and except as otherwise set forth in the Plan (including, without limitation, with respect to the reinstatement of the First Lien Notes) and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI of the Plan and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, all agreements, instruments, and other documents evidencing, related to, or connected with any Claim or Interest and any rights of any Holder in respect thereof, shall be deemed cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, including for the avoidance of doubt rights under any negative pledge clauses, except the rights provided for pursuant to the Plan. For the avoidance of doubt, nothing contained in this Confirmation Order shall in any way limit or affect the standing of the First Lien Agent, the Second Lien Notes Indenture Trustee, the Second Lien Notes Collateral Agent, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of the Plan or otherwise.

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N.	CANCELLATION OF LIENS

159. Without limiting any of the provisions of Article IV.F of the Plan and subject to the provisions thereof, except for the purpose of evidencing a right to a Plan distribution and except as otherwise set forth in the Plan (including, without limitation, with respect to the reinstatement of the First Lien Notes) or Exit Financing Documents and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI of the Plan and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, all Liens securing any Secured Claim shall be fully released, settled, discharged, and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, and the Holder of such Secured Claim shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder, and to take such actions as may be reasonably requested by the Reorganized Debtors or the agents, arrangers, and/or lenders under the Exit Financing Documents to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases, provided that if any such party does not so execute, deliver, and file or record such releases reasonably promptly upon the reasonable request of the Reorganized Debtors, the Reorganized Debtors are hereby authorized to execute and file or record such releases on such party’s behalf. The applicable agents and/or trustees shall not have any liability for, and are hereby released and exculpated from, any Cause of Action relating to, arising from, or in connection with the release of Liens and security interests pursuant to this Confirmation Order. The filing of this Confirmation Order with any applicable

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federal, state, provincial, or local agency or department (each of which is hereby directed to accept such filing if made) shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

O.	PAYMENT OF FEES AND EXPENSES UNDER THE PLAN AND RESTRUCTURING SUPPORT AGREEMENT

160. The provisions of Articles II.A.2 and IV.S of the Plan shall be, and hereby are, approved in their entirety. Without limiting the foregoing, all final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court will determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors will pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

161. No later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained

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Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required. The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five (5) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

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162. All Restructuring Expenses, including Transaction Fees, and Post Effective Date Implementation Expenses shall be paid in accordance with the Restructuring Support Agreement and Article IV.S of the Plan, and the terms under Article II.A.2 of the Plan shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

163. Notwithstanding anything to the contrary contained in the Restructuring Expenses Order, on the Effective Date, the Reorganized Debtors shall be authorized to pay and shall pay the Noteholder Consent Fee and the Term Loan Exit Payment in full in cash pursuant to the terms of the Plan and the Restructuring Support Agreement, each of which payment shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or any other right of recovery of any Person under any legal or equitable theory or any contract.

164. Professionals that are required to seek payment or reimbursement under Article IV.X.8.F. of the Plan of their compensation, costs and/or fees shall file with the Bankruptcy Court an application for approval of such compensation, costs and/or fees, to be reviewed for reasonableness (a) first, not later than sixty (60) days following the Confirmation Date, with respect to compensation, costs and/or fees incurred during the period prior to November 1, 2021 (the first day of the Confirmation Hearing), and (b) second, not later than sixty (60) days following the Effective Date, with respect to compensation, costs and/or fees incurred during the period of November 1, 2021 through and including the Effective Date. Such applications shall be deemed an application for reasonable compensation for actual services performed by such professionals or

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reimbursement for actual expenses incurred, but shall not be reviewed pursuant to section 330 of the Bankruptcy Code, nor any of the Bankruptcy Rules, nor any guidelines from the office of the U.S. Trustee, nor any other rules or guidelines applicable to fee applications. Each such application shall set forth the amount of compensation, costs and/or fees sought, provide a narrative basis for such compensation, costs and/or fees, and attach, as applicable, supporting documentation. A single application may cover one or more professionals that represented or advised an ad hoc group. Each such application shall be set for hearing on not less than fourteen (14) days’ notice and served upon counsel to the Debtors, counsel to the official Committees, the Future Claims Representative, and the U.S. Trustee. If no objection is filed by any of such parties by the date that is three (3) days prior to such hearing, the Bankruptcy Court may enter an order approving such application without a hearing. With respect to applications filed by professionals that represented or advised the Ad Hoc Group of Personal Injury Victims or the NAS Committee under Article IV.X.8.F. of the Plan, the Supporting Parties have agreed and acknowledged that they shall not file any objections to such applications. Any such application made is without prejudice to any applications by the Ad Hoc Group of Personal Injury Victims, the NAS Committee, or professionals that represented or advised any of the foregoing for allowance and payment of compensation, costs or fees under section 503(b) of the Bankruptcy Code.

P.	ISSUANCE OF NEW MALLINCKRODT ORDINARY SHARES AND NEW OPIOID WARRANTS, AND CERTAIN DEBTORS SUBJECT TO DISSOLUTION

165. On the Effective Date, Reorganized Mallinckrodt shall (a) issue or reserve for issuance all of the New Mallinckrodt Ordinary Shares (including all New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and as set forth in the

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Restructuring Transactions Memorandum and (b) enter into the New Opioid Warrant Agreement and issue all of the New Opioid Warrants to the Opioid MDT II or to a newly formed limited liability company formed and wholly owned by the Opioid MDT II in accordance with the terms of the Plan. The issuance of the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) and any New Opioid Warrants by Reorganized Mallinckrodt pursuant to the Plan is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Mallinckrodt Ordinary Shares shall be listed on or immediately following the Effective Date. All of the New Mallinckrodt Ordinary Shares (including, when issued, any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The New Opioid Warrants and the New Opioid Warrant Agreement shall be valid and binding obligations of Reorganized Mallinckrodt, enforceable in accordance with their respective terms.

166. As to any Debtors identified as being subject to Article IV.I.3 of the Plan in the Restructuring Transactions Memorandum, the Debtors shall take such steps as are necessary or advisable to provide, as of the Effective Date, (a) for a new equity interest holder or holders (either as to each such Debtor individually or as to all such Debtors together) (i) to receive and hold all new equity interests in such Debtors and (ii) to manage the dissolution of such Debtors after consummation of all distributions to the Holders of Claims against such Debtors contemplated by the Plan and (b) for any necessary or advisable changes to the organizational documents of such Debtors in furtherance of their contemplated dissolution.

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Q.	REGISTRATION RIGHTS AGREEMENT

167. On the Effective Date, Reorganized Mallinckrodt and the Initial Holder (as defined in the Registration Rights Agreement) of the New Opioid Warrants shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms. On the Effective Date, in the event there are Holders of the New Opioid Warrants (or Registrable Securities (as defined in the Registration Rights Agreement)) other than the Initial Holder (as defined in the Registration Rights Agreement), all such Holders shall be deemed to be parties to the Registration Rights Agreement in substantially the form included in the Plan Supplement, without the need for execution by any such Holder. The Registration Rights Agreement shall be binding on all parties receiving, and all Holders of, the New Opioid Warrants (or Registrable Securities (as defined in the Registration Rights Agreement)) regardless if such party is the Initial Holder (as defined in the Registration Rights Agreement); provided, that regardless of whether such parties execute the Registration Rights Agreement, such parties will be deemed to have signed the Registration Rights Agreement, which shall be binding on such parties as if they had actually signed it.

R.	CORPORATE ACTION

168. Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (a) assumption and rejection (as applicable) of Executory Contracts and Unexpired

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Leases; (b) selection of the directors, managers, and officers for the Reorganized Debtors; (c) obligations to make the Opioid Deferred Cash Payments in accordance with the Plan, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents; (d) the execution of the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the Takeback Second Lien Notes Documentation, the New Second Lien Notes Documentation, the Opioid Deferred Cash Payments Documents, the Management Incentive Plan, the Registration Rights Agreement, the New Takeback Term Loans Documentation, any other Exit Financing Documents, the indenture, notes, and other documents governing the First Lien Notes; (e) the issuance and delivery of the New Mallinckrodt Ordinary Shares, Takeback Second Lien Notes, New Second Lien Notes, New Opioid Warrants, the New Credit Facilities, and the New Takeback Term Loans; (f) implementation of the Restructuring Transactions; (g) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement; (h) the implementation of the Opioid Operating Injunction; (i) selection of the Opioid MDT II Trustee(s), Opioid Creditor Trustees, the General Unsecured Claims Trustee, and the Asbestos Trustee; and (j) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

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169. Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, Reorganized Mallinckrodt, or any direct or indirect subsidiaries of Reorganized Mallinckrodt (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized to issue, execute, deliver, and perform under the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including, without limitation, the (a) New Governance Documents, (b) Opioid MDT II Documents and Opioid Creditor Trust Documents, (c) New Opioid Warrant Agreement, (d) Takeback Second Lien Notes Documentation, (e) New Term Loan Documentation, (f) New AR Revolving Facility Documentation, (g) New Takeback Term Loans Documentation, (h) indenture, notes, and other documents governing the First Lien Notes, (i) New Second Lien Notes Documentation, (j) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement, (k) the Opioid Deferred Cash Payments Documents, (l) the obligations to make the Opioid Deferred Cash Payments in accordance with the Plan, the Opioid Deferred Cash Payments Terms, and the Opioid Deferred Cash Payments Documents, (m) the General Unsecured Claims Trust Documents and the Asbestos Trust Documents, (n) any other Exit Financing Documents, and (o) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized

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Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly and shall file any necessary documents or filings to effect the grant or perfection of any of the Liens granted by such entities in respect of the New Credit Facilities, the New Takeback Term Loans, the First Lien Notes, the Takeback Second Lien Notes, and the New Second Lien Notes to the extent required by the terms thereof. The authorizations and approvals contemplated in this paragraph shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

S. DIRECTORS AND OFFICERS; LIABILITY INSURANCE; INDEMNIFICATION

170. The indemnification obligations set forth in Article IV.E and the insurance obligations set forth in Article IV.N of the Plan are approved. Without limiting the foregoing, prior to the Effective Date, the Debtors shall undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board. The Reorganized Board will initially consist of at least seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be designated by the Required Supporting Unsecured Noteholders and approved by the then existing board of directors, or if the then existing board of directors does not so approve, the Reorganized Board will be deemed duly appointed pursuant to the Plan; provided, that, the members of the Reorganized Board, other than the Reorganized Debtors’ Chief Executive Officer, shall be independent under applicable listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. Following the Effective Date, the Disinterested Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by

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Professionals acting at their authority and direction in accordance with the terms of the Plan. The Disinterested Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

171. The Debtors have disclosed, solely to the extent such Persons are known and determined, the identity and affiliations of all Persons proposed to serve on the Reorganized Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

172. The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

173. As of the Effective Date, each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized

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Debtors shall amend and/or restate its memorandum and articles of association, certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect, in relation to conduct occurring prior to the Effective Date, (a) any of the Indemnification Provisions or (b) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective Affiliates referred to in the immediately preceding sentence.

174. On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary and in consultation with the Required Supporting Unsecured Noteholders. For the avoidance of doubt, the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies is hereby approved.

175. On or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail

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policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

T.	OPIOID TRUSTS

176. Establishment and Purpose of the Opioid MDT II and Opioid Creditor Trusts. The Opioid MDT II and each of the Opioid Creditor Trusts shall be established as a trust under applicable state law for the purposes described in the Plan and the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents, and shall be funded as and to the extent provided for in the Plan. The Opioid MDT II and each of the Opioid Creditor Trusts are being established to resolve or satisfy Opioid Claims and Opioid Demands. The purpose of the Opioid MDT II shall be to, among other things: (a) resolve all asserted Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II in accordance with the Plan, Opioid MDT II Documents, and this Confirmation Order; (b) preserve, hold, collect, manage, maximize, and liquidate the assets of the Opioid MDT II for use in resolving Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and funding the Opioid Creditor Trusts; (c) enforce, pursue, prosecute, compromise, and/or settle the Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims; (d) pay all Trust Expenses as provided, and defined, in the Opioid MDT II Documents (for which the Reorganized Debtors and the Released Parties shall have no responsibility or liability); (e) pay any and all administration and operating expenses of the Opioid MDT II, including the fees and expenses of any professionals retained by

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the Opioid MDT II (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); and (f) qualify at all times as a qualified settlement fund. The Opioid Creditor Trusts shall be established for the purposes described in the Plan and any other purposes more fully described in the Opioid Creditor Trust Documents. As set forth in the Plan, NOAT II, TAFT II, the Third-Party Payor Trust, the Hospital Trust, the Emergency Room Physician Trust, and the NAS Monitoring Trust shall be Abatement Trusts. Each Opioid Creditor Trust shall, as applicable and in each case, in accordance with the Plan, this Confirmation Order and the applicable Opioid Creditor Trust Documents: (a) hold, manage and invest all funds and other assets received by such Opioid Creditor Trust from the Opioid MDT II, in each case, for the benefit of the beneficiaries of such Opioid Creditor Trust; (b) hold and maintain required reserves for such Opioid Creditor Trust in accordance with the applicable Opioid Creditor Trust Documents; (c) administer, process, and resolve Opioid Claims channeled to such Opioid Creditor Trust, in each case as provided in the applicable Opioid Creditor Trust Documents, as set forth in Article IV.Y of the Plan; and (d) pay all applicable Opioid Creditor Trust Operating Expenses.

177. Approval of the Opioid MDT II and each of the Opioid Creditor Trusts and their respective Opioid MDT II Documents and Opioid Creditor Trust Documents. The Opioid MDT II and each of the Opioid Creditor Trusts, and the Opioid MDT II Documents and Opioid Creditor Trust Documents, copies of which are included with the Plan Supplement, are hereby approved. The sole recourse and source of distribution under the Plan of any State on account of any State Opioid Claim shall be a beneficial interest in NOAT II as and to the extent provided in the NOAT II Documents. On the Effective Date, the Opioid MDT II Documents shall be executed by the Debtors and the Opioid MDT II Trustee(s), and the Opioid MDT II shall be created. The Opioid MDT II is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code.

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178. Appointment of Trustee(s). The appointment of the initial Opioid MDT II Trustee(s) and each of the Opioid Creditor Trustee(s) in accordance with Article IV.U and IV.X of the Plan, respectively, is hereby approved.

179. Beneficiaries. Beneficiaries of the Opioid MDT II and each of the Opioid Creditor Trusts shall have only such rights and interests in and with respect to the applicable trust assets as set forth in the Plan and the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents. The Opioid MDT II Trustee(s) and each of the Opioid Creditor Trustee(s) shall be entitled to take the actions set forth in, and in each case in accordance with, the Plan and the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents. Except as provided in the Opioid MDT II Documents, Opioid Creditor Trust Documents or Article X of the Plan with respect to Opioid Claims, the Opioid MDT II and each of the Opioid Creditor Trusts shall be subject to the continuing jurisdiction of the Court.

180. Approval of the Implementation of Opioid Related Settlement Provisions in the Plan. Opioid settlement implementation provisions set forth in Articles IV.T-Y of the Plan are approved in their entirety.

181. The Opioid MDT II Cooperation Agreement. Notwithstanding anything to the contrary herein with respect to the Opioid MDT II Cooperation Agreement, on or before the Effective Date, the Opioid MDT II Cooperation Agreement shall be approved by a separate motion, upon reasonable and appropriate notice, and Court order. To the extent there is any direct conflict between the terms of the Plan, this Confirmation Order, and the Opioid MDT II Cooperation Agreement, the terms of the Opioid MDT II Cooperation Agreement shall control.

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Nothing in the Plan or this Confirmation Order shall alter the rights of any parties under the Restructuring Support Agreement with respect to the Opioid MDT II Cooperation Agreement or the contents thereof.

182. Share Repurchase Claims. On and after the Effective Date, the Opioid MDT II shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Share Repurchase Claim, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court; provided that the settlement, monetization, or disposition of the Share Repurchase Claims may not treat the holders of interests in such Share Repurchase Claims inconsistently without such holders’ consent or, if applicable, without offering such holders the right to participate in such settlement, monetization, or disposition.

183. Assigned Third-Party Claims and Assigned Insurance Rights Cooperation. During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group in connection with their investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group. The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Assigned Third-Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee, to counsel to the MSGE Group, and to counsel to the Future Claimants’ Representative during the Debtors’

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bankruptcy cases or on or prior to the Effective Date. To the extent there is any direct conflict between the terms of this paragraph 183 of this Confirmation Order and the Plan, this paragraph 183 controls.

184. Share Repurchase Claims Cooperation. During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants in connection with their investigation, preservation, pursuit, and securing of the Share Repurchase Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants. The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Share Repurchase Claims to counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, counsel to the Official Committee of Opioid-Related Claimants, and counsel to the Future Claimants’ Representative during the Debtors’ bankruptcy cases or on or prior to the Effective Date. To the extent there is any direct conflict between the terms of this paragraph 184 of this Confirmation Order and the Plan, this paragraph 184 controls.

185. Industry-Wide Document Disclosure Program. The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall participate in the industry-wide document disclosure program by disclosing publicly a subset of its litigation documents, as set forth in the Order (I) Approving the University of California, San Francisco Foundation and Johns Hopkins University as the Public Document Depository under Voluntary Injunction and (II) Authorizing Debtors to

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Pay Their Allocable Share of Reasonable Costs and Expenses Related Thereto [Docket No. 3848] (the “Document Repository Order”), subject to the scope and protocols described in Article IV.AA of the Plan and the Document Repository Order, and such document disclosure program set forth in Article IV.AA of the Plan and the Document Repository Order is hereby approved in its entirety.

U.	GENERAL UNSECURED CLAIMS TRUST

186. Establishment and Purpose of the General Unsecured Claims Trust. On the Effective Date, the General Unsecured Claims Trust shall be established in accordance with the Plan and the General Unsecured Claims Trust Documents. On the Effective Date, the General Unsecured Claims Trust Documents shall be executed by the Debtors and the General Unsecured Claims Trustee, as applicable, and the General Unsecured Claims Trust shall be created. The purpose of the General Unsecured Claims Trust shall be to, among other things: (a) resolve all Claims assumed thereby in accordance with the Plan, the General Unsecured Claims Trust Documents, and this Confirmation Order (but not, for the avoidance of doubt, (i) the Share Repurchase Claims, which will be liquidated by the Opioid MDT II or (ii) any Claims to the extent and for so long as they are asserted as any other classification or status of Claims except General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust under Article IV.HH.7 of the Plan); (b) preserve, hold, collect, manage, maximize, and liquidate the assets of the General Unsecured Claims Trust for use in resolving Claims assumed thereby; (c) enforce, pursue, prosecute, compromise, and/or settle the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims; (d) pay all GUC Trust Expenses as provided in the General Unsecured Claims Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); and (e) pay any and all administration and operating expenses of the General Unsecured Claims Trust, including the fees and expenses of any professionals retained by the General Unsecured Claims Trust (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability).

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187. Approval of the General Unsecured Claims Trust and the General Unsecured Claims Trust Documents. The General Unsecured Claims Trust and the General Unsecured Claims Trust Documents (other than the GUC Trust Cooperation Agreement), included in the Plan Supplement and filed with the Bankruptcy Court as of the date of entry of this Confirmation Order, and as may be subsequently modified, supplemented, or otherwise amended in a manner not inconsistent with the Plan pursuant to a filing with the Court prior to the Effective Date, are hereby approved. On the Effective Date, the General Unsecured Claims Trust Documents shall be executed by the Debtors and the applicable General Unsecured Claims Trustee, and the General Unsecured Claims Trust shall be created. Notwithstanding anything to the contrary in the Plan, the General Unsecured Claims Trust Documents, as included in the Plan Supplement and filed with the Bankruptcy Court as of the date of entry of this Confirmation Order, are approved in their entirety. For the avoidance of doubt, this paragraph shall not be construed to limit or otherwise restrict the Debtors from filing modified, supplemented, or otherwise amended General Unsecured Claims Trust Documents in the Plan Supplement prior to the Effective Date.

188. Appointment of General Unsecured Claims Trustee(s). The appointment of the General Unsecured Claims Trustee(s) in accordance with Article IV.HH of the Plan is hereby approved.

189. Beneficiaries. Beneficiaries of the General Unsecured Claims Trust shall have only such rights and interests in and with respect to the applicable trust assets as set forth in the Plan and the General Unsecured Claims Trust Documents. The General Unsecured Claims Trustee(s) shall be entitled to take the actions set forth in, and in each case in accordance with, the

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Plan and the General Unsecured Claims Trust Documents. Except as provided in the General Unsecured Claims Trust Documents or Article X of the Plan with respect to General Unsecured Claims, the General Unsecured Claims Trust shall be subject to the continuing jurisdiction of the Court.

190. Approval of the Implementation of GUC Settlement Provisions in the Plan. The General Unsecured Claims Trust implementation provisions set forth in Article IV.HH of the Plan are approved in their entirety.

191. Cooperation. Notwithstanding anything to the contrary herein with respect to the GUC Trust Cooperation Agreement, on or before the Effective Date, the GUC Trust Cooperation Agreement shall be approved by a separate motion, upon reasonable and appropriate notice, and Court order. To the extent there is any direct conflict between the terms of the Plan, this Confirmation Order, and the GUC Trust Cooperation Agreement, the terms of the GUC Trust Cooperation Agreement shall control. During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Official Committee of Unsecured Creditors in connection with their investigation, preservation, pursuit, and securing of the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Official Committee of Unsecured Creditors. The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims to counsel to the Official Committee of Unsecured Creditors during the Debtors’ bankruptcy cases or on or prior to the Effective Date. Nothing herein shall limit the Debtors and the Official Committee of Unsecured Creditors, prior to the Effective Date, from cooperating to resolve certain General Unsecured Claims on such terms as such parties deem reasonable and appropriate.

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V.	THE ASBESTOS TRUST

192. Establishment and Purpose of the Asbestos Trust. On the Effective Date, the Asbestos Trust shall be established in accordance with the Plan and the Asbestos Trust Documents. The Asbestos Trust shall be a separate trust to which, on the Effective Date, all Asbestos Claims shall be channeled for the benefit of the Holders of Asbestos Claims, to be administered by the Asbestos Trustee. On the Effective Date, the Asbestos Trust Documents shall be executed by the Debtors and the Asbestos Trustee, as applicable, and the Asbestos Trust shall be created. The purpose of the Asbestos Trust shall be to, among other things: (1) resolve all Asbestos Claims assumed thereby in accordance with the Plan, the Asbestos Trust Documents, and this Confirmation Order; (2) preserve, hold, collect, manage, and maximize the assets of the Asbestos Trust for use in resolving Asbestos Claims; (3) pay all Asbestos Trust Expenses as provided in the Asbestos Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); (4) pay any and all administration and operating expenses of the Asbestos Trust, including the fees and expenses of any professionals retained by the Asbestos Trust (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); and (5) qualify at all times as a qualified settlement fund.

193. Approval of the Asbestos Trust and the Asbestos Trust Documents. The Asbestos Trust and the Asbestos Trust Documents, including without limitation those included with the Plan Supplement, and as may be subsequently modified, supplemented, or otherwise amended pursuant to a filing with the Court prior to the Effective Date, are hereby approved. On the Effective Date, the Asbestos Trust Documents shall be executed by the Debtors and the applicable Asbestos Trustee(s), and the Asbestos Trust shall be created. The Asbestos Trust is

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intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code, separate from the General Unsecured Claims Trust. Notwithstanding anything to the contrary in the Plan, the Asbestos Trust Documents, as included in the Plan Supplement, are approved in their entirety.

194. Appointment of Asbestos Trustee(s). The appointment of the Asbestos Trustee(s) in accordance with Article IV.II of the Plan is hereby approved.

195. Beneficiaries. Beneficiaries of the Asbestos Trust shall have only such rights and interests in and with respect to the applicable trust assets as set forth in the Plan and the Asbestos Trust Documents. The Asbestos Trustee(s) shall be entitled to take the actions set forth in, and in each case in accordance with, the Plan and the Asbestos Trust Documents. Except as provided in the Asbestos Trust Documents or Article X of the Plan with respect to Asbestos Claims, the Asbestos Trust shall be subject to the continuing jurisdiction of the Court.

196. Asbestos Claims Allowance. All Asbestos Claims will be channeled to the Asbestos Trust and resolved by the Asbestos Trustee pursuant to the Asbestos Trust Documents. Because Asbestos Claims will be administered by the Asbestos Trust, the Asbestos Trustee will process and pay Asbestos Claims without the need or requirement to file claim objections or seek allowance or disallowance of claims by the Court pursuant to section 502 of the Bankruptcy Code. Asbestos Late Claims, will be assumed by the General Unsecured Claims Trust and will be resolved by the General Unsecured Claims Trustee. Holders of disallowed Asbestos Claims shall have no recourse to the Asbestos Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Asbestos Claims. Only the Asbestos Trustee shall be entitled to object to the Asbestos Claims, and, for the avoidance of doubt, only the General Unsecured Claims Trustee is entitled to object to the Asbestos Late Claims in the manner set forth in Article IV.HH.8 of the Plan.

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197. Approval of the Implementation of Asbestos Trust Provisions in the Plan. The Asbestos Trust implementation provisions set forth in Article IV.II of the Plan are approved in their entirety.

W.	THE MONITOR

198. The appointment of the Monitor for a term of five years from the Petition Date is hereby approved pursuant to the terms of the Plan and Article IV.BB therein. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that the Reorganized VI-Specific Debtors have failed to achieve and maintain substantial compliance with the substantive provisions of the Opioid Operating Injunction, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of the Reorganized VI-Specific Debtors to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. The Monitor shall be the Chapter 11 Monitor in place as of the Effective Date unless justifiable cause exists and the Monitor Agreement shall remain in full force and effect upon the Effective Date, unless amended or superseded by further order of the Court. The Monitor-related provisions set forth in Article IV.BB of the Plan are approved in their entirety.

X.	FEDERAL/STATE ACTHAR SETTLEMENT

199. As of the Effective Date, the Federal/State Acthar Settlement Agreements shall be executed by Parent, Mallinckrodt ARD LLC, the U.S. Government, and the States. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors and/or the Reorganized Debtors shall make the Initial Federal/State Acthar Settlement Payment, and thereafter, the Reorganized Debtors shall make each of the Federal/State Acthar Deferred Cash Payments;

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provided, that except as otherwise expressly set forth in any of the Federal/State Acthar Settlement Agreements executed by any State, the Initial Federal/State Acthar Settlement Payment and Federal/State Acthar Deferred Cash Payments shall bear interest accruing at an annual rate of 0.6255%, running from September 21, 2020, in eight installments.

Y.	CO-DEFENDANTS

200. Co-Defendant Contracts. The Court hereby approves Article V.G of the Plan.

201. Co-Defendant Defensive Rights. The Court hereby approves Article IX.N of the Plan.

Z.	EMPLOYMENT AND BENEFIT ARRANGEMENTS

202. Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code. None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger

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any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

203. As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing in the Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

AA.	DISCHARGE OF CLAIMS, OPIOID DEMANDS, AND INTERESTS; COMPROMISE AND SETTLEMENT OF CLAIMS, OPIOID DEMANDS, AND INTERESTS

204. The Court hereby approves Article IX.A of the Plan, which provides:15 Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Opioid Claims, Opioid Demands, and Interests of

[15]	To the extent of a conflict between this Section II.AA of this Confirmation Order and the Plan, the Plan controls.

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any nature whatsoever, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, or rights against the Debtors, the Reorganized Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Opioid Claims, Opioid Demands, or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim, Opioid Claim, Opioid Demand, or Interest is Allowed; or (3) the Holder of such Claim, Opioid Claim, Opioid Demand, or Interest has accepted the Plan. For the avoidance of doubt, the Claims against the Debtors, the Reorganized Debtors, and any of their assets and properties discharged pursuant to the Plan shall include (y) any Claims to the extent based on any assertion that the Wholesale Product Purchase Agreement (as in effect immediately prior to the Effective Date and including any prior versions of such agreement) between Mallinckrodt ARD LLC and Priority Healthcare Distribution, Inc., and/or the Debtors’ (or any predecessor’s) pre-Effective Date performance thereunder consistent with its terms, constitute an anticompetitive agreement or other anticompetitive conduct under applicable law, and (z) any Claims based on pre-Effective Date sales of Acthar Gel to the extent based on any assertion that the Debtors’ (or any predecessor’s) acquisition by license and maintenance of any rights to Synacthen Depot and related assets constitute anticompetitive conduct under applicable law. Except as otherwise provided herein, any default by the Debtors with respect to any Claim, Opioid Claim, or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. This Confirmation Order shall be a judicial

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determination of the discharge of all Claims, Opioid Demands, and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims and Interests to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims and Interests may be entitled to under the Plan.

205. In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Opioid Demands, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Opioid Demands, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromises or settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. The Co-Defendant Defensive Rights shall not be waived, released, altered, impaired, or discharged and all Co-Defendant Defensive Rights are preserved, as provided in Article IX.N of the Plan.

206. For the avoidance of doubt, any Asbestos Claims against the Debtors shall be discharged upon the Effective Date to the maximum extent permitted by law.

BB.	RELEASES BY THE DEBTORS

207. The Court hereby approves Article IX.B of the Plan, which provides:16 Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy

[16]	To the extent of a conflict between this Section II.BB of this Confirmation Order and the Plan, the Plan controls.

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Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and the restructuring, and except as otherwise explicitly provided in the Plan or in this Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity

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Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities

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pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third- Party Claims and Assigned Insurance Rights; provided, further, that the Debtors do not release Claims or Causes of Action against Released Co-Defendants that (i) are commercial in nature, and (ii) are unrelated to the Chapter 11 Cases or the subject matter of a Pending Opioid Action; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and this Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, (x) the releases by the Debtors set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan, and (y) with respect to the Released Co-Defendants, nothing in Article IX.B of the Plan shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as

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of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and this Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

208. The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.B of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.B of the Plan.

209. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article IX.B of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan. The foregoing shall apply equally and with the same force and effect to any release by the Debtors in the Rebate Claims State Settlement Agreement (defined below).

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CC.	RELEASES BY NON-DEBTOR RELEASING PARTIES OTHER THAN OPIOID CLAIMANTS

210. The Court hereby approves Article IX.C of the Plan, which provides:17 Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, and except as otherwise explicitly provided in the Plan or in this Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided herein, by the Non-Debtor Releasing Parties, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable

[17]

To the extent of a conflict between this Section II.CC of this Confirmation Order and the Plan, the Plan controls. This paragraph 210 is a direct recitation of Article IX.C of the Plan and is not intended to make any additional findings of fact and conclusions of law endorsed by the Bankruptcy Court.

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international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any Security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trust, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any

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Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the prepetition documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.C

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of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Non-Debtor Releasing Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and this Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Released Parties for purposes of Article IX.C of the Plan. As a matter of clarification, the claims released by the Released Co-Defendants pursuant to Article IX.C shall not include any counterclaims, cross claims or other claims not directly arising from Mallinckrodt’s restructuring or these chapter 11 cases that the Released Co-Defendants may have against any Released Party in connection with any Pending Opioid Action or future action similar thereto, including any pending or future Opioid Action involving Mallinckrodt.

211. Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any criminal liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act; (y) release or discharge a consultant or expert having been retained to provide strategic advice for

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sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date; or (z) preclude the Governmental Units that are plaintiffs in Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) from seeking injunctive relief in such pending action governing future conduct of the Debtors or the Reorganized Debtors, as applicable, that would not otherwise be discharged under the Bankruptcy Code. It is further understood and agreed that, pursuant to clause (z), the Governmental Units are not precluded from introducing or relying on facts or evidence occurring during the time period prior to the Confirmation Date in support of the request for future injunctive relief and the Debtors’ and Reorganized Debtors’ rights to object on any evidentiary grounds are reserved thereto.

212. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

213. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Non-Debtor Releasing Parties set forth in Article IX.C of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) consensual; (b) given and made after due notice and opportunity for hearing; (c) within the jurisdiction of the Bankruptcy Court pursuant to 28 U.S.C. § 1334; (d) appropriately narrow in scope; (e) essential to the formulation, confirmation, and implementation of the Plan; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan.

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214. Upon the Effective Date, all pre-Effective Date injunctions and stays, including without limitation the automatic stay under 11 U.S.C. §§ 362 and 105 as extended to third-parties by the Court, shall as to Claims and Causes of Action not released under Article IX.C of the Plan be dissolved and vacated without the need for further order of the Court.

DD.	RELEASES BY HOLDERS OF OPIOID CLAIMS

215. The Court hereby approves Article IX.D of the Plan, which provides:18 Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Protected Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, or attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown,

[18]	To the extent of a conflict between this Section II.DD of this Confirmation Order and the Plan, the Plan controls.

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foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Opioid Claims (including Opioid Demands), the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the

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“agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Protected Party, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above (a) do not release any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation and (b) with respect to Co-Defendants and their Co-Defendant Related Parties, do not affect or alter (x) any treatment expressly set forth in Article III or Article V.G. of the Plan, (y) the preservation of Co-Defendant Defensive Rights as set forth in the Plan, including, without limitation, in Article IX.N of the Plan, or (z) any related substantive language set forth in the defined terms applicable to the foregoing clauses (x) or (y), as set forth in Article I of the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or

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approval of any person, and this Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Protected Parties under the Plan.

216. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) essential to the confirmation of the Plan; (2) given in exchange for the good and valuable consideration provided by the Protected Parties; (3) a good-faith settlement and compromise of the Claims released by Article IX.D of the Plan; (4) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

217. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to article IX.D of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan.

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218. Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Protected Party to a Governmental Unit arising out of, or relating to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act perpetrated by the applicable Protected Party; or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

EE.	RELEASE OF OPIOID CLAIMANTS

219. The Court hereby approves Article IX.E of the Plan, which provides:19 Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise explicitly provided in the Plan or in this Confirmation Order, the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, in each case solely in their respective capacities as such, shall be deemed conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Protected Parties from any and all Claims, counterclaims,

[19]	To the extent of a conflict between this Section II.EE of this Confirmation Order and the Plan, the Plan controls.

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disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Protected Parties are, were, would have been, or will be legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived) based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support

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Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, Pending Opioid Actions, the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid-related products, any past use or misuse of any opioid sold by the Debtors or any of its affiliates, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims; provided, further, that the Protected Parties do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Holder of an Opioid Claim, Released Co-Defendant, or Co-Defendant Related Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; provided, further, that nothing in Article IX.E of the Plan shall (a) release any Cause of Action the Protected Parties are entitled to assert that is both (i) contractual

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or commercial in nature and (ii) unrelated to the subject matter of Pending Opioid Actions, (b) release any Cause of Action the Debtors are entitled to assert, to the extent such Cause of Action is necessary for the administration and resolution of a Claim against a Debtor solely in accordance with the Plan, provided, however, that the forgoing clause (b) shall not apply to any Holder of a Co-Defendant Claim solely with respect to such Co-Defendant Claim, (c) release any claim or right of the Debtors or the Reorganized Debtors arising in the ordinary course of the Debtors’ or Reorganized Debtors’ business, including, without limitation, any such claim with respect to taxes, (d) be construed to impair in any way the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Definitive Documents, this Confirmation Order or the Restructuring Transactions, or (e) with respect to the Released Co-Defendants and their Co-Defendant Related Parties, nothing in Article IX.E of the Plan shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and this Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this release of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, solely in their capacity as such, by the Protected Parties. Notwithstanding anything to the contrary in the foregoing, the releases by the Protected Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. For the avoidance doubt, the

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releases by the Protected Parties set forth in Section IX.E of the Plan shall not release any Holder of Opioid Claims from any specific Claim, counterclaim, dispute, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, lien, remedy, loss, contribution, indemnity, cost, liability, attorneys’ fee or expense if such Holder of Opioid Claims, in its capacity other than as a Holder of Opioid Claims, has not released the applicable Protected Party from Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses arising from a common nucleus of operative facts.

220. The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.E of the Plan.

221. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

222. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Protected Parties set forth in Article IX.E of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Holders of Opioid Claims; (b) a good faith settlement and compromise of the Claims against the Holders of Opioid Claims released by the Protected Parties; (c) in the best interests of the Debtors, their Estates and all

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Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.E of the Plan; and (g) essential to the confirmation of the Plan.

FF.	THE NON-CONSENSUAL THIRD-PARTY RELEASES IN THE PLAN SATISFY AND ARE APPROPRIATE UNDER THIRD CIRCUIT LAW

223. The findings in the Confirmation Opinion related to the Third-Party Releases (as defined in the Confirmation Opinion) are incorporated by reference into this Confirmation Order, and if there is any direct conflict between the findings in the Confirmation Opinion related to the Third-Party Releases (as defined in the Confirmation Opinion) and as contained anywhere in this Confirmation Order, the findings in the Confirmation Opinion related to the Third-Party Releases (as defined in the Confirmation Opinion) shall control.

224. Satisfaction of The Third Circuit Standard For Third-Party Releases. The non-consensual third-party releases under Articles IX.D-E of the Plan satisfy the standard articulated in In re Continental Airlines, 203 F.3d 203 (3d Cir. 2000); see also In re Millennium Lab Holdings II, LLC, 591 B.R. 559, 584 (D. Del. 2018), aff’d sub nom. In re Millennium Lab Holdings II, LLC., 945 F.3d 126 (3d Cir. 2019) (citing to In re Master Mortgage Inv. Fund, Inc., 168 B.R. 930, 937 (Bankr.W.D.Mo.1994)).20

[20]

The Master Mortgage factors are: “(1) an identity of interest between the debtor and the third party, such that a suit against the non-debtor is, in essence, a suit against the debtor or will deplete assets of the estate; (2) substantial contribution by the non-debtor of assets to the reorganization; (3) the essential nature of the injunction to the reorganization to the extent that, without the injunction, there is little likelihood of success; (4) an agreement by a substantial majority of creditors to support the injunction, specifically if the impacted class or classes “overwhelmingly” votes to accept the plan; and (5) provision in the plan for payment of all or substantially all of the claims of the class or classes affected by the injunction.”

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225. Identity of Interest. The non-consensual third-party releases under Article IX.D-E of the Plan benefit the Reorganized Debtors and there is an identity of interest between the released third-parties and the Reorganized Debtors. Specifically, Article V.F of the Plan provides that the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

226. Further, Article IV.E of the Plan provides that each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’,

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equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

227. As such, there is an identity of interest because Claims or Causes of Action against the Debtors’ directors or officers, agents, employees, professionals, and other parties mentioned in Articles IV.E and V.F will result in financial obligations for litigation and indemnification obligations against the Reorganized Debtors. There is an identity of interest between the Reorganized Debtor and aforementioned third-parties, such that a suit against those third-parties is, in essence, a suit against the Reorganized Debtors.

228. Significant Contributions. The Protected Parties being released under the non-consensual third-party releases under Article IX.D-E of the Plan, individually and collectively, made significant contributions, or had significant contributions made on their behalf, to the Chapter 11 Cases. Specifically, their contributions include without limitation negotiating and entering into the Restructuring Support Agreement and the Opioid Settlement (as defined in the Restructuring Support Agreement), facilitating the Debtors’ and Reorganized Debtors’ funding of the Opioid MDT II Consideration, facilitating the creation of the Opioid MDT II and the Opioid Creditor Trusts, entering into and funding the OCC Settlement, entering into and funding the UCC Settlement, actively supporting the Debtors’ reorganization, managing and overseeing the Debtors’ businesses during the Chapter 11 Cases, participating in depositions, appearing at Court hearings, and developing the business plan for the Reorganized Debtors so that the Reorganized Debtors could meet financial requirements under the Plan.

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229. Necessity. The non-consensual third-party releases under Article IX.D-E of the Plan are integral and necessary to the Plan. But for the provision of these releases, the Restructuring Support Agreement, the Plan and its underlying settlements, including the UCC Settlement, OCC Settlement, and the Second Lien Notes Settlement incorporated into the Plan would not have been achieved. Without the releases under the Plan, the Debtors would be forced to continue to participate in thousands of opioid-related litigation and other potential third-party litigation thereby nullifying the benefits of the Plan, the aforementioned settlements incorporated therein, the Opioid Permanent Channeling Injunction, and any other benefits of the Chapter 11 Cases.

230. Plan Acceptance. The classes affected (i.e., the opioid creditor classes in the Class 8 and 9 subclasses) by the non-consensual third-party releases under Article IX.D-E of the Plan voted to accept the Plan by the percentages required by section 1126 of the Bankruptcy Code. The final voting results from Prime Clerk demonstrate that the Opioid Claimants overwhelmingly, and nearly unanimously, voted in favor of the Plan. Overall, over 250,000 Opioid Claimants voted to accept the Plan, while approximately 5,000 Opioid Claimants voted to reject the Plan. Of the 12 opioid-related classes and subclasses entitled to vote (Classes 8 and 9(a)-(h)), 11 voted to accept the Plan with each of those subclasses having at least 90% in amount and number accepting the Plan. Specifically, of the Holders of Opioid Claims in Classes 8(a)-(d) that voted, well over 95 percent voted to accept the Plan. Similarly, of the Holders of Opioid Claims in Classes 9(a)-(h) that voted, well over 95 percent voted to accept the Plan. The only rejecting opioid class was Class 9(h) (Other Opioid Claims) which had less than a thousand Opioid Claimants vote to reject the Plan.

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231. Plan Treatment. The classes affected (i.e., the opioid creditor classes in the Class 8 and 9 subclasses) by the non-consensual third-party releases under Article IX.D-E of the Plan are receiving a substantial amount of consideration under the Plan in exchange for those releases. Specifically, the Opioid MDT II and Opioid Creditor Trusts are receiving the Opioid MDT II Consideration (which includes the Initial Opioid MDT II Payment, the New Opioid Warrants, the Opioid Deferred Cash Payments, the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Opioid MDT II Share Repurchase Proceeds) provided by the Debtors. Further, the Opioid Claimants can pursue their Opioid Claims and Opioid Demands against the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents. The Opioid Claimants are also receiving a reciprocal release from the Protected Parties under Article IX.E of the Plan. Further, the Plan provides a mechanism under the Other Opioid Claimant Pro Rata Share for Holders of Other Opioid Claims to receive recoveries commensurate with (and proportionate to) the Holders of Opioid Claims.

GG.	EXCULPATION

232. The Court hereby approves Article IX.F of the Plan, which provides:21 Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the confirmation or consummation of the Plan, the Disclosure Statement, the Opioid Settlement (as

[21]	To the extent of a conflict between this Section II.GG of this Confirmation Order and the Plan, the Plan controls.

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defined in the Restructuring Support Agreement), the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto), or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or confirmation or consummation of the Plan, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, or the Opioid Creditor Trust Documents, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

233. The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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234. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person or Entity.

HH.	PERMANENT INJUNCTION

235. The Court hereby approves Article IX.G of the Plan, which provides:22 Except as otherwise expressly provided in this Confirmation Order or Plan, from and after the Effective Date all persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or this Confirmation Order against any person so released, discharged or exculpated (or the property or estate of any person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the confirmation date, shall remain in full force until the Effective

[22]	To the extent of a conflict between this Section II.HH of this Confirmation Order and the Plan, the Plan controls.

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Date; provided that nothing in the Plan, Confirmation Order or other Definitive Documents shall in any way extend any stay in effect pursuant to the (x) Order Granting the Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 [Adv. Pro. No. 20-50850, Adv. Docket No. 170] (the “First 105 Order”), (y) Order Granting the Debtors’ Supplemental Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 [Adv. Pro. No. 20-50850, Adv. Docket No. 180] (the “Supplemental 105 Order”), or (z) any previously granted extensions of the First 105 Order or the Supplemental 105 Order ((x), (y) and (z) collectively, the “105 Orders”).

236. The Debtors and Reorganized Debtors’ rights are reserved to seek relief from the Bankruptcy Court or District Court, as applicable, in the event any party raises or litigates in the Irish Examinership Proceedings any issue or claim that has been previously ruled upon under United States federal or state law in the Bankruptcy Court

II.	OPIOID PERMANENT CHANNELING INJUNCTION

237. The Court hereby approves Article IX.H of the Plan, which provides:23 TERMS. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-Effective Date conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to Article IX.H of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. On and after the Effective Date, all Opioid Claimants, including Future

[23]	To the extent of a conflict between this Section II.II of this Confirmation Order and the Plan, the Plan controls.

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Opioid PI Claimants, shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim (including Opioid Demand) based upon or arising from the Debtors’ pre-Effective Date conduct or activities other than from the Opioid MDT II or the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable:

a.

Commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

b.

Enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

c.	Creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

d.

Setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

e.

Proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid MDT II or the Opioid Creditor Trusts, as applicable, except in conformity and compliance with the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents.

RESERVATIONS. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims (including Opioid Demands) against the Opioid MDT II or the Opioid Creditor Trusts, as applicable, solely in accordance with the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, as applicable; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid MDT II.

MODIFICATIONS. There can be no modification, dissolution, or terminations of this Opioid Permanent Channeling Injunction, which shall be a permanent injunction.

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NON-LIMITATION OF CHANNELING INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents, or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability, or effectiveness of the Opioid Permanent Channeling Injunction issued in connection with the Plan.

BANKRUPTCY RULE 3016 COMPLIANCE. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

JJ.	OPIOID INSURER INJUNCTION

238. The Court hereby approves Article IX.I of the Plan, which provides:24 TERMS. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Opioid Insurer, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

[24]	To the extent of a conflict between this Section II.JJ of this Confirmation Order and the Plan, the Plan controls.

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d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any such Claim based on, arising under or attributable to an Opioid Insurance Policy.

RESERVATIONS. The provisions of this Opioid Insurer Injunction do not apply to the Opioid MDT II and shall not preclude the Opioid MDT II from pursuing any Claim based on, arising under, or attributable to an Opioid Insurance Policy (including the Assigned Insurance Rights) or any other Claim that may exist under any Opioid Insurance Policy against any Opioid Insurer, nor shall it enjoin the Opioid MDT II from prosecuting any action based on, arising from, or attributable to any Opioid Insurance Policy or from asserting any claim, debt, obligation, cause of action, or liability for payment against a Opioid Insurer based on, arising from, or attributable to any Opioid Insurance Policy (including the Assigned Insurance Rights). The provisions of this Opioid Insurer Injunction are not issued for the benefit of any Opioid Insurer, and no such insurer is a third-party beneficiary of this Opioid Insurer Injunction. For the avoidance of doubt, with respect to a Person that purports to be insured under any Opioid Insurance Policy, the Opioid Insurer Injunction shall enjoin only derivative claims and rights. Nothing in the Plan shall determine whether any Claim or right under any Opioid Insurance Policy is either derivative or direct, or otherwise would be disallowed or subordinated under the Bankruptcy Code, which determination shall be made, as necessary, to the extent such Claim or right is not otherwise released under the Plan, in accordance with applicable law.

MODIFICATIONS. To the extent the Opioid MDT II Trustees determine that some or all of the proceeds under the Opioid Insurance Policies are substantially unrecoverable by the Opioid MDT II, the Opioid MDT II shall have the sole and exclusive authority, upon written notice to any affected Opioid Insurer, to terminate, reduce, or limit the scope of this Opioid Insurer Injunction with respect to any Opioid Insurer, provided that any termination, reduction, or limitation of the Opioid Insurer Injunction (i) shall apply equally to all Classes of Opioid Claims, and (ii) shall comply with any procedures set forth in the Opioid MDT II Documents.

NON-LIMITATION OF INSURER INJUNCTION. Except as set forth in paragraph 2 and 3 of Article IX.I of the Plan, nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Opioid Insurer Injunction issued in connection with the Plan.

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KK.	SETTLING OPIOID INSURER INJUNCTION

239. The Court hereby approves Article IX.J of the Plan, which provides:25 Terms. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Settling Opioid Insurer, solely to the extent that such Settling Opioid Insurer has been released from such Claim under such Opioid Insurance Policy pursuant to an Opioid Insurance Settlement, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy; and

[25]	To the extent of a conflict between this Section II.KK of this Confirmation Order and the Plan, the Plan controls.

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e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to such Claim based on, arising under or attributable to such Opioid Insurance Policy.

REDUCTION OF INSURANCE JUDGMENTS. Any right, Claim, or cause of action that an insurance company may have been entitled to assert against any Settling Opioid Insurer but for the Settling Opioid Insurer Injunction, if any such right, Claim, or cause of action exists under applicable non-bankruptcy law, shall become a right, Claim, or cause of action solely as a setoff claim against the Opioid MDT II and not against or in the name of the Settling Opioid Insurer in question. Any such right, Claim, or cause of action to which an insurance company may be entitled shall be solely in the form of a setoff against any recovery of the Opioid MDT II from that insurance company, and under no circumstances shall that insurance company receive an affirmative recovery of funds from the Opioid MDT II or any Settling Opioid Insurer for such right, Claim, or cause of action. In determining the amount of any setoff, the Opioid MDT II may assert any legal or equitable rights the Settling Opioid Insurer would have had with respect to any right, Claim, or cause of action. Any Opioid Insurance Settlement for which Court approval is sought shall be sent out on notice pursuant to Bankruptcy Rule 9019.

MODIFICATIONS. There can be no modification, dissolution or termination of the Settling Insurer Injunction, which shall be a permanent injunction.

NON-LIMITATION OF SETTLING INSURER INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Settling Insurer Injunction issued in connection with the Plan.

LL.	OPIOID OPERATING INJUNCTION

240. The Court hereby approves the terms of the Opioid Operating Injunction, a copy of which is attached hereto as Exhibit B, and Article IX.K of the Plan.

MM.	SETOFFS AND RECOUPMENT AND ACCESS TO OPIOID INSURANCE POLICIES

241. The Court hereby approves Articles IX.L-M of the Plan.

NN.	ASSUMED CONTRACTS AND ASSUMED LIABILITIES; CURE COST; “ADEQUATE ASSURANCE”

242. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption or rejection, as applicable, of such Executory Contracts

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and Unexpired Leases) shall be, and hereby are, approved in their entirety. Except as otherwise agreed by the Debtors and the applicable counterparty or counterparties pursuant to Article V.B of the Plan, the Cure Cost under each Executory Contract or Unexpired Lease shall be as set forth in the Contract/Lease Notices. Notwithstanding anything to the contrary in this Confirmation Order, any unresolved formal or informal objections to the Cure Cost of any Executory Contract or Unexpired Lease are not overruled and are adjourned indefinitely.

243. On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (a) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (b) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (c) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

244. Entry of this Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumption of the Executory Contracts and Unexpired Leases (including the Restructuring Support Agreement pursuant to Article V.A of the Plan) pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as

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such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

245. Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Confirmation Date (or such later date as may be permitted by Article V.B or Article V.E below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

246. On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth in the Plan, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement,

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exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

OO.	ASSUMPTION OF RESTRUCTURING SUPPORT AGREEMENT

247. Upon entry of this Confirmation Order, the Restructuring Support Agreement will be deemed assumed by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code, with such assumption effective as of the Effective Date.

PP.	CLAIMS, PROFESSIONAL COMPENSATION, AND BAR DATES

1.	Claims Generally.

248. Provisions Governing Distributions. The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan or this Confirmation Order, the Distribution Agent shall make distributions to Holders of Allowed Claims other than Opioid Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim Filed by that Holder or, with respect to Holders of Allowed First Lien Revolving Credit Facility Claims and Allowed First Lien Term Loan Claims, the address recorded as of the Effective

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Date in the register maintained by the First Lien Agent; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required under the Plan. The timing of distributions required under the Plan or this Confirmation Order shall be made in accordance with and as set forth in the Plan or this Confirmation Order, as applicable. The Debtors’ obligation to make any distributions on account of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust will be satisfied by the transfer of the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust. The General Unsecured Claims Trustee shall make the Initial Fixed Distribution as soon as reasonably practicable after the Effective Date in accordance with the Plan, with additional distributions made in accordance with the Plan and General Unsecured Claims Trust Documents. The Opioid MDT II and Opioid Creditor Trusts will resolve Opioid Claims and make distributions on account thereof in accordance with the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

249. Procedures for Resolving Contingent, Unliquidated, And Disputed Claims or Interests. The procedures for resolving contingent, unliquidated, and disputed Claims and Interests contained in Article VII of the Plan shall be, and hereby are, approved in their entirety. If any Proof of Claim is filed in the Chapter 11 Cases, the Debtors or Reorganized Debtors, as applicable, must address such Claim and provide notice to the Court regarding whether such Claim will need to be addressed by the Court.

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250. Opioid Claimants Proof of Claims for Opioid Claims. As set forth in Article VII.G of the Plan, Holders of Opioid Claims or VI Opioid Claims are not required to File a Proof of Claim in the Chapter 11 Cases or a request for payment of an Administrative Claim on account of such Holder’s Opioid Claims or VI Opioid Claims, and no such Holders should File such a Proof of Claim or such request for payment; provided, however, that a Holder of an Opioid Claim or VI Opioid Claim that wishes to assert Claims against the Debtors that are not Opioid Claims or VI Opioid Claims must File a Proof of Claim or a request for payment of an Administrative Claim with respect to such Claims which are not Opioid Claims or VI Opioid Claims on or before the applicable Claims Bar Date.

251. Notwithstanding the foregoing and subject to Article IV.Y in the Plan, the Opioid MDT II Administrator may establish a bar date for all Other Opioid Claims, which will be the date that is 60 days after the service of a notice to be filed with the Bankruptcy Court by the Opioid MDT II Administrator, in accordance with Article IV.Y of the Plan, stating that all Other Opioid Claimants must submit to the Opioid MDT II Administrator a proof of claim form (in a form substantially similar to Official Bankruptcy Form No. 410) within 60 days of the service of such notice. A sample proof of claim form shall be attached to the notice of the Other Opioid Claims Bar Date.

252. Disallowance of Certain Funded Debt Claims. Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the following Claims shall be disallowed on the Effective Date except as otherwise ordered by a Final Order of the Bankruptcy Court before the Effective Date: (a) any First Lien Credit Agreement Claims (i) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Sections 2.13(a) or (b) of the First Lien Credit Agreement, or (ii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e)

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of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding the foregoing, the Allowed First Lien Revolving Credit Facility Claims and the Allowed First Lien Term Loan Claims shall include the applicable amount of First Lien Revolving Credit Facility Accrued and Unpaid Interest and the First Lien Term Loans Accrued and Unpaid Interest, respectively, and such First Lien Revolving Credit Facility Accrued and Unpaid Interest and First Lien Term Loans Accrued and Unpaid Interest shall not be subject to disallowance; provided, further, that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order and any repayments of principal made pursuant to the Order Granting Motion for Order (I) Authorizing Use of Cash Collateral Other Than in the Ordinary Course of Business, (II) Granting Limited Relief from the Automatic Stay, and (III) Granting Related Relief [Docket No. 1745] (such payments of principal, the “Cashflow Sweep Payments”) during the Chapter 11 Cases to the First Lien Revolving Lenders, the First Lien Term Lenders and their respective agents and professionals shall be deemed indefeasibly paid to and retained by the First Lien Revolving Lenders, the First Lien Term Lenders and such agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 (including, without limitation, the Cashflow Sweep Payments) and First Lien Term Loan Principal Payments, which payments shall in each case be treated as principal payments) or otherwise subject to disgorgement, recovery, turnover, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims or the First Lien Term Loan Claims, as applicable; (b) any First Lien Notes Claims (i) for any “Additional Amounts” (as defined in the First Lien

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Notes Indenture) or (ii) for default rate interest under Section 2.11 of the First Lien Notes Indenture; (c) any Second Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the Second Lien Notes Indenture; provided, that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the Second Lien Notes Indenture, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order during the Chapter 11 Cases to the Holders of Second Lien Notes and their respective agents and professionals shall be deemed indefeasibly paid to and retained by the Holders of Second Lien Notes and such agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, turnover, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the Second Lien Notes Claims; and (d) any Claims for payment of any amounts payable pursuant to the Cash Collateral Order arising after the Effective Date.

253. Resolution of First Lien Noteholders’ Objections to Plan and Debtors’ Objection to First Lien Noteholders’ “Applicable Premium” Claim.26 At the end of an evidentiary hearing and oral argument held on November 5, 2021, the Court issued a ruling (the “November 5, 2021 Ruling”) overruling the objections to the Plan set forth in the Objection and Response of the Ad Hoc First Lien Notes Group to (A) First Amended Joint Plan of Reorganization

[26]

Capitalized terms used in this paragraph of the Confirmation Order but not otherwise defined in the Confirmation Order shall have the meanings ascribed to such terms in the Funded Debt Claim Objection.

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of Mallinckrodt Plc and its Debtor Affiliates under Chapter 11 of the Code and (B) Debtors’ Objection to Funded Debt Claims [Docket No. 4709] (the “Ad Hoc First Lien Notes Group Objection”); (b) Columbus Hill Capital Management, L.P.’s (A) Objection to Confirmation of Debtors’ Joint Plan of Reorganization and (B) Response to Objection to Funded Debt Claims [Docket No. 4729] (the “Columbus Hill Objection”); and (c) the Statement of Wilmington Savings Fund Society, FSB as Indenture Trustee in Support of the Ad Hoc First Lien Notes Group’s Objection [Docket No. 4713] (the “Wilmington Statement,” and collectively with the Ad Hoc First Lien Notes Group Objection and the Columbus Hill Objection, the “First Lien Noteholders’ Plan Objections”). For the reasons set forth by the Court on the record in in the November 5, 2021 Ruling, the First Lien Noteholders’ Plan Objections are overruled, other than as set forth in paragraph 286 of this Confirmation Order, which provides that Holders of First Lien Notes that objected to the confirmation of the Plan shall be permitted to opt out of the release set forth in Article IX.C of the Plan. All findings of fact and conclusions of law set forth in the November 5, 2021 Ruling are expressly incorporated into this Confirmation Order. In light of the Court’s conclusion – as stated in the November 5, 2021 Ruling – that the proposed treatment of the First Lien Notes Claims under the Plan satisfies 11 U.S.C. § 1124(2) (i.e., reinstatement without payment of any First Lien Notes Makewhole Claim), the Funded Debt Claim Objection is otherwise moot to the extent it addresses the First Lien Notes Makewhole Claim. For the reasons set forth in the November 5, 2021 Ruling, the Holders of First Lien Notes Claims shall not have, and shall hereby be prohibited and enjoined from asserting, any claims (including, without limitation, for turnover of payments) against any of the Prepetition Secured Parties (as defined in the Cash Collateral Order) or their agents, advisors, or other representatives under any of the Intercreditor Agreements in any way arising from, relating to, or as a result of the Debtors’

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restructuring, the Plan, the distribution of property or any payments made under the Plan, or any order of the Bankruptcy Court in this case, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

2.	Administrative Claims.

254. The provisions governing the treatment of Allowed Administrative Claims set forth in Article II.A of the Plan are approved in their entirety. Without limiting the foregoing, except for any Administrative Claim subject to the Initial Administrative Claims Bar Date, all requests for payment of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) that accrued on or before the Effective Date that were not otherwise satisfied in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date. If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order;

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provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

3.	Rejection Damage Claims.

255. Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan; provided, however, as set forth in Article V.G. of the Plan, any Claims arising out of the rejection of an Executory Contract that are Co-Defendant Claims shall be either Other Opioid Claims or No Recovery Opioid Claims, and shall be treated in accordance with the Plan, and the deadline for the filing of Proofs of Claim arising out of the rejection of an Executory Contract or Unexpired Lease set forth in Article V.C. of the Plan shall not apply with respect to any Co-Defendant Claim.

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QQ.	U.S. FEDERAL INCOME TAX MATTERS

1.	U.S. Federal Income Tax Matters Relating to Opioid MDT II.

256. The Opioid MDT II shall be structured to qualify as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable. Payments to the Opioid MDT II (whenever made, and from whatever source) shall constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of payments to the Opioid MDT II on account of Opioid Claims, and such tax characterization shall not be construed to be dispositive for any non-tax purpose. Nor shall such tax characterization be construed to mean that Debtors’ payments satisfy the full extent of the liability associated with Opioid Claims, the satisfaction of which remains a valuable right assigned to the Opioid MDT II, nor that the remaining liability associated with Opioid Claims seeks restitution as a form of relief.

257. In addition, the Public Schools’ Special Education Initiative Contribution shall constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of the Public Schools’ Special Education Initiative Contribution, and such tax characterization shall not be construed to be dispositive for any non-tax purpose.

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258. Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, on the one hand, and the Reorganized Debtors, on the other, shall reasonably cooperate in good faith with each other and their respective representatives with respect to the reporting required pursuant to Section 6050X of the Internal Revenue Code regarding the payments or transfers of property required under the Plan, with the goal of eliminating redundancies and complying with their reporting requirements, if any, in an efficient manner, including, if permitted under applicable law, appointing a single appropriate official to file a single information return in accordance with Treasury Regulation Sections 1.6050X-1(b)(3) and 1.6050X-1(f)(1)(ii)(B). Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, as applicable, shall, no later than thirty (30) days prior to the date on which each such information return, if any, is required to be filed, provide to the Reorganized Debtors a draft of any such information return it has determined that it is required to file with the IRS with respect to payments or transfer of property to it under the Plan and, prior to filing, shall consider in good faith any and all comments timely received from the Reorganized Debtors with respect thereto. If, after consultation with its tax advisors, the Trustees or other authorized persons of the Opioid MDT II, NOAT II or the Public Schools’ Special Education Initiative reasonably determine in good faith that any such comments should not be reflected in such filing, the parties shall use reasonable best efforts to negotiate in good faith so as to reach a mutually agreeable resolution. If the parties are unable to reach a mutually agreeable resolution, the matter shall be resolved as directed by the Bankruptcy Court. In addition, each of the Opioid MDT II and the Public Schools’ Special Education Initiative shall use reasonable best efforts to provide to the Reorganized Debtors, no later than fifteen (15) days following the end of each calendar quarter, an estimate of the aggregate payments to any attorneys’ fee funds established pursuant to Article IV.X.9 of the Plan.

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259. The Opioid MDT II Trustees may request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Opioid MDT II for all taxable periods through the dissolution of the Opioid MDT II. Each Opioid Creditor Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the applicable Opioid Creditor Trust for all taxable periods through the dissolution of such Opioid Creditor Trust.

260. Nothing in the Plan or this Confirmation Order, including without limitation this Paragraph 260, shall be deemed to (a) determine the United States federal tax liability of any Person, including but not limited to the Debtors, (b) have determined the United States federal tax treatment of any item, distribution or Entity, including the federal tax consequences of the Plan or this Confirmation Order, or (c) expressly expand or diminish the jurisdiction of the Bankruptcy Court to make determinations as to United States federal tax liability and United States federal tax treatment under the Bankruptcy Code and 28 U.S.C. §§ 157, 1334.

2.	Compliance with Tax Requirements/Allocations.

261. To the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary (except for the Consent Rights of Supporting Parties in Article I.C of the Plan), the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a

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condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

RR.	MISCELLANEOUS

1.	Johnson & Johnson Consumer Inc., McNeil Consumer Healthcare Division (formerly known as McNeil Consumer Healthcare Division of McNeil-PPC, Inc.).

262. Notwithstanding the foregoing, and notwithstanding any provision in the Plan, this Confirmation Order, or any other related document or Order, (a) upon effectiveness of the Plan, the Reorganized Debtors shall assume the Amended and Restated APAP Supply Agreement by and between Johnson & Johnson Consumer Inc., McNeil Consumer Healthcare Division (formerly known as McNeil Consumer Healthcare Division of McNEIL-PPC, Inc.) and SPECGX LLC (the successor-in-interest to Mallinckrodt LLC), dated as of January 1, 2010 (as heretofore amended, restated, modified, or supplemented by agreement of the parties from time to time, including, without limitation, by the First Amendment dated as of January 1, 2014, the Second Amendment dated as of January 1, 2020, and the Third Amendment dated as of October 5, 2020, the “JJCI APAP Supply Agreement”) and any other agreements related or supplemental to the JJCI APAP Supply Agreement, each as may have been heretofore amended, restated, modified, or supplemented by agreement of the parties from time to time (collectively, and together with the JJCI APAP Supply Agreement, the “JJCI APAP Agreements”), including, without limitation, the Quality Agreement between Johnson & Johnson Consumer Inc., McNeil Consumer Healthcare Division; McNeil Consumer Healthcare, Division of Johnson & Johnson Inc. and SPECGX LLC, dated as of January 15, 2017 and addendums, and any Affiliate APAP Supply Agreement (as defined in the JJCI APAP Supply Agreement) and associated Affiliate quality agreement, (b) the

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parties are aware of no defaults under the JJCI APAP Agreements and no cure will be required for assumption; and (c) notwithstanding the requirement of no cure payments as specified in the foregoing clause (b), all obligations of the Debtors under the JJCI APAP Agreements, whether arising before or after assumption, shall continue as obligations of the Reorganized Debtors as if these Chapter 11 Cases were not commenced. The parties to the JJCI APAP Agreements agree that such agreements contain no provisions affected by Article V.G of the Plan, and, from and after the Effective Date, no party to any JJCI APAP Agreement will assert any right to indemnification thereunder to the extent such a right would have been affected by Article V.G of the Plan.

2.	Bristol-Myers Squibb Company and Lawrence Laboratories.

263. Bristol-Myers Squibb Company and Lawrence Laboratories and its affiliates (collectively, “BMS”) and the Debtors agree that Article V.G of the Plan does not affect any provisions in any BMS contract (including the BMS IV APAP Agreement dated February 1, 2006) assumed by the Debtors, and, from and after the Effective Date, except with respect to the BMS IV APAP Agreement dated February 1, 2006, no party to a BMS contract will assert any right to indemnification thereunder to the extent such a right would have been affected by Article V.G of the Plan (and, for the avoidance of doubt, Article V.G of the Plan shall not impact any right to indemnification under the BMS IV APAP Agreement dated February 1, 2006). For the avoidance of doubt, BMS is not deemed to have consented to the amendment and release provisions as described in Article V.G of the Plan related to the Debtors’ indemnification obligations under any BMS contract (including the BMS IV APAP Agreement dated February 1, 2006) and notwithstanding anything to the contrary in the Plan (including Article V.G. of the Plan), there shall be no deemed or implied amendment or modification of any BMS contract.

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3.	Generics Price Fixing State Attorneys General.

264. Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall: (a) release, discharge, or preclude the enforcement of any criminal liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act; (b) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date; or (c) preclude the Governmental Units that are plaintiffs in Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) from seeking injunctive relief in such pending action governing future conduct of the Debtors or the Reorganized Debtors, as applicable, that would not otherwise be discharged under the Bankruptcy Code. It is further understood and agreed that, pursuant to sub-paragraph (c) of this paragraph, the Governmental Units are not precluded from introducing or relying on facts or evidence occurring during the time period prior to the Confirmation Date in support of the request for future injunctive relief and the Debtors’ and Reorganized Debtors’ rights to object on any evidentiary grounds are reserved thereto.

4.	West Boca Medical Center, Inc., its ultimate parent Tenet Healthcare Corporation, and the West Boca Related Parties.

265. Notwithstanding anything in the Plan, the Plan Supplement or elsewhere in this Confirmation Order to the contrary, West Boca Medical Center, Inc., its ultimate parent Tenet

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Healthcare Corporation, and the West Boca Related Parties27 (collectively, the “West Boca Parties”) shall retain any Co-Defendant Defensive Rights they may have regardless of whether the West Boca Parties do or do not hold Co-Defendant Claims under the Plan.

5.	Environmental Protection Agency.

266. Consent Decrees. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the applicable Reorganized Debtors named as defendant in the following consent decrees and agreements shall continue to be bound by their terms: (a) the Third Administrative Settlement and Order on Consent (Docket No. CERC-03-2017-0166DC) relating to the Millsboro TCE Groundwater Contamination Superfund Site, in Millsboro, Sussex County, Delaware between the United States as Plaintiff and, among others, Mallinckrodt Veterinary, Inc. as Respondent, as amended on August 7, 2018; (b) the Administrative Settlement and Order on Consent (Docket No. V-W-13-C-013) relating to the Lake Calumet Cluster Site in Chicago, Illinois between the United States as Plaintiff and, among others, Mallinckrodt US Holdings LLC as Respondent, entered on June 3, 2013; (c) the Consent Decree relating to the Findett Corporation Superfund Site in St. Charles County, Missouri between the United States and State of Missouri as Plaintiffs and, among others, Mallinckrodt Inc. d/b/a Mallinckrodt Inc., a Delaware Corporation as Defendant, entered by the United States District Court for the Eastern District of Missouri on August 7, 2007, United States of America et al v. Findett Real Estate Corp., et al,. Civ. Action No. 4:07-cv-01215 (E.D. Mo.).

[27]

“West Boca Related Parties” means, with respect to West Boca Medical Center, Inc., Tenet Healthcare Corporation, and their respective affiliates and any affiliated medical practices, each such Person’s predecessors, successors, assigns, subsidiaries, affiliates, managed accounts or funds, past, present and future officers, board members, directors, principals, agents, servants, independent contractors, co-promoters, third-party sales representatives, medical liaisons, members, partners (general or limited), managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys and legal representatives, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals and advisors, trusts (including trusts established for the benefit of such Person), trustees, protectors, beneficiaries, direct or indirect owners and/or equityholders, parents, transferees, heirs, executors, estates, nominees, administrators, and legatees, in each case in their respective capacities as such.

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267. Reservation of Rights under Police and Regulatory Laws - West Lake Landfill Superfund Site. Notwithstanding anything to the contrary in the Plan, the injunctions, releases, and discharges set forth in the Plan shall not impair the rights, claims or causes of action of the United States or the State of Missouri under police and regulatory laws and regulations, against the Debtors regarding the West Lake Landfill Superfund Site, specifically with respect to the work of certain of the Debtors and/or their predecessors under various contracts with the U.S. Army Corps of Engineers, as assumed by the Atomic Energy Commission, a predecessor-in-interest to the Department of Energy, to support the production of refined uranium, including their production, storage and disposal of radioactive material, consisting of source, special nuclear, and/or byproduct material, in the greater St. Louis, Missouri area (“Manhattan Project”); and such rights, claims and causes of action shall not be discharged or otherwise adversely affected by the Plan, shall survive the Chapter 11 Case as if it had not been commenced, and may be determined or adjudicated before the respective administrative agency having jurisdiction or court of competent jurisdiction. However, this reservation of rights shall not apply to any other claims or causes of action of the United States or the State of Missouri against the Debtors regarding the West Lake Landfill Superfund Site that are unrelated to the Manhattan Project, or that relate to any other claim or cause of action that the United States or the State of Missouri may assert.

6.	Cotter and Bridgeton Landfill.

268. Notwithstanding anything to the contrary in this Confirmation Order or in the Plan, any liabilities of Debtor Mallinckrodt LLC that have been asserted in writing before the Petition Date and that are subject to current or future indemnification claims under its (or its predecessors’) various contracts with the U.S. Army Corps of Engineers, as assumed by the Atomic Energy

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Commission, a predecessor-in-interest to the Department of Energy, to support the production of refined uranium, including its production, storage, and disposal of radioactive material, consisting of source, special nuclear, and/or byproduct material, in the greater St. Louis, Missouri area (for purposes of this paragraph, the foregoing liabilities shall be referred to as the “Defined Liabilities”) shall not be discharged, released, enjoined, or otherwise impaired by the Plan or this Confirmation Order. Any recovery based on the Defined Liabilities from the Debtors or their estates or the Reorganized Debtors shall be limited to their ability to recover the same from their indemnitors pursuant to said contracts, provided that Mallinckrodt LLC agrees to timely tender claims for indemnification to such indemnitors for any judgment entered against it for, or settlement by Mallinckrodt LLC of, a Defined Liability. Any Claims, other than the Defined Liabilities, relating in any way to the Debtors’ processing of radioactive material (including the production, storage and disposal of any radioactive material, in the greater St. Louis, Missouri area) and held by (a) Bridgeton Landfill, LLC or any of its present and former subsidiaries, parent companies, divisions, affiliates, predecessors, successors, related entities, or any of their present and former officers and employees, or any other entity or individual who might claim by, on behalf of, or through any of the foregoing (collectively, “Bridgeton”), or (b) Cotter Corporation (N.S.L.) or any of its present and former subsidiaries, parent companies, divisions, affiliates, predecessors, successors, related entities, or any of their present and former officers and employees, or any other entity or individual who might claim by, on behalf of, or through any of the foregoing (collectively, “Cotter”), against any Debtor, its estate, or any Released Party arising on or before Confirmation shall be released, discharged, and enjoined in accordance with the Plan and this Confirmation Order and shall receive no recovery, except that Citicorp Del-Lease, Inc. shall not be released or otherwise designated as a Released Party for purposes of this paragraph. For the avoidance of

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doubt, any rights or claims of Bridgeton or Cotter against any other Person or Entity, other than any Debtor or any Released Party, shall not be discharged, released, enjoined, or otherwise impaired by the Plan or this Confirmation Order.

7.	Harmac Medical Products, Inc.

269. Harmac Medical Products, Inc. (“Harmac”) filed the Limited Objection to the Joint Plan of Reorganization of Mallinckrodt plc and its Debtors Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 3953] (the “Harmac Limited Objection”). In the Harmac Limited Objection, Harmac objected to the assumption of (a) that certain Supply Agreement, dated April 17, 2018, as amended by a certain Amendment of Supply Agreement, dated May 9, 2019, and (b) that certain Quality Agreement, dated April 20, 2020 (collectively, the “Harmac Supply Agreements”). The Debtors and Harmac agree to resolve the Harmac Limited Objection and the Harmac Supply Agreements are hereby assumed under section 365 of the Bankruptcy Code; provided, however, that (a) Article V.G of the Plan shall not apply to the Harmac Supply Agreements, (b) the Debtors shall pay any post-petition open invoices in the ordinary course of business pursuant to the Harmac Supply Agreements, and (c) Harmac shall reserve (i) all of it rights and remedies under the Trade Agreement between Harmac and Debtor Mallinckrodt Pharmaceuticals Ireland Limited and the Harmac Supply Agreements and (ii) its status as a critical vendor and Section 503(b)(9) claim status to the extant applicable.

8.	Perrigo Pharma International D.A.C.

270. Perrigo Pharma International D.A.C. (“Perrigo”) filed the Limited Objection by Perrigo Pharma International D.A.C. to Cure Amounts Listed on Exhibit V (Assumed Executory Contract/Unexpired Lease List) of Plan Supplement [Docket No. 3738] (the “Perrigo Limited Objection”). In the Perrigo Limited Objection, Perrigo reserved its rights regarding the Debtors’ proposed assumption of a certain Supply Agreement dated July 1, 2016 (as amended or otherwise

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modified from time to time, the “Supply Agreement”) between Debtor SpecGx LLC (as supplier) and Perrigo (as customer). The Debtors and Perrigo agree to resolve the Limited Objection as follows: (a) notwithstanding any provision of this Confirmation Order or the Plan to the contrary, upon the assumption of the Supply Agreement, the Debtors and the Reorganized Debtors, as applicable, will continue to honor all prepetition, postpetition and post-Effective Date obligations under the Supply Agreement in accordance with the terms thereof; and (b) the fact that no cure amount has been asserted by Perrigo prior to the assumption of the Supply Agreement shall not be deemed to be a satisfaction of or otherwise impair Perrigo’s rights against the Debtors under the Supply Agreement for claims that may have first arisen at any time prior to the effective date of the assumption; provided, however, that the foregoing clauses of this provision shall not apply to the affiliates of Perrigo.

9.

Reservation of Rights by Russell Smestad, in his capacity as the post-merger Representative of the Securityholders of Stratatech Corporation (the “Securityholders”) with respect to that certain Agreement and Plan of Merger dated August 10, 2016 (the “Merger Agreement”) between the Securityholders and Debtors Mallinckrodt plc, Mallinckrodt Hospital Products, Inc., Mallinckrodt International Finance SA, and Stratatech Corporation.

271. Notwithstanding any provision to the contrary of this Confirmation Order, the Plan (in particular but without limitation, Article IX or the Restructuring Transactions anticipated therein), or the Plan Supplements, no provision of the foregoing shall prejudice the Securityholders’ rights, pursuant to the Merger Agreement or otherwise, to (a) on or prior to the Administrative Claims Bar Date, assert, apply for, file, prosecute, and collect any Administrative Claim arising after 11:59 PM ET on April 30, 2021, against the Debtors, and/or (b) prior to or after the Effective Date, commence an adversary proceeding for (without limitation) a declaration that the Merger Agreement is not an executory contract subject to rejection by the Debtors under 11 U.S.C. § 365(a), or if the Merger Agreement is an executory contract subject to 11 U.S.C. § 365,

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that any rejection thereof should be considered effective as of the Effective Date of the Plan and any Claims in connection with such rejection shall be subject to Article V.C of the Plan, and/or (c) subject to the Administrative Claims Bar Date, commence and prosecute any adversary proceeding, motion, or other separate action to effectuate, support, or collect any post-petition amounts claimed due and owing to the Securityholders under the Merger Agreement against the Debtors, Reorganized Debtors, any NewCo, any NewCo Subsidiaries, or any successor/assign of such entities, and/or (d) in conjunction with the actions described in (b) and (c) herein, assert that any Claims of the Securityholders against the Debtors under the Merger Agreement were not or could not be discharged upon the occurrence of the Effective Date (collectively, the “Securityholders’ Claims”); provided, however, that the Debtors, Reorganized Debtors, or any successors thereto, as applicable, reserve all rights and defenses in connection with the Securityholders’ Claims, including without limitation the actions and/or Claims described in (a) through (d) herein. For the avoidance of doubt, the Securityholders’ are not a Non-Debtor-Releasing Party and affirmatively opt out of any releases, injunctions or exculpatory provisions as the Plan or other applicable law may allow.

10.	Mississippi Department of Revenue.

272. Notwithstanding anything in the Plan or this Confirmation Order to the contrary: (a) the Mississippi Department of Revenue’s (the “MDOR”) setoff rights under section 553 of the Bankruptcy Code and recoupment rights under the Bankruptcy Code and non-bankruptcy law are preserved and are unaffected; (b) the MDOR shall not be required to file any proofs of claim or requests for payment in these Chapter 11 Cases for any Administrative Claims for the liabilities described in Section 503(b)(1)(B) and (C) of the Bankruptcy Code; provided, however, should the MDOR file any Proofs of Claim or requests for payment in these Chapter 11 Cases for any Administrative Claims, the Debtors and Reorganized Debtors, as applicable, reserve all rights to

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object to such Proofs of Claim except as to the timeliness of the filing of such Proofs of Claim; (c) nothing in this Confirmation Order or the Plan alleviates or otherwise modifies the Debtors’ or Reorganized Debtors’, as applicable, obligations to comply with any applicable deadlines for the filing of tax returns and the remittance of taxes under Mississippi state law; (d) subject to Article II.B of the Plan, to the extent the MDOR’s Allowed Priority Tax Claims, if any, are not paid in full in cash on the Effective Date or as soon as reasonably practicable thereafter, such Allowed Priority Tax Claims shall, at a minimum, be paid by regular, quarterly installment payments in cash over a period not to exceed five years after the date of the order for relief under section 301 of the Bankruptcy Code, all as required by section 1129(a)(9)(C) of the Bankruptcy Code, along with non-bankruptcy interest in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code and Mississippi state law, as applicable; (e) nothing in this Confirmation Order or the Plan abridges or otherwise modifies the MDOR’s rights under Mississippi law with respect to collecting withholding taxes or sales taxes from the Debtors, Reorganized Debtors, or applicable non-Debtors, as applicable; (f) the statutorily mandated treatment of MDOR’s Allowed Priority Tax Claims, if any, and/or any liabilities to MDOR described in section 503(b)(1)(B) and (C) of the Bankruptcy Code shall not be considered a settlement or compromise; (g) the MDOR may amend any Proof of Claim against any Debtor with respect to any Claims related to (a) a pending audit, (b) an audit that may be performed, with respect to any pre or post-petition tax return, or (c) a filed tax return, and must file or amend such Proof of Claim within 30 days following the completion of the audit or the receipt of the filed tax return; provided, however, that the Debtors and Reorganized Debtors, as applicable, reserve all other rights to object to such amended Proofs of Claim; and (h) in the event of a default in payment of Allowed Priority Tax Claims, if any, of the MDOR, the MDOR shall be permitted to send written notice of default to the Reorganized Debtors

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to the address in MDOR’s records and if such default is not cured within 30 days after such notice of default is mailed, the MDOR may seek relief as may be available from the Court and the Debtors and Reorganized Debtors, as applicable, reserve all rights to object to such notice.

11.	Texas Comptroller of Public Accounts, Revenue Accounting Division (a state taxing entity).

273. Notwithstanding anything in the Plan or this Confirmation Order to the contrary: (a) the Texas Comptroller of Public Accounts, Revenue Accounting Division (the “TCPA”) shall not be required to file any proofs of claim or requests for payment in these Chapter 11 Cases for any Administrative Claims for the liabilities described in Section 503(b)(1)(B) and (C) of the Bankruptcy Code; provided, however, should the TCPA file any Proofs of Claim or requests for payment in these Chapter 11 Cases for any Administrative Claims, the Debtors and Reorganized Debtors, as applicable, reserve all rights to object to such Proofs of Claim except as to the timeliness of the filing of such Proofs of Claim; and (b) the TCPA setoff rights under section 553 of the Bankruptcy Code and recoupment rights under the Bankruptcy Code and non-bankruptcy law are preserved and are unaffected.

12.	The Wichita County Tax Office, Lubbock County Appraisal District, Plano ISD, Frisco ISD, Richardson ISD, Arlington ISD, City of Grapevine, Grapevine-Colleyville ISD, and Potter County.

274. The Wichita County Tax Office, Lubbock County Appraisal District, Plano ISD, Frisco ISD, Richardson ISD, Arlington ISD, City of Grapevine, Grapevine-Colleyville ISD, and Potter County (collectively, the “Certain Texas Taxing Entities”) administrative expense claims for year 2021 ad valorem property taxes shall be paid in the ordinary course of business prior to the Texas state law delinquency date without the necessity of filing administrative expense claims and requests for payment as set forth in 11 U.S.C. Section 503(b)(1)(B)-(D) and shall be subject to applicable non-bankruptcy laws including penalty and interest when due, to the extent set forth

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in section 511 of the Bankruptcy Code, without further notice to or order of this Court. Any prepetition or postpetition tax liens, including statutory liens, if any, of the Certain Taxing Entities, that secures tax amounts ultimately determined to be owed by the Debtors or Reorganized Debtors, as applicable, shall be retained as provided under Texas state law, and all parties’ rights with respect to such tax liens, including to object to the priority, validity, amount, and extent of any such tax liens (including liens asserted by the Certain Texas Taxing Entities), are fully preserved. The Debtors’ and the Reorganized Debtors’ (as applicable) rights and defenses under applicable law and the Bankruptcy Code with respect to the foregoing, including their right to dispute or object to the Certain Texas Taxing Entities’ Claims and liens, are fully preserved.

13.	The BC Co-Defendants (Province of British Columbia and the College of Pharmacists).

275. Notwithstanding anything to the contrary contained in the Plan, Confirmation Order, or any of the other Definitive Documents (including, without limitation, the Cooperation Agreement), nothing in the Plan, Confirmation Order, or other Definitive Documents (including, without limitation, the Cooperation Agreement) shall affect in any way the obligations, if any, of (a) the Debtors or the Reorganized Debtors as third parties; and/or (b) the Opioid MDT II as a third party, to comply with validly issued and served discovery requests and/or subpoenas in connection with the proposed class action lawsuit commenced under the Class Proceedings Act (British Columbia) and filed June 1, 2020, in the Supreme Court of British Columbia, under Court File No. VLC-S-S-205793 (Vancouver Registry) (the “BC Action”), by Ms. Laura Shaver, the plaintiff and proposed representative plaintiff of the proposed class, provided that the rights of the Debtors, the Reorganized Debtors and the Opioid MDT to object to any such discovery requests and/or subpoenas are fully preserved.

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14.	Covidien Limited (f/k/a Covidien plc) (together with any parents, subsidiaries, or other affiliates thereof).

276. The Plan defines the term “Opioid Insurance Policies” to include “(ii) all Insurance Contracts issued to Covidien Limited (f/k/a Covidien plc) or its affiliates, subsidiaries, or parents prior to the 2013 spin-off of Mallinckrodt plc from Covidien (the ‘Spin-Off’) under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the ‘Covidien Insurance Policies’); and (iii) all Insurance Contracts issued to the predecessors of Covidien Limited (f/k/a Covidien plc) and their affiliates, subsidiaries, or parents prior to the Spin-Off under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the ‘Pre-Covidien Insurance Policies’).” Notwithstanding anything to the contrary contained in the Plan, any document included in the Plan Supplement (collectively, the “Plan Documents”), or elsewhere in this Confirmation Order, and as part of the resolution of the Limited Objection to the Plan filed by Covidien Limited (f/k/a Covidien plc) (“Covidien”) [Docket. No. 4699], if and to the extent that both Covidien and any Debtor have rights in, under, related to, or in connection with any of the Opioid Insurance Policies (a “Shared Policy”):

a.

With regard to any rights of Debtors under any Shared Policy, the Plan (a) shall assign to the Opioid MDT II, and (b) the Opioid MDT II may, in any Opioid Insurance Settlement, release, only such rights (if any) as the Debtors have or hold as of the Effective Date under a Shared Policy (such rights, if any, of the Debtors, the “Opioid MDT II Insurance Rights”). Notwithstanding anything in this section RR.14 of this Confirmation Order, and to the extent otherwise permitted under applicable law (including, to the extent applicable, the terms of the Separation and Distribution Agreement by and between Covidien plc and Mallinckrodt plc dated as of June 28, 2013 (the “Separation and Distribution Agreement”)), the erosion of any applicable limits of a Shared Policy as a result of a settlement between the Opioid MDT II and an Opioid Insurer of Opioid MDT II Insurance Rights, or the payment of claims or settlement amounts to the Opioid MDT II by an Opioid Insurer under a Shared Policy in respect of Opioid MDT II Insurance Rights, shall not be or be deemed to be an impermissible release of any rights of Covidien under a Shared Policy, and shall not be rendered ineffective by this section RR.14 of this Confirmation Order.

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b.

Nothing in the Plan, Plan Documents or this Confirmation Order shall grant the Opioid MDT II (a) any rights under any Insurance Contracts that are not Opioid Insurance Policies or (b) any rights in any Shared Policies beyond the Opioid MDT II Insurance Rights.

c.

With regard to any rights of Covidien under any Shared Policy, no injunction or other provision in the Plan, including the Opioid Insurer Injunction, the Settling Opioid Insurer Injunction, the Opioid Permanent Channeling Injunction, and the Opioid Claimant Release, shall enjoin or otherwise bar Covidien from exercising rights, if any, it may have under any Shared Policy, including against any Opioid Insurer, Settling Opioid Insurer or other Insurer (“Covidien Insurance Rights”). Similarly, notwithstanding anything in this section RR.14 of this Confirmation Order, and to the extent otherwise permitted under applicable law (including, to the extent applicable, the terms of the Separation and Distribution Agreement), the erosion of any applicable limits of a Shared Policy as a result of a settlement between Covidien and an Opioid Insurer of any Covidien Insurance Rights, or the payment of claims or settlement amounts to Covidien by an Opioid Insurer or other Insurer under a Shared Policy in respect of Covidien Insurance Rights, shall not be or be deemed to be an impermissible release of any Opioid MDT II Insurance Rights under a Shared Policy and shall not be deemed barred by, or a violation of, the Opioid Insurer Injunction, the Settling Opioid Insurer Injunction, and the Opioid Permanent Channeling Injunction or any other injunction or provision in the Plan barring the exercise of any rights under any Opioid Insurance Policy, or the Opioid Claimant Release and shall not be rendered ineffective by this section RR.14 of this Confirmation Order.

d.

Nothing in this Confirmation Order, the Plan or the Plan Documents shall determine the existence or extent, if any, of the rights of any Debtor or Covidien in, under, related to, or in connection with any Opioid Insurance Policy, which determination, if required in the future, shall be made in accordance with applicable law.

15.	The Insurers (as defined in the Plan).

277. With the exception of the finding set forth in paragraph I.P.3 herein that the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration, notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and vesting, nothing in the Plan, Plan Supplement, Confirmation Order and any other ruling by the Bankruptcy Court shall constitute, or be deemed to constitute, a trial, adjudication, judgment,

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hearing on the merits, finding, conclusion, or determination of the specific consequences or effect of the Plan, the Plan Supplement, this Confirmation Order, or any other ruling by the Bankruptcy Court on any particular insurance coverage issue, including, without limitation, the rights and obligations of any Insurers or the Debtors or their successors under any of the Insurance Contracts, including the Opioid Insurance Policies (collectively, the “Insurance Coverage Issues”). In the event of any dispute concerning any Insurance Coverage Issue, such dispute shall be resolved pursuant to the terms and conditions of the Insurance Contracts, including the Opioid Insurance Policies, and/or applicable law in a subsequent litigation or other proceedings as appropriate, with any and all rights with respect thereto preserved.

278. Article IV.W.2.d of the Plan provides that “Subject to the foregoing, nothing contained in the Plan, the Plan Supplement, or the Confirmation Order shall operate to require any Opioid Insurer to pay under any Opioid Insurance Policy the liability of any Person that was not an insured prior to the Petition Date.” For the avoidance of doubt, in Article IV.W.2.d of the Plan, “subject to the foregoing” serves to make express that the remainder of the sentence does not negate, detract from, limit, or in any other way affect the assignment of the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights to the Opioid MDT II under the Plan.

16.	CVS Pharmacy, Inc., CaremarkPCS Health, L.L.C., Caremark, L.L.C, and Zinc Health Services LLC.

279. CVS/Caremark Agreements. Notwithstanding the proposed Cure Costs set forth in any exhibits to the Plan Supplement (as amended from time to time) served on CVS Pharmacy, Inc., CaremarkPCS Health, L.L.C., Caremark, L.L.C, and Zinc Health Services LLC (collectively, “CVS/Caremark”), on and after confirmation of the Plan, the Debtors and/or the Reorganized Debtors, as the case may be, shall (in accordance with the terms of the applicable agreement(s))

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honor, and continue to pay in the ordinary course of business, all defaults and actual pecuniary losses sustained by CVS/Caremark (whether incurred pre-petition or post-petition) resulting from the Debtors’ liabilities related to rebates, product returns, recalls, chargebacks, coupons, discounts, failure to supply claims, and similar obligations, in each case, to the extent incurred in the ordinary course of business. For the avoidance of doubt, this paragraph shall not impact the release or other treatment of CVS/Caremark’s Co-Defendant Claims and Opioid Claims (including Opioid Demands) set out under the terms of the Plan and this Order (collectively, the “CVS/Caremark Co-Defendant Release Provisions”) and, to the extent there is any conflict between this paragraph and any CVS/Caremark Co-Defendant Release Provisions, the CVS/Caremark Co-Defendant Release Provisions shall govern.

17.	United States of America on Behalf of the Internal Revenue Service.

280. Notwithstanding anything to the contrary contained in the Plan or Confirmation Order, nothing in the Plan or Confirmation Order shall grant any relief to any Entity that the Court is prohibited from granting by the Declaratory Judgment Act, 28 U.S.C. § 2201(a), or the Tax Anti-Injunction Act, 26 U.S.C. § 7421(a). Notwithstanding any other provision of the Plan, the United States’ right to post-petition interest and penalties on its priority and administrative tax claims is preserved.

18.	American International Group, Inc.

281. For the avoidance of doubt, notwithstanding any contrary provision set forth herein, all parties’ rights are reserved regarding the enforceability of the arbitration provisions in the Insurance Contracts (including, without limitation, the Workers’ Compensation Contracts).

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19.	Catalent Pharma Solutions, LLC, on behalf of itself and its affiliates and related companies.

282. For the avoidance of doubt, any and all contracts or other agreements (together with any addenda, amendments, quotations, solutions, purchase orders, project plans, and other instruments related thereto) that exist as of the Effective Date between any of the Debtors, on the one hand, and Catalent Pharma Solutions, LLC, its affiliates, or related companies (collectively, “Catalent”), on the other hand (such agreements, collectively, the “Catalent Contracts”)—including, but not limited to, the applicable agreements identified on the Assumed Executory Contract/Unexpired Lease List filed as Exhibit V to the Plan Supplement (as such list may be amended, supplemented, or otherwise modified from time to time)—are hereby assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code.

283. Notwithstanding anything in the Plan to the contrary, the Catalent Contracts shall be assumed in toto as of the Effective Date; no provisions or obligations contained within any of the Catalent Contracts shall be or deemed to be severed; and Catalent’s right to assert an indemnification Claim or other Claim(s)—including, but not limited to, defensive Claim(s), such as Claims of setoff and recoupment—under any of the Catalent Contracts against the Debtors or the Reorganized Debtors, as applicable, is expressly preserved regardless of whether such Claim(s) arose prior to or after the Effective Date; provided, however, (a) Catalent may not (at any time) seek indemnification, reimbursement, or contribution from the Debtors, the Reorganized Debtors or Insurers (acting in such capacity) for any Opioid Claims, Opioid Demands, Co-Defendant Claims, or Co-Defendant Actions, whether arising under the Catalent Contracts or otherwise, that may exist as of the Effective Date, and (b) the Debtors or the Reorganized Debtors expressly reserve any right to object, challenge, and/or defend against any indemnification Claims or other Claim(s) that Catalent may bring or assert against the Debtors or the Reorganized Debtors.

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Nothing in this paragraph shall limit the indemnification, reimbursement, or contribution rights that arise under any agreements any of the Debtors or Reorganized Debtors and Catalent enter into subsequent to the entry of this Order (each a “Future Catalent Contract”), including, but not limited to rights pertaining to any Opioid Claims, Opioid Demands, Co-Defendant Claims, or Co-Defendant Actions that may arise under a Future Catalent Contract or otherwise (collectively, “Future Catalent Opioid Claims”) so long as such Future Catalent Opioid Claims pertain to activity that occurred, or is occurring, after the Effective Date.

20.	OptumRx, Inc.

284. For the avoidance of doubt, the Commercial Rebate Agreement between OptumRx, Inc. (“OptumRx”) and Mallinckrodt LLC, dated January 1, 2013 (as amended or otherwise modified from time to time, the “Commercial Rebate Agreement”) is hereby assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code. Upon the assumption of the Commercial Rebate Agreement on the Effective Date:

a.

OptumRx’s Release: OptumRx releases and forever discharges (i) the Debtors and the Reorganized Debtors, (ii) the current and former officers and directors of the Debtors and the Reorganized Debtors, (iii) the Insurers (acting in such capacity), and (iv) the Protected Parties (collectively, the “Beneficiaries of OptumRx Releases”) from all liability, Claims, demands, damages, and Causes of Action (including but not limited to contractual, statutory, and common-law rights of indemnification, reimbursement, or contribution and, for the avoidance of doubt, all Opioid Claims, Opioid Demands, Co-Defendant Claims, or Co-Defendant Actions)—whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise—related to or arising from Opioid-Related Activities occurring or existing on or before the Effective Date (such Claims, collectively, the “OptumRx Opioid Claims”). For the avoidance of doubt, OptumRx Opioid Claims shall include all Opioid Claims, Opioid Demands, Co-Defendant Claims, and Co-Defendant Actions that are asserted by

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OptumRx against the Beneficiaries of OptumRx Releases after the Effective Date only to the extent that they are related to any conduct or circumstance occurring or existing on or before the Effective Date. Any OptumRx Opioid Claims are hereby released and discharged with no consideration on account thereof, and all Proofs of Claim in respect thereof shall be deemed expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person. OptumRx shall not receive or retain any property on account of such OptumRx Opioid Claims and not have any recourse to any Debtor or any Assets of any Debtor, any Estate or any Assets of any Estate, any other Protected Party or any Assets of any Protected Party, or any of the Opioid MDT II or Opioid Creditor Trusts and any Assets of the Opioid MDT II and the Opioid Creditor Trusts. For the avoidance of doubt, (i) OptumRx is not releasing or impairing any Acthar Claim it may have, if any, (ii) and OptumRx expressly reserves all Co-Defendant Defensive Rights it may have, if any.

b.

Debtors’ Release: The Debtors release and forever discharge (i) OptumRx, (ii) OptumRx’s current and former officers and directors, (iii) the OptumRx Protected Parties (defined below), and (iv) OptumRx’s insurers (acting in such capacity) from all liability, Claims, demands, damages, and Causes of Action (including but not limited to contractual, statutory, and common-law rights of indemnification, reimbursement, or contribution)—whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise—related to or arising from Opioid-Related Activities occurring or existing on or before the Effective Date. The “OptumRx Protected Parties” are OptumRx’s parents, affiliates, subsidiaries, successors, assignees, heirs, executors, nominees, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including any attorneys retained by any of OptumRx’s current or former officers and directors acting in his or her capacity as an officer or director), accountants, investment bankers (including any investment bankers retained by any of OptumRx’s current or former officers and directors acting in his or her capacity as an officer or director), consultants, experts, and other professionals (including any professionals retained by any of OptumRx’s current or former officers and directors acting in his or her capacity as an officer or director), or other representatives of OptumRx.

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21.	The MDL Debtors’ Lift Stay Stipulated Order.

285. On October 18, 2021, the Court entered that certain Stipulated Order Providing Relief From The Automatic Stay [Docket No. 4771] (the “Generics MDL Stipulated Order”) as between Debtors Mallinckrodt plc and Mallinckrodt LLC (“MDL Debtors”) and the Stipulating MDL Plaintiffs28 with respect to that certain multi-district litigation captioned In re Generic Pharmaceuticals Pricing Antitrust Litigation, No. 16-MD-2724, MDL No. 2724 (E.D. Pa.) before the Honorable Cynthia M. Rufe in the Eastern District of Pennsylvania. The Reorganized Debtors shall be bound by the terms of the Generics MDL Stipulated Order. Nothing in this Confirmation Order alters or otherwise modifies the terms of the Generics MDL Stipulated Order.

22.	Objection of Holders of First Lien Notes.

286. Notwithstanding anything to the contrary set forth in the Plan or this Confirmation Order, any Holder of First Lien Notes that objected to the confirmation of the Plan pursuant to (a) the Objection and Response of the Ad Hoc First Lien Notes Group to (A) First Amended Joint Plan of Reorganization of Mallinckrodt Plc and its Debtor Affiliates under Chapter 11 of the Code and (B) Debtors’ Objection to Funded Debt Claims [Docket No. 4709] or (b) Columbus Hill Capital Management, L.P.’s (A) Objection to Confirmation of Debtors’ Joint Plan of Reorganization and (B) Response to Objection to Funded Debt Claims [Docket No. 4729], solely in their capacity as such, shall be permitted to opt out of the release set forth in Article IX.C of the Plan by delivering notice of such election to the Debtors prior to the Effective Date. Upon delivery of such notice to the Debtors, such Holder of First Lien Notes shall cease to be a Non-Debtor Releasing Party.

[28]

The Stipulating MDL Plaintiffs are defined in the Generics MDL Stipulated Order as: Humana Inc., Health Care Service Corp., Molina Healthcare, Inc., United HealthCare Services, Inc., The Kroger Co., Albertsons Companies, LLC, H.E. Butt Grocery Company L.P., CVS Pharmacy, Inc., The Proposed Class of Direct Purchaser Plaintiffs, The Proposed Class of Indirect Reseller Plaintiffs, The Proposed Class of End-Payer Plaintiffs, and the State Attorneys General Plaintiffs, which are: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Territory of Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Northern Mariana Islands, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

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23.	The ESI Parties.

287. For the avoidance of doubt, the inclusion of “Express Scripts, Inc.” in Exhibit 5 to the Plan as a Released Co-Defendant shall not be interpreted to alter any rights or obligations among the Debtors and Accredo Health Group, Inc., CuraScript, Inc. d/b/a/ CuraScript SP Specialty Pharmacy, Evernorth Health Inc. f/k/a Express Scripts Holding Company, Express Scripts, Inc., Priority Healthcare Distribution, Inc. d/b/a CuraScript SD Specialty Distribution, United BioSource LLC f/k/a United BioSource Corp., or any of their past, present, or future parents, subsidiaries, affiliates, insiders, employees, officers, directors, professionals, or agents (collectively, the “ESI Parties”), and the ESI Parties shall not be treated as Released Co-Defendants, Co-Defendants, Co-Defendant Related Parties, or holders of Co-Defendant Claims, except insofar as such rights, obligations, or treatment are or relate to any Opioid-Related Activities, any Opioid Claim, or any Opioid Demand. For further avoidance of doubt, no aspect of the this Confirmation Order should be construed to provide for a release of, alteration of, or findings as to any obligations of ESI Parties to unsecured creditors for Acthar, or the rights of such creditors to pursue claims against ESI Parties outside bankruptcy. Notwithstanding anything to the contrary herein, nothing in this Confirmation Order shall preclude Priority Healthcare Distribution, Inc. (d/b/a CuraScript SD Specialty Distribution) (“CuraScript”) from objecting to assumption of the Wholesale Purchase Agreement between Mallinckrodt ARD LLC and CuraScript prior to the Effective Date.

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24.	The Stipulation Resolving Insurers’ Objection To Confirmation Of Amended Plan [Docket No. 6028] (the “Insurer Stipulation”).

288. On January 3, 2022, the Debtors filed the Insurer Stipulation on the Court’s docket [see Docket No. 6028]. The Debtors and Reorganized Debtors shall be bound by the terms of the Insurer Stipulation. Nothing in this Confirmation Order alters or otherwise modifies the terms of the Insurer Stipulation. The below provisions in paragraphs 289-295 of this Confirmation Order are included in the Insurer Stipulation and are hereby approved by the Court.

289. Asbestos Cost Sharing Agreement. Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, the Primary Insurance Cost Sharing Agreement Regarding IMCERA’s Asbestos Bodily Injury Claims dated June 20, 1991, between IMCERA Group, Inc., f/k/a International Minerals & Chemical Corporation (“IMC”), and Liberty Mutual Insurance Company (“Liberty Mutual”), Employers Insurance of Wausau, Continental Casualty Company, and Columbia Casualty Company (collectively, “Continental”), The Hartford Accident and Indemnity Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., International Insurance Company, The Home Insurance Company, and Carnforth Limited and its predecessor, A-M-Y Limited (the “Asbestos Cost Sharing Agreement”) is assumed by the Debtors under section 365 of the Bankruptcy Code, with Continental’s and Liberty Mutual’s (the “Asbestos Insurers”) consent under the facts and circumstances of this case, and with the Reorganized Debtors retaining all of the Debtors’ prepetition rights and obligations under the Asbestos Cost Sharing Agreement, and no rights of any kind whatsoever under the Asbestos Costs Sharing Agreement are being assigned to the Asbestos Trust, any opioid trust, or any other entity besides the Reorganized Debtors under the Plan.

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290. In reliance on the understandings of the Asbestos Insurers and the Debtors as communicated to and for the benefit of the Opioid Claimants, in connection with assumption of the Asbestos Cost Sharing Agreement as an element of the Plan, that (a) IMC is the named insured under the Asbestos Insurance Policies that are subject to the Asbestos Cost Sharing Agreement, (b) no Debtor is an insured or has any rights to coverage or other benefits under or with respect to the Asbestos Insurance Policies that are subject to the Asbestos Cost Sharing Agreement beyond those rights the Debtors possess as successor to IMC (collectively, “Debtors’ CSA Rights”), which Debtors’ CSA Rights (for the avoidance of doubt) include the Debtors’ rights to have the Asbestos Insurers pay their share of Defense Costs and Indemnity Costs (as such terms are defined in the Asbestos Cost Sharing Agreements) in accordance with the terms of the Asbestos Cost Sharing Agreement, and (c) IMC played no role in Opioid-Related Activities (as that term is defined in the Plan), no rights and obligations under the Asbestos Insurance Policies that are subject to the Asbestos Cost Sharing Agreement shall be assigned to the Opioid MDT II pursuant to Article IV(W)(2)(d) of the Plan or otherwise; provided, however, that should any understandings above be incorrect, the Asbestos Cost Sharing Agreement and the Debtors’ CSA Rights will in no circumstances be deemed assigned to the Opioid MDT II under the Plan.

291. The Asbestos Trust may not assert any rights or claims under the Asbestos Cost Sharing Agreement or the insurance policies included therein on account of any Asbestos Claims channeled to the Asbestos Trust, any costs of administration of the Asbestos Trust, or any other amounts.

292. None of the Debtors, the Reorganized Debtors, or the Asbestos Trust may seek indemnification or reimbursement for any part of the General Unsecured Claim Trust Consideration or the Asbestos Claims Recovery from the Asbestos Insurers under the Asbestos Cost Sharing Agreement or otherwise.

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293. The Asbestos Insurers shall not be asked to defend or indemnify any Asbestos Claim to the extent it is assumed by the Asbestos Trust.

294. Insurers’ Settlement Language. Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, the Settlement Agreements (as defined in the Insurer Stipulation) with the Alleged Environmental Insurers (as defined in the Insurer Stipulation) are assumed by the Debtors under section 365 of the Bankruptcy Code, with the Alleged Environmental Insurers’ (as defined in the Insurer Stipulation) consent under the facts and circumstances of this case, and with the Reorganized Debtors retaining all of the Debtors’ prepetition rights and obligations under the Settlement Agreements (as defined in the Insurer Stipulation), and none of the Debtors’ obligations, including any obligations to indemnify and hold harmless the Alleged Environmental Insurers (as defined in the Insurer Stipulation), being discharged, channeled, or impaired under the Plan. Neither the Plan, nor this Confirmation Order, shall impact any rights and obligations the Alleged Environmental Insurers (as defined in the Insurer Stipulation) might have under the Settlement Agreements (as defined in the Insurer Stipulation) with respect to entities other than the Debtors and Reorganized Debtors.

295. Life Sciences Policy. Notwithstanding any provision of the Plan or this Confirmation Order to the contrary, the Life Sciences Policy (as defined in the Insurer Stipulation) issued by Columbia Casualty Company (“Columbia”) is assumed and assigned by the Debtors under section 365 of the Bankruptcy Code to the Opioid MDT II, with Columbia’s consent under the facts and circumstances of this case, and with the Reorganized Debtors retaining no interest in, nor any right to make claims under, the Life Sciences Policy, as an Excluded Insurance Policy or otherwise, and with all of Columbia’s rights and defenses under the Life Sciences Policy preserved and left unimpaired.

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25.	Humana Pharmacy.

296. In resolution of the Limited Objection of Humana Pharmacy, Humana Pharmacy Solutions, Inc., and Enclara Pharmacia, Inc. to Confirmation of the Plan and Assumption of Executory Contracts [Docket No. 4219], the Debtors, on the one hand, and Humana Pharmacy, Inc., Humana Pharmacy Solutions, Inc., and Enclara Pharmacia, Inc. (collectively, “Humana Pharmacy”), on the other hand, agree that, in accordance with the terms of the Plan, Humana Pharmacy is a Released Co-Defendant; provided, however, Humana, Inc. and its predecessors, successors, assigns, subsidiaries, and Affiliates other than Humana Pharmacy are not Co-Defendant Related Parties. In addition, a Co-Defendant Claim does not include any claim of the type alleged by Humana, Inc. on behalf of its subsidiaries and Affiliates against the Debtors in In re Generic Pharmaceuticals Pricing Antitrust Litigation, MDL No. 2724.

26.	State Acthar Settlement Agreement.

297. Notwithstanding anything to the contrary set forth in the Plan, this Confirmation Order or any other Definitive Document (as defined in the Plan):

a.

In the event of any conflict between the Plan or this Confirmation Order, and a Federal/State Acthar Settlement Agreement signed by any Settling State (each a “Rebate Claims State Settlement Agreement,” and collectively, the “Rebate Claims State Settlement Agreements”), the Rebate Claims State Settlement Agreements shall control, including, without limitation, with respect to the release, discharge and/or injunction provisions of the Plan and this Confirmation Order. For the avoidance of doubt, (i) the release, discharge and/or injunction provisions of the Plan and this Confirmation Order shall not be applicable to, and shall not bar, restrict or limit, the rights and remedies granted to the Settling States in the Rebate Claims State Settlement Agreements, including, without limitation, the right to pursue the Landolt Civil Action (as defined in the Rebate Claims State Settlement Agreements) or any other action, as may be permitted in the Rebate Claims State Settlement Agreements, and (ii) 11 U.S.C. § 525 shall not apply to, or bar, restrict or limit, the rights accorded the Settling States in Paragraphs 22 and 23 of the Rebate Claims State Settlement Agreements to exclude Mallinckrodt from participating in any State Medicaid Programs.

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b.

Any statutes of limitation and/or laches defense applicable to the Covered Conduct (as defined in the Rebate Claims State Settlement Agreements) are tolled for each Settling State until such time as all payment obligations under the Rebate Claims State Settlement Agreements have been satisfied by the Reorganized Debtors, and any default provision contained in the Rebate Claims State Settlement Agreements shall survive confirmation and shall not be subject to any discharge, release or injunction.

c.	The State courts shall have concurrent jurisdiction with this Court with respect to interpretation and/or enforcement of Rebate Claims State Settlement Agreements.

27.	IQVIA Inc.

298. In resolution of the Limited Objection of IQVIA RDS Inc. to Notice of Cure Amounts in Connection with Contracts and Leases [Docket No. 3783], the Limited Objection of IQVIA RDS INC. to Joint Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 4132], and the Supplemental Objection of IQVIA Inc., on Behalf of Itself, its Subsidiaries and Affiliates, to Notice of Cure Amounts in Connection with Contracts and Leases and Assumption of Leases [Docket No. 4928], the Debtors, on the one hand, and IQVIA Inc. (formerly known as IMS Health Incorporated), its subsidiaries, affiliates, or related companies including, but not limited to, IQVIA RDS, Inc., ValueCentric, LLC, BuzzeoPDMA LLC, Highpoint Solutions, LLC, DMD Marketing, Quintiles, Inc., Quintiles Consulting, Inc., and Polaris Solutions, and their successors and assigns (collectively, “IQVIA”), on the other hand, hereby agree that any and all contracts or other agreements (together with any addenda, amendments, quotations, solutions, purchase orders, statements of work, project plans, and other exhibits, schedules and/or instruments related thereto, collectively, the “Assumed IQVIA Contracts”) other than the Rejected IQVIA Contracts (as defined below) that exist as of the Effective Date between any of the Debtors and IQVIA—including, but not limited to, the applicable agreements identified on the Assumed Executory Contract/Unexpired Lease List filed as Exhibit V to the Plan Supplement (as such list may be amended, supplemented, or otherwise

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modified from time to time)—are hereby assumed as of the Effective Date upon payment to IQVIA of the cure amount of $693,504.33 (the “Cure Amount”) pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, IQVIA has expressly and effectively opted out of Article V.G of the Plan with respect to the Assumed IQVIA Contracts and the Assumed IQVIA Contracts shall be assumed in full and as-is, without any modification or amendment whatsoever, including, without limitation, all indemnification obligations contained therein, and IQVIA has not, and will not be deemed to, waive or release the Debtors, the Reorganized Debtors, or the Insurers (acting in such capacity) from any obligations to indemnify, reimburse, or provide contribution to IQVIA under the Assumed IQVIA Contracts in any respect including, but not limited to, obligations to indemnify, reimburse, or provide contribution to IQVIA that accrue after the Effective Date whether or not such obligations are based on acts or omissions arising prior to the Effective Date. The following contracts or agreements (collectively, the “Currently Rejected IQVIA Contracts”) shall be rejected as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code: (i) Customer Services Agreement dated May 20, 2013 between BuzzeoPDMA LLC, Quarles & Brady LLP and Mallinckrodt LLC (and SOWs issued thereunder); (ii) User-Customer Agreement for AMA Physician Professional Data dated January 1, 2011 between IMS Health Incorporated and Mallinckrodt LLC (and SOWs issued thereunder); (iii) Exalgo CRO – Clinical Research Organization Master Services Agreement dated December 30, 2011 between IMS Health Incorporated and Mallinckrodt LLC (and SOWs issued thereunder); (iv) IMS Solutions Agreement – Mallinckrodt-ISA 13-15 dated June 1, 2013 between Mallinckrodt LLC and IQVIA Inc., formerly known as IMS Health Incorporated and the Software-as-a-Service Addendum (and SOWs issued thereunder); and (v) MIDAS/SMART Information Services Agreement (and SOWs issued thereunder). Notwithstanding the foregoing, nothing herein shall

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preclude the Debtors from rejecting other contracts or agreements with IQVIA (collectively, and together with the Currently Rejected IQVIA Contracts, the “Rejected IQVIA Contracts”) prior to the Effective Date; provided, however, that IQVIA expressly reserves the right to object to any such additional rejection designations or any adjustment to the Cure Amount as a result thereof.

28.	Sanofi-Aventis U.S. LLC.

299. Footnote 178 of the Confirmation Opinion is hereby clarified. The reference to a $45 million claim in footnote 178 of the Confirmation Opinion reflects the value (for Confirmation Hearing trial purposes only) of Sanofi’s claim as testified by Mr. Eisenberg. The rights of all parties are expressly reserved with respect to allowance or disallowance of Sanofi’s claims.

SS.	POST-CONFIRMATION NOTICE AND NOTICE OF EFFECTIVE DATE

300. In accordance with Bankruptcy Rules 2002 and 3020(c), within [10] Business Days of the date of entry of this Confirmation Order, the Debtors shall serve a notice of the Plan confirmation (the “Notice of Confirmation”) substantially in the form attached hereto as Exhibit C by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address after conducting a commercially reasonable search therefor. To supplement the notice described in the preceding sentence, within 10 days of the date of this Confirmation Order the Debtors shall submit for publication the Notice of Confirmation once in USA Today and The Wall Street Journal (national edition). Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

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301. The Notice of Confirmation may constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers and may be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

302. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Reorganized Debtor is authorized and directed to file and serve, within ten (10) days after the occurrence of the Effective Date, a notice of the Effective Date, which shall include notice of, among other things, (i) any outstanding applicable bar dates established by the Plan and this Confirmation Order; (ii) the issuance of the injunctions under the Plan, including the Opioid Permanent Channeling Injunction; (iii) the Effective Date; and (iv) notice of substantial consummation of the Plan on all parties that received notice of the Confirmation Hearing.

TT.	EXEMPTIONS FROM REGISTRATION REQUIREMENTS

303. The offering, issuance, and distribution of the Takeback Second Lien Notes and the New Second Lien Notes in exchange for Claims pursuant to Article III of the Plan and, where applicable, in accordance with the terms of the Scheme of Arrangement and this Confirmation Order, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 4(a)(2) of the Securities Act. The Takeback Second Lien Notes and the New Second Lien Notes shall be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. The offering, issuance, and distribution of any other Securities, including the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) and the New Opioid Warrants in exchange for Claims pursuant to Article III of the Plan

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and, where applicable, in accordance with the terms of the Scheme of Arrangement and this Confirmation Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Any and all such New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants) and New Opioid Warrants so issued under the Plan and, where applicable, the Scheme of Arrangement, will be freely tradable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the restrictions, if any, on the transferability of such Securities and instruments; and (c) any other applicable regulatory approval.

304. The Reorganized Debtors need not provide any further evidence other than the Plan, this Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the Takeback Second Lien Notes, New Second Lien Notes, New Mallinckrodt Ordinary Shares or New Opioid Warrants under applicable securities laws.

305. Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the due authorization, enforceability, legality or validity of, or the grant or perfection of any Lien in connection with, any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Credit Facilities, the Takeback Second Lien Notes, the New Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt

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from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, this Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding such matters, including whether the New Credit Facilities, the Takeback Second Lien Notes, the New Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan and any and all Restructuring Transactions.

UU.	EXEMPTIONS FROM CERTAIN TRANSFER TAXES

306. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not, in each case, be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance

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fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

VV.	PRESERVATION OF CAUSES OF ACTION

307. In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in Article IV.O of the Plan and in Article IX of the Plan, all Causes of Action, other than the Assigned Third-Party Claims, the Assigned Insurance Rights, the Share Repurchase Claims, and Causes of Actions transferred to and assumed by the General Unsecured Claims Trust, the Asbestos Trust, and the Opioid MDT II, that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, other than the Assigned Third-Party Claims, the Assigned Insurance Rights, the Share Repurchase Claims, and Causes of Actions transferred to and assumed by the General Unsecured Claims Trust, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, the Reorganized Debtors, the General Unsecured Claims Trust, the Asbestos Trust, or the Opioid MDT II, in each case as applicable, will not pursue any and all available Causes of Action. The Debtors, the Reorganized Debtors, the General Unsecured Claims

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Trust, the Asbestos Trust, and the Opioid MDT II, in each case as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any such Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. Notwithstanding the foregoing, (a) any and all Causes of Action belonging to the Estates against any Released Co-Defendant or their Co-Defendant Related Parties (other than any Estate Surviving Pre-Effective Date Claim) are not Assigned Third Party-Claims and are released under the Plan and (b) any Estate Surviving Pre-Effective Date Claims are not Assigned Third Party-Claims, are not released, and shall belong to Reorganized Mallinckrodt.

308. Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, as of and after the Effective Date, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have (a) against any Released Party, or (b) that arise under section 547 of the Bankruptcy Code (and analogous non-bankruptcy law) against any Holder of a Trade Claim on account of such Trade Claims.

WW.	EFFECTIVENESS OF ALL ACTIONS

309. All actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to this Confirmation Order (as applicable), without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

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310. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Exit Financing Documents, the New Governance Documents, the Definitive Documents, and any other documents, instruments, securities, or agreements, and any amendments or modifications thereto.

XX.	CONFLICTS

311. To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including this Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. Unless otherwise provided in this Confirmation Order, to the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of this Confirmation Order, this Confirmation Order shall govern and control.

312. Notwithstanding any provision of this Confirmation Order, to the extent of a conflict between any provision in this Confirmation Order and Article XII.Q (“Special Provisions for the United States”) of the Plan, Article XII.Q of the Plan controls.

313. Notwithstanding anything to the contrary in this Confirmation Order, to the extent of conflict between the Plan or this Confirmation Order, and the Rebate Claims State Settlement Agreements, the Rebate Claims Settlement Agreements shall control.

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YY.	RESERVATION OF RIGHTS

314. Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of this Confirmation Order and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of this Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan or hereto shall be deemed null and void; and (c) nothing contained in the Plan, this Confirmation Order, or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

315. Subject to the conditions to the Effective Date, the Plan shall have no force or effect unless and until the Bankruptcy Court enters this Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date. By consenting to the treatment provided by the Plan or otherwise supporting the Plan, no State or Tribe shall be construed to have waived any claim or defense of sovereign immunity that it may have in any other action or proceeding, including any action or proceeding occurring after the Effective Date.

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ZZ.	TERM OF INJUNCTIONS OR STAYS

316. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date; provided that nothing in the Plan, Confirmation Order or other Definitive Documents shall in any way extend any stay in effect pursuant to the 105 Orders. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

AAA.	NONSEVERABILITY OF PLAN PROVISIONS UPON CONFIRMATION

317. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that, any such alteration or interpretation shall be acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, the Required Supporting Term Lenders, the Official Committee of Opioid-Related Claimants, and the Official Committee of Unsecured Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.

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BBB.	AUTHORIZATION TO CONSUMMATE

318. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to the satisfaction or waiver (with the consent of the applicable parties and in accordance with Article VIII.B of the Plan) of the conditions precedent to the Effective Date set forth in Article VIII.A of the Plan.

CCC.	EFFECT OF NON-OCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE

319. If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan or hereto shall be deemed null and void; and (c) nothing contained in the Plan, this Confirmation Order, or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

DDD.	RETENTION OF JURISDICTION

320. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, except to the extent set forth in this Confirmation Order, in Article X of the Plan, and in the Opioid MDT II Documents and the Opioid Creditor Trust Documents, the Bankruptcy

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Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including those matters set forth in Article X of the Plan.

EEE.	DISSOLUTION OF COMMITTEES

321. On the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall be dissolved and the members of each of the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants and each of their legal, consulting, financial, and/or other professional advisors shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases and its implementation; provided, however, that following the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professional Persons and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) any appeals of, or related to, (x) this Confirmation Order or (y) other appeal to which the Official Committee of Unsecured Creditors or the Official Committee of Opioid-Related Claimants is a party.

322. Upon dissolution of the Official Committee of Unsecured Creditors, the General Unsecured Claims Trust and the Asbestos Trust shall jointly succeed to, and exclusively hold, the attorney-client privilege and any other privilege held by the Official Committee of Unsecured Creditors and shall enjoy the work product protections that were applicable or available to the Official Committee of Unsecured Creditors before its dissolution. After the Effective Date, neither the General Unsecured Claims Trust nor the Asbestos Trust can independently waive the attorney-client privilege or any other privilege. For any privilege to be waived, the respective trust must

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first obtain advance written consent from the other trust which jointly holds said privilege and/or from any other party, including the Reorganized Debtors, as applicable, that may share in the applicable privilege.

FFF.	TERMINATION OF CHALLENGE PERIODS

323. The Challenge Period (as defined in the Cash Collateral Order) for all parties is terminated as of the Effective Date (to the extent not yet terminated at such time), and the stipulations, admissions, findings, and releases contained in the Cash Collateral Order shall be binding on the Debtors’ estates and all parties in interest (to the extent not yet binding at such time).

GGG.	FINAL ORDER

324. This Confirmation Order is a Final Order and the period in which an appeal or any motion seeking to stay or alter the effectiveness hereof must be filed shall commence upon entry hereof.

HHH.	IMMEDIATE BINDING EFFECT

325. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be and is immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (a) will receive or retain any property, or interest in property, under the Plan, (b) has filed a Proof of Claim in the Chapter 11 Cases or (c)

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failed to vote to accept or reject the Plan, affirmatively voted to reject the Plan, or is conclusively presumed to reject the Plan. This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rule 3020(e), 6004(h), 7062, or any stay of enforcement otherwise applicable to the Plan.

Dated: March 2nd, 2022	JOHN T. DORSEY
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT A

Plan

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MALLINCKRODT PLC, et al.,	)	Case No. 20-12522 (JTD)
)
Debtors.[1]	)	(Jointly Administered)
)
)

FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)		George A. Davis (admitted pro hac vice)
Michael J. Merchant (No. 3854)		George Klidonas (admitted pro hac vice)
Amanda R. Steele (No. 5530)		Andrew Sorkin (admitted pro hac vice)
Brendan J. Schlauch (No. 6115)		Anupama Yerramalli (admitted pro hac vice)
RICHARDS, LAYTON & FINGER, P.A.		LATHAM & WATKINS LLP
One Rodney Square		1271 Avenue of the Americas
920 N. King Street		New York, New York 10020
Wilmington, DE 19801		Telephone:	(212) 906-1200
Telephone:	(302) 651-7700	Facsimile:	(212) 751-4864
Facsimile:	(302) 651-7701	Email:	george.davis@lw.com
Email:	collins@rlf.com		george.klidonas@lw.com
	merchant@rlf.com		andrew.sorkin@lw.com
	steele@rlf.com		anu.yerramalli@lw.com
schlauch@rlf.com
- and -

- and -		Jeffrey E. Bjork (admitted pro hac vice)
LATHAM & WATKINS LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
		Telephone:	(213) 485-1234
		Facsimile:	(213) 891-8763
		Email:	jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
		Telephone:	(312) 876-7700
		Facsimile:	(312) 993-9767
		Email:	jason.gott@lw.com

Counsel to the Debtors and Debtors in Possession

Dated: February 18, 2022

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

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Z.	Authority of the Debtors	107
AA.	Industry-Wide Document Disclosure Program	107
BB.	Monitor	110
CC.	Trade Claimant Agreements	112
DD.	Federal/State Acthar Settlement	112
EE.	Retainers of Ordinary Course Professionals	112
FF.	No Substantive Consolidation	112
GG.	No Claims Under First Lien Notes/Second Lien Notes Intercreditor Agreement	112
HH.	General Unsecured Claims Trust	113
II.	Asbestos Trust	117
JJ.	Other Terms of Settlement With Official Committee of Unsecured Creditors	119

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		120
A.	Assumption of Executory Contracts and Unexpired Leases	120
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	121
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	121
D.	Contracts and Leases Entered into After the Petition Date	122
E.	Reservation of Rights	122
F.	Indemnification Provisions and Reimbursement Obligations	122
G.	Co-Defendant Contracts	122
H.	Employee Compensation and Benefits	124

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		124
A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date	124
B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date	125
C.	Timing and Calculation of Amounts to Be Distributed	125
D.	Delivery of Distributions	125
E.	Compliance with Tax Requirements/Allocations	129
F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies	129
G.	Distributions on Account of Opioid Claims	130
H.	Allocation of Distributions Between Principal and Interest	130
I.	Postpetition Interest on Claims	130

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		131
A.	Allowance and Disallowance of Claims Other than Opioid Claims	131
B.	Prosecution of Objections to Claims other than Opioid Claims	131
C.	Estimation of Claims and Interests other than Opioid Claims	131
D.	No Distributions Pending Allowance	132
E.	Time to File Objections to Administrative Claims	132
F.	Procedures Regarding Opioid Claims	132
G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims	132
H.	Distributions After Allowance	133
I.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims.	133

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		134
A.	Conditions Precedent to the Effective Date	134
B.	Waiver of Conditions by Supporting Parties, the Official Committee of Opioid- Related Claimants, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group	136
C.	Effect of Non-Occurrence of Conditions to the Effective Date	137
D.	Substantial Consummation	137

ii

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Article IX. RELEASE, INJUNCTION, AND RELATED PROVISIONS		137
A.	Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests.	137
B.	Releases by the Debtors	138
C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants	140
D.	Releases by Holders of Opioid Claims	142
E.	Release of Opioid Claimants	144
F.	Exculpation	146
G.	Permanent Injunction	147
H.	Opioid Permanent Channeling Injunction	147
I.	Opioid Insurer Injunction	148
J.	Settling Opioid Insurer Injunction	150
K.	Opioid Operating Injunction	151
L.	Setoffs and Recoupment	151
M.	Access to Opioid Insurance Policies	151
N.	Co-Defendant Defensive Rights	152

Article X. RETENTION OF JURISDICTION		152

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		155
A.	Modification of Plan	155
B.	Effect of Confirmation on Modifications	156
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	156

Article XII. MISCELLANEOUS PROVISIONS		156
A.	Immediate Binding Effect	156
B.	Additional Documents	156
C.	Payment of Statutory Fees	157
D.	Reservation of Rights	157
E.	Successors and Assigns	157
F.	No Successor Liability	157
G.	Service of Documents	157
H.	Term of Injunctions or Stays	160
I.	Entire Agreement	160
J.	Governing Law	160
K.	Exhibits	160
L.	Nonseverability of Plan Provisions upon Confirmation	160
M.	Closing of Chapter 11 Cases	161
N.	Conflicts	161
O.	Section 1125(e) Good Faith Compliance	161
P.	Dissolution of Committees	161
Q.	Special Provisions for United States	162

iii

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FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1. “1992 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Trust Association (as successor in interest to Security Pacific National Trust Company (New York)) (each as modified, amended, or supplemented from time to time).

2. “1993 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, with U.S. Bank National Trust Association (as successor in interest to BankAmerica National Trust Company) (each as modified, amended, or supplemented from time to time).

3. “2013 Notes Indenture” means that certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A., as issuer, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee (as modified, amended, or supplemented from time to time).

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4. “2014 Notes Indenture” means that certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

5. “2024 First Lien Term Loan” shall have the meaning ascribed to the term “2017 Term B Loans” in the First Lien Credit Agreement.

6. “2024 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility).

7. “2024 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2024 First Lien Term Loan in an amount equal to $1,407,557,343.72 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2024 First Lien Term Loans after April 23, 2021.

8. “2025 First Lien Term Loan” shall have the meaning ascribed to the term “2018 Incremental Term Loans” in the First Lien Credit Agreement.

9. “2025 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility).

10. “2025 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2025 First Lien Term Loan in an amount equal to $373,591,066.61 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2025 First Lien Term Loans after April 23, 2021.

11. “4.75% Senior Notes due 2023” means the 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

12. “4.75% Senior Notes Indenture Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the 2013 Notes Indenture, and any predecessor or successor thereto.

13. “4.75% Unsecured Notes Claims” means any Claim arising under or based upon the 4.75% Senior Notes due 2023 or the 2013 Notes Indenture.

2

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14. “4.75% Unsecured Notes Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $56,991,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

15. “5.50% Senior Notes Claims” means any Claim arising under, derived from or based upon the April 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

16. “5.50% Senior Notes due 2025” means the 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

17. “5.625% Senior Notes Claims” means any Claim arising under, derived from or based upon the September 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

18. “5.625% Senior Notes due 2023” means the 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

19. “5.75% Senior Notes Claims” means any Claim arising under, derived from or based upon the 2014 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

20. “5.75% Senior Notes due 2022” means the 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

21. “8.00% Debentures due March 2023” means the 8.00% debentures due 2023 pursuant to the 1993 Ludlow Debentures Indenture.

22. “8.00% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1993 Ludlow Debentures Indenture, and any predecessor or successor thereto.

23. “9.5% Debentures due May 2022” means the 9.50% debentures due 2022 pursuant to the 1992 Ludlow Debentures Indenture.

24. “9.5% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1992 Ludlow Debentures Indenture, and any predecessor or successor thereto.

25. “Abatement Distribution” means a distribution from an Abatement Trust to an Authorized Recipient for Approved Uses.

26. “Abatement Trust” means, collectively, NOAT II, TAFT II, the Third-Party Payor Trust, the Hospital Trust, the Emergency Room Physician Trust, and the NAS Monitoring Trust.

27. “Abatement Trust Documents” means, collectively, the NOAT II Documents, the TAFT II Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the Emergency Room Physician Trust Documents, and the NAS Monitoring Trust Documents, all of which must be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

28. “Acthar Claim” means a non-ordinary course Claim or Cause of Action (other than a Claim resolved by the Federal/State Acthar Settlement) arising out of, relating to, or in connection with the Debtors’ pricing and sale of Acthar® Gel product, including all Claims and Causes of Action in the Acthar Lawsuits and any and all similar Claims and Causes of Action.

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29. “Acthar Claims Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $7,500,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix. For the avoidance of doubt, if Acthar Claims are allowed in an amount less than or equal to $7,500,000, the Acthar Claims Recovery will equal the amount of Allowed Acthar Claims.

30. “Acthar Lawsuits” means (a) City of Rockford v. Mallinckrodt ARD, LLC, No. 3:17-cv- 50107 (N.D. Ill.); (b) City of Marietta v. Mallinckrodt ARD LLC, Case No. 1:20-cv-00552 (N.D. Ga); (c) Health Care Service Corp. v. Mallinckrodt ARD LLC, et al., Case No RG20056354 (Cal. Sup. Ct. for Alameda Ct’y); (d) United Assoc. of Plumbers & Pipefitters Local 322 of S. N.J. v. Mallinckrodt ARD, LLC, et al., Case No. 1:20-cv-00188-RBK-KMW (D.N.J.); (e) Humana Inc. v. Mallinckrodt ARD LLC, Case No. CV 19-6926-DSF-MRWx (C.D. Cal.); (f) Acument Global Technologies, Inc., v. Mallinckrodt ARD Inc., et al. (Tenn. Cir. Ct.); and (g) Washington Cty. Bd. of Educ. v. Mallinckrodt ARD, Inc., 431 F.Supp.3d 689, No. CV JKB-19-1854, 2020 WL 43016 (D. Md.).

31. “Additional GUC Trust Distributions” means the Cash to be allocated to each of the Class 6 sub-classes in accordance with the methodology set forth in the UCC Appendix which distributions will be made only if the General Unsecured Creditor Trust Consideration less GUC Trust Expenses is greater than the Initial Fixed Distribution.

32. “Ad Hoc First Lien Term Lender Group” means that certain ad hoc group of holders of certain First Lien Credit Agreement Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

33. “Ad Hoc Group of Hospitals” means the Ad Hoc Group of Hospitals identified in the Hospitals’ Joinder to the OCC’s Objection to Disclosure Statement and Hospitals’ Separate Statement [Docket No. 2402].

34. “Ad Hoc Group of Personal Injury Victims” means the Ad Hoc Group of Personal Injury Victims identified in the Verified Statement of the Ad Hoc Group of Personal Injury Victims Pursuant to Bankruptcy Rule 2019 [Docket No. 729] (as amended, supplemented, or modified from time to time).

35. “Ad Hoc Second Lien Notes Group” means that certain ad hoc group of holders of Second Lien Notes Claims represented by Sullivan & Cromwell LLP and Potter Anderson & Corroon LLP and advised by Miller Buckfire & Co.

36. “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and (e) the Restructuring Expenses; provided that the foregoing clauses (a) through (e) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code. Notwithstanding anything contained in the Plan, the Confirmation Order or any other order of the Court, the Disinterested Managers Fees and Expenses shall constitute Allowed Administrative Claims.

37. “Administrative Claims Bar Date” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the earlier of (a) the bar date established for any such Administrative Claims by separate order of the Bankruptcy Court and (b) the date that is the 60th day after the Effective Date.

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38. “Administrative Claims Objection Deadline” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the date that is the later of (a) 120 days after the Administrative Claims Bar Date and (b) such other deadline as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court, for objecting to Administrative Claims.

39. “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

40. “Allowed” means: (a) with respect to an Opioid Claim, any such Opioid Claim that has been allowed by and in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, (b) with respect to any Claim or Interest other than an Opioid Claim, any such Claim or Interest (i) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date or any Claim or Interest that is not required to file a Proof of Claim by the applicable Claims Bar Date pursuant to the Claims Bar Date Order and (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed, or (B) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (ii) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or the Reorganized Debtors, as applicable; or (iii) that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim has been timely Filed in an unliquidated or different amount; or (iv) expressly allowed under this Plan or by Final Order of the Bankruptcy Court. Notwithstanding the foregoing: (x) any Claim or Interest that is expressly disallowed pursuant to the Plan shall not be Allowed unless otherwise ordered by the Bankruptcy Court; (y) unless otherwise specified in the Plan, the Allowed amount of Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable; and (z) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

41. “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee, as applicable, each in its capacity as Distribution Agent, to make distributions to Holders of the Guaranteed Unsecured Notes, the 4.75% Unsecured Notes, or the Legacy Unsecured Notes and to eliminate such Guaranteed Unsecured Notes, the 4.75% Unsecured Notes, or Legacy Unsecured Notes, including all book entry positions relating thereto, from DTC’s books and records.

42. “Approved Uses” means Authorized Abatement Purposes and other uses approved in the Abatement Trust Documents.

43. “April 2015 Notes Indenture” means that certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

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44. “Asbestos Claim” means a Claim related to asbestos exposure or products containing asbestos, excluding Asbestos Late Claims. Solely for the purpose of calculating the undetermined component of the General Unsecured Claims Allocations described in the UCC Appendix, the aggregate sum of $21,700,000 will be the value used for the aggregate Asbestos Claims.

45. “Asbestos Claims Recovery” means the Initial Fixed Distribution in Cash in the amount of $18,000,000 from the General Unsecured Claims Trust Consideration as set forth in the UCC Appendix.

46. “Asbestos Cost Sharing Agreement” means that certain June 20, 1991 Primary Insurance Cost Sharing Agreement Regarding IMCERA’s Asbestos Bodily Injury Claims in the aggregate amount of approximately $35.2 million as agreed to by the Asbestos Insurance Providers, and any Asbestos Insurance Policies subject thereto, as amended and restated from time to time.

47. “Asbestos Insurance Policies” means any insurance policies held by the Debtors or their predecessors providing coverage of Asbestos Claims, including any policies (or successors thereto) listed under the Asbestos Cost Sharing Agreement, or other policies providing coverage for Asbestos Claims.

48. “Asbestos Late Claim” means a Claim related to asbestos exposure or products containing asbestos, a proof of claim for which was first filed after February 16, 2021, at 4:00 p.m. (Eastern time).

49. “Asbestos Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the Asbestos Trust Documents for all Holders of Asbestos Claims, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time) and will not be established under section 524(g) of the Bankruptcy Code.

50. “Asbestos Trust Consideration” means the Asbestos Claims Recovery, paid from the General Unsecured Claims Trust to the Asbestos Trust, with $1,000,000 of such amount paid on the Effective Date and the balance paid within ninety (90) days after the Effective Date.

51. “Asbestos Trust Documents” means the documents governing: (a) the Asbestos Trust, including a trust agreement; (b) the flow of consideration from the General Unsecured Claims Trust to the Asbestos Trust; (c) submission, resolution, and distribution procedures in respect of all Asbestos Claims; and (d) the flow of distributions, payments, or flow of funds made from the Asbestos Trust after the Effective Date, all of which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors and the Debtors and shall be considered “Definitive Documents” for purposes of Article I.C of the Plan.

52. “Asbestos Trust Expenses” means any and all costs, expenses (including professional fees and expenses), fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the Asbestos Trust.

53. “Asbestos Trustee” means the Person or Persons selected by the Official Committee of Unsecured Creditors, in consultation with the Debtors, and appointed to serve as trustee(s) of the Asbestos Trust to administer the Asbestos Trust and Asbestos Claims assumed by the Asbestos Trust and any successors thereto, pursuant to the terms of the Asbestos Trust Documents.

54. “Asset” means, with respect to a Person, all of the right, title and interest of such Person in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible and intangible property which, for avoidance of doubt, includes insurance policies and any rights, claims or potential claims with respect thereto.

55. “Assigned Insurance Rights” means any and all rights, titles, privileges, interests, claims, demands, or entitlements of the Debtors to any proceeds, payments, benefits, Causes of Action, choses in action, defense or indemnity (collectively, “rights”), regardless of whether such rights existed in the past,

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now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent, based on, arising under, or attributable to, any and all Opioid Insurance Policies. For the avoidance of doubt, Assigned Insurance Rights includes the Debtors’ rights, based on, arising under, or attributable to Opioid Insurance Policies issued to the Debtors’ prior affiliates, subsidiaries, and parents (including Medtronic plc and its subsidiaries, and parents), or otherwise, or any of their predecessors, successors, or assigns.

56. “Assigned Medtronic Claims” means all Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including all Avoidance Actions of the Debtors against such parties; provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action solely in defense against claims or Causes of Action asserted by Medtronic plc and/or its subsidiaries, or any of their predecessors, successors, or assigns, against the Debtors or Reorganized Debtors (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (a) are not asserted as the basis for any setoff or recoupment by the Debtors or Reorganized Debtors (as applicable), (b) would not result in any recovery of money or property by the Debtors or Reorganized Debtors (as applicable), or (c) would otherwise not impair the Opioid MDT II’s ability to (i) recover the full amount of damages on account of the Assigned Medtronic Claims or (ii) assert any Assigned Medtronic Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant.

57. “Assigned Third-Party Claims” means (a) all Causes of Action of the Debtors arising out of Opioid Claims, including all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against the Parent or any of its subsidiaries or against any Released Party, provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action in defense against claims or Causes of Action asserted against the Debtors or Reorganized Debtors, or any Released Party (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (i) are not asserted as the basis for any setoff or recoupment by the Debtors, Reorganized Debtors, or Released Party (as applicable); (ii) would not result in any recovery of money or property by the Debtors, Reorganized Debtors, or Released Party (as applicable); and (iii) would otherwise not impair the Opioid MDT II’s ability to (x) recover the full amount of damages on account of the Assigned Third-Party Claims or (y) assert any Assigned Third-Party Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant; and (b) the Assigned Medtronic Claims. For the avoidance of doubt, notwithstanding anything in Art. IV.O of the Plan to the contrary, (a) any and all Causes of Action of the Debtors against any Released Co-Defendant or their Co-Defendant Related Parties (other than any Estate Surviving Pre-Effective Date Claim) are not Assigned Third Party-Claims and are released under the Plan, and (b) any Estate Surviving Pre-Effective Date Claims are not Assigned Third Party-Claims, are not released, and shall belong to Reorganized Mallinckrodt.

58. “Authorized Abatement Purpose” means, with respect to any Abatement Trust, (i) an authorized opioid abatement purpose for which an Abatement Distribution from such Abatement Trust may be used, as set forth in the Abatement Trust Documents for such Abatement Trust, or (ii) the payment of attorneys’ fees and costs of Holders of Opioid Claims channeled to such Abatement Trust (including any counsel to any ad hoc group or other group of such Holders, including any such counsel that is not a Retained Professional).

59. “Authorized Recipient” means an eligible recipient of funds from an Abatement Trust in accordance with the Plan, the Confirmation Order, and the applicable Abatement Trust Documents.

60. “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

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61. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

62. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

63. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

64. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City.

65. “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

66. “Cash” means the legal tender of the United States of America or the equivalent thereof.

67. “Cash Collateral Order” means, collectively, (a) that certain Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief entered by the Bankruptcy Court on November 20, 2020 [Docket No. 586], (b) that certain Order Modifying Cash Collateral Order entered by the Bankruptcy Court on February 2, 2021 [Docket No. 1263], and (c) that certain Order (I) Modifying Cash Collateral Order With Respect To Adequate Protection Terms, (II) Permitting The Debtors To Pay Certain Amounts, And (III) Granting Related Relief [Docket No. 2021], each as amended, supplemented, or modified from time to time.

68. “Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

69. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

70. “Chapter 11 Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1306] or such other monitor as may subsequently be appointed by the Bankruptcy Court prior to the Effective Date.

71. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

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72. “Claims Bar Date” means, with respect to any Claim, the last date for filing of a Proof of Claim in these Chapter 11 Cases with respect to such Claim, as provided in (a) the Claims Bar Date Order, (b) a Final Order of the Bankruptcy Court, or (c) this Plan; provided that if there is a conflict relating to the bar date for a particular Claim, this Plan shall control. For the avoidance of doubt, there is no Claims Bar Date for Opioid Claims.

73. “Claims Bar Date Order” means that certain Order (A) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim and (B) Approving Form and Manner of Notice Thereof entered by the Bankruptcy Court on November 30, 2020 [Docket No. 667], as amended, supplemented, or modified from time to time.

74. “Claims Register” means the official register of Claims and Equity Interests maintained by the Notice and Claims Agent.

75. “Class” means a category of Claims or Equity Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

76. “Co-Defendant” means (i) any Holder of a Co-Defendant Claim and (ii) any co-defendant in a Pending Opioid Action commenced as of the Effective Date, in each case, other than (x) the Debtors, (y) the Debtors’ current and former officers, directors, authorized agents and employees, and (z) the Insurers.

77. “Co-Defendant Action” means any Pending Opioid Action and any previous, pending, or future litigation or dispute that alleges substantially similar facts or causes of action as those alleged in the Pending Opioid Actions and that concerns conduct occurring before the Effective Date.

78. “Co-Defendant Claims” means any and all Claims, other than Claims held by an Insurer, solely in such Insurer’s capacity with respect to an Insurance Contract, that (i) either (A) are or could be asserted against any Debtor or Reorganized Debtor, including without limitation any and all Claims that would otherwise be a Cure Cost or (B) seek to recover from any property of any Debtor or its Estate, any Reorganized Debtor, or any Insurance Contract, and (ii) either (A) are for or based upon or arise from contribution, indemnification, reimbursement, setoff or recoupment or any other similar claim or Cause of Action (other than indemnification obligations expressly assumed pursuant to the Plan or an order of the Bankruptcy Court) or (B) are for or based upon or arise from any alleged right, claim, or interest, of any Co-Defendant, under any Insurance Contract, provided that such right is derivative, as opposed to direct, in nature, and (iii) seek to recover, directly or indirectly, any costs, losses, damages, fees, expenses or any other amounts whatsoever, actually or potentially imposed upon the Holder of such Claims, in each case based upon, arising from, or attributable to any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter based on, arising under, or attributable to, in whole or in part, Opioid Related Activities, any Opioid Claim or any Opioid Demand (including any such Claims or Demands asserted by any manufacturer, distributor, pharmacy, pharmacy-benefit manager, group purchasing organization or physician or other contract counterparty or business partner of any Debtor, but excluding any Claims in respect of any D&O Liability Insurance Policy or Indemnification Provisions expressly assumed pursuant to Article V.F of the Plan). For the avoidance of doubt, a Co-Defendant Claim shall not include any Co-Defendant Surviving Pre-Effective Date Claim and shall not include any Claims of Co-Defendants against insurers under Insurance Contracts in which Co-Defendants hold an interest that are not derivative in nature and are not otherwise released. Notwithstanding anything to the contrary in the Plan, any Claim that satisfies the definition of a Co-Defendant Claim shall be a Co-Defendant Claim notwithstanding that such Claim would otherwise satisfy the definition of another type of Claim. For the avoidance of doubt, Co-Defendant Claim includes a Claim that is held by an insurance company (including an Insurer) in its capacity as subrogee of a Holder of a Co-Defendant Claim. For the avoidance of doubt, nothing in this definition shall alter or limit Article V.G of the Plan in any way, and the assumption of a contract or lease, the non-Debtor counterparty to which is a Released Co-Defendant, shall not constitute the assumption of any indemnification obligations contained therein to the extent such indemnification objections are released by Article V.G of the Plan.

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79. “Co-Defendant Defensive Rights” means any and all direct, or indirect, rights, remedies, protections, immunities, objections, defenses, assertions, Claims, Causes of Action, and, in each case, of any kind, character, or nature, whether legal, equitable, or contractual, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, including, without limitation, all rights, remedies, defenses, assertions, and Claims against liability, rights to setoff, offset, recoupment, counter-claims, cross-claims, rights to allocation or apportionment of fault and judgment reduction, apportionment of damages, any other defenses, affirmative defenses, or judgment reduction mechanisms or rights similar to the foregoing, and any steps necessary to assert the foregoing, in each case, solely to reduce the liability, judgment, obligation or fault of the applicable Holder of a Co-Defendant Claim to any Person that asserts any Cause of Action or Claim against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities. Co-Defendant Defensive Rights (i) may be used to offset, set-off, recoup, allocate or apportion fault, liability, or damages, or seek judgment reduction or otherwise to defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party or any Asset of any Protected Party (including from any Opioid Insurance Policy or any other insurance policy of a Protected Party) on account of any Claim or Cause of Action released pursuant to Article IX.D, and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Asset of the Opioid MDT II or any Opioid Creditor Trust or any Asset of any Opioid Creditor Trust. Any verdicts in any litigation shall not be binding on the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account if the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account do not participate in such litigation (and the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account are not required to participate in such litigation).

80. “Co-Defendant Related Parties” means, with respect to a Released Co-Defendant, (i) such Person’s predecessors, successors, assigns, subsidiaries, Affiliates, or managed accounts or funds, in each case in their respective capacities as such; (ii) its and their respective past, present and future officers, board members, directors, principals, agents, servants, independent contractors, co-promoters, third-party sales representatives, medical liaisons, members, partners (general or limited), managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys and legal representatives, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals and advisors, trusts (including trusts established for the benefit of such Person), trustees, protectors, beneficiaries, direct or indirect owners and/or equityholders, parents, transferees, heirs, executors, estates, nominees, administrators, and legatees, in each case in their respective capacities as such; and (iii) any insurer of any Released Co-Defendant solely in its capacity as such and specifically excluding any Opioid Insurer, solely in its capacity as an Opioid Insurer. For the avoidance of doubt, the citizens and residents of a State shall not be deemed to be Related Parties of such State solely as a result of being citizens or residents of such State.

81. “Co-Defendant Surviving Pre-Effective Date Claim” means any Cause of Action held by a Co-Defendant against any of the Debtors that (i) arose in the ordinary course of business, (ii) is not related to a Co-Defendant Action, and (iii) concerns conduct occurring before the Effective Date.

82. “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of Equity Interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability

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insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

83. “Common Benefit Escrow” means the fund to be established as set forth in Article IV. X.8(A) of the Plan.

84. “Common Benefit Fund” means a common benefit fund established by order of, and administered by, the MDL Court, which order shall be consistent with this Plan.

85. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

86. “Confirmation Date” means the date upon which Confirmation occurs.

87. “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

88. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

89. “Cram-Down First Lien Notes” means new, first lien secured notes to be issued under certain circumstances to the Holders of First Lien Notes Claims, as described further in Article III of the Plan, which notes shall mature on the eight (8) year anniversary of the Effective Date, bear interest at the Cram-Down First Lien Notes Coupon Rate, and otherwise be on terms set forth in Exhibit 1 hereto. For the avoidance of doubt, the Cram-Down First Lien Notes will be pari passu with any other first lien secured debt of the Reorganized Debtors, other than the New AR Revolving Facility, contemplated by the Plan.

90. “Cram-Down First Lien Notes Coupon Rate” means a coupon rate payable in Cash based on the ICE BofA 8+ Year B US High Yield Index Semi Annual Yield to Worst (referenced by H2AL on Bloomberg) as of the Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%.

91. “Cram-Down First Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Cram-Down First Lien Notes.

92. “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

93. “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

94. “Debtor Release” means the releases set forth in Article I.B of the Plan.

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95. “Deemed NOAT II Opioid Claims Pool” means $3,079,053,000,000.00, which shall be the value used for the aggregate amount of State Opioid Claims and Municipal Opioid Claims solely for the purpose of calculating the Other Opioid Claimant Pro Rata Share.

96. “Definitive Documents” means all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by the Restructuring Support Agreement and that are otherwise necessary or desirable to implement the Restructuring Transactions, including (as applicable): (i) the Plan; (ii) the Disclosure Statement; (iii) any other operative documents and/or agreements relating to the Plan (including any documents necessary to implement the distributions contemplated thereunder) and/or the Disclosure Statement; (iv) the Disclosure Statement Order; (v) the Confirmation Order; (vi) the Plan Supplement; (vii) the Management Incentive Plan; (viii) the Scheme of Arrangement and any other substantive pleadings submitted in the Irish Examinership Proceedings; (ix) the Irish Confirmation Order; (x) the Exit Financing Documents, including all intercreditor agreements; (xi) the New Governance Documents; (xii) pleadings commencing the Recognition Proceedings and any substantive pleadings filed therein, including the order(s) granting recognition to the Chapter 11 Cases and relief granted therein; (xiii) all documents memorializing the settlement based on the Opioid Settlement Term Sheet; (xiv) the Opioid MDT II Documents; (xv) the Opioid Creditor Trust Documents; (xvi) the New Opioid Warrants; (xvii) the Cash Collateral Order; (xviii) the First Day Pleadings; (xix) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; (xx) all agreements to settle (A) administrative, priority, or tax claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $20 million or (B) General Unsecured Claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $50 million; (xxi) the New Takeback Term Loan Documentation and any other documentation related to any financing used to repay any First Lien Credit Agreement Claims; (xii) the Opioid MDT II Cooperation Agreement; (xxiii) the GUC Trust Cooperation Agreement, and (xxiv) the New Second Lien Notes Documentation.

97. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

98. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement.

99. “Disinterested Managers” means Sherman Edmiston III and Marc Beilinson, solely in their respective capacities as the disinterested managers of the Specialty Generics Debtors.

100. “Disinterested Managers Fees and Expenses” means all unpaid fees and expenses as of the Effective Date due to the Disinterested Managers pursuant to their respective engagement agreements with the Debtors.

101. “Disputed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, a Claim or Equity Interest that is filed by the applicable Claims Bar Date, or any portion thereof, that is not Allowed and not disallowed under the Plan, the Bankruptcy Code, or a Final Order.

102. “Disputed General Unsecured Claims Reserve” means the reserve established pursuant to and governed by Article VII.H of the Plan.

103. “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

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104. “District Court” means the United States District Court for the District of Delaware or such other district court having jurisdiction over the Chapter 11 Cases.

105. “DTC” means The Depository Trust Company or any successor thereto.

106. “Effective Date” means the date on which all conditions specified in Article VIII.A of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.B of the Plan.

107. “Emergency Room Physicians Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

108. “Emergency Room Physicians Group” means the putative class of emergency room physicians who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

109. “Emergency Room Physicians Opioid Claimant” means a Holder of an Emergency Room Physicians Opioid Claim.

110. “Emergency Room Physicians Opioid Claims” means any Opioid Claims (including Opioid Demands) held by an emergency room physician whose billing and revenue collection were entirely separate from the medical facility billing practices and were not employed by such medical facility. For the avoidance of doubt, Emergency Room Physicians Opioid Claims exclude Hospital Opioid Claims.

111. “Emergency Room Physicians Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Emergency Room Physicians Trust Documents to (a) assume all liability for Emergency Room Physicians Opioid Claims, (b) receive the distribution made on account of the Emergency Room Physicians Opioid Claims, (c) administer Emergency Room Physicians Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Emergency Room Physicians Opioid Claims in accordance with the Emergency Room Physicians Trust Documents.

112. “Emergency Room Physicians Trust Documents” means the documents governing: (a) the Emergency Room Physicians Trust; (b) the flow of consideration from the Opioid MDT II to the Emergency Room Physicians Trust; (c) submission, resolution, and distribution procedures in respect of all Emergency Room Physicians Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Emergency Room Physicians Trust after the Effective Date.

113. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

114. “Environmental Claim” means any Claim by any Governmental Unit or any Person alleging potential liability of the Debtors, including liability or responsibility for the costs of investigations, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, or indemnification, arising out of, based on, or resulting from: (a) the presence of Hazardous Materials, a Hazardous Materials Release or a threatened Hazardous Materials Release at any location, whether or not owned or operated by the Debtors; or (b) any actual or alleged violation of or non-compliance with any other federal or state environmental laws or regulations, environmental orders, permits, approvals, consent decrees and other obligations. For the avoidance of doubt, Asbestos Claims shall not be Environmental Claims.

115. “Environmental Claims / Other General Unsecured Claims Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $23,650,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

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116. “Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

117. “ESI Contract Assumption Motion” means the Debtors’ Motion for Entry of an Order Authorizing the Debtors to Assume, as Amended, that Certain Wholesale Product Purchase Agreement With Priority Healthcare Distribution, Inc. [Docket No. 4487].

118. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

119. “Estate Surviving Pre-Effective Date Claim” means any Cause of Action against a Co-Defendant or their Co-Defendant Related Parties that (i) arose in the ordinary course of business, (ii) is not related to a Co-Defendant Action, and (iii) concerns conduct occurring before the Effective Date.

120. “Examiner” means an examiner appointed to the Parent and/or any other Company Entity under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

121. “Excluded Insurance Policies” means all Insurance Contracts that are (i) D&O Liability Insurance Policies, (ii) Workers’ Compensation Policies, (iii) the Asbestos Cost Sharing Agreement, (iv) Insurance Contracts issued to Mallinckrodt that are not Opioid Insurance Policies, or (v) identified either specifically or categorically in the Schedule of Excluded Insurance Policies included in the Plan Supplement (which shall include all Insurance Contracts with a policy period end date that is on or after the Effective Date of the Plan). The Schedule of Excluded Insurance Policies referred to in clause (v) above is not, and is not intended to be, exhaustive, and may be amended, modified and supplemented, but only by agreement of the Debtors and the Governmental Plaintiff Ad Hoc Committee prior to the Effective Date, and the Reorganized Debtors and the Opioid MDT II after the Effective Date, and which amendments, modifications, and supplementations shall be reasonably acceptable to the Supporting Unsecured Noteholders, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, the Future Claims Representative, and the MSGE Group if made prior to the Effective Date.

122. “Exculpated Party” means, in each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Official Committee of Unsecured Creditors (and its Representatives and the members thereto and their Representatives); (c) the Official Committee of Opioid-Related Claimants (and its Representatives and the members thereto and their Representatives); and (d) the Future Claimants’ Representative (and its Representatives).

123. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

124. “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, the Cram-Down First Lien Notes, and the New Second Lien Notes.

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125. “Favorable Trade Terms” means the trade terms with a Holder of an Allowed Trade Claim consistent with those practices and programs most favorable to the Debtors in place during the twelve (12) months before the Petition Date or such other favorable terms as the Debtors and such Holder may mutually agree in accordance with the requirements set forth in the Disclosure Statement Order; provided, that, if the Holder of an Allowed Trade Claim is not a Trade Claimant but is a successor in interest (by sale of such Allowed Trade Claim or otherwise) to a Trade Claimant, the Trade Claimant that was the original Holder of such Allowed Trade Claim may agree to provide Favorable Trade Terms, which agreement shall satisfy any requirements in the Plan for the Holder of an Allowed Trade Claim to provide Favorable Trade Terms with respect to such Allowed Trade Claim.

126. “Federal/State Acthar Deferred Cash Payments” means the right to receive Cash payments in the following amounts on the following dates: (a) $15,000,000 on the first anniversary of the Effective Date; (b) $20,000,000 on each of the second and third anniversaries of the Effective Date; (c) $32,500,000 on each of the fourth and fifth anniversaries of the Effective Date; and (d) $62,500,000 on each of the sixth and seventh anniversaries of the Effective Date.

127. “Federal/State Acthar Settlement” means the settlement between Parent, Mallinckrodt ARD LLC, the United States of America, and the States (excluding, for this purpose, any territories of the United States other than the District of Columbia and Puerto Rico) resolving certain of the Acthar-related litigations and government investigations disclosed in the Company’s Annual report on Form 10-K filed with the SEC on March 10, 2021, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the Federal/State Acthar Settlement Agreements.

128. “Federal/State Acthar Settlement Agreements” means the definitive settlement agreements memorializing the Federal/State Acthar Settlement with (i) the U.S. Government (acting by and through the United States Department of Justice) and (ii) the States, Washington, D.C., and Puerto Rico, which shall be consistent with the terms set forth in Exhibit 3 hereto and substantially final forms of which will be filed with the Plan Supplement.

129. “FHCA” means the following federal governmental agencies or federal healthcare insurance programs: (i) the United States Department of Health and Human Services, on its own behalf and on behalf of its component agencies, which are the Centers for Medicare & Medicaid Services and the Indian Health Service on behalf of its federally-operated programs; (ii) the Defense Health Agency on its own behalf and on behalf the TRICARE Program; and (iii) the United States Department of Veterans Affairs.

130. “FHCA Opioid Claims” means the claims arising from the U.S. Government Payor Statutory Rights held by the FHCA on account of opioid injury-related conditional payments made by such programs or agencies to, on behalf of, or in respect of, their respective beneficiaries, including holders of PI Opioid Claims; provided however that these claims do not include or apply to any claims brought by programs operated by tribes or tribal organizations under the Indian Self-Determination and Education Assistance Act, 25 U.S.C. §§ 5301–5423, or programs operated by urban Indian organizations that have a grant or contract with the Indian Health Service under the Indian Health Care Improvement Act, 25 U.S.C. §§ 1601–1685.

131. “FHCA Opioid Claimants” means the (i) United States Department of Health and Human Services, and its component agencies, the Centers for Medicare and Medicaid Services and Indian Health Service, (ii) United States Department of Veterans Affairs, Veterans Health and (iii) United States Department of Defense, Defense Health Agency.

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132. “FHCA Opioid Claims Share” means a one-time Cash payment from the Opioid MDT II in an amount of $15 million on the Opioid MDT II Initial Distribution Date.

133. “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

134. “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

135. “First Day Pleadings” means the motions, petitions, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

136. “First Lien Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the First Lien Credit Agreement or, as applicable, any successor thereto.

137. “First Lien Credit Agreement” means that certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

138. “First Lien Credit Agreement Claim” means any Claim held by the First Lien Agent or the First Lien Lenders, including the First Lien Revolving Credit Facility Claims, 2024 First Lien Term Loan Claims, and 2025 First Lien Term Loan Claims, arising under, derived from or based upon the First Lien Credit Agreement or the First Lien Credit Facility, including claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Credit Facility or the First Lien Credit Agreement.

139. “First Lien Credit Facility” means the credit facility evidenced by the First Lien Credit Agreement.

140. “First Lien Lenders” shall have the meaning ascribed to the term “Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

141. “First Lien Notes” means the 10.00% first lien senior secured notes due 2025 pursuant to the First Lien Notes Indenture.

142. “First Lien Notes Claim” means any Claim arising under, deriving from or based upon the First Lien Notes or the First Lien Notes Indenture.

143. “First Lien Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Credit Agreement.

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144. “First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent (as modified, amended, or supplemented from time to time).

145. “First Lien Notes Makewhole Claim” means a First Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the First Lien Notes Indenture).

146. “First Lien Revolving Credit Facility” means the revolving credit facility maturing in 2022 under the First Lien Credit Agreement.

147. “First Lien Revolving Credit Facility Accrued and Unpaid Interest” means the accrued and unpaid interest on the First Lien Revolving Credit Facility payable pursuant to the Cash Collateral Order and calculated for the applicable interest period (or any portion thereof) in accordance with the Cash Collateral Order, after accounting for adequate protection payments made by the Debtors pursuant to the Cash Collateral Order and received by the First Lien Revolving Lenders or, without duplication, to the First Lien Agent for the benefit of and distribution to the First Lien Revolving Lenders (which, notwithstanding anything to the contrary in the Cash Collateral Order, shall be retained by the First Lien Revolving Lenders and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

148. “First Lien Revolving Credit Facility Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the 2025 First Lien Term Loan), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan).

149. “First Lien Term Lenders” shall have the meaning ascribed to the term “Term Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

150. “First Lien Revolving Lenders” means the First Lien Lenders that are lenders under the First Lien Revolving Credit Facility.

151. “First Lien Term Loan Claims” means the 2024 First Lien Term Loan Claims and 2025 First Lien Term Loan Claims.

152. “First Lien Term Loans” means the 2024 First Lien Term Loan and 2025 First Lien Term Loan.

153. “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the applicable First Lien Term Loans payable pursuant to the Cash Collateral Order and calculated for the applicable interest period (or any portion thereof) in accordance with the Cash Collateral Order, after accounting for adequate protection payments made by the Debtors pursuant to the Cash Collateral Order and received by the First Lien Term Lenders or, without duplication, to the First Lien Agent for the benefit of and distribution to the First Lien Term Lenders (which, notwithstanding anything to the contrary in the Cash Collateral Order, shall be retained by the First Lien Term Lenders and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments), or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

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154. “First Lien Term Loan Principal Payments” means any excess cash flow sweep payments, amortization payments, and other payments expressly designated as payments of principal of the applicable First Lien Term Loans after April 23, 2021 and prior to the Effective Date.

155. “Future Opioid PI Claim” means any PI/NAS Opioid Claim that is an Opioid Demand.

156. “Future Opioid PI Claimant” means an individual holding a Future Opioid PI Claim.

157. “Future Claimants’ Representative” means the legal representative for Future Opioid PI Claimants, pursuant to (a) that certain Order Provisionally Appointing Roger Frankel as Legal Representative for Future Claimants [Docket No. 1747] and (b) that certain Order Appointing Roger Frankel, as Legal Representative for Future Opioid Personal Injury Claimants, Effective as of the Petition Date entered by the Bankruptcy Court on June 11, 2021 [Docket No. 2813], each as amended, supplemented, or modified from time to time.

158. “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Expenses, a VI Opioid Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

159. “General Unsecured Claim” means any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Claim for the Indenture Trustee Fees, a Trade Claim, an Intercompany Claim, an Opioid Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Subordinated Claim, or a Claim resolved by the Federal/State Acthar Settlement), including (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, (c) Acthar Claims; (d) Generics Price Fixing Claims; (e) Asbestos Late Claims, (f) Environmental Claims, (g) Legacy Unsecured Notes Claims, (h) 4.75% Unsecured Notes Claims, and (i) Other General Unsecured Claims.

160. “General Unsecured Claims Allocations” means the 4.75% Unsecured Notes Recovery, Acthar Claims Recovery, the Asbestos Claims Recovery, the Generics Price Fixing Claims Recovery, the Legacy Unsecured Notes Recovery, and the Environmental Claims / Other General Unsecured Claims Recovery.

161. “General Unsecured Claims Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the General Unsecured Claims Trust Documents for all Holders of Claims in Classes 6(a)-(g) and Trade Claims the Holders of which either vote to reject the Plan or do not agree to provide Favorable Trade Terms in accordance with the Disclosure Statement Order, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more additional or subsidiary trusts as determined by the General Unsecured Claims Trustee to be reasonably necessary or appropriate, including to provide tax efficiency to the General Unsecured Claims Trust and the Holders of any Claims entitled to distributions from the General Unsecured Claims Trust (and all such trusts shall be referred to collectively as the “General Unsecured Claims Trust”).

162. “General Unsecured Claims Trust Consideration” means (a) Cash in the amount of $135,000,000, paid on the Effective Date; (b) the GUC Assigned Preference Claims; (c) the GUC Terlivaz CVR; (d) the GUC Assigned Sucampo Avoidance Claims; (e) the GUC Share Repurchase Proceeds; (f) the GUC VTS PRV Share; and (e) the GUC StrataGraft PRV Share.

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163. “General Unsecured Claims Trust Documents” means the documents governing: (a) the General Unsecured Claims Trust, including a trust agreement; (b) any sub-trusts or vehicles that comprise the General Unsecured Claims Trust; (c) the flow of consideration from the Estates to the General Unsecured Claims Trust or any sub-trusts or vehicles that comprise the General Unsecured Claims Trust; (d) submission, resolution, and distribution procedures in respect of all General Unsecured Claims; and (e) the flow of distributions, payments, or flow of funds made from the General Unsecured Claims Trust or any such sub-trusts or vehicles after the Effective Date, all of which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors and the Debtors and shall be considered “Definitive Documents” for purposes of Article I.C of the Plan.

164. “General Unsecured Claims Trustee” means the Person or Persons selected by the Official Committee of Unsecured Creditors, with the consent of the Debtors (such consent not to be unreasonably withheld, conditioned, or delayed), and appointed to serve as trustee(s) of the General Unsecured Claims Trust to administer the General Unsecured Claims Trust and General Unsecured Claims assumed by the General Unsecured Claims Trust and any successors thereto, pursuant to the terms of the General Unsecured Claims Trust Documents.

165. “Generics Price Fixing Claim” means a non-ordinary course Claim or Cause of Action arising out of, relating to, or in connection with the Debtors’ pricing and sale of generics products, including all Claims and Causes of Action in the Generics Price Fixing Lawsuits and any and all similar Claims and Causes of Action. Solely for the purpose of calculating the undetermined component of the General Unsecured Claims Allocation described in the UCC Appendix, the aggregate sum of $1.05 billion will be the value used for the aggregate Generics Price Fixing Claims. The amount of each Generics Price Fixing Claim shall be reconciled pursuant to the claims reconciliation procedures set forth in the General Unsecured Claims Trust Documents.

166. “Generics Price Fixing Claims Recovery” means the Initial Fixed Distribution in Cash in the amount of $8,000,000 from the General Unsecured Claims Trust Consideration as set forth in the UCC Appendix.

167. “Generics Price Fixing Lawsuits” means (a) Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) and (b) In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD- 2724 (E.D. Pa.) (MDL 2724).

168. “Governmental Opioid Claimant” means a Holder of a Governmental Opioid Claim.

169. “Governmental Opioid Claims” means the State Opioid Claims, Municipal Opioid Claims, Tribe Opioid Claims, and U.S. Government Opioid Claims.

170. “Governmental Plaintiff Ad Hoc Committee” means the ad hoc group of Governmental Entities holding Opioid Claims (or representatives thereof, including the Plaintiffs’ Executive Committee) represented by, among others, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, Brown Rudnick LLP, William Fry, and Houlihan Lokey Capital, Inc.

171. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code and shall for the avoidance of doubt, include Tribes. For the avoidance of doubt, this term does not include any non-federal acute care hospitals.

172. “Guaranteed Unsecured Notes” means, individually and collectively, the 5.75% Senior Notes due 2022, the 5.50% Senior Notes due 2025 and the 5.625% Senior Notes due 2023.

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173. “Guaranteed Unsecured Notes Ad Hoc Group” means that certain ad hoc group of holders of certain Guaranteed Unsecured Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

174. “Guaranteed Unsecured Notes Claim” means, collectively, the 5.75% Senior Notes Claims, the 5.50% Senior Notes Claims, and the 5.625% Senior Notes Claims, in each case, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

175. “Guaranteed Unsecured Notes Indentures” means, collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

176. “Guaranteed Unsecured Notes Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Guaranteed Unsecured Notes Indentures, including serving as a Distribution Agent; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

177. “GUC Assigned Preference Claims” means all claims or Causes of Action owned by the Estates and arising under section 547 of the Bankruptcy Code (and/or analogous state law), and all proceeds thereof, excluding any such claims or Causes of Action (a) to be assigned to the Opioid MDT II under the Plan or (b) against (i) any Released Party, (ii) any counterparty to an assumed Executory Contract or Unexpired Lease, or (iii) any Trade Claimant or entity that would be a Trade Claimant but did not have any outstanding invoices at the time of filing.

178. “GUC Assigned Sucampo Avoidance Claims” means all Avoidance Actions arising from the Debtors’ acquisition of Sucampo Pharmaceuticals, Inc. against the selling shareholders of Sucampo Pharmaceuticals, Inc., including as related to VTS-270.

179. “GUC Share Repurchase Proceeds” means the right to receive fifty percent (50%) of the net proceeds of the Share Repurchase Claims.

180. “GUC StrataGraft PRV Share” means the right to receive thirty-five percent (35%) of the proceeds received by the Debtors upon disposition of the Debtors’ priority review voucher related to StrataGraft.

181. “GUC Terlivaz CVR” means the right to receive a payment of $20,000,000 in Cash to be made promptly following (a) receipt of regulatory approval of Terlivaz by the U.S. Food and Drug Administration and (b) the Debtors’ (or a third party’s or assignee’s, if applicable) earning of $100,000,000 of cumulative net sales of Terlivaz. The GUC Terlivaz CVR will be deemed assumed by a third party who purchases or is assigned the rights to Terlivaz.

182. “GUC Trust Cooperation Agreement” means that certain cooperation agreement among the Debtors and the General Unsecured Claims Trust, in substantially the form contained in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors.

183. “GUC Trust Expenses” means any and all costs, expenses (including professional fees and expenses), fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the General Unsecured Claims Trust, including, but not limited to, direct costs of prosecution or settlement of GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims.

184. “GUC VTS PRV Share” means the right to receive all proceeds received by the Debtors upon disposition of the Debtors’ sixty-eight percent (68%) retained ownership interest in any prospective priority review voucher related to VTS-270 (if any).

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185. “Hazardous Materials” means any wastes, chemicals, chemical formulations, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is asbestos, polychlorinated biphenyls, radioactive materials or petroleum, (ii) requires remediation or reporting under any federal or state environmental laws or regulations, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is regulated as such by any Governmental Unit under any federal or state environmental laws or regulations.

186. “Hazardous Materials Release” means any release (including as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)), spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into soil, land, surface or subsurface strata, surface waters, groundwaters, sediments, and ambient air.

187. “Holder” means an Entity holding a Claim or Interest, as applicable. When referring to Holders of Guaranteed Unsecured Notes Claims, “Holder” shall mean the record holders of and owners of beneficial interests in any of the Guaranteed Unsecured Notes.

188. “Hospital Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

189. “Hospital Opioid Claimant” means a Holder of a Hospital Opioid Claim.

190. “Hospital Opioid Claims” mean any Opioid Claims (including Opioid Demands) held by a provider of healthcare treatment services or any social services, in its capacity as such, and that is not held by a Governmental Unit. For the avoidance of doubt, Hospital Opioid Claims exclude Emergency Room Physicians Opioid Claims.

191. “Hospital Opioid Claims Share” means 3.57% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) the FHCA Opioid Claims Share, and (c) the aggregate amount of all Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

192. “Hospital Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Hospital Trust Documents to (a) assume all liability for Hospital Opioid Claims, (b) collect distributions made on account of the Hospital Opioid Claims Share in accordance with the Hospital Trust Documents, (c) administer Hospital Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Hospital Opioid Claims in accordance with the Hospital Trust Documents. It is contemplated that the Hospital Trust will coordinate closely with the corresponding trust established in the Purdue Bankruptcy Cases, appoint the same trustee, and that the Hospital Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases. All determinations regarding the eligibility of any provider of healthcare treatment services or any social services for payment from the Hospital Trust will be made solely by the trustee of the Hospital Trust pursuant to the Hospital Trust Documents.

193. “Hospital Trust Documents” means the documents governing: (a) the Hospital Trust; (b) the flow of consideration from the Opioid MDT II to the Hospital Trust; (c) submission, resolution, and distribution procedures in respect of all Hospital Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Hospital Trust after the Effective Date.

194. “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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195. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

196. “Indenture Trustee Fees” means the reasonable, documented fees, expenses, disbursements and indemnity claims of the Guaranteed Unsecured Notes Indenture Trustee (as trustee and in any of its other capacities under the applicable Guaranteed Unsecured Notes Indentures and this Plan), including without limitation, fees, expenses and disbursements, incurred by counsel or agents for the Guaranteed Unsecured Notes Trustee, whether prior to or after the Petition Date, but on or prior to the Effective Date of this Plan, in each case to the extent payable or reimbursable under the applicable Guaranteed Unsecured Notes Indentures, including from a recovery, if any, on the Guaranteed Unsecured Notes. For the avoidance of doubt, the Indenture Trustee Fees shall also include those reasonable, documented fees, expenses, disbursements and indemnity claims of the Guaranteed Unsecured Notes Indenture Trustee or its counsel in connection with (a) any foreign insolvency proceeding and (b) such trustee serving as a Distribution Agent under this Plan (which fees, expenses, disbursements and indemnity claims in connection with serving as Distribution Agent may be incurred after the Effective Date of this Plan, notwithstanding anything to the contrary set forth in this definition).

197. “Initial Administrative Claims Bar Date” means, with respect to any Administrative Claim arising on or prior to April 30, 2021 at 11:59 p.m., prevailing Eastern Time, the last date for filing a request for payment in these Chapter 11 Cases with respect to such Administrative Claims as provided in the Initial Administrative Claims Bar Date Order.

198. “Initial Administrative Claims Bar Date Order” means that certain Order (I) Setting an Initial Bar Date for Filing Proofs of Administrative Claim, (II) Establishing Administrative Claims Procedures, (III) Approving the Form and Manner of Filing Proofs of Administrative Claim, (IV) Approving Notice of Initial Administrative Claim Bar Date, and (V) Granting Related Relief [Docket No. 2480].

199. “Initial Distribution Date” means the date that is on or as soon as practicable after the Effective Date when distributions under the Plan shall commence for each Class entitled to receive distributions; provided that (i) any applicable distributions under this Plan on account of the Guaranteed Unsecured Notes Claims will be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent will make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan and (ii) any applicable distributions under this Plan on account of the First Lien Term Claims will be made to the applicable Distribution Agent on the Effective Date, and the applicable Distribution Agent shall make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan.

200. “Initial Federal/State Acthar Settlement Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors pursuant to the Federal/State Acthar Settlement Agreements to the United States and State governments in the amount equal to $15,000,000.

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201. “Initial Fixed Distribution” means the Cash to be allocated to each of the Class 6 sub-classes in the amounts set forth in the UCC Appendix.

202. “Initial Opioid MDT II Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors on the Effective Date in an amount equal to $450,000,000, of which $445,000,000 will be paid to the Opioid MDT II and $5,000,000 of which shall be on account of the Public Schools’ Special Education Initiative Contribution and contributed to the Public Schools’ Special Education Initiative by the Reorganized Debtors.

203. “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all Opioid Insurance Policies, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.

204. “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

205. “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

206. “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

207. “Intercreditor Agreements” shall have the meaning ascribed to such term in the Cash Collateral Order.

208. “Interests” means, collectively, the Equity Interests and Intercompany Interests.

209. “Invoiced Restructuring Expenses” has the meaning set forth in Article IV.S.

210. “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

211. “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent or any other Debtor Entity, in respect of the Parent or other Debtor Entity, as applicable, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

212. “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

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213. “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

214. “Legacy Unsecured Notes” means, individually and collectively, the 8.00% Debentures due March 2023 and the 9.5% Debentures due May 2022.

215. “Legacy Unsecured Notes Claim” means any Claim arising under or based upon the Legacy Unsecured Notes or the Legacy Unsecured Notes Indentures.

216. “Legacy Unsecured Notes Indentures” means collectively, the 1992 Ludlow Debentures Indenture and the 1993 Ludlow Debentures Indenture.

217. “Legacy Unsecured Notes Indenture Trustee” means, collectively, the 8.00% Debentures Indenture Trustee and the 9.5% Debentures Indenture Trustee.

218. “Legacy Unsecured Notes Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $10,859,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

219. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

220. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

221. “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

222. “Management Incentive Plan” means the management incentive plan to be adopted on the Effective Date which shall provide for (a) the issuance to management, key employees and directors of the Reorganized Debtors of 10%, in total, of the fully diluted New Mallinckrodt Ordinary Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants), and (b) at least half of such New Mallinckrodt Ordinary Shares (i.e., at least 5% of the fully diluted New Mallinckrodt Ordinary Shares after giving effect to the exercise of the New Opioid Warrants) to be issued not later than thirty (30) days after the Effective Date with the allocation of such grants to be approved by the compensation committee of the Reorganized Board based upon the recommendations of the CEO; the final terms of such plan shall be included in the Plan Supplement; provided that the Management Incentive Plan may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Unsecured Noteholders prior to the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld).

223. “MDL” means that certain opioid multi-district litigation captioned In re National Prescription Opiate Litigation, MDL No. 2804, Case No. 17-md-02804 (N.D. Ohio).

224. “MDL Court” means the court presiding over the MDL.

225. “MDL Plaintiffs’ Executive Committee” means the Co-Leads, Co-Liaison, and Plaintiffs’ Executive appointed by the MDL Court in the MDL in the order dated January 14, 2018, filed at MDL Docket No. 37.

226. “Monitor” means the outside, independent monitor appointed in accordance with Article IV.BB of the Plan to ensure the Reorganized Debtors’ (and any successors during the Monitor’s term to the Reorganized Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) compliance with the Opioid Operating Injunction.

227. “Monitor Agreement” means the agreement entered into between the Monitor and the Reorganized Debtors, which shall be the agreement filed at Docket No. 1203 and approved by the Bankruptcy Court at Docket No. 1306 unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order.

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228. “Monitor Reports” has the meaning set forth in Article IV.BB.3.

229. “MSGE Group” the multi-state governmental entities group represented by Caplin & Drysdale, Chartered, Seitz, Van Ogtrop & Green, P.A., and FTI Consulting.

230. “MSGE Group Joinder Agreement” means that certain Joinder Agreement to the Restructuring Support Agreement dated as of November 13, 2020 entered into by the MSGE Group.

231. “Municipal and Tribe Opioid Attorneys’ Fee Fund” means the fund which will be established within the Opioid Attorneys’ Fee Fund for reimbursement of Municipal Opioid Claimant and Tribe Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, and which will be funded by the Opioid MDT II out of the Public Opioid Creditor Share as set forth in Article IV.X.9 prior to making distributions on account of the Public Opioid Creditor Share to NOAT II and TAFT II.

232. “Municipal Opioid Claimant” means a Holder of a Municipal Opioid Claim.

233. “Municipal Opioid Claims” means the Opioid Claims (including Opioid Demands) held by Municipal Units.

234. “Municipal Units” means all Governmental Units that are not States or the United States or the Tribes or any foreign Governmental Unit including, in each case, any department, agency, or instrumentality thereof, and the public school districts.

235. “NAS Child” means a natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome.

236. “NAS Committee” means the Ad Hoc Committee of NAS Children identified in the First Amended Verified Statement of the Ad Hoc Committee of NAS Children Pursuant to Bankruptcy Rule 2019 [Docket No. 387].

237. “NAS Monitoring Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8.C of the Plan.

238. “NAS Monitoring Opioid Claimant” means a Holder of a NAS Monitoring Opioid Claim.

239. “NAS Monitoring Opioid Claims” means any Opioid Claims (including Opioid Demands) held by, or on account of or on behalf of, a NAS Child and relates to medical monitoring support, educational support, vocational support, familial support or similar related relief, but is not a NAS PI Opioid Claim.

240. “NAS Monitoring Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NAS Monitoring Trust Documents to (a) assume all liability for NAS Monitoring Opioid Claims, (b) receive the distribution made on account of the NAS Monitoring Opioid Claims, (c) administer NAS Monitoring Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Authorized Abatement Purposes. It is contemplated that the NAS Monitoring Trust will coordinate closely with the corresponding trust in the Purdue Bankruptcy Cases, appoint the same trustee, and that the NAS Monitoring Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases.

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241. “NAS Monitoring Trust Documents” means the documents governing: (a) the NAS Monitoring Trust; (b) the flow of consideration from the Opioid MDT II to the NAS Monitoring Trust; (c) submission, resolution, and distribution procedures in respect of all NAS Monitoring Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the NAS Monitoring Trust after the Effective Date.

242. “NAS PI Opioid Claim” means any Opioid Claims (including Opioid Demands) of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome, and does not include any NAS Monitoring Opioid Claims.

243. “NAS PI Opioid Claimant” means a Holder of a NAS PI Opioid Claim.

244. “NAS PI Opioid Claims Share” means 0.625% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) FHCA Opioid Claims Share, and (c) the aggregate amount of all Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

245. “New AR Revolving Facility” means the new accounts receivable revolving credit facility in the aggregate principal amount of up to approximately $200 million to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date.

246. “New AR Revolving Facility Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New AR Revolving Facility.

247. “NewCo” means a new Entity, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date.

248. “NewCo Subsidiaries” means new Entities, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date, other than NewCo.

249. “New Credit Facilities” means, collectively, (a) the New Term Loan Facility and (b) the New AR Revolving Facility.

250. “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for Reorganized Mallinckrodt and the Reorganized Debtors; provided, that, all such documents for Reorganized Mallinckrodt shall have governance standards as though it was listed on any one of the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange, as determined prior to the Effective Date.

251. “New Mallinckrodt Ordinary Shares” means ordinary shares of NewCo or Reorganized Parent, as applicable, to be issued on the Effective Date.

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252. “New Opioid Warrant Agreement” means the agreement governing the New Opioid Warrants to be effective on the Effective Date, which shall be included in the Plan Supplement.

253. “New Opioid Warrants” means warrants to acquire the number of New Mallinckrodt Ordinary Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the Management Incentive Plan, at a strike price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the sixth anniversary of the Effective Date.

254. “New Second Lien Notes” means new, second lien secured notes to be issued to the Holders of Second Lien Notes Claims, as described further in Article III of the Plan, which notes shall be on terms set forth in Exhibit 4 hereto. For the avoidance of doubt, the New Second Lien Notes will be pari passu with any other second lien secured debt of the Reorganized Debtors contemplated by the Plan.

255. “New Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the New Second Lien Notes.

256. “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

257. “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility in an original principal amount equal to the Term Loans Outstanding Amount.

258. “New Takeback Term Loans” means the loans under the New Takeback Term Loan Facility.

259. “New Takeback Term Loans Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Takeback Term Loan Facility.

260. “New Term Loan Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Term Loan Facility.

261. “New Term Loan Facility” means the new term loan credit facility, or other funded indebtedness, to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date that will be used to refinance the First Lien Revolving Credit Facility, and may be used to refinance the First Lien Term Loans, the First Lien Notes, and/or the Second Lien Notes; provided that such refinancing of the Second Lien Notes shall only be permitted in the event either (a)(i) the First Lien Term Loans (and the First Lien Term Loan Claims) are repaid in full in Cash and (ii) the Term Loan Exit Payment is paid to the First Lien Term Lenders, in each case, before or contemporaneously with such refinancing, or (b) if the proceeds of any portion of the New Term Loan Facility are used to refinance the Second Lien Notes, such portion of the New Term Loan Facility is secured by Liens and security interests that rank junior to the Liens and security interests securing the New Takeback Term Loans.

262. “NOAT II” means the national opioid Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NOAT II Documents to (a) assume all liability for State Opioid Claims and Municipal Opioid Claims, (b) collect distributions made on account of the State and Municipal Government Opioid Claims Share in accordance with the NOAT II Trust Documents, (c) administer State Opioid Claims and Municipal Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including to Holders of State Opioid Claims and Municipal Opioid Claims in accordance with the NOAT II Trust Documents.

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263. “NOAT II Documents” means the documents governing: (a) the NOAT II; (b) the flow of consideration from the Opioid MDT II to the NOAT II; (c) submission, resolution, and distribution procedures in respect of all State Opioid Claims and Municipal Opioid Claims (including, in each case, Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the NOAT II after the Effective Date.

264. “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

265. “Non-Debtor Releasing Parties” means (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law, and (f) the Released Co-Defendants and each of their Co-Defendant Related Parties; provided, that the plaintiffs and the members of the putative class as identified in the Shenk Suit shall not be Non-Debtor Releasing Parties until such time as the Shenk Settlement is approved on a final basis and by Final Order of the United States District Court for the District of Columbia and upon such approval such plaintiffs shall be deemed to have provided the releases set forth in the Shenk Settlement; provided, further, that Opioid Claimants (other than Released Co-Defendants and each of their Co-Defendant Related Parties), solely in their capacity as Opioid Claimants, shall not be Non-Debtor Releasing Parties but shall be subject to the releases by Holders of Opioid Claims in Article IX.D; provided, further, that, the United States shall not be Non-Debtor Releasing Party but shall be subject to the releases of U.S. Government Payor Statutory Rights and the treatment of the U.S. Government Opioid Claims in Article III.D.B.8.d.

266. “Non-Governmental Opioid Claims” means all Opioid Claims (including Opioid Demands) that are not Governmental Opioid Claims.

267. “No Recovery Opioid Claims” means all Opioid Claims that are either (a) as of the relevant time, disallowed under section 502(e)(1)(B) of the Bankruptcy Code (subject, however, to section 502(j) of the Bankruptcy Code) or (b) subordinated pursuant to section 509(c) or section 510 of the Bankruptcy Code.

268. “Noteholder Consent Fee” means cash in an amount equal to 1.5% of par value of the applicable Supporting Unsecured Noteholder’s Guaranteed Unsecured Notes as of 11:59 P.M., prevailing Eastern time, on October 11, 2020.

269. “Notice and Claims Agent” means Prime Clerk, LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to the order of the Bankruptcy Court [Docket No. 219].

270. “OCC Settlement” means the settlement described in that certain Global Opioid Settlement Term Sheet, filed at [Docket No. 4121-2], as the same may be amended or modified from time to time in accordance with its terms.

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271. “Official Committee of Opioid-Related Claimants” means the official committee of opioid-related claimants appointed in the Chapter 11 Cases [Docket No. 308].

272. “Official Committee of Unsecured Creditors” means the official committee of unsecured creditors appointed in the Chapter 11 Cases [Docket No. 306].

273. “Opioid Attorneys’ Fee Fund” means a fund that will be established for reimbursement of State Opioid Claimant, Municipal Opioid Claimant, and Tribe Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, which will be funded as set forth in Article IV.X.9. The Opioid Attorneys’ Fee Fund will consist of the Municipal and Tribe Opioid Attorneys’ Fee Fund and the State Opioid Attorneys’ Fee Fund.

274. “Opioid Claim” means a Claim or Cause of Action (other than Claims or Causes of Action arising from violations of the Voluntary Injunction or Opioid Operating Injunction), whether existing now or arising in the future, based in whole or in part on any conduct or circumstance occurring or existing on or before the Effective Date and arising out of, relating to, or in connection with any opioid product or substance, and any and all Opioid Demands related thereto, including, for the avoidance of doubt, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstances and Co-Defendant Claims. For the avoidance of doubt, Opioid Claims do not include (i) any liability solely to the extent premised on allegations regarding conduct undertaken by the Reorganized Debtors after the Effective Date, (ii) any Generics Price Fixing Claims, or (iii) any claims arising under section 502(h) of the Bankruptcy Code.

275. “Opioid Claimant” means a Holder of an Opioid Claim, including Governmental Opioid Claimants and Other Opioid Claimants.

276. “Opioid Claimant Release” means the releases set forth in Article I.D of the Plan.

277. “Opioid Creditor Trust Documents” means the PI Trust Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the NAS Monitoring Trust Documents, the Emergency Room Physicians Trust Documents, the NOAT II Documents, and the TAFT II Documents.

278. “Opioid Creditor Trustee(s)” means each trustee of an Opioid Creditor Trust or, collectively, the trustees of the Opioid Creditor Trusts, in each case, appointed in accordance with Article IV.X.2 of the Plan.

279. “Opioid Creditor Trust Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid Creditor Trusts, which shall be paid from the assets of the applicable Opioid Creditor Trust.

280. “Opioid Creditor Trusts” means the Public Opioid Creditor Trusts and the Private Opioid Creditor Trusts.

281. “Opioid Deferred Cash Payments” means the right of the Opioid MDT II to receive Cash payments on the Opioid Deferred Cash Payments Terms in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Effective Date; (b) $150,000,000 on each of the third through seventh anniversaries of the Effective Date; and (c) $125,000,000 on the eighth anniversary of the Effective Date; provided, that at any time on or prior to eighteen (18) months after the Effective Date, the Reorganized Debtors shall have the Prepayment Option; provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Opioid Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) not be funded from the proceeds of the incurrence of indebtedness by the Reorganized Debtors; and (y) prepay Opioid Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the eighth

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anniversary of the Effective Date. The Opioid Deferred Cash Payments will be joint and several obligations (or be subject to an economically similar arrangement) of all current and future borrowers, issuers, pledgers, and guarantors of the Debtors’ funded indebtedness identified in the affirmative covenants supporting such obligations; provided, that for so long as the New Takeback Term Loans, the First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, Cram-Down Second Lien Notes (or any indebtedness incurred to refinance or replace such New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes) remain outstanding, in no event shall the cash payments described above be guaranteed by (or be required to be guaranteed by) an entity that does not also guarantee the New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes (or such refinancing or replacement debt).

282. “Opioid Deferred Cash Payments Terms” means the covenants and enforcement rights with respect to the Opioid Deferred Cash Payments, a term sheet setting forth the material terms of which shall be included in the Plan Supplement and shall be reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration, and form of the deferred payment obligations, and compliance with which shall be so ordered through the Confirmation Order.

283. “Opioid Demand” means any present or future demand for payment against a Debtor that (a) was not a Claim during the Chapter 11 Cases prior to the Effective Date; (b) is based in whole or in part on any conduct or circumstance occurring or existing on or before the Effective Date; (c) arises out of, relating to, or in connection with the same or similar conduct or events that gave rise to the Opioid Claims addressed by the Opioid Permanent Channeling Injunction; and (d) pursuant to the Plan, shall be dealt with by the Opioid MDT II or the Opioid Creditor Trusts, as applicable. For the avoidance of doubt, Opioid Demands do not include (i) any liability solely to the extent premised on allegations regarding conduct undertaken by the Reorganized Debtors after the Effective Date, (ii) any Generics Price Fixing Claims, or (iii) any claims arising under section 502(h) of the Bankruptcy Code.

284. “Opioid Insurance Policies” means (i) with regard to Insurance Contracts issued to any Debtors, (a) all Insurance Contracts that provide general liability, life sciences, or product liability coverages, other than those specifically or categorically listed in the Schedule of Excluded Insurance Policies included in the Plan Supplement, and (b) all Insurance Contracts that may provide or may have provided the Debtors with rights with respect to any Opioid Claim, other than those specifically or categorically listed in the Schedule of Excluded Insurance Policies included in the Plan Supplement (collectively, the “Post-Spin Opioid Insurance Policies”); (ii) all Insurance Contracts issued to Covidien Limited (f/k/a Covidien plc) or its affiliates, subsidiaries, or parents prior to the 2013 spin-off of Mallinckrodt plc from Covidien (the “Spin-Off”) under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the “Covidien Insurance Policies”); and (iii) all Insurance Contracts issued to the predecessors of Covidien Limited (f/k/a Covidien plc) and their affiliates, subsidiaries, or parents prior to the Spin-Off under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the “Pre- Covidien Insurance Policies”). Rights as used in this definition means any and all rights, titles, privileges, interests, claims, demands, or entitlements of the Debtors to any proceeds, payments, benefits, Causes of Action, choses in action, defense or indemnity, and includes all rights, regardless of whether such rights existed in the past, now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent. Notwithstanding anything in this definition or otherwise in the Plan to the contrary, (x) Opioid Insurance Policies include the Insurance Contracts set forth on the Schedule of Opioid Insurance Policies included in the Plan Supplement, which schedule is not, and is not intended to be, exhaustive (provided, however, that any such Insurance Contracts that are Covidien Insurance Policies or Pre-Covidien Insurance Policies are Opioid

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Insurance Policies only if and to the extent provided in clauses (ii) and (iii), respectively, of the first sentence of this definition); and (y) nothing in this definition or any other provision of the Plan shall modify or override the paragraph of the Confirmation Order pertaining to the resolution of the Limited Objection to the Plan filed by Covidien [Docket No. 4699], which paragraph shall control with respect to all matters addressed in such paragraph in the event of any inconsistency. For the avoidance of doubt, nothing in this definition or any other provision of the Plan shall grant the Opioid MDT II any rights under any Insurance Contracts that are not Opioid Insurance Policies, nor shall this definition or any other provision of the Plan grant the Opioid MDT II any rights under the Covidien Insurance Policies and Pre-Covidien Insurance Policies beyond those that the Debtors may have or hold on the Effective Date.

285. “Opioid Insurance Settlements” means any and all settlement agreements concerning the Opioid Insurance Policies, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of such settlement agreement would be assigning, to the Opioid MDT II pursuant to the Plan, that (i) (a) the Debtors and an Opioid Insurer have entered into on or before the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative that (b) is approved by the Bankruptcy Court, or (ii) the Opioid MDT II and an Opioid Insurer have entered into after the Effective Date.

286. “Opioid Insurer” means an Insurer that has issued, is responsible for, or has liability to pay under any Opioid Insurance Policy, and each of its affiliates, predecessors in interest, and agents, solely in its capacity as such and solely with respect to such Opioid Insurance Policy.

287. “Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.I of the Plan.

288. “Opioid MDT II” means the master disbursement trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid MDT II Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time).

289. “Opioid MDT II Administrator” means the administrator that will be appointed by the Opioid MDT II Trustee(s) pursuant to the Opioid MDT II Documents to adjudicate and liquidate Other Opioid Claims.

290. “Opioid MDT II Consideration” means (a) the Initial Opioid MDT II Payment; (b) the New Opioid Warrants; (c) the Opioid Deferred Cash Payments; (d) the Assigned Third-Party Claims; (e) the Assigned Insurance Rights; and (f) the Opioid MDT II Share Repurchase Proceeds.

291. “Opioid MDT II Cooperation Agreement” means that certain Cooperation Agreement among the Debtors and the Opioid MDT II, in substantially the form contained in the Plan Supplement, which shall be in form and substance acceptable to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders.

292. “Opioid MDT II Distributable Value” means all cash proceeds of the Opioid MDT II Consideration.

293. “Opioid MDT II Documents” means the documents governing: (a) the Opioid MDT II (b) the Opioid Deferred Cash Payments Terms; (c) the flow of consideration from the Debtors’ Estates to the Opioid MDT II; (d) submission, resolution, and distribution procedures in respect of all Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II; (e) the appointment of the Opioid MDT II Administrator to adjudicate and liquidate Other Opioid Claims; and (f) the flow of distributions, payments or flow of funds made from the Opioid MDT II after the Effective Date. The Future Claimants’ Representative and the Ad Hoc Group of Personal Injury Victims shall have the right to consult on the Opioid MDT II Documents.

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294. “Opioid MDT II Initial Distributable Value” means, as of the Opioid MDT II Initial Distribution Date, the amount of Cash held in the Opioid MDT II.

295. “Opioid MDT II Initial Distribution” means the distribution on the Opioid MDT II Initial Distribution Date of Opioid MDT II Initial Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts, the Ratepayer Account, and the FHCA Opioid Claimants.

296. “Opioid MDT II Initial Distribution Date” means the Effective Date or as soon as reasonably practicable thereafter; provided that the Opioid MDT II Initial Distribution Date shall be no later than five (5) Business Days after the Effective Date.

297. “Opioid MDT II Operating Expenses” means the Trust Expenses and any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid MDT II, including, but not limited to, (a) management, administration, disposition, exercise or monetization of the New Opioid Warrants, (b) direct costs of prosecution or settlement of Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims, and (c) any amounts incurred by the Opioid MDT II in connection with adjudicating or otherwise liquidating any Other Opioid Claims.

298. “Opioid MDT II Operating Reserve” means a reserve in the Opioid MDT II to be established and funded from time to time to pay any and all Opioid MDT II Operating Expenses. The Opioid MDT II Operating Reserve shall be (i) initially funded on the Effective Date with a portion of the Opioid MDT II Initial Distributable Value in an amount determined by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative with the consent (not to be unreasonably withheld, delayed or conditioned) of the Debtors, (ii) funded thereafter from time to time with Cash held or received by the Opioid MDT II in accordance with the Opioid MDT II Documents and as determined by the Opioid MDT II Trustee(s), and (iii) held by the Opioid MDT II in a segregated account and administered by the Opioid MDT II Trustee(s) on and after the Effective Date.

299. “Opioid MDT II Share Repurchase Proceeds” means the right to receive fifty percent (50%) of the net proceeds of the Share Repurchase Claims.

300. “Opioid MDT II Subsequent Distributable Value” means, as of any Opioid MDT II Subsequent Distribution Date, the amount of Cash held in the Opioid MDT II less (a) any amounts in the Opioid MDT II Operating Reserve, (b) any amounts in the Opioid MDT II Third-Party Payor Reserve, and (c) any amounts in the Opioid Attorneys’ Fee Fund (which amounts shall already have been placed in reserve through previous distributions on account of the Public Opioid Creditor Share).

301. “Opioid MDT II Subsequent Distribution” means any distribution after the Opioid MDT II Initial Distribution of Opioid MDT II Subsequent Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts and Holders of Allowed Other Opioid Claims.

302. “Opioid MDT II Subsequent Distribution Date” means (a) the date selected by the Opioid MDT II Trustees that is not more than five (5) Business Days after each Opioid Deferred Cash Payment is made to the Opioid MDT II, and (b) such other date as the Opioid MDT II Trustee(s) determine in accordance with the Opioid MDT II Documents. The Opioid MDT II will make the Opioid MDT II Subsequent Distributions on the Opioid MDT II Subsequent Distribution Date(s).

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303. “Opioid MDT II Third-Party Payor Reserve” means a reserve in the Opioid MDT II to be established to reserve funds for payment of the Third-Party Payor Opioid Claims Share. The Opioid MDT II Third-Party Payor Reserve shall be funded (i) on the Opioid MDT II Initial Distribution Date with amounts sufficient to make the first payment on account of the Third-Party Payor Opioid Claims Share that is due 180 days after the Effective Date, and (ii) thereafter with amounts sufficient to make any upcoming payments on account of the Third-Party Payor Opioid Claims Share. The Opioid MDT II Third-Party Payor Reserve shall be held by the Opioid MDT II in a segregated account and administered by the Opioid MDT II Trustee(s) on and after the Effective Date.

304. “Opioid MDT II Trustee(s)” means the Person or Persons selected by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants in consultation with the Debtors in accordance with Article IV.U.1 of the Plan and appointed to serve as trustee(s) of the Opioid MDT II to administer the Opioid MDT II and Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and any successors thereto, pursuant to the terms of the Opioid MDT II Documents.

305. “Opioid Operating Injunction” means the operating injunction set forth in the Plan Supplement.

306. “Opioid Operating Injunction Order” means an order enforcing the terms of the Opioid Operating Injunction, which, for the avoidance of doubt, may be the Confirmation Order.

307. “Opioid Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court (which, for the avoidance of doubt, may be the Confirmation Order) permanently and forever staying, restraining, and enjoining any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on or with respect to any Opioid Claim (including any Opioid Demand) as set forth in Article IX.H of the Plan, all of which Opioid Claims (including Opioid Demands) shall be channeled to the Opioid MDT II and the Opioid Creditor Trusts, as applicable, for resolution as set forth in the Opioid MDT II Documents and the Opioid Creditor Trust Documents.

308. “Opioid-Related Activities” means the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid Products or the use or receipt of any proceeds therefrom, or the use of opioids, including opioids that are not Products, or any other activities that form the basis of an Opioid Claim.

309. “Opioid Settlement Term Sheet” means Schedule 1 to the Plan Term Sheet.

310. “Ordinary Course Professional” means any professional retained and employed by the Debtors pursuant to the Order Authorizing Employment and Payment of Professionals Utilized in the Ordinary Course of Business [Docket No. 474].

311. “Other General Unsecured Claim” means a General Unsecured Claim other than (a) Acthar Claims; (b) Generics Price Fixing Claims; (c) Asbestos Claims; (d) Environmental Claims; (e) the 4.75% Unsecured Notes Claims; and (f) Legacy Unsecured Notes Claims. For the avoidance of doubt, (1) all Claims arising from the rejection of unexpired leases or executory contracts (other than rejection claims that are Co-Defendant Claims, which shall be Other Opioid Claims) and (2) all Asbestos Late Claims shall be Other General Unsecured Claims.

312. “Other Opioid Claimant” means a Holder of an Other Opioid Claim.

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313. “Other Opioid Claimant Pro Rata Share” means as of any Opioid MDT II Subsequent Distribution Date, with respect to any Allowed Other Opioid Claim, an amount such that (a) the cumulative aggregate recovery to the Holder of such Allowed Other Opioid Claim divided by the total amount of Allowed Other Opioid Claims to date equals (b) the aggregate amount of distributions made by the Opioid MDT II to NOAT II divided by the Deemed NOAT II Opioid Claims Pool; provided, however, notwithstanding anything to the contrary contained in the Plan, at any time within 60 days after the allowance of an Allowed Other Opioid Claim, such Holder may file a motion with the Bankruptcy Court, on appropriate notice, and seek the Bankruptcy Court’s determination as to (x) whether such amount is unfairly discriminatory under Bankruptcy Code Section 1129(b) as compared to the treatment provided to holders of Opioid Claims in any or all of Classes 8(a)-(c) and 9(a)-9(g) under the Plan, and (y) to the extent that the Bankruptcy Court determines that such amount is unfairly discriminatory, the appropriate amount to be provided by the Opioid MDT II to such holder so that the treatment of such holder and of any other holders of Allowed Other Opioid Claims is not unfairly discriminatory under Bankruptcy Code Section 1129(b) as compared to the treatment provided to holders of Opioid Claims in any or all of Classes 8(a)-(c) and 9(a)-9(g) under the Plan (for purposes of making the determinations specified in the preceding clauses (x) and (y), Class 9(h) shall be deemed to have rejected the Plan; the aggregate Allowed amount of State Opioid Claims and Municipal Opioid Claims shall be determined in accordance with applicable law without affording any binding (or any other) effect or presumption of validity to (and without otherwise taking into account) the value ascribed to the State Opioid Claims and Municipal Opioid Claims in the Plan’s definition of Deemed NOAT II Opioid Claims Pool; and the burden of proof and persuasion with respect to the issue of unfair discrimination shall rest on the side and shall otherwise be the same as such burden would have been had the issue been litigated at the Confirmation Hearing (provided that if and to the extent that any such burden would have been on the Debtors at the Confirmation Hearing, such burden shall rest to the same extent on any party or parties opposing the motion); provided further that to the extent such a motion is brought, (i) the Opioid MDT II and the Opioid Creditor Trusts, each of their respective beneficiaries including the Future Claimants’ Representative, and any Holders of disputed Other Opioid Claims shall have standing to appear and be heard with respect to such motion and (ii) the resolution of such motion by Final Order shall be binding on such Holder, the Opioid MDT II and the Opioid Creditor Trusts, each of their respective beneficiaries including the Future Claimants’ Representative and all Holders of disputed Other Opioid Claims.

314. “Other Opioid Claims” means any Opioid Claim that is not a Governmental Opioid Claim, Third-Party Payor Opioid Claim, Hospital Opioid Claim, Ratepayer Opioid Claim, a NAS Monitoring Opioid Claim, an Emergency Room Physicians Opioid Claim, a Public School Opioid Claim, or PI/NAS Opioid Claim, but including, for the avoidance of doubt, Co-Defendant Claims (other than Co-Defendant Claims held by Released Co-Defendants) and any No Recovery Opioid Claims that are Allowed after the Effective Date under section 502(j) of the Bankruptcy Code.

315. “Other Opioid Claims Bar Date” means a date that is 60 days after the service of a notice to be filed with the Bankruptcy Court by the Opioid MDT II Administrator, in accordance with Article IV.Y of the Plan, stating that all Other Opioid Claimants must submit to the Opioid MDT II Administrator a proof of claim form (in a form substantially similar to Official Bankruptcy Form No. 410) within 60 days of the service of such notice. A sample proof of claim form shall be attached to the notice of the Other Opioid Claims Bar Date.

316. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

317. “Other Secured Claim” means any Secured Claim other than the First Lien Credit Agreement Claims, First Lien Notes Claims, or Second Lien Notes Claims.

318. “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 52227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

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319. “PEC/MSGE Mallinckrodt Fee Allocation Agreement” means the agreement attached hereto as Exhibit 7.

320. “Pending Opioid Actions” means the judicial, administrative or other actions or proceedings or Causes of Action that were or could have been commenced before the commencement of the Chapter 11 Cases and that are identified in Exhibit 1 and 2 to the Debtors’ Amended Adversary Complaint for Injunctive Relief Pursuant to 11 U.S.C. § 105 [Adv. Pro. No. 20-50850, Docket No. 15], as well as any other actions that were or could have been commenced before the Effective Date against any of the Debtors, Released Parties, or Protected Parties alleging or based on substantially similar facts or Causes of Action as those alleged in the actions identified in those appendices.

321. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately sixty (60) days after (a) initially, the Initial Distribution Date, and (b) thereafter, the immediately preceding Periodic Distribution Date.

322. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

323. “Petition Date” means October 12, 2020.

324. “PI/NAS Opioid Claims” means, collectively, the PI Opioid Claims, and the NAS PI Opioid Claims. For the avoidance of doubt, NAS Monitoring Opioid Claims shall not be PI/NAS Opioid Claims.

325. “PI Opioid Claimant” means a Holder of a PI Opioid Claim.

326. “PI Opioid Claims” means any Opioid Claims (including Opioid Demands) of any natural person for alleged opioid-related personal injury or other similar opioid-related Claim or Cause of Action, including any opioid-related personal injury Claim, and that is not a Hospital Opioid Claim, a Third-Party Payor Opioid Claim, a NAS PI Opioid Claim, a NAS Monitoring Opioid Claim, a Ratepayer Opioid Claim, an Emergency Room Physicians Opioid Claim, or a Governmental Opioid Claim.

327. “PI Opioid Claims Share” means 9.3% of the Opioid MDT II Distributable Value, (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) the FHCA Opioid Claims Share, (c) the aggregate amount of the Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

328. “PI Opioid Demands” means any Opioid Demand for alleged opioid-related personal injury or other similar opioid-related Cause of Action, including any opioid-related personal injury Opioid Demand or similar opioid-related Cause of Action asserted by a NAS Child.

329. “PI Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the PI Trust Documents to (a) assume all liability for PI/NAS Opioid Claims, (b) collect distributions made on account of the PI Opioid Claims Share and NAS PI Opioid Claims Share in accordance with the PI Trust Documents, (c) administer PI/NAS Opioid Claims, and (d) make distributions to Holders of PI/NAS Opioid Claims in accordance with the PI Trust Documents.

330. “PI Trust Documents” means the documents governing: (a) the PI Trust; (b) the flow of consideration from the Opioid MDT II to the PI Trust; (c) submission, resolution, and distribution procedures in respect of all PI/NAS Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or funds made from the PI Trust. The Governmental Plaintiff Ad Hoc Committee and the MSGE Group shall have the right to consult on the PI Trust Documents.

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331. “Plaintiffs’ Executive Committee” means the court-appointed Co-Lead Counsel Jayne Conroy, Joseph Rice, and Paul T. Farrell, Jr., on behalf of the court-appointed plaintiffs’ executive committee in the MDL, solely in their capacities as such and not in any individual capacities.

332. “Plan” means this fourth amended joint plan of reorganization (with technical modifications) under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

333. “Plan Term Sheet” means Exhibit A to the Restructuring Support Agreement, as the Plan Term Sheet may be amended, modified, or supplemented from time to time, including in connection with the Supporting Term Lenders Joinder Agreement.

334. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or term sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement and the terms hereof, the terms of the Restructuring Support Agreement, and in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the following documents: (a) the New Governance Documents; (b) to the extent known and determined, the identity of the members of the Reorganized Board; (c) the Opioid MDT II Documents and the Opioid Creditor Trust Documents; (d) the New Opioid Warrant Agreement; (e) the Opioid MDT II Cooperation Agreement; (f) the form of indenture for the Takeback Second Lien Notes; (g) a term sheet setting forth certain material terms of the New Term Loan Facility; (h) a term sheet setting forth certain material terms of the New AR Revolving Facility; (i) the form of credit agreement to govern the New Takeback Term Loans; (j) the schedule of retained Causes of Action; (k) the Rejected Executory Contract/Unexpired Lease List; (l) the Management Incentive Plan; (m) the Opioid Operating Injunction; (n) the Restructuring Transactions Memorandum; (o) the Transfer Agreement; (p) a term sheet setting forth the material terms of the Opioid Deferred Cash Payment Terms; (q) the Registration Rights Agreement; (r) the Federal/State Acthar Settlement Agreements; (s) the Scheme of Arrangement; (t) the Schedule of Opioid Insurance Policies; (u) the form of indenture for the Cram-Down First Lien Notes; (v) the form of indenture for the New Second Lien Notes; (w) certain of the General Unsecured Claim Trust Documents, including the trust agreement governing the General Unsecured Claims Trust; (x) the GUC Trust Cooperation Agreement; and (y) the Asbestos Trust Documents.

335. “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least twenty eight (28) days prior to the deadline established by the Disclosure Statement Order to File objections to Confirmation; provided, that the trust distribution procedures for the Opioid MDT II and each Opioid Creditor Trust shall be filed thirty (30) days after the approval of the Disclosure Statement; provided, that Plan Supplement Filing Date for the General Unsecured Claim Trust Documents, including the trust agreement governing the General Unsecured Claims Trust, the Opioid MDT II Cooperation Agreement, the GUC Trust Cooperation Agreement, the Asbestos Trust Documents, and the form of indenture for the New Second Lien Notes shall be the day prior to the Confirmation Hearing; provided, further, that the Plan Supplement Filing Date for the identity of the initial Opioid MDT II Trustee(s) shall be on or before entry of the Confirmation Order.

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336. “Post Effective Date Implementation Expenses” means all reasonable and documented fees and out of pocket expenses incurred on or after the Effective Date to implement this Plan, but excluding Trust Expenses, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A. (p) financial advisor to the MSGE Group, FTI Consulting, and (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, and subject to a good-faith, non-binding budget to be submitted by each applicable professional to the Debtors prior to the Effective Date, which budget shall be reasonably acceptable to such professional and the Debtors; and (2) the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the First Lien Agent, the Ad Hoc First Lien Term Lender Group, the Ad Hoc Second Lien Notes Group, and the Ad Hoc Revolving Loan Participants Group (as defined in the Cash Collateral Order), in each case, subject to any applicable caps set forth in the Cash Collateral Order).

337. “Prepayment Option” means the right to prepay, in full or in part, the Opioid Deferred Cash Payments, at any time on or prior to the day that is eighteen (18) months after the Effective Date, at (a) for full prepayments (with no prior prepayments having been made) as of the end of each of the 18 months after the Effective Date, the prepayment cost set forth on Annex A hereto or (b) to the extent a prepayment is partial, is made following an earlier prepayment, or occurs other than at the end of a month, a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (i)(A) the present value of the then-remaining scheduled Opioid Deferred Cash Payments at the prepayment date (without giving effect to any prior prepayments), excluding the payment due on the eighth anniversary of the Effective Date, plus (B) $450,000,000 to equal (ii)(A) the present value of the payments that would have been remaining under the Original Payment Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payment Schedule and any other payments that would have been made by such date, but without giving effect to any prior prepayments), discounted at a discount rate of 12% per annum, plus (B) $300,000,000. For the purposes of the Prepayment Option, months shall be calculated starting from the Effective Date, not calendar months.

338. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

339. “Private Opioid Creditor Trusts” means the Third-Party Payor Trust, the PI Trust, the NAS Monitoring Trust, the Emergency Room Physicians Trust, and the Hospital Trust.

340. “Private Opioid Creditor Trust Deductions and Holdbacks” means, collectively or as applicable, the following deductions and holdbacks from distributions from the Private Opioid Creditor Trusts pursuant to the Opioid Creditor Trust Documents: (i) the deduction of Opioid Creditor Trust

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Operating Expenses of the Private Opioid Creditor Trusts, as required under and subject to the terms of the Opioid Creditor Trust Documents, (ii) the deduction of amounts on account of compensation, costs and fees of professionals that represented or advised Claimants in Classes 9(a)-9(g) in connection with the Chapter 11 Cases, as and to the extent provided in the Opioid Creditor Trust Documents and subject to Article IV.X.8 of the Plan, and (iii) the common benefit assessment required under Article IV.X.8 of the Plan and, where applicable, the fees and costs of such a Claimant’s individual attorney(s), which deduction shall be made by such attorney(s) and reduced by the common benefit assessment in accordance with Article IV.X.8 of the Plan.

341. “Products” means any and all products developed, designed, manufactured, marketed or sold, in research or development, or supported by, the Debtors, whether work in progress or in final form.

342. “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

343. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

344. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

345. “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

346. “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided, that (a) the Pro Rata Share for the Environmental Claims / Other General Unsecured Claims Recovery shall be calculated by the methodology set forth in the UCC Appendix for Holders of Allowed Claims in Class 6(e), Allowed Claims in Class 6(f), and Allowed Trade Claims in Class 7 that vote to reject the Plan or do not agree to maintain Favorable Trade Terms, and (b) the Pro Rata Share for Claims in Class 9(h) shall be calculated as set forth in the definition of Other Opioid Claimant Pro Rata Share.

347. “Protected Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d), provided that consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date. “Protected Party” shall also include each Settling Opioid Insurer, but shall

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not include the Opioid MDT II or any Opioid Creditor Trust. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Protected Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, (5) current or former shareholders of Mallinckrodt plc to the extent that they are subject to Share Repurchase Claims, other than any of the Debtors’ current and former officers, directors, or employees, and (6) any Representative of any Entity described in the foregoing clauses (1) through (5) except to the extent such Representative is described in clause (d) and (e) of this definition of “Protected Party,” and (7) any Released Co-Defendant.

348. “Public Opioid Creditor Share” means the remaining amount of the Opioid MDT II Distributable Value after (a) payment of the FHCA Opioid Claims Share, (b) payment of the aggregate amount of all Other Opioid Claimant Pro Rata Shares, (c) all payments to the Private Opioid Creditor Trusts and the Ratepayer Account, (d) any amounts required to fund the Opioid MDT II Operating Reserve or the Opioid MDT II Third-Party Payor Reserve, and (e) any amounts in the Opioid Attorneys’ Fee Fund, any amounts in the Opioid MDT II Operating Reserve, and any amounts in the Opioid MDT II Third-Party Payor Reserve

349. “Public Opioid Creditor Trusts” means the NOAT II and the TAFT II.

350. “Public School Distribution Adjustment” means the addition or deduction of $145,000, as applicable.

351. “Public School Mediation Participants” means the group of Holders of Public School Opioid Claims who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

352. “Public School Opioid Claim” means an Opioid Claim held by a public school district.

353. “Public Schools’ Special Education Initiative” means an account under the control of a trust to be called the Public Schools’ Special Education Initiative Trust and to be established pursuant to the Opioid MDT II Documents on the terms described in the Notice of Filing of Public Schools’ Special Education Initiative Term Sheet [Docket No. 3410]. The Public Schools’ Special Education Initiative will receive the Public Schools’ Special Education Initiative Contribution.

354. “Public Schools’ Special Education Initiative Contribution” means a contribution of $5 million to the Public Schools’ Special Education Initiative to be made by the Reorganized Debtors on the Opioid MDT II Initial Distribution Date, which amount will be used by the Public Schools’ Special Education Initiative to fund educational supports to abate the effects of the opioid crisis.

355. “Purdue Bankruptcy Cases” means the bankruptcy cases jointly administered under the caption In re Purdue Pharma L.P., Case No. 19-23649 (RDD) (Bankr. S.D.N.Y.).

356. “Ratepayer Account” means the segregated account to be established by the Opioid MDT II and administered by the Ratepayer Mediation Participants for Approved Uses, which shall include distributions to the Truth Initiative Foundation.

357. “Ratepayer Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

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358. “Ratepayer Mediation Participants” means the proposed representatives of classes of privately insured parties who are plaintiffs and proposed class representatives identified in the Amended Verified Statement of Stevens & Lee, P.C. Pursuant to Bankruptcy Rule 2019 filed at Docket No. 333 in the Purdue Bankruptcy Cases.

359. “Ratepayer Opioid Claimant” means a Holder of a Ratepayer Opioid Claim.

360. “Ratepayer Opioid Claims” means any Opioid Claims (including Opioid Demands) that arises out of or relates to the payment of health insurance by the Holder of such Claim.

361. “Recognition Proceedings” means the proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada any of the Chapter 11 Cases as foreign main proceedings or foreign nonmain proceedings, as applicable, and to recognize in Canada certain Orders of the Bankruptcy Court.

362. “Registration Rights Agreement” means the registration rights agreement(s) with respect to the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) to be effective on the Effective Date.

363. “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

364. “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

365. “Released Co-Defendant” means the parties listed on Exhibit 5 hereto, which, for the avoidance of doubt, shall include, and shall not be amended to exclude, each Person that is a signatory to the Joint Objection of Certain Distributors, Manufacturers, and Pharmacies to the Confirmation of the First Amended Joint Plan of Reorganization of Mallinckrodt PLC and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 4692].

366. “Released Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such; (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d); (f) each member of the Guaranteed Unsecured Notes Ad Hoc Group in their capacity as such, (g) each Supporting Unsecured Noteholder in their capacity as such, (h) the Opioid MDT II and the Opioid Creditor Trusts, (i) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (j) each Supporting Governmental Opioid Claimant in their capacity as such; (k) each member of the MSGE Group in their capacity as such; (l) each Supporting Term Lender in its capacity as such; (m) each member of the Ad Hoc First Lien Term Lender Group in its capacity as such; (n) each Prepetition Secured Party (as defined in the Cash Collateral Order); (o) the Guaranteed Unsecured Notes Indenture Trustee; (p) the Legacy

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Unsecured Notes Indenture Trustee in its capacity as such; (q) the Future Claimants’ Representative; (r) the Official Committee of Opioid-Related Claimants and its members, in their capacity as such; (s) the Official Committee of Unsecured Creditors and its members, in their capacity as such; (t) the 4.75% Unsecured Notes Indenture Trustee in its capacity as such; (u) the Ad Hoc Group of Personal Injury Victims and its members, in their capacity as such; (v) the NAS Committee and its members, in their capacity as such; (w) the Ad Hoc Group of Hospitals and its members, in their capacity as such; (x) the Third-Party Payor Mediation Participants, in their capacity as such; (y) the Ratepayer Mediation Participants, in their capacity as such; (z) the Public School Mediation Participants, in their capacity as such; (aa) the Emergency Room Physicians Group and its members, in their capacity as such; (bb) with respect to each of the foregoing Persons in clauses (f) through (aa), each such Person’s Representatives; and (cc) solely for purposes of the Releases by the Debtors in Article IX.B of the Plan, the Released Co-Defendants and each of their Co-Defendant Related Parties, in each case solely in their respective capacities as such. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Released Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, (5) current or former shareholders of Mallinckrodt plc to the extent they are subject to Share Repurchase Claims, other than any of the Debtors’ current and former officers, directors, or employees, and (6) any Representative of any Entity described in the foregoing clauses (1) through (5) except to the extent such Representative is described in clause (d) and (e) of this definition of “Released Party.” For purposes of this definition of “Released Parties,” the phrase “in their capacity as such” means, with respect to a Person, solely (x) to the extent a claim against such Person arises from such Person’s conduct or actions taken in such capacity, or from such Person’s identified capacity in relation to another specified Released Party and not, in either case, from such Person’s conduct or actions independent of such capacity, and (y) to the extent such Person’s liability depends on or derives from the liability of such other Released Party, such claim would be released if asserted against such other Released Party.

367. “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Mallinckrodt.

368. “Reorganized Debtors” means, on or after the Effective Date, (a) the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, and (b) to the extent not already encompassed by clause (a), Reorganized Mallinckrodt and all NewCo Subsidiaries as of the Effective Date.

369. “Reorganized Mallinckrodt” means Reorganized Parent or NewCo, as applicable, on or after the Effective Date.

370. “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

371. “Reorganized VI-Specific Debtors” means on or after the Effective Date, the VI-Specific Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

372. “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

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373. “Required Supporting Term Lenders” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

374. “Required Supporting Unsecured Noteholders” means, as of any date of determination, Supporting Unsecured Noteholders holding at least a majority in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement. Guaranteed Unsecured Notes held by any (a) Mallinckrodt Entity, (b) holder of Opioid Claims, or (c) Entity or Person whose vote has been “designated” by the Bankruptcy Court in the Chapter 11 Cases (including pursuant to section 1126(e) of the Bankruptcy Code), shall not be included (either in the numerator or the denominator), and shall not be considered outstanding Guaranteed Unsecured Notes Claims, for purposes of calculating the Required Supporting Unsecured Noteholders.

375. “Restructuring Expenses” means all reasonable and documented fees and out of pocket expenses incurred prior to the Effective Date, including Transaction Fees, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (p) financial advisor to the MSGE Group, FTI Consulting, (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Effective Date; and (r) counsel to Supporting Party First Trust Advisors, Chapman & Cutler, up to $35,000; provided, that the Transaction Fees shall only be paid after entry of an order, which may be the Confirmation Order, authorizing payment of such Transaction Fees; and (2)(a) the attorneys, advisors, and agents of the Ad Hoc Second Lien Notes Group pursuant to the Second Lien Notes Settlement, any reimbursement agreement with the Debtors and otherwise in accordance with the Plan, and (b) the Second Lien Notes Indenture Trustee and its attorneys, advisors, and agents in accordance with the Plan, including payment of the Second Lien Notes Indenture Trustee Fees; which, in each instance, shall not be subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim by any party under any legal or equitable theory; and (3) solely to the extent not already provided herein, the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the First Lien Agent, the Ad Hoc First Lien Term Lender Group, the Ad Hoc Revolving Loan Participants Group (as defined in the Cash Collateral Order), in each case to the extent such fees and out of pocket expenses are not already paid pursuant to the Cash Collateral Order and subject to any applicable caps set forth in the Cash Collateral Order).

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376. “Restructuring Expenses Order” means that certain Order Authorizing the Debtors to Assume and/or Enter Into Reimbursement Agreements with RSA Parties’ Professionals entered by the Bankruptcy Court on February 1, 2021 [Docket No. 1250], as amended, supplemented, or modified from time to time, in each case with the consent of the Debtors and the applicable parties to the Restructuring Support Agreement.

377. “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on October 11, 2020, by and among the Debtors, the Supporting Unsecured Noteholders, and the Supporting Governmental Opioid Claimants and joined by (a) the MSGE Group on November 13, 2020 and (b) the Supporting Term Lenders on March 10, 2021 (as such may be amended, modified or supplemented in accordance with its terms, including as modified by the MSGE Group Joinder Agreement and the Supporting Term Lenders Joinder Agreement).

378. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

379. “Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

380. “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

381. “Schedule of Opioid Insurance Policies” means the schedule in the Plan Supplement of Opioid Insurance Policies, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of an Opioid Settlement Agreement would be assigning, to the Opioid MDT II pursuant to the Plan. As set forth in the definition of Opioid Insurance Policy, the Schedule of Opioid Insurance Policies is not exhaustive and shall not be construed as imposing a limitation on the scope of the Insurance Contracts as to which Debtors are assigning rights to the Opioid MDT II pursuant to the Plan (i.e. the Assigned Insurance Rights).

382. “Scheme of Arrangement” means the proposals for one or more compromise or scheme of arrangement in relation to the Parent and/or any other Debtor Entity to be formulated and proposed by the Examiner pursuant to Section 539 of the Companies Act of Ireland in connection with the Irish Examinership Proceedings and submitted to the High Court of Ireland for confirmation pursuant to Section 541 of the Companies Act of Ireland, and which will be based on and consistent in all respects with the Plan and substantially in the form of the draft scheme of arrangement to be included in the Plan Supplement and to be annexed to the petition presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

383. “SEC” means the United States Securities and Exchange Commission.

384. “Second Lien Notes” means the 10.00% second lien senior secured notes due 2025 pursuant to the Second Lien Notes Indenture.

385. “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indenture.

386. “Second Lien Notes Collateral Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as second lien collateral agent under the Second Lien Notes Indenture, and any predecessor or successor thereto.

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387. “Second Lien Notes Indenture” means that certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, the Second Lien Notes Indenture Trustee, and the Second Lien Notes Collateral Agent (as modified, amended, or supplemented from time to time).

388. “Second Lien Notes Indenture Trustee” means BOKF, NA, solely in its capacity as second lien trustee under the Second Lien Notes Indenture (as successor in such capacity to Wilmington Savings Fund Society, FSB), and any predecessor or successor thereto.

389. “Second Lien Notes Indenture Trustee Fees” means the reasonable, documented fees, expenses, disbursements and indemnity claims incurred by the Second Lien Notes Indenture Trustee (as trustee and in any of its other capacities under the Second Lien Notes Indenture and this Plan) and the Second Lien Notes Collateral Agent (as collateral agent and in any of its other capacities under the Second Lien Notes Indenture and this Plan), including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Second Lien Notes Indenture Trustee and the Second Lien Notes Collateral Agent, whether prior to or after the Petition Date, but on or prior to the Effective Date of this Plan, in each case to the extent payable or reimbursable under the applicable Second Lien Notes Indenture and/or the related security agreement and/or applicable provisions of the Bankruptcy Code. For the avoidance of doubt, the Second Lien Notes Indenture Trustee Fees shall also include those reasonable, documented fees, expenses, disbursements and indemnity claims incurred in connection with (a) any foreign insolvency proceeding and (b) the Second Lien Notes Indenture Trustee serving as a Distribution Agent under this Plan (which fees, expenses, disbursements and indemnity claims in connection with serving as Distribution Agent may be incurred after the Effective Date of this Plan, notwithstanding anything to the contrary set forth in this definition).

390. “Second Lien Notes Makewhole Claim” means any Second Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture).

391. “Second Lien Notes Settlement” means the settlement described in that certain Settlement Second Lien Notes Summary Terms, filed at [Docket No. 4121-3] attached hereto as Exhibit 4, as the same may be amended, supplemented or otherwise modified from time to time.

392. “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

393. “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

394. “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

395. “September 2015 Notes Indenture” means that certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

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396. “Settled Federal/State Acthar Claims” means any Claims settled through the Federal/State Acthar Settlement.

397. “Settling Opioid Insurer” means an Insurer that has entered into an Opioid Insurance Settlement, solely in its capacity as such and solely with respect to any Opioid Insurance Policy released in such Opioid Insurance Settlement.

398. “Settling Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.J of the Plan.

399. “Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Plan or otherwise votes to accept the Plan.

400. “Share Repurchase Claims” means any claims or Causes of Action against any current or former shareholders of Mallinckrodt plc, other than any Released Party, from whom Mallinckrodt plc purchased, repurchased, cancelled, or redeemed its own ordinary shares in connection with its share repurchase program(s) during the years 2015-2018.

401. “Shared Collateral” shall have the meaning ascribed to such term in any Intercreditor Agreement, as applicable.

402. “Shenk Settlement” means the proposed mediated settlement of the Shenk Suit.

403. “Shenk Suit” means the securities fraud putative class action lawsuit brought by the State Teachers Retirement System of Ohio titled Shenk v. Mallinckrodt plc, No. 1:17-cv-00145-DLF (D.D.C.) that is pending in the United States District Court for the District of Columbia.

404. “Specialty Generics Debtors” means Debtors Mallinckrodt Equinox Finance Inc., Mallinckrodt Enterprises Holdings, Inc., Mallinckrodt ARD Finance LLC, Mallinckrodt Enterprises LLC, Mallinckrodt LLC, SpecGx LLC, SpecGx Holdings LLC, WebsterGx Holdco LLC, and Mallinckrodt APAP LLC.

405. “State” means a state or territory of the United States of America and the District of Columbia.

406. “State and Municipal Government Opioid Claims Share” means the remainder of the Public Opioid Creditor Share after distributions on account of the Tribe Opioid Claims Share, which shall equate to (i) 97.1% of the first $625 million received on account of the Public Opioid Creditor Share, reduced by the Public School Distribution Adjustment, (ii) 97.05% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share, and (iii) 97.0%% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share.

407. “State Attorney General” means the attorney general for any State.

408. “State Opioid Attorneys’ Fee Fund” means the fund which will be established within the Opioid Attorneys’ Fee Fund for reimbursement of State Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, and which will be funded by the Opioid MDT II out of the Public Opioid Creditor Share as set forth in Article IV.X.9 prior to making distributions on account of the Public Opioid Creditor Share to NOAT II and TAFT II.

409. “State Opioid Claimant” means a Holder of a State Opioid Claim.

410. “State Opioid Claims” means the Opioid Claims (including Opioid Demands) held by States.

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411. “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b) or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution. For the avoidance of doubt, Second Lien Notes Claims and No Recovery Opioid Claims shall not be Subordinated Claims.

412. “Supporting Governmental Opioid Claimants” means the Plaintiffs’ Executive Committee and any Governmental Units holding Opioid Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

413. “Supporting Parties” means the Supporting Governmental Opioid Claimants, the Supporting Unsecured Noteholders, the MSGE Group, and the Supporting Term Lenders in each case, for so long as the Restructuring Support Agreement shall be in effect with respect to each such parties. For the avoidance of doubt, the Supporting Parties support the Second Lien Notes Settlement, the OCC Settlement and the UCC Settlement.

414. “Supporting Term Lenders” means the Holders of First Lien Term Loan Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

415. “Supporting Term Lenders Joinder Agreement” means that certain Joinder Agreement and Amendment to Restructuring Support Agreement dated as of March 10, 2021, entered into by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Supporting Term Lenders.

416. “Supporting Unsecured Noteholders” means the Holders of Guaranteed Unsecured Notes Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

417. “TAFT II” means the one or more Abatement Trusts, limited liability companies, or other Persons that are to be established in accordance with the Plan, the Confirmation Order, and the TAFT II Documents to (a) assume all liability for Tribe Opioid Claims, (b) collect distributions made on account of the Tribe Opioid Claims Share in accordance with the TAFT II Documents, (c) administer Tribe Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including to Holders of Tribe Opioid Claims in accordance with the TAFT II Documents.

418. “TAFT II Documents” means the one or more documents establishing and governing: (a) the TAFT II; (b) the flow of consideration from the Opioid MDT II to the TAFT II; (c) submission, resolution, and distribution procedures in respect of all Tribe Opioid Claims (including Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the TAFT II after the Effective Date.

419. “Takeback Second Lien Notes” means $375,000,000 of new secured takeback second lien notes due seven (7) years after the Effective Date and otherwise be on terms set forth in Exhibit 2 hereto.

420. “Takeback Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Takeback Second Lien Notes.

421. “Term Loan Exit Payment” means a consent and exit payment in the amount equal to 0.5% multiplied by the Term Loans Outstanding Amount, which payment shall be payable to the First Lien Term Lenders, as an integral term of the comprehensive settlement and resolution of the disputes and

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controversies between the Debtors and the First Lien Term Lenders embodied in this Plan, which consent and exit payment shall (a) increase to the amount equal to 1.0% multiplied by the Term Loans Outstanding Amount if the First Lien Term Loans are not refinanced in full in Cash on or prior to the Effective Date and (b) be payable to the First Lien Term Lenders upon the Effective Date.

422. “Term Loans Outstanding Amount” means an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus the 2025 First Lien Term Loans Outstanding Amount.

423. “Third-Party Payor Group” means the group of certain Holders of Third-Party Payor Claims consisting of (i) the Holders of Third-Party Payor Claims represented by the Rawlings & Associates and Lowey Dannenberg, P.C., and whose Claims are listed in Exhibit A of the Stipulation and Agreement Disallowing and Expunging Certain Third Party Payor Claims [Docket No. 2535] and (ii) one representative from United Healthcare.

424. “Third-Party Payor Mediation Participants” means the group of Third-Party Payor Opioid Claimants who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

425. “Third-Party Payor Opioid Claimant” means a Holder of a Third-Party Payor Opioid Claim.

426. “Third-Party Payor Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a health insurer, an employer-sponsored health plan, a union health and welfare fund or any other provider of health care benefits, and including any third-party administrator or agent on behalf thereof, in each case in its capacity as such (including any Opioid Claim or Opioid Demand based on the subrogation rights of the Holder thereof), and that is not a held by a Governmental Unit.

427. “Third-Party Payor Opioid Claims Share” means 5.21% of the sum of the Initial Opioid MDT II Payment and the aggregate amount of all Opioid Deferred Cash Payments (i) after giving effect to the Prepayment Option, if exercised, (ii) after deducting the FHCA Opioid Claims Share, and (iii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks. For the avoidance of doubt, and for illustrative purposes, in the event the Prepayment Option is not exercised, the Third-Party Payor Claims Share will equal $89,091,000 prior to application of the applicable Private Opioid Creditor Trust Deductions and Holdbacks.

428. “Third-Party Payor Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Third-Party Payor Trust Documents to (a) assume all liability for Third-Party Payor Opioid Claims, (b) receive distributions made on account of the Third-Party Payor Opioid Claims Share in accordance with the Third-Party Payor Trust Documents, (c) administer Third-Party Payor Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including distributions to Holders of Third-Party Payor Opioid Claims in accordance with the Third-Party Payor Trust Documents.

429. “Third-Party Payor Trust Documents” means the documents governing: (a) the Third- Party Payor Trust; (b) the flow of consideration from the Opioid MDT II to the Third-Party Payor Trust; (c) submission, resolution, and distribution procedures in respect of all Third-Party Payor Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Third-Party Payor Trust after the Effective Date.

430. “Trade Claim” means an Unsecured Claim for the provision of goods and services to the Debtors held by a Trade Claimant or such Trade Claimant’s successor in interest (through sale of such Unsecured Claim or otherwise).

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431. “Trade Claimant” means trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors [Docket No. 6], (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors [Docket No. 14], and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims [Docket No. 11].

432. “Trade Claim Cash Pool” means Cash pool of up to $50,000,0002 to be distributed in accordance with the terms of the Plan.

433. “Trade Claim Cash Pool Unallocated Amount” means any unallocated amounts from the Trade Claim Cash Pool.

434. “Transaction Fees” means the “Transaction Fees” as defined in the Restructuring Expenses Order.

435. “Transfer Agreement” means one or more equity and asset transfer agreements between one or more Debtors and/or Reorganized Debtors, which shall be included in the Plan Supplement.

436. “Tribe” means any American Indian or Alaska Native Tribe, band, nation, pueblo, village or community, that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; and any “Tribal Organization” as provided in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

437. “Tribe Opioid Claimants” means a Holder of a Tribe Opioid Claim.

438. “Tribe Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a Tribe.

439. “Tribe Opioid Claims Share” means a percentage of the Public Opioid Creditor Share, which percentage shall be (i) 2.90% of the first $625 million received on account of the Public Opioid Creditor Share, increased by the Public School Distribution Adjustment, (ii) 2.95% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share, and (iii) 3.0% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share. The amount paid under subclause (i) shall be increased by the amount of the Public School Distribution Adjustment.

440. “Trust Expenses” means any reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Effective Date in connection with the administration of the Opioid MDT II, excluding, for the avoidance of doubt, the reasonable and documented fees and expenses incurred in connection with implementation of the Plan.

441. “UCC Appendix” means Exhibit 6 hereto.

442. “UCC Settlement” means the settlement described in that certain Mallinckrodt GUC Settlement Term Sheet, filed at [Docket No. 4121-1], as the same may be amended or modified from time to time in accordance with its terms.

[2]	The Debtors estimate there will be approximately $25 million of Allowed Trade Claims.

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443. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

444. “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

445. “United States” means the United States of America, its agencies, departments, or agents.

446. “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

447. “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

448. “U.S. Government” means the executive branch of the United States of America.

449. “U.S. Government Opioid Claimants” means a Holder of an U.S. Government Opioid Claim, including Holders of FHCA Opioid Claims.

450. “U.S. Government Opioid Claims” means any Opioid Claims (including Opioid Demands) held by the United States against the Debtors, including any civil, non-fraud FHCA Opioid Claims.

451. “U.S. Government-Opioid Claimant Medical Expense Claim” means any healthcare-related claim, Cause of Action or Lien (including a subrogation claim or reimbursement claim), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, choate or inchoate, (i) against a Holder of an Opioid Claim or the recoveries of a Holder of an Opioid Claim pursuant to the Opioid Creditor Trust Documents or under the Plan, (ii) held by any of the FHCA or their respective health insurance programs, and (iii) on account of opioid injury-related conditional payments made by such programs or agencies to, on behalf of, or in respect of, such Holders of Opioid Claims. U.S. Government-Opioid Claimant Medical Expense Claims shall also include, for the avoidance of doubt, the U.S. Government Payor Statutory Rights.

452. “U.S. Government-Opioid Claimant Medical Expense Claim Release” means the release of U.S. Government-Opioid Claimant Medical Expense Claims as set forth in Article IV.X.10 herein.

453. “U.S. Government Payor Statutory Rights” shall mean the United States’ rights under the Medicare Secondary Payer Act, 42 USC §§ 1395y(b) (“MSP”), section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173) (“MMSEA”), and the Federal Medical Care Recovery Act (“FMCRA”), 42 U.S.C. §§ 2651-2653.

454. “VI Opioid Claim” means any Opioid Claim in any way arising, in whole or in part, from a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date, provided that nothing in the Plan shall be construed as conferring administrative priority on any Opioid Claim arising before the Petition Date, and in the event any Person asserts an Opioid Claim based on a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date and on any other conduct or circumstances, only that portion of such Opioid Claim attributable to such violation that occurred on or after the Petition Date shall be a VI Opioid Claim.

455. “VI-Specific Debtors” means Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGx LLC, and each of their current and former subsidiaries (solely to the extent such Entity existed as such a subsidiary from and after the Petition Date), predecessors, successors, joint ventures, divisions and assigns, as well as the foregoing entities’ Representatives, to the extent that such Representatives are acting within the scope of their engagement or employment.

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456. “Voluntary Injunction” means that certain Voluntary Injunction annexed to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction entered by the Bankruptcy Court in Adversary Proceeding No. 20-50850 on January 8, 2021 [Adv. Pro. Docket No. 196].

457. “Voting Representative” means a Firm representing Holders of Claims in any of the Master Ballot Classes who has returned a properly completed Solicitation Directive (as such terms are defined in the Disclosure Statement Order).

458. “Work Plan” has the meaning set forth in Article IV.BB.3.

459. “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter

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11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3. All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Consent Rights of Supporting Parties

Notwithstanding anything to the contrary in the Plan, the Confirmation Order, or the Disclosure Statement, any and all consent and approval rights of the Supporting Parties set forth in the Restructuring Support Agreement with respect to the form and substance of any Definitive Document (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

D.	Consent Rights of Official Committee of Opioid-Related Claimants and Future Claimants’ Representative

In accordance with the OCC Settlement, the following (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be reasonably acceptable to the Official Committee of Opioid- Related Claimants and the Future Claimants’ Representative: (i) the Opioid MDT II Documents, (ii) the Opioid MDT II Cooperation Agreement, (iii) the schedule of retained Causes of Action, (iv) the Opioid Operating Injunction, (v) the term sheet setting forth the material terms of the Opioid Deferred Cash Payment Terms, and (vi) the provisions of the Plan and Confirmation Order regarding implementation of the OCC Settlement.

E.	Consent Rights of Official Committee of Unsecured Creditors

In accordance with the UCC Settlement, the following (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be reasonably acceptable to the Official Committee of Unsecured Creditors: (i) the GUC Trust Cooperation Agreement, (ii) the General Unsecured Claim Trust Documents, and (iii) the provisions of the Plan and Confirmation Order necessary to implement the UCC Settlement.

F.	Consent Rights of Ad Hoc Second Lien Notes Group

In accordance with the Second Lien Notes Settlement, (i) the New Second Lien Notes Documentation shall be consistent with the Second Lien Notes Settlement and otherwise reasonably acceptable to the Ad Hoc Second Liens Notes Group and (ii) the provisions of the Plan and Confirmation Order necessary to implement the Section Lien Notes Settlement shall be consistent with the Second Lien Notes Settlement and otherwise reasonably acceptable to the Ad Hoc Second Liens Notes Group.

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Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,

OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

For the avoidance of doubt and notwithstanding anything to the contrary herein, all Opioid Claims arising after the Petition Date and based upon or arising from the Debtors’ pre-Effective Date conduct or activities (and excluding, for the avoidance of doubt, any VI Opioid Claims), shall receive the treatment set forth herein for Classes 8(a)-8(d) and 9(a)-9(j) (as applicable) and shall not receive the treatment described above for General Administrative Claims. Upon the Effective Date, all General Administrative Claims that are Opioid Claims shall be channeled to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, as set forth in Articles IV.W.5, IV.X.5, and IX.H herein, and shall no longer have General Administrative Claim status. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not constitute General Administrative Claims entitled to the treatment set forth in this Article II.A.1.

2.	Professional Fee Claims, Restructuring Expenses, and Post Effective Date Implementation Expenses

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after

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such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

No later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, all Restructuring Expenses and Post Effective Date Implementation Expenses shall be paid in accordance with Article IV.S of the Plan, and the terms under this Article II.A.2 shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

3.	Administrative Claims Bar Date

Except for any Administrative Claim subject to the Initial Administrative Claims Bar Date, all requests for payment of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) that accrued on or before the Effective Date that were not otherwise satisfied in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date. If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims,

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Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtors or the Reorganized Debtors, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

Notwithstanding anything to the contrary herein, VI Opioid Claims shall not be subject to any Administrative Claims Bar Date or any procedures governing the assertion of, and objection to, Administrative Claims contained in the Plan. All VI Opioid Claims shall survive Confirmation and Consummation of the Plan and shall be obligations of the relevant Debtors and/or Reorganized Debtors, as applicable, enforceable in any court of competent jurisdiction.

B.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive,

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as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

D.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

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Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2(a)	First Lien Revolving Credit Facility Claims	Unimpaired	Presumed to Accept
2(b)	2024 First Lien Term Loan Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
2(c)	2025 First Lien Term Loan Clams	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
3	First Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
4	Second Lien Notes Claims	Impaired	Entitled to Vote
5	Guaranteed Unsecured Notes Claims	Impaired	Entitled to Vote
6(a)	Acthar Claims	Impaired	Entitled to Vote
6(b)	Generics Price Fixing Claims	Impaired	Entitled to Vote
6(c)	Asbestos Claims	Impaired	Entitled to Vote
6(d)	Legacy Unsecured Notes Claims	Impaired	Entitled to Vote
6(e)	Environmental Claims	Impaired	Entitled to Vote
6(f)	Other General Unsecured Claims	Impaired	Entitled to Vote
6(g)	4.75% Unsecured Notes Claims	Impaired	Entitled to Vote
7	Trade Claims	Impaired	Entitled to Vote
8(a)	State Opioid Claims	Impaired	Entitled to Vote
8(b)	Municipal Opioid Claims	Impaired	Entitled to Vote
8(c)	Tribe Opioid Claims	Impaired	Entitled to Vote
8(d)	U.S. Government Opioid Claims	Impaired	Entitled to Vote
9(a)	Third-Party Payor Opioid Claims	Impaired	Entitled to Vote
9(b)	PI Opioid Claims	Impaired	Entitled to Vote
9(c)	NAS PI Opioid Claims	Impaired	Entitled to Vote
9(d)	Hospital Opioid Claims	Impaired	Entitled to Vote
9(e)	Ratepayer Opioid Claims	Impaired	Entitled to Vote
9(f)	NAS Monitoring Opioid Claims	Impaired	Entitled to Vote
9(g)	Emergency Room Physicians Opioid Claims	Impaired	Entitled to Vote
9(h)	Other Opioid Claims	Impaired	Entitled to Vote
9(i)	No Recovery Opioid Claims	Impaired	Deemed to Reject
9(j)	Released Co-Defendant Claims	Impaired	Deemed to Reject
10	Settled Federal/State Acthar Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
12	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
13	Subordinated Claims	Impaired	Deemed to Reject
14	Equity Interests	Impaired	Deemed to Reject

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B.	Treatment of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor, shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

c.

Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — First Lien Credit Agreement Claims

a.	Class 2(a) — First Lien Revolving Credit Facility Claims

(i)	Classification: Class 2(a) consists of all First Lien Revolving Credit Facility Claims.

(ii)

Allowance: The First Lien Revolving Credit Facility Claims shall be Allowed in the aggregate principal amount of $900,000,000 minus any payments expressly designated as payments of principal of loans under the First Lien Revolving Credit Facility prior to the Effective Date, plus the amount of any First Lien Revolving Credit Facility Accrued and Unpaid Interest, plus any other accrued and unpaid First Lien Obligations (other than principal or interest) directly or ratably applicable to the First Lien Revolving Credit Facility Claims, but excluding any Claims (i) arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan, (ii) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Section 2.13(a) or (b) of the First Lien Credit Agreement, and (iii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to the First Lien Revolving Lenders and their

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agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by the First Lien Revolving Lenders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims.

(iii)

Treatment: Each Holder of an Allowed First Lien Revolving Credit Facility Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, its Pro Rata Share of repayment in full in Cash of such Claims as set forth above. For the avoidance of doubt, the foregoing treatments shall not be, and shall not be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(a) is Unimpaired, and Holders of First Lien Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.

b.	Class 2(b) — 2024 First Lien Term Loan Claims

(i)	Classification: Class 2(b) consists of all 2024 First Lien Term Loan Claims.

(ii)

Allowance: The 2024 First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of the 2024 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations (other than principal or interest), in each case directly or ratably applicable to the 2024 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2024 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2024 First Lien Term Loan Claims.

(iii)

Treatment: Each Holder of an Allowed 2024 First Lien Term Loan Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, at the Debtors’ option, either (a) (x) its Pro Rata Share of the New Takeback Term Loans plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims or (b) (x) repayment of such Claims in full in Cash in an amount equal to its Pro Rata Share of the 2024 First Lien Term Loans Outstanding Amount plus

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(y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(b) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2024 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2024 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2024 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

c.	Class 2(c) — 2025 First Lien Term Loan Claims

(i)	Classification: Class 2(c) consists of all 2025 First Lien Term Loan Claims.

(ii)

Allowance: The 2025 First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of the 2025 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations (other than principal or interest), in each case directly or ratably applicable to the 2025 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2025 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2025 First Lien Term Loan Claims.

(iii)

Treatment: Each Holder of an Allowed 2025 First Lien Term Loan Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (a) (x) its Pro Rata Share of the New Takeback Term Loans plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims or (b) (x) repayment of such Claims in full in Cash in an amount equal to its Pro Rata Share of the 2025 First Lien Term Loans Outstanding Amount plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien

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Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(c) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2025 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2025 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2025 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

3.	Class 3 — First Lien Notes Claims

a.	Classification: Class 3 consists of all First Lien Notes Claims.

b.

Allowance: On the Effective Date, the First Lien Notes Claims shall be Allowed in the aggregate principal amount of $495,032,000.00 minus any express payments of principal of the First Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid premiums, fees, costs, or other amounts due and owing pursuant to the First Lien Notes Indenture.

c.

Treatment: If at the time of Confirmation (i) the First Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed First Lien Notes Claims may be reinstated without the First Lien Notes Makewhole Claims being Allowed, all Allowed First Lien Notes Claims shall be Reinstated. Otherwise, all Allowed First Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down First Lien Notes in a face amount equal to the amount of such Allowed First Lien Notes Claims or (2) Cash in an amount equal to the amount of such Allowed First Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x) the Cash used to fund the payment of the principal amount of the First Lien Notes Claims is derived from the proceeds of indebtedness incurred to fund such payment (it being understood that this restriction does not apply to any First Lien Notes Makewhole Claims, if Allowed) or (y) the First Lien Term Loan Claims have been paid or are paid contemporaneously in full in Cash.

d.

Voting: Class 3 is either (i) Impaired, if receiving the Cram-Down First Lien Notes, and Holders of First Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed First Lien Notes Claims are Reinstated or if receiving Cash, and Holders of First Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of First Lien Notes Claims are not entitled to vote to accept or reject the Plan).

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4.	Class 4 — Second Lien Notes Claims

a.	Classification: Class 4 consists of all Second Lien Notes Claims.

b.

Allowance: On the Effective Date, the Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $322,868,000.00 minus any express payments of principal of the Second Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the Second Lien Notes Indenture; provided that, notwithstanding anything to the contrary in the Plan or the Cash Collateral Order, all adequate protection payments made by the Debtors to Holders of Second Lien Notes Claims, their agents, and their respective professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders, agents, and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the Second Lien Notes Claims. For the avoidance of doubt, in connection with the treatment of Second Lien Notes Claims provided herein, the Second Lien Notes Makewhole Claims shall not be Allowed.

c.

Treatment: Each Holder of an Allowed Second Lien Notes Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, its Pro Rata Share of the New Second Lien Notes. For the avoidance of doubt, the foregoing treatment shall not be deemed a distribution or payment in respect of Shared Collateral.

d.	Voting: Class 4 is Impaired, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — Guaranteed Unsecured Notes Claims

a.	Classification: Class 5 consists of all Guaranteed Unsecured Notes Claims.

b.	Allowance: The Guaranteed Unsecured Notes Claims shall be Allowed in the following amounts:

(i)	the 5.75% Senior Notes Claims shall be Allowed in the amount of not less than $610,304,000.00, plus accrued but unpaid interest as of the Petition Date;

(ii)	the 5.625% Senior Notes Claims shall be Allowed in the amount of not less than $514,673,000.00, plus accrued but unpaid interest as of the Petition Date; and

(iii)	the 5.50% Senior Notes Claims shall be Allowed in the amount of not less than $387,207,000.00, plus accrued but unpaid interest as of the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Guaranteed Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Guaranteed Unsecured Notes Claim, on the Effective Date (or as soon as practicable

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thereafter), each Holder of an Allowed Guaranteed Unsecured Notes Claim shall receive its Pro Rata Share of (i) the Takeback Second Lien Notes and (ii) 100% of New Mallinckrodt Ordinary Shares, subject to dilution on account of the New Opioid Warrants and the Management Incentive Plan.

d.	Voting: Class 5 is Impaired, and Holders of Guaranteed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

Each Holder of an Allowed Claim in Class 6(a)-(g) shall receive, in full and final satisfaction, settlement, release and discharge of such Claim, the recoveries set forth in Class 6(a)-(g) below, subject to adjustment to the allocation of General Unsecured Claims Trust Consideration solely to ensure that the recoveries of each Class 6 subclass satisfies the requirements of the Bankruptcy Code.

a.	Class 6(a) — Acthar Claims

(i)	Classification: Class 6(a) consists of all Acthar Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Acthar Claim, each Holder of an Allowed Acthar Claim shall receive its Pro Rata Share of the Acthar Claims Recovery.

(iii)	Voting: Class 6(a) is Impaired, and Holders of Acthar Claims are entitled to vote to accept or reject the Plan.

b.	Class 6(b) — Generics Price Fixing Claims

(i)	Classification: Class 6(b) consists of all Generics Price Fixing Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Generics Price Fixing Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Generics Price Fixing Claim, each Holder of an Allowed Generics Price Fixing Claim shall receive its Pro Rata Share of the Generics Price Fixing Claims Recovery.

(iii)	Voting: Class 6(b) is Impaired, and Holders of Generics Price Fixing Claims are entitled to vote to accept or reject the Plan.

c.	Class 6(c) — Asbestos Claims

(i)	Classification: Class 6(c) consists of all Asbestos Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Asbestos Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Asbestos Claim, each Holder of an Allowed Asbestos Claim shall receive its Pro Rata Share of the Asbestos Claims Recovery.

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(iii)	Voting: Class 6(c) is Impaired, and Holders of Asbestos Claims are entitled to vote to accept or reject the Plan.

d.	Class 6(d) — Legacy Unsecured Notes Claims

(i)	Classification: Class 6(d) consists of all Legacy Unsecured Notes Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Legacy Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Legacy Unsecured Notes Claim, each Holder of an Allowed Legacy Unsecured Notes Claim shall receive its Pro Rata Share of the Legacy Unsecured Notes Recovery.

(iii)	Voting: Class 6(d) is Impaired, and Holders of Legacy Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

e.	Class 6(e) — Environmental Claims

(i)	Classification: Class 6(e) consists of all Environmental Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Environmental Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Environmental Claim, each Holder of an Allowed Environmental Claim shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

(iii)	Voting: Class 6(e) is Impaired, and Holders of Environmental Claims are entitled to vote to accept or reject the Plan.

f.	Class 6(f) — Other General Unsecured Claims

(i)	Classification: Class 6(f) consists of all Other General Unsecured Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other General Unsecured Claim, each Holder of an Allowed Other General Unsecured Claim shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

(iii)	Voting: Class 6(f) is Impaired, and Holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan.

g.	Class 6(g) — 4.75% Unsecured Notes Claims

(i)	Classification: Class 6(g) consists of all 4.75% Unsecured Notes Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed 4.75% Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed 4.75% Unsecured Notes Claim, each Holder of an Allowed 4.75% Unsecured Notes Claim shall receive its Pro Rata Share of the 4.75% Unsecured Notes Recovery.

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(iii)	Voting: Class 6(g) is Impaired, and Holders of 4.75% Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — Trade Claims

a.	Classification: Class 7 consists of all Trade Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Trade Claim and as consideration for maintaining Favorable Trade Terms, each Holder of an Allowed Trade Claim that votes to accept the Plan and agrees to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order shall receive its Pro Rata Share of the Trade Claim Cash Pool up to the Allowed Amount of such Claim. If the Holder of an Allowed Trade Claim votes to reject the Plan or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, such Holder shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

c.	Voting: Class 7 is Impaired, and Holders of Trade Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 — Governmental Opioid Claims

a.	Class 8(a) — State Opioid Claims

(i)	Classification: Class 8(a) consists of all State Opioid Claims.

(ii)

Treatment: As of the Effective Date, all State Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for State Opioid Claims shall be assumed by, the NOAT II. Each State Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any State Opioid Claimant on account of its State Opioid Claim shall be to the NOAT II, and each such State Opioid Claimant shall have no right whatsoever at any time to assert its State Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such State Opioid Claims, and may not proceed in any manner against any Protected Party on account of such State Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of State Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

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(iii)	Voting: Class 8(a) is Impaired, and Holders of State Opioid Claims are entitled to vote to accept or reject the Plan.

b.	Class 8(b) — Municipal Opioid Claims

(i)	Classification: Class 8(b) consists of all Municipal Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Municipal Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Municipal Opioid Claims shall be assumed by, the NOAT II. Each Municipal Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Municipal Opioid Claimant on account of its Municipal Opioid Claim shall be to the NOAT II, and each such Municipal Opioid Claimant shall have no right whatsoever at any time to assert its Municipal Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Municipal Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Municipal Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of Municipal Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

(iii)	Voting: Class 8(b) is Impaired, and Holders of Municipal Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 8(c) — Tribe Opioid Claims

(i)	Classification: Class 8(c) consists of all Tribe Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Tribe Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Tribe Opioid Claims shall be assumed by, the TAFT II; provided, however, for the avoidance of doubt, for all purposes of this Plan, all Tribe Opioid Claims shall be channeled only to the Tribe entity constituting a trust under State law (and not to any limited liability companies or other Person included within the definition of TAFT II). Each Tribe Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the TAFT II Documents and shall receive a recovery, if any, from the Tribe Opioid Claims Share. The TAFT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Tribe Opioid Claimant on account of its Tribe Opioid Claim shall be to the TAFT II, and each such Tribe Opioid Claimant shall have no right whatsoever at any time to assert its Tribe Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Tribe Opioid Claims,

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and may not proceed in any manner against any Protected Party on account of such Tribe Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the TAFT II in respect of Tribe Opioid Claims shall be used solely for Approved Uses, in accordance with the TAFT II Documents.

(iii)	Voting: Class 8(c) is Impaired, and Holders of Tribe Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 8(d) — U.S. Government Opioid Claims[3]

(i)	Classification: Class 8(d) consists of all U.S. Government Opioid Claims.

(ii)

Treatment: As of the Effective Date, all U.S. Government Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for U.S. Government Opioid Claims shall be assumed by, the Opioid MDT II. Each U.S. Government Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents, which will provide that (a) the FHCA Opioid Claimants shall receive, in full and final satisfaction, the FHCA Opioid Claims Share and (b) the holders of U.S. Government Opioid Claims that are not FHCA Opioid Claims shall receive the treatment set forth in Class 9(h). The Opioid MDT II shall be funded in accordance with the provisions of this Plan. Other than Class 9(h) Claims held by the U.S. Government, the sole recourse of any U.S. Government Opioid Claimant on account of its U.S. Government Opioid Claim shall be to the Opioid MDT II (but not to any Opioid Creditor Trust), and each such U.S. Government Opioid Claimant shall have no right whatsoever at any time to assert its U.S. Government Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such U.S. Government Opioid Claims, and may not proceed in any manner against any Protected Party on account of such U.S. Government Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

(iii)	Voting: Class 8(d) is Impaired, and Holders of U.S. Government Opioid Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 — Non-Governmental Opioid Claims

a.	Class 9(a) — Third-Party Payor Opioid Claims

(i)	Classification: Class 9(a) consists of all Third-Party Payor Opioid Claims.

(ii)	Treatment: As of the Effective Date, all Third-Party Payor Opioid Claims shall automatically, and without further act, deed, or court order, be

[3]	For the avoidance of doubt, Class 8(d) Claims will vote pursuant to the Class 8(d) ballot and will not be tabulated as part of, or with, Class 9(h) Other Opioid Claims.

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channeled exclusively to, and all of Mallinckrodt’s liability for Third- Party Payor Opioid Claims shall be assumed by, the Third-Party Payor Trust. Each Third-Party Payor Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Third-Party Payor Trust Documents and shall receive a recovery, if any, from the Third-Party Payor Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Third-Party Payor Trust shall be funded in accordance with the provisions of this Plan, and distributions to the Third-Party Payor Trust shall be made in four payments as follows, (i) $1,000,000 paid on the Opioid MDT II Initial Distribution Date, and (ii) three equal payments for the remaining amount of the Third-Party Payor Opioid Claims Share (provided that if the Prepayment Option is exercised after the first payment, subsequent payments will be adjusted accordingly), the first payment made within 5 business days of the date that is 180 days after the Effective Date, and the second and third payments made on the first and second anniversaries of the first payment. The sole recourse of any Third-Party Payor Opioid Claimant on account of its Third-Party Payor Opioid Claim shall be to the Third-Party Payor Trust, and each such Third-Party Payor Opioid Claimant shall have no right whatsoever at any time to assert its Third-Party Payor Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Third-Party Payor Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Third-Party Payor Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Third-Party Payor Trust shall be used solely for Approved Uses, in accordance with the Third-Party Payor Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(a) is Impaired, and Holders of Third-Party Payor Opioid Claims are entitled to vote to accept or reject the Plan.

b.	Class 9(b) — PI Opioid Claims

(i)	Classification: Class 9(b) consists of all PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for PI Opioid Claims shall be assumed by, the PI Trust. Each PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any PI Opioid Claimant on account of its PI Opioid Claim shall be to the PI Trust, and each such PI Opioid Claimant shall have no right whatsoever at any time to assert its PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation,

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Claims or Causes of Action arising out of or related to such PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(b) is Impaired, and Holders of PI Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 9(c) — NAS PI Opioid Claims

(i)	Classification: Class 9(c) consists of all NAS PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS PI Opioid Claims shall be assumed by, the PI Trust. Each NAS PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the NAS PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any NAS PI Opioid Claimant on account of its NAS PI Opioid Claim shall be to the PI Trust, and each such NAS PI Opioid Claimant shall have no right whatsoever at any time to assert its NAS PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(c) is Impaired, and Holders of NAS PI Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 9(d) — Hospital Opioid Claims

(i)	Classification: Class 9(d) consists of all Hospital Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Hospital Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Hospital Opioid Claims shall be assumed by, the Hospital Trust. Each Hospital Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Hospital Trust Documents and shall receive a recovery, if any, from the Hospital Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Hospital Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any Hospital Opioid Claimant on account of its Hospital Opioid Claim shall be to the Hospital Trust, and

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each such Hospital Opioid Claimant shall have no right whatsoever at any time to assert its Hospital Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Hospital Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Hospital Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Hospital Trust shall be used solely for Approved Uses, in accordance with the Hospital Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(d) is Impaired, and Holders of Hospital Opioid Claims are entitled to vote to accept or reject the Plan.

e.	Class 9(e) — Ratepayer Opioid Claims

(i)	Classification: Class 9(e) consists of all Ratepayer Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Ratepayer Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Ratepayer Opioid Claims shall be assumed by, the Ratepayer Account. The Ratepayer Account will receive a distribution of $3 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Ratepayer Opioid Claimant on account of its Ratepayer Opioid Claim shall be to the Ratepayer Account, and each such Ratepayer Opioid Claimant shall have no right whatsoever at any time to assert its Ratepayer Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Ratepayer Opioid Claims and may not proceed in any manner against any Protected Party on account of such Ratepayer Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Ratepayer Account shall be used solely for Approved Uses (which shall include, solely for the Ratepayer Account, contributions to the Truth Initiative Foundation), and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of Ratepayer Opioid Claims are entitled to vote to accept or reject the Plan.

f.	Class 9(f) — NAS Monitoring Opioid Claims

(i)	Classification: Class 9(f) consists of all NAS Monitoring Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS Monitoring Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS Monitoring Opioid Claims shall be assumed by, the NAS

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Monitoring Trust. Each NAS Monitoring Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NAS Monitoring Trust Documents. The NAS Monitoring Trust will receive a distribution of $1.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any NAS Monitoring Opioid Claimant on account of its NAS Monitoring Opioid Claim shall be to the NAS Monitoring Trust, and each such NAS Monitoring Opioid Claimant shall have no right whatsoever at any time to assert its NAS Monitoring Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS Monitoring Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS Monitoring Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NAS Monitoring Trust shall be used solely for Approved Uses, in accordance with the NAS Monitoring Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of NAS Monitoring Opioid Claims are entitled to vote to accept or reject the Plan.

g.	Class 9(g) — Emergency Room Physicians Opioid Claims

(i)	Classification: Class 9(g) consists of all Emergency Room Physicians Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Emergency Room Physicians Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Emergency Room Physicians Opioid Claims shall be assumed by, the Emergency Room Physicians Trust. Each Emergency Room Physicians Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Emergency Room Physicians Trust Documents. The Emergency Room Physicians Trust will receive a distribution of $4.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Emergency Room

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Physicians Opioid Claimant on account of its Emergency Room Physicians Opioid Claim shall be to the Emergency Room Physicians Trust, and each such Emergency Room Physicians Opioid Claimant shall have no right whatsoever at any time to assert its Emergency Room Physicians Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Emergency Room Physicians Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Emergency Room Physicians Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Emergency Room Physicians Trust shall be used solely for Approved Uses, in accordance with the Emergency Room Physicians Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(g) is Impaired, and Holders of Emergency Room Physicians Opioid Claims are entitled to vote to accept or reject the Plan.

h.	Class 9(h) — Other Opioid Claims

(i)	Classification: Class 9(h) consists of all Other Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Other Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Other Opioid Claims shall be assumed by, the Opioid MDT II. Each Other Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and shall receive a recovery, if any, solely in the amount of its respective Other Opioid Claimant Pro Rata Share. The sole recourse of any Other Opioid Claimant on account of its Other Opioid Claim shall be to its Other Opioid Claimant Pro Rata Share, and each such Other Opioid Claimant shall have no right whatsoever at any time to assert its Other Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Other Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Other Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

(iii)	Voting: Class 9(h) is Impaired, and Holders of Other Opioid Claims are entitled to vote to accept or reject the Plan.

i.	Class 9(i) — No Recovery Opioid Claims

(i)	Classification: Class 9(i) consists of all No Recovery Opioid Claims.

(ii)

Treatment: No Recovery Opioid Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of No Recovery Opioid Claims shall receive no recovery or distribution on account of such No Recovery Opioid Claims. Notwithstanding the foregoing, if a No Recovery Opioid Claim becomes Allowed after the Effective Date under section 502(j) of the Bankruptcy Code, it shall be treated as an Other Opioid Claim.

(iii)

Voting: Class 9(i) is Impaired and Holders of Class 9(i) No Recovery Opioid Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9(i) No Recovery Opioid Claims are not entitled to vote to accept or reject the Plan.

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j.	Class 9(j) — Released Co-Defendant Claims

(i)	Classification: Class 9(j) consists of all Co-Defendant Claims held by Released Co-Defendants.

(ii)

Treatment: In full and final satisfaction and release of each Co-Defendant Claim held by a Released Co-Defendant, the Holder thereof shall (i) not receive or retain any property on account of such Co-Defendant Claim and not have any recourse to any Debtor or any Assets of any Debtor, any Estate or any Assets of any Estate, any other Protected Party or any Assets of any Protected Party, or any of the Opioid MDT II or Opioid Creditor Trusts and any Assets of the Opioid MDT II and the Opioid Creditor Trusts but (ii) retain its Co-Defendant Defensive Rights, which may be exercised solely in accordance with Article IX. As of the Effective Date, Co-Defendant Claims held by a Released Co-Defendant shall be deemed expunged, released and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect. Notwithstanding the release, satisfaction, expungement and extinguishment of Co-Defendant Claims, a Co-Defendant retains its Co-Defendant Defensive Rights, which includes the ability to recover from Persons that are not Protected Parties or from any insurance policies that are not Opioid Insurance Policies or other insurance policies of Protected Parties. For the avoidance of doubt, Released Co-Defendant Claims do not include Claims against the Reorganized Debtors (i) accruing after the Effective Date for conduct occurring after the Effective Date, (ii) for any amounts, if any, due to a Co-Defendant as a result of the New York Opioid Stewardship Act (2018 N.Y. Sess. Laws, ch. 57, pt. NN 7 (codified at N.Y. Pub. Health Law § 3323 and N.Y. State Fin. Law § 97-aaaaa)) or (iii) for any Co-Defendant Surviving Pre-Effective Date Claim.

(iii)

Voting: Released Co-Defendant Claims are Impaired. Holders of Released Co-Defendant Claims are deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Co-Defendant Claims are not entitled to vote to accept or reject this Plan and the votes of such Released Co-Defendants will not be solicited with respect to their Co-Defendant Claims.

10.	Class 10 — Settled Federal/State Acthar Claims

a.	Classification: Class 10 consists of all Settled Federal/State Acthar Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Settled Federal/State Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Settled Federal/State Acthar Claim, each Holder of an Allowed Settled Federal/State Acthar Claim shall be resolved in accordance with the terms, provisions, and procedures of the Federal/State Acthar Settlement Agreements.

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c.	Voting: Class 10 is Impaired, and Holders of Settled Federal/State Acthar Claims are entitled to vote to accept or reject the Plan.

11.	Class 11 — Intercompany Claims

a.	Classification: Class 11 consists of all Intercompany Claims.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 11 is either (i) Unimpaired and Holders of Class 11 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 11 Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 11 Intercompany Claims are not entitled to vote to accept or reject the Plan.

12.	Class 12 — Intercompany Interests

a.	Classification: Class 12 consists of all Intercompany Interests.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Interests. Unless otherwise provided for under the Plan, each Intercompany Interest will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 12 is either (i) Unimpaired and Holders of Class 12 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 12 Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 12 Intercompany Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Subordinated Claims

a.	Classification: Class 13 consists of all Subordinated Claims.

b.

Treatment: Subordinated Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims.

c.

Voting: Class 13 is Impaired and Holders of Class 13 Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 13 Subordinated Claims are not entitled to vote to accept or reject the Plan.

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14.	Class 14 — Equity Interests

d.	Classification: Class 14 consists of all Equity Interests.

e.

Treatment: Holders of Equity Interests shall receive no distribution on account of their Equity Interests. On the Effective Date, all Equity Interests will be canceled and extinguished and will be of no further force or effect.

f.

Voting: Class 14 is Impaired and Holders of Class 14 Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 14 Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 2(a) are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 1 and 2(a) are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.4

2.	Voting Classes

Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(g), 7, 8(a)-(d), 9(a)-(h), and 10 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative.5 For purposes of determining acceptance and rejection of the Plan, each such Class (including each Class identified by a number and letter) will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(g), 7, 8(a)-(d), 9(a)-(h), and 10 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Disclosure Statement Order, each Claim in (x) Classes 8(a)-(d) and 9(a)-(h) and (y) any other Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution. Based on the foregoing sentence, Classes 8(a)-(d) and 9(a)-(h) shall be deemed to have accepted this Plan if the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in number of Claims actually voting in such Class have voted to accept the Plan.

[4]

The Plan provides for potential treatment which would render Claims in Classes 2(b), 2(c), and 3 Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and Holders of such Claims would not be entitled to vote.

[5]

Holders of Claims in Class 2(b), Class 2(c), and Class 3 are entitled to vote, but the Plan provides for potential treatment which would render these Claims Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and any votes by Holders of such Claims will be moot and disregarded.

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3.	Deemed Rejection of the Plan

Claims and Interests in Classes 9(i), 9(j), 13, and 14 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 9(i), 9(j), 13, and 14 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.	Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 11 and 12 are either (a) Unimpaired and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 11 and 12 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

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G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Mallinckrodt Ordinary Shares, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

I.	New Credit Facilities

For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be entitled to treatment within any Class set forth herein.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the UCC Settlement and the OCC Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.	Restructuring Transactions

On or prior to the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, consistent with the terms of the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan), and as set forth in the Restructuring Transactions Memorandum,

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including: (a) the creation of NewCo and/or any NewCo Subsidiaries that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors; (b) the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (c) the execution and delivery of the Transfer Agreement and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (d) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Restructuring Transactions shall not (a) adversely affect the recoveries under the Plan of (i) holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, including the Restructuring Transactions Memorandum, on the Effective Date, all property of each Debtor’s Estate, including (a) all Causes of Action other than (i) the Assigned Third-Party Claims, and (ii) the Assigned Insurance Rights, (b) Excluded Insurance Policies, and (c) any property acquired by any of the Debtors pursuant to the Plan, in each case, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan and the Opioid Operating Injunction, each Reorganized Debtor may operate its business and may use, acquire, encumber, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

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Reorganized Mallinckrodt shall not, and neither shall any of its other subsidiaries, other than the Reorganized VI-Specific Debtors, be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.6

E.	Indemnification Provisions in Organizational Documents

As of the Effective Date, each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its memorandum and articles of association, certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect, in relation to conduct occurring prior to the Effective Date, (1) any of the Indemnification Provisions or (2) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective Affiliates referred to in the immediately preceding sentence.

F.	Cancellation of Notes, Instruments, Certificates, Agreements, and Equity Interests

Except as otherwise provided for in the Plan and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity: (1) (a) the obligations of the Debtors under the First Lien Credit Agreement, the Second Lien Notes Indenture, the Guaranteed Unsecured Notes Indentures, the 2013 Notes Indenture, the 1992 Ludlow Debentures Indenture, and the 1993 Ludlow Debentures Indenture, the Guaranteed Unsecured Notes, the 4.75% Senior Notes due 2023, the 8.00% Debentures due March 2023, the 9.5% Debentures due May 2022, and any other note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness of the Debtors and (b) any certificate, equity security, share, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating an ownership interest in the Debtors shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors shall be released, terminated, extinguished, and discharged; except that the foregoing shall not affect any Intercompany Interests elected to be Reinstated in accordance with the Plan; provided, that the First Lien Credit Agreement, Second Lien Notes Indenture, Guaranteed Unsecured Notes Indentures, 4.75% Unsecured Notes Indenture and the Legacy

[6]

This paragraph is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and in the event of any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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Unsecured Notes Indentures and each agreement or other document related thereto, as applicable, will continue in effect for the limited purpose of allowing Holders of First Lien Credit Agreement Claims, Holders of Second Lien Notes Claims, Holders of Guaranteed Unsecured Notes Claims, Holders of 4.75% Unsecured Notes Claims, and Holders of Legacy Unsecured Notes Claims thereunder, respectively, to receive, and allowing and preserving the rights of the First Lien Agent, the Second Lien Notes Indenture Trustee, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, or cause to be made the distributions under or in connection with this Plan to the applicable Holders; provided, further, that, upon completion of the distribution with respect to a specific First Lien Credit Agreement Claim, Second Lien Notes Claim, or, in the case of the Guaranteed Unsecured Notes Claims, pursuant to Article VI.D.4 in respect of the distributions on the specific Allowed Guaranteed Unsecured Notes Claims, the First Lien Credit Agreement, the Second Lien Notes Indenture, or the Guaranteed Unsecured Notes Indenture, in connection thereto and any and all documents, notes, securities and instruments issued in connection with such First Lien Credit Agreement Claim, such Second Lien Notes Claim, or such Guaranteed Unsecured Notes Claim, as applicable, shall terminate completely without further notice or action and be deemed surrendered; provided, further, that provisions relating to the charging lien and indemnification obligations of the holders of Second Lien Notes shall survive the Second Lien Notes Indenture; provided, further that the First Lien Credit Agreement shall continue in effect for the purpose of permitting the First Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the First Lien Credit Agreement except against the Debtors, the Reorganized Debtors, and their respective subsidiaries; provided, further, that the Guaranteed Unsecured Notes Indentures, the 4.75% Unsecured Notes Indenture, and the Legacy Unsecured Notes Indentures and all documents, notes securities and instruments issued in connection therewith shall continue in effect for the limited purpose of allowing and preserving the rights, privileges, benefits, indemnities, and protections of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture, and the Legacy Unsecured Notes Indenture Trustee (each acting in any capacity, including as a Distribution Agent) thereunder, including, without limitation, permitting the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee to exercise any lien granted to it under the applicable Guaranteed Unsecured Notes Indenture, the 4.75% Unsecured Notes Indenture, or Legacy Unsecured Notes Indenture against such distributions for payment of any fees and expenses of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee, including any unpaid portion of the Indenture Trustee Fees or any unpaid fees and expenses of the 4.75% Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee; provided, further, no provisions of the First Lien Credit Agreement, Second Lien Notes Indenture, Guaranteed Unsecured Notes Indentures, 4.75% Unsecured Notes Indenture, or the Legacy Unsecured Notes Indentures that impose liabilities on the Debtors shall survive. For the avoidance of doubt, nothing contained in this Plan or the Confirmation Order shall in any way limit or affect the standing of the First Lien Agent, the Second Lien Notes Indenture Trustee, the Second Lien Notes Collateral Agent, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of this Plan or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be terminated in accordance herewith.

G.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the New Term Loan Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable

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limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the New Takeback Term Loans Documentation, the New Second Lien Notes Documentation, and the Takeback Second Lien Notes Documentation), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

H.	New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, Cram-Down First Lien Notes, and New Second Lien Notes

1. The New Credit Facilities and Approval of the New Term Loan Documentation and New AR Revolving Facility Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court (a) of the New Credit Facilities, (b) of the New Term Loan Documentation and New AR Revolving Facility Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein), and (c) subject to the occurrence of the Effective Date, for the applicable Reorganized Debtors to enter into and perform their obligations under the New Term Loan Documentation and New AR Revolving Facility Documentation and such other documents as may be reasonably required or appropriate. For the avoidance of doubt, if the New Takeback Term Loans are issued pursuant to the Plan, the incurrence of (x) the New Term Loan Facility shall utilize the baskets for Revolver Replacement Term Loans (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available) and (y) the New AR Revolving Facility shall utilize the baskets for Qualified Receivables Facilities (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available), in each case, set forth in and subject to the negative covenants limiting the incurrence of indebtedness and liens under the New Takeback Term Loan Documentation.

On the Effective Date, the New Term Loan Documentation and New AR Revolving Facility Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Term Loan Documentation and New AR Revolving Facility Documentation are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable

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transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Term Loan Documentation and New AR Revolving Facility Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Term Loan Documentation and New AR Revolving Facility Documentation (and with the priority set forth therein), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

For the avoidance of doubt, subject to the entry of an order of the Bankruptcy Court approving such incurrence, either or both of the New Credit Facilities may be incurred by the Debtors as debtor-in-possession financing prior to the Effective Date. To the extent incurred by the Debtors prior to the Effective Date, such New Credit Facilities shall survive the occurrence of the Effective Date in accordance with the terms of this Plan.

2. New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loans Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loans Documentation, shall be pari passu in priority to any Liens and security interests securing the First Lien Notes or the Cram-Down First Lien Notes (as applicable) and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the New Second Lien Notes, (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the

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Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3. Takeback Second Lien Notes and Approval of Takeback Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Takeback Second Lien Notes and the Takeback Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Takeback Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Takeback Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Takeback Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Takeback Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Takeback Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Takeback Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Second Lien Notes, and shall be junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Cram-Down First Lien Notes and Approval of Cram-Down First Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram-Down First Lien Notes and the Cram-Down First Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down First Lien Notes and the

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payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram-Down First Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Cram-Down First Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down First Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down First Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down First Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Takeback Term Loans, and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the New Second Lien Notes, (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5. New Second Lien Notes and Approval of New Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Second Lien Notes and the New Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers,

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fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Takeback Second Lien Notes, and shall rank junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.	Reorganized Debtors’ Ownership

1.	New Mallinckrodt Ordinary Shares and New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall (a) issue or reserve for issuance all of the New Mallinckrodt Ordinary Shares (including all New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and as set forth in the Restructuring Transactions Memorandum and (b) enter into the New Opioid Warrant Agreement and issue all of the New Opioid Warrants to the Opioid MDT II in accordance with the terms of the Plan. The issuance of the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) and any New Opioid Warrants by Reorganized Mallinckrodt pursuant to the Plan is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Mallinckrodt Ordinary Shares shall be listed on or immediately following the Effective Date. All of the New Mallinckrodt Ordinary Shares (including, when issued, any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The New Opioid Warrants and the New Opioid Warrant Agreement shall be valid and binding obligations of Reorganized Mallinckrodt, enforceable in accordance with their respective terms.

2.	Registration Rights Agreement

On the Effective Date, Reorganized Mallinckrodt and certain Holders of the New Mallinckrodt Ordinary Shares (including the New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

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3.	Certain Debtors Subject to Dissolution

As to any Debtors identified as being subject to this Article IV.I.3 in the Restructuring Transactions Memorandum, the Debtors shall take such steps as are necessary or advisable to provide, as of the Effective Date, (a) for a new equity interest holder or holders (either as to each such Debtor individually or as to all such Debtors together) (i) to receive and hold all new equity interests in such Debtors and (ii) to manage the dissolution of such Debtors after consummation of all distributions to the Holders of Claims against such Debtors contemplated by the Plan and (b) for any necessary or advisable changes to the organizational documents of such Debtors in furtherance of their contemplated dissolution.

J.	Exemption from Registration Requirements

The offering, issuance, and distribution of the Cram-Down First Lien Notes, the Takeback Second Lien Notes and the New Second Lien Notes in exchange for Claims pursuant to Article III of the Plan and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 4(a)(2) of the Securities Act. Accordingly, the Cram-Down First Lien Notes, the Takeback Second Lien Notes, the New Second Lien Notes will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

The offering, issuance, and distribution of any other Securities, including the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) and the New Opioid Warrants in exchange for Claims pursuant to Article III of the Plan and the Confirmation Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Any and all such New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants) and New Opioid Warrants so issued under the Plan and, where applicable, the Scheme of Arrangement, will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Mallinckrodt Ordinary Shares or New Opioid Warrants under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Takeback Second Lien Notes, the New Second Lien Notes, the Cram-Down First Lien Notes (if any), the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the Takeback Second Lien Notes, the New Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

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K.	Organizational Documents

Subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

L.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.	Directors and Officers of the Reorganized Debtors

1.	The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of at least seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be designated by the Required Supporting Unsecured Noteholders and approved by the then existing board of directors, or if the then existing board of directors does not so approve, the Reorganized Board will be deemed duly appointed pursuant to the Plan; provided, that, the members of the Reorganized Board, other than the Reorganized Debtors’ Chief Executive Officer, shall be independent under applicable listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the

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extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

2.	Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.	Management Incentive Plan

On the Effective Date, equity grants under the Management Incentive Plan shall be reserved for management, key employees, and directors of the Reorganized Debtors.

4.	Disinterested Managers

Following the Effective Date, the Disinterested Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The Disinterested Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

N.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary and in consultation with the Required Supporting Unsecured Noteholders. For the avoidance of doubt, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

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O.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in this section and in Article IX below, all Causes of Action other than the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Share Repurchase Claims that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action other than the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Share Repurchase Claims, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, the Reorganized Debtors, or the Opioid MDT II will not pursue any and all available Causes of Action. The Debtors, the Reorganized Debtors, and the Opioid MDT II expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. Notwithstanding the foregoing, (a) any and all Causes of Action belonging to the Estates against any Released Co-Defendant or their Co-Defendant Related Parties (other than any Estate Surviving Pre-Effective Date Claim) are not Assigned Third Party-Claims and are released under the Plan and (b) any Estate Surviving Pre-Effective Date Claims are not Assigned Third Party-Claims, are not released, and shall belong to Reorganized Mallinckrodt.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, as of and after the Effective Date, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have (1) against any Released Party, or (2) that arise under section 547 of the Bankruptcy Code (and analogous non-bankruptcy law) against any Holder of a Trade Claim on account of such Trade Claims.

P.	Corporate Action

1. Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the Takeback Second Lien Notes Documentation, the New Second Lien Notes Documentation, the Management Incentive Plan, the Opioid Operating Injunction, the Registration Rights Agreement and, if applicable, the New Takeback Term Loans Documentation, and the Cram-Down First Lien Notes Documentation; (4) the issuance and delivery of the New Mallinckrodt Ordinary Shares, Takeback Second Lien Notes, New Second Lien Notes, New Opioid Warrants, and, if applicable, the New Takeback Term Loans and the Cram-Down First Lien Notes; (5) implementation of the Restructuring Transactions, (6) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement, and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

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2. Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, Reorganized Mallinckrodt, or any direct or indirect subsidiaries of Reorganized Mallinckrodt (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Governance Documents, (2) Opioid MDT II Documents and Opioid Creditor Trust Documents, (3) New Opioid Warrant Agreement, (4) Takeback Second Lien Notes Documentation, (5) New Term Loan Documentation, (6) New AR Revolving Facility Documentation, (7) New Takeback Term Loans Documentation, (8) Cram-Down First Lien Notes Documentation, if applicable, (9) New Second Lien Notes Documentation, (10) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement, and (11) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

Q.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the Opioid MDT II Cooperation Agreement, the GUC Trust Cooperation Agreement and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

R.	Listing of New Mallinckrodt Ordinary Shares

The Debtors’ board of directors shall use commercially reasonable efforts to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange on the Effective Date. If no such listing has occurred as of the Effective Date, following the Effective Date and subject to the terms and conditions of the New Governance Documents, the Reorganized Board will direct the Reorganized Debtors to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange as soon as reasonably practicable after the Effective Date.

S.	Payment of Fees and Expenses of the Supporting Parties and Indenture Trustee Fees

Notwithstanding anything to the contrary contained in the Restructuring Expenses Order, on the Effective Date, the Reorganized Debtors shall pay the Noteholder Consent Fee and the Term Loan Exit Payment pursuant to the terms of the Restructuring Support Agreement.

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On the Effective Date with respect to invoices delivered prior to the Effective Date in accordance with the procedures in the following sentence (the “Invoiced Restructuring Expenses”) or as soon as reasonably practicable thereafter (with respect to all other Restructuring Expenses other than the Invoiced Restructuring Expenses), the Reorganized Debtors shall pay in Cash the Restructuring Expenses. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission by any party or limitation with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses and Post Effective Date Implementation Expenses, as applicable, related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Restructuring Expenses shall not be subject to the Administrative Claims Bar Date. To the extent any person entitled to reimbursement of Restructuring Expenses or Post Effective Date Implementation Expenses is holding a retainer, such person shall be entitled to continue to hold such retainer until payment in full in Cash by the Reorganized Debtors of such person’s Restructuring Expenses and Post Effective Date Implementation Expenses; provided that such retainer shall be applied to pay for such Restructuring Expenses unless such person elects, in its sole discretion, to keep a portion of such retainer solely to the extent needed to cover Restructuring Expenses in excess of any estimates provided in accordance with this paragraph and any reasonably expected Post Effective Date Implementation Expenses, and following the payment of Restructuring Expenses and Post Effective Date Implementation Expenses (if any), on reasonable request of the Debtors, the professionals shall return the remainder of the retainer to the Debtors.

On the Effective Date or as soon as reasonably practicable thereafter and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees (whether accrued prepetition or postpetition, whether before or after the Effective Date of this Plan and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors will pay any Indenture Trustee Fees in full in Cash without further court approval.

T.	Creation of the Opioid MDT II

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Opioid MDT II in accordance with the Plan and the Opioid MDT II Documents. As of the Effective Date, the Opioid MDT II Documents shall be executed by the Debtors and the Opioid MDT II Trustee(s), and the Opioid MDT II shall be created. The Opioid MDT II is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Opioid MDT II shall be to, among other things: (1) resolve all asserted Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II in accordance with the Plan, Opioid MDT II Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the Opioid MDT II for use in resolving Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and funding the Opioid Creditor Trusts; (3) enforce, pursue, prosecute, compromise, and/or settle the Assigned Third-Party Claims and Assigned Insurance Rights; (4) pay all Trust Expenses as provided, and defined, in the Opioid MDT II Documents (for which the Reorganized Debtors and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the Opioid MDT II, including the fees and expenses of any professionals retained by the Opioid MDT II; and (6) qualify at all times as a qualified settlement fund.

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U.	Appointment and Obligations of Opioid MDT II Trustee(s)

1.	Appointment of the Opioid MDT II Trustee(s)

The appointment of the initial Opioid MDT II Trustee(s) will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Opioid MDT II Documents, the individual(s) selected as the Opioid MDT II Trustee(s) shall be appointed to serve as the Opioid MDT II Trustee(s) for the Opioid MDT II.

There will be three initial Opioid MDT II Trustee(s), which shall be selected by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants in consultation with the Debtors and the Future Claimants’ Representative; provided, that if the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid- Related Claimants cannot agree on the identity of the three initial Opioid MDT II Trustees, (i) one of the initial Opioid MDT II Trustees shall be selected by the Official Committee of Opioid-Related Claimants, and (ii) the remaining two of the initial Opioid MDT II Trustees shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in all cases in consultation with the Debtors. The identity of the initial Opioid MDT II Trustee(s) shall be disclosed in an amendment to the Plan Supplement filed prior to or concurrently with entry of the Confirmation Order.

2.	Obligations of the Opioid MDT II Trustee(s)

The Opioid MDT II Trustees shall take into account the interests of, and owe fiduciary duties to, each of the Opioid Creditor Trusts (including the Private Opioid Creditor Trusts and the Public Opioid Creditor Trusts) in making all decisions on behalf of the Opioid MDT II. In furtherance thereof:

a.

to the extent there are any disputes raised by any Opioid Creditor Trust regarding the operation of the Opioid MDT II or the actions of the Opioid MDT II Trustees, (A) any Opioid Creditor Trustee shall have the right to seek resolution by the Bankruptcy Court of such a dispute, including seeking to enjoin any disputed action by the Opioid MDT II, and all Opioid MDT II Trustees and Opioid Creditor Trustees shall have the right to be heard with regard to any such dispute, including by filing objections, declarations, statements in support or other pleadings (including with supporting evidence) or providing witness testimony at any hearing and (B) the Bankruptcy Court shall have exclusive jurisdiction to hear and resolve any such disputes, and shall be authorized to order appropriate relief (subject to the provisions of this Article IV.U.2 and make a determination in an expedited manner, and in all events, shall make such a decision within thirty (30) days from the request for relief;

b.

upon the payment in full in Cash of a Private Opioid Creditor Trust’s respective distribution, the Opioid MDT II shall have no further fiduciary duties to such Private Opioid Creditor Trust, and the Opioid Creditor Trustees of such Private Opioid Creditor Trust shall have no further rights to commence or participate in any action relating to the operations of the Opioid MDT II or the actions of the Opioid MDT II Trustees;

c.

Opioid MDT II Trustees shall (A) provide reasonable reporting to each of the Opioid Creditor Trusts regarding the Opioid MDT II Trustees’ activities at least every four (4) months (both cumulatively and in the period just ended), any insurance proceedings, assets (including the value thereof), expenditures, distributions and forward-looking projections (subject to appropriate limitations to

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be agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants) and (B) make themselves reasonably available (in addition to holding at least one (1) call every four (4) months for the Opioid Creditor Trustees) to answer questions of Opioid Creditor Trustees relating to the Opioid MDT II’s activities;

d.	the Opioid MDT II Trustees shall be obligated to comply with the terms of the Plan, including this Article IV.U.2, and Opioid MDT II Documents; and

e.

in the event of any inconsistency between the terms of this Article IV.U.2 and any other provision of this Plan or Opioid MDT II Documents, the terms of this Article IV.U.2 shall govern unless the Opioid MDT II Trustees and the Opioid Creditor Trustees for each of the Opioid Creditor Trusts mutually agree.

V.	Settlements of Opioid Claims

1.	Non-Precedential Effect for Holders of Opioid Claims

This Plan, the Plan Supplement, and the Confirmation Order constitute a good faith full and final comprehensive compromise and settlement of Opioid Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid litigations, and the need for an accelerated resolution without litigation) such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of this Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction, and (ii) any obligation by any party, in furtherance of such compromise and settlement, to not exercise rights that might be otherwise applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. This Plan, the Plan Supplement, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving Opioid Claims in which none of the Debtors, the Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or the Confirmation Order. Any Opioid Claimants’ support of, or position or action taken in connection with, this Plan, the Plan Supplement, and the Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of Opioid Claims as set forth in this Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning any other chapter 11 cases relating to opioid products, nor shall it be used as precedent by any Entity or party in any other chapter 11 cases related to opioid products.

2.	Transferability of Opioid Claim Distribution Rights

Any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Opioid MDT II or the Opioid Creditor Trusts on account of an Opioid Claim shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts, as applicable. Further, any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of an Opioid Claim

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shall be nontransferable and nonassignable except by will, intestate, succession or operation of law or as otherwise provided in the Plan or any of the Opioid Creditor Trust Documents. Any rights of Holders of Opioid Claims to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of Opioid Claims shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

W.	Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II

1.	Transfer of Books and Records to the Opioid MDT II

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of all books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the defense of Opioid Claims (including Opioid Demands) in accordance with the Opioid MDT II Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. The transfer of any privileged books and records provided to the Opioid MDT II necessary for the defense of Opioid Claims (including Opioid Demands) shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. Subject to the terms of the Opioid MDT II Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to defend the Opioid Claims (including Opioid Demands) as more fully set forth in the Opioid MDT II Cooperation Agreement. Further, pursuant to the Plan and the Confirmation Order, none of the Debtors, the Reorganized Debtors, any of the Debtors’ or the Reorganized Debtors’ Affiliates or the Disinterested Managers shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Opioid MDT II in accordance with the Opioid MDT II Cooperation Agreement, and the Opioid MDT II, upon receipt of the books and records, shall take appropriate steps to comply with any such applicable protections.

2.	Funding the Opioid MDT II

a.	Opioid MDT II Funding Amount

The Opioid MDT II shall be funded solely by the Opioid MDT II Consideration. On the Effective Date, the obligations to provide the Opioid MDT II Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the Opioid MDT II Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

b.	Payments to the Opioid MDT II and to the Public Schools’ Special Education Initiative

On the Effective Date, the Debtors and/or the Reorganized Debtors will make the Initial Opioid MDT II Payment, and thereafter, the Reorganized Debtors or Reorganized Mallinckrodt will make each of

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the Opioid Deferred Cash Payments subject to the Prepayment Option; provided after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under the agreements governing their funded indebtedness (as may be modified from time to time), 50% of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid MDT II; and the amount of such net proceeds actually conveyed to the Opioid MDT II will be deemed a ratable repayment against the remaining Opioid Deferred Cash Payments that the Opioid MDT II is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe. The Debtors intend that payments to the Opioid MDT II (whenever made, and from whatever source) will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of payments to the Opioid MDT II on account of Opioid Claims, and such tax characterization shall not be construed to be dispositive for any non-tax purpose. Nor shall such tax characterization be construed to mean that Debtors’ payments satisfy the full extent of the liability associated with Opioid Claims, the satisfaction of which remains a valuable right assigned to the Opioid MDT II, nor that the remaining liability associated with Opioid Claims seeks restitution as a form of relief.

In addition, the Debtors and the Public Schools’ Special Education Initiative intend that the Public Schools’ Special Education Initiative Contribution will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of the Public Schools’ Special Education Initiative Contribution, and such tax characterization shall not be construed to be dispositive for any non-tax purpose.

Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, on the one hand, and the Reorganized Debtors, on the other, shall reasonably cooperate in good faith with each other and their respective representatives with respect to the reporting required pursuant to Section 6050X of the Internal Revenue Code regarding the payments or transfers of property required under the Plan, with the goal of eliminating redundancies and complying with their reporting requirements, if any, in an efficient manner, including, if permitted under applicable law, appointing a single appropriate official to file a single information return in accordance with Treasury Regulation Sections 1.6050X-1(b)(3) and 1.6050X- 1(f)(1)(ii)(B). Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, as applicable, shall, no later than thirty (30) days prior to the date on which each such information return, if any, is required to be filed, provide to the Reorganized Debtors a draft of any such information return it has determined that it is required to file with the IRS with respect to payments or transfer of property to it under the Plan and, prior to filing, shall consider in good faith any and all comments timely received from the Reorganized Debtors with respect thereto. If, after consultation with its tax advisors, the Trustees or other authorized persons of the Opioid MDT II, NOAT II or the Public Schools’ Special Education Initiative reasonably determine in good faith that any such comments should not be reflected in such filing, the parties shall use reasonable best efforts to negotiate in good faith so as to reach a mutually agreeable resolution. If the parties are unable to reach a mutually agreeable resolution, the matter shall be resolved as directed by the Bankruptcy Court.

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In addition, each of the Opioid MDT II and the Public Schools’ Special Education Initiative shall use reasonable best efforts to provide to the Reorganized Debtors, no later than fifteen (15) days following the end of each calendar quarter, an estimate of the aggregate payments to any attorneys’ fee funds established pursuant to Article IV.X.9.

c.	New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall issue, and the Debtors shall cause to be transferred, the New Opioid Warrants to the Opioid MDT II or to a newly formed limited liability company formed and wholly owned by the Opioid MDT II.7

d.	Assigned Third-Party Claims, Share Repurchase Claims, and Assigned Insurance Rights

As of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights to the Opioid MDT II; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the Opioid MDT II) on account of any Assigned Third-Party Claims shall be enjoined and barred. Subject to the foregoing, nothing contained in the Plan, the Plan Supplement, or the Confirmation Order shall operate to require any Opioid Insurer to pay under any Opioid Insurance Policy the liability of any Person that was not an insured prior to the Petition Date..

The Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the prosecution of the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights in accordance with the Opioid MDT II Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. Such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. Subject to the terms of the Opioid MDT II Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims, the Share Repurchase Claims, and Assigned Insurance Rights as more fully set forth in the Opioid MDT II Cooperation Agreement.

The Opioid MDT II shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, Medtronic plc (and/or its subsidiaries and affiliates, including Covidien Limited), or any of their respective predecessors, successors, assigns and each of their respective then-current or former employees, officers,

[7]

The Debtors and the Supporting Parties are discussing the original issuance of the New Opioid Warrants to a newly formed limited liability company (“LLC)” formed by and initially owned by Opioid MDT II. At emergence, Reorganized Debtor will issue the warrants to LLC directly. Following the issuance of the warrants to LLC, Opioid MDT II will distribute substantially all of the equity interests in LLC to the Creditor Trusts, retaining the portion allocable to the Opioid MDT II disputed claims reserve and any other portion allocable to Opioid MDT II beneficiaries other than the Creditor Trusts. A further transfer of LLC equity is expected with respect to TAFT II and the TAFT II beneficiaries.

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directors or Representatives without further order of the Bankruptcy Court (if the Chapter 11 Cases remain open) after notice and an opportunity to object and be heard. Notwithstanding the foregoing, nothing herein shall interfere with the obligations of the Debtors, the Reorganized Debtors, or any of their respective then-current or former employees, officers, directors or Representatives to cooperate with the Opioid MDT II as set forth herein and in the Opioid MDT II Cooperation Agreement. For the avoidance of doubt, in the context of an actual pending litigation or contested matter, the rules of discovery applicable to such litigation or contested matter will control.

In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group or the Opioid MDT II, on the other hand, shall cooperate and negotiate in good faith concerning (x) treatment of unsatisfied self-insured retentions under the applicable Insurance Contracts, which, to the extent they remain to be paid as of the Effective Date, shall be satisfied to the extent and in the manner required by applicable law, with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid MDT II (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions with respect to any Opioid Insurance Policies) and (y) any actions by the Debtors, Reorganized Debtors, or the Opioid MDT II to pursue or preserve the Insurance Contracts relating to the Assigned Insurance Rights.

3.	Assigned Third-Party Claims and Assigned Insurance Rights Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group in connection with their investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group.

The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Assigned Third-Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and to counsel to the MSGE Group during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and the Assigned Insurance Rights. The terms and conditions of such cooperation shall be set forth in the Opioid MDT II Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date.

Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

4.	Share Repurchase Claims

On and after the Effective Date, the Opioid MDT II shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Share Repurchase Claim, and to decline to do any of the foregoing

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without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court; provided that the settlement, monetization, or disposition of the Share Repurchase Claims may not treat the holders of interests in such Share Repurchase Claims inconsistently without such holders’ consent or, if applicable, without offering such holders the right to participate in such settlement, monetization, or disposition).

5.	Share Repurchase Claims Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants in connection with their investigation, preservation, pursuit, and securing of the Share Repurchase Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants.

The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Share Repurchase Claims to counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Share Repurchase Claims. The terms and conditions of such cooperation shall be set forth in the Opioid MDT II Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date. The Opioid MDT II shall reasonably consult with the General Unsecured Claims Trustee, at the reasonable request of the General Unsecured Claims Trustee, generally regarding the Opioid MDT II’s pursuit of the Share Repurchase Claims.

Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, or the Official Committee of Opioid-Related Claimants for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

6.	Vesting of the Opioid MDT II Consideration in the Opioid MDT II

On the Effective Date or on the date which an Opioid Deferred Cash Payment is actually made, as applicable, pursuant to the Plan and in accordance with the Opioid MDT II Documents, the Opioid MDT II Consideration shall be transferred or issued to and vest in the Opioid MDT II free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Opioid Claims (including Opioid Demands)). The Opioid MDT II shall have no liability for, and the Opioid MDT II Consideration shall vest in the Opioid MDT II free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Opioid Claims (including the Opioid Demands). From and after the Effective Date, all proceeds of the Opioid MDT II Consideration, including without limitation, amounts paid by Insurers under the Assigned Insurance Rights, shall be paid to the Opioid MDT II to be applied in accordance with the Opioid MDT II Documents.

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7.	Assumption of Certain Liability and Responsibility by the Opioid MDT II

In consideration for the property transferred to the Opioid MDT II pursuant to Article IV.W.2 and in furtherance of the purposes of the Opioid MDT II and the Plan, the Opioid MDT II shall assume all liability and responsibility, financial and otherwise, for all Opioid Claims (including Opioid Demands) not otherwise channeled to an Opioid Creditor Trust or the Ratepayer Account, including U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Protected Parties shall have no liability or responsibility, financial or otherwise, therefor. The Opioid MDT II’s liability for such assumed Opioid Claims shall be limited to the FHCA Opioid Claim Share and the aggregate amount of Other Opioid Claimant Pro Rata Shares. Except as otherwise provided in the Plan and the Opioid MDT II Documents, the Opioid MDT II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

8.	Institution of Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid MDT II is established, the Opioid MDT II shall be empowered, and have the sole authority, to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid MDT II, including in respect of the Assigned Third-Party Claims and Assigned Insurance Rights. The Opioid MDT II shall be empowered, and have the sole authority, to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the Opioid MDT II Trustee(s). The Opioid MDT II shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid MDT II is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

9.	Insurance “Neutrality”

Nothing in the Plan, the Plan Supplement, or the Confirmation Order shall alter, supplement, change, decrease or modify the terms (including conditions, limitations and/or exclusions) of the Opioid Insurance Policies; provided that, notwithstanding anything in the foregoing to the contrary, the enforceability and applicability of the terms (including conditions, limitations and/or exclusions) of the Opioid Insurance Policies and thus the rights or obligations of any Insurer, the Debtors, and the applicable post-Effective Date Entities, including the Opioid MDT II, arising out of or under any Opioid Insurance Policy, whether before or after the Effective Date, are subject to the Bankruptcy Code and applicable law (including any actions or obligations of the Debtors thereunder), the terms of the Plan, the Plan Supplement, the Confirmation Order (including the findings contained therein or issued in conjunction therewith) and, to the extent the Insurers have or had adequate notice from any source, any other ruling made or order entered by the Bankruptcy Court.

X.	Opioid Creditor Trusts and Settlements of Opioid Claims

1.	Establishment and Purpose of the Opioid Creditor Trusts

The Confirmation Order shall endorse and direct the establishment of the Opioid Creditor Trusts on or prior to the Effective Date in accordance with the terms of the respective Opioid Creditor Trust Documents. The Opioid Creditor Trusts shall be independent from the Holders of Claims against the Debtors. The Opioid Creditor Trusts shall be established for the purposes described in this Plan and any other purposes more fully described in the Opioid Creditor Trust Documents. Each Opioid Creditor Trust shall, as applicable and in each case, in accordance with the Plan, the Confirmation Order and the applicable Opioid Creditor Trust Documents:

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a.	hold, manage and invest all funds and other assets received by such Opioid Creditor Trust from the Opioid MDT II, in each case, for the benefit of the beneficiaries of such Opioid Creditor Trust;

b.	hold and maintain required reserves for such Opioid Creditor Trust in accordance with the applicable Opioid Creditor Trust Documents;

c.

administer, process, and resolve Opioid Claims channeled to such Opioid Creditor Trust, in each case as provided in the applicable Opioid Creditor Trust Documents, as set forth in Article IV.Y herein; and

d.	pay all applicable Opioid Creditor Trust Operating Expenses.

2.	Appointment and Role of the Opioid Creditor Trustees

In furtherance of and consistent with the purposes of the Opioid Creditor Trusts and the Plan, the Opioid Creditor Trustees shall have the power and authority to perform all functions on behalf of the respective Opioid Creditor Trusts. The Opioid Creditor Trustees shall undertake all administrative responsibilities as are provided in the Plan and the applicable Opioid Creditor Trust Documents. The Opioid Creditor Trustees shall be responsible for all decisions and duties with respect to the respective Opioid Creditor Trusts. In all circumstances, each Opioid Creditor Trustee shall be independent and disinterested and shall act in the best interests of the beneficiaries of such Opioid Creditor Trust, in furtherance of the purpose of such Opioid Creditor Trust and in accordance with this Plan and the applicable Opioid Creditor Trust Documents. In accordance with the Opioid Creditor Trust Documents, each Opioid Creditor Trustee shall serve in such capacity through the earlier of (x) the date that the applicable Opioid Creditor Trust is dissolved in accordance with the applicable Opioid Creditor Trust Documents and (y) the date such Opioid Creditor Trustee resigns, is terminated or is otherwise unable to serve for any reason.

The NOAT II Trustee(s) shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in consultation with the Debtors. The TAFT II Trustee(s) will be selected by the Tribal Leadership Committee designated by the MDL Court in the MDL and also identified in the Amended Verified Statement of the Tribal Leadership Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 1339], in consultation with the Debtors. The Opioid Creditor Trustees will be selected for (i) the Third-Party Payor Trust by the Third-Party Payor Group, (ii) the PI Trust by the Ad Hoc Group of Personal Injury Victims and the Future Claimants’ Representative, (iii) the Hospital Trust by the Ad Hoc Group of Hospitals, (iv) the NAS Monitoring Trust by the NAS Committee, and (v) the Emergency Room Physicians Trust by the Emergency Room Physicians Group, in each case, in consultation with the Debtors. The identity of the initial Opioid Creditor Trustees shall be disclosed in the Plan Supplement.

3.	Abatement Distributions

Each Abatement Trust shall, in accordance with the Plan, the Confirmation Order and the applicable Abatement Trust Documents, make Abatement Distributions to Authorized Recipients for Approved Uses.

4.	Abatement Trust Monitoring and Reporting Obligations

Each Abatement Trust shall (i) monitor the use of funds received by Abatement Distribution recipients in accordance with Authorized Abatement Purposes and (ii) prepare and deliver to the Opioid MDT II for publication annual reports on the disbursement and use of Abatement Distributions from such Abatement Trust and the compliance by Abatement Distribution recipients with the Authorized Abatement Purposes

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set forth in the applicable Abatement Trust Documents. In addition, NOAT II shall prepare or direct the preparation of annual audited financial reports of NOAT II to be filed with the Bankruptcy Court, delivered to the States and published on a publicly available website.

5.	Assumption of Obligations and Liabilities

In consideration for the property transferred to the Opioid Creditor Trusts pursuant to Articles IV.W.2 and IV.X.7 and in furtherance of the purposes of the Opioid MDT II, Opioid Creditor Trusts, and the Plan, each Opioid Creditor Trust and the Ratepayer Account shall assume all liability and responsibility, financial and otherwise, for any Opioid Claims (including Opioid Demands) channelled to each Opioid Creditor Trust and the Ratepayer Account, respectively, other than any U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, therefor. Except as otherwise provided in the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, the Opioid Creditor Trusts and the Ratepayer Account shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

6.	Institution and Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid Creditor Trusts are established, the Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid Creditor Trusts. Such legal actions and other proceedings shall be limited solely to those required for the purposes of satisfying the responsibilities of the applicable Opioid Creditor Trust. The Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the applicable Opioid Creditor Trustee. The Opioid Creditor Trusts shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid Creditor Trusts are established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

To the extent that the Opioid MDT II discovers, through its pursuit of the Assigned Insurance Rights, Insurance Contracts that are not included on the Schedule of Opioid Insurance Policies or the Schedule of Excluded Insurance Policies, (i) the Opioid MDT II will provide notice of such discovery to the Reorganized Debtors as soon as reasonably practicable following such discovery and (ii) the Opioid MDT II and the Reorganized Debtors will work in good faith to agree whether such Insurance Contract is an Opioid Insurance Policy or an Excluded Insurance Policy. The Reorganized Debtors, the Opioid MDT II, and the Insurers reserve their rights to pursue relief in any appropriate forum in the event the Reorganized Debtors and the Opioid MDT II are unable to reach an agreement whether such Insurance Contract is an Opioid Insurance Policy or an Excluded Insurance Policy.

7.	Opioid MDT II Distributions

The Opioid MDT II shall make the Opioid MDT II Initial Distribution on the Opioid MDT II Initial Distribution Date and shall make the Opioid MDT II Subsequent Distributions on any Opioid MDT Subsequent Distribution Date. The Opioid MDT II shall fund the Opioid Attorneys’ Fees Fund with the Opioid Attorneys’ Fees Fund Share, out of the Public Opioid Creditor Share. The Opioid MDT II shall also establish and fund the Opioid MDT II Operating Reserve and the Opioid MDT II Third-Party Payor Reserve.

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8.	Private Claimants’ Attorneys’ Fees.

A. Common Benefit Fund Assessments. On the Effective Date, a Common Benefit Escrow shall be established and funded by assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account. Such assessments will be paid by each Private Opioid Creditor Trust and the Ratepayer Account in respect of the distributions made by each Private Opioid Creditor Trust and the Ratepayer Account to the Common Benefit Escrow and then, upon its establishment, directly to the Common Benefit Fund established by the MDL Court, on periodic schedules for each Private Opioid Creditor Trust and the Ratepayer Account acceptable to such creditors and the MDL Plaintiffs’ Executive Committee, or as otherwise ordered by the MDL Court. The amounts in the Common Benefit Escrow shall be held in escrow until an order is entered by the MDL Court establishing a Common Benefit Fund, at which time the amounts held by the Common Benefit Escrow and all subsequent assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account shall be transferred to and distributed in accordance with the order of the MDL Court establishing the Common Benefit Fund. To the extent a Hospital Opioid Claimant, a Third-Party Payor Opioid Claimant, a Ratepayer Opioid Claimant, a NAS Monitoring Opioid Claimant, a PI/NAS Opioid Claimant (or any ad hoc group consisting of Claimants of any of the foregoing) has retained counsel through an contingency fee arrangement, any contingency fees owed to such contingency counsel payable from Distributions under the Plan shall be reduced by the full amount payable under this Article IV.X.8. However, the applicable Claimant and its counsel, in their sole discretion, may agree that an amount up to but not exceeding 40% of the amount payable under this Article IV.X.8 may be applied to the reimbursement of actual costs and expenses incurred by such Claimant’s counsel, in which case such agreed cost-reimbursement amount shall not reduce the contingency fee amounts payable to such counsel. For the avoidance of doubt, if the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group agree to any reduced or less restrictive terms concerning the 5% Common Benefit Fund assessment (or its implementation) provided under any portion of this Article IV.X.8 for any of the Private Opioid Creditor Trusts and the Ratepayer Account, then such modifications shall apply to each of the groups, mutatis mutandis.

B. Hospitals Attorneys’ Fees and Costs. On the Effective Date, the Hospital Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ad Hoc Group of Hospitals with respect to Hospital Opioid Claims. The Hospital Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Hospital Trust to Hospital Opioid Claimants that have not retained (or are not part of an ad hoc group that has retained) separate counsel through an individual contingency fee arrangement less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.Y.7(A). The Hospital Attorney Fee Fund shall be administered by the Hospital Trust on terms acceptable to the Ad Hoc Group of Hospitals.

C. NAS Monitoring Attorneys’ Fees and Costs. On the Effective Date, the NAS Monitoring Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the NAS Committee with respect to NAS Monitoring Opioid Claimants. The NAS Monitoring Attorney Fee Fund shall be funded with (i) 20% of each distribution made to the NAS Monitoring Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. Reasonable expert costs incurred by the NAS Committee in the formation of the abatement plan for the NAS Monitoring Trust shall also be paid by the NAS Monitoring Trust, and, for the avoidance of doubt, (x) there shall be no amounts payable to the Common Benefit Escrow or the Common Benefit Fund on account of such cost reimbursements and (y) the 20% limitation on attorneys’ fees shall not apply to the foregoing reasonable expert costs. The NAS Monitoring Attorney Fee Fund shall be administered by the NAS Monitoring Trust on terms acceptable to the NAS Committee. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

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D. Ratepayer Attorneys’ Fees and Costs. On the Effective Date, the Ratepayer Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ratepayer Mediation Participants. The Ratepayer Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Ratepayer Account less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Ratepayer Attorney Fee Fund shall be administered by the Ratepayer Account as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

E. Emergency Room Physicians Attorneys’ Fees and Costs. On the Effective Date, the Emergency Room Physicians Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Emergency Room Physicians Opioid Claimants. The Emergency Room Physicians Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Emergency Room Physicians Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Emergency Room Physicians Attorney Fee Fund shall be administered by the Emergency Room Physicians Trust as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

F. PI Claimant Costs and Expenses. The Opioid Creditor Trustee of the PI Trust shall pay or reimburse, as applicable, the compensation, costs and fees of professionals that represented or advised the Ad Hoc Group of Personal Injury Victims and the NAS Committee in connection with the Chapter 11 Cases, as and to the extent provided in the PI Trust Documents. Such compensation, costs and fees paid or reimbursed, as applicable, by the PI Trust shall be deducted from distributions from the PI Trust Holders of Allowed PI Opioid Claims and Allowed NAS PI Opioid Claims, in each case pursuant to the PI Trust Documents. Nothing in this Article IV.X.8 shall impair or otherwise affect any fee contract that is not a contingency fee contract between the Ad Hoc Group of Personal Injury Victims and its professionals, or between the NAS Committee and its professionals.

G. No Impairment of Contingency Fee Contracts; No Further Assessment. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel. In this regard, the payment of the assessments described in this Article IV.X.8 shall be the only payment that such Holders (or their counsel) shall ever have to make to the Common Benefit Fund with respect to amounts distributed under this Plan, and shall not be subject to any further or other common benefit or similar assessments with respect to amounts distributed pursuant to the Plan or payments to attorneys in respect thereof.

9.	Public Opioid Claimants’ Attorneys’ Fees

A. Opioid Attorneys’ Fee Fund. On the Effective Date, the Opioid Attorneys’ Fee Fund shall be established, and thereafter funded pursuant to Article IV.X.7 for payment of costs and expenses (including attorneys’ fees) as further set forth in this Article IV.X.9.

B. Municipal and Tribe Opioid Attorneys’ Fee Fund. On the Effective Date, the Municipal and Tribe Opioid Attorneys’ Fee Fund shall be established for the payment of costs and expenses (including attorneys’ fees) of Holders of Municipal Opioid Claims and Tribe Opioid Claims (including any ad hoc group consisting of any of the foregoing), other than any amounts paid to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in accordance with the Plan and the Restructuring Support Agreement. The Municipal and Tribe Opioid Attorneys’ Fee Fund shall be funded in an aggregate

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amount not to exceed $110 million from periodic distributions of 5.5% of each distribution on account of the Public Opioid Creditor Share. Payments from the Municipal and Tribe Opioid Attorneys’ Fee Fund shall be the exclusive means of payment from the Public Opioid Creditor Trusts for costs and expenses (including attorneys’ fees) of any Holder of a Municipal Opioid Claim or Tribe Opioid Claim (or any ad hoc group consisting of any of the foregoing) or any attorney therefor, other than amounts paid in accordance with the order of the MDL Court establishing the Common Benefit Fund. Except as otherwise agreed to in writing by the MSGE Group and the MDL Plaintiffs’ Executive Committee, the PEC/MSGE Mallinckrodt Fee Allocation Agreement shall be and remain fully enforceable, and shall apply to the Municipal and Tribe Opioid Attorneys’ Fee Fund. All modifications of the Municipal and Tribe Opioid Attorneys’ Fee Fund that directly impact reimbursement of costs and expenses of Holders of Tribe Opioid Claims shall be reasonably acceptable to the Tribal Leadership Committee.

C. State Costs and Expenses. On the Effective Date, the State Opioid Attorneys’ Fee Fund shall be established for the payment of costs and expenses (including attorneys’ fees) of the States (including any ad hoc group thereof), other than amounts other than any amounts paid to counsel to the Governmental Plaintiff Ad Hoc Committee in accordance with the Plan and the Restructuring Support Agreement. The State Opioid Attorneys’ Fee Fund shall be funded in an aggregate amount not to exceed $90 million from periodic distributions of 4.5% of each distribution on account of the Public Opioid Creditor Share. Payments from the State Opioid Attorneys’ Fee Fund shall be the exclusive means of payment from the Public Opioid Creditor Trusts for costs and expenses (including attorneys’ fees) of any State (or any ad hoc group thereof) or any attorney therefor, other than amounts paid in accordance with the order of the MDL Court establishing the Common Benefit Fund.

10.	U.S. Government-Opioid Claimant Medical Expense Claim Settlement

The U.S. Government-Opioid Claimant Medical Expense Claim Settlement is as follows:

(a)

Notwithstanding Article IX.E of the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Opioid Creditor Trusts, each Holder of an Opioid Claim and, in respect of each of the Opioid Creditor Trusts and each Holder of an Opioid Claim, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such, shall, without any further action by the Bankruptcy Court, be conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released by each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim of all U.S. Government-Opioid Claimant Medical Expense Claims and all claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the U.S. Government-Opioid Claimant Medical Expense Claim Settlement (other than a claim or Cause of Action to enforce the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, including, but not limited to, the release set forth in Article IV.X.10.b of the Plan) that each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim has asserted or could assert on its own behalf or on behalf of another Person or party, notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived), against the Opioid Creditor Trusts, a Holder of an Opioid Claim, Distributions to Holders of Opioid Claims pursuant to the Opioid Creditor Trust Documents or under the Plan and, in respect of each of the Opioid Creditor Trusts, and each Holder of an Opioid Claim, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such; provided, however, that, if a Holder of an Opioid Claim commences a legal action against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim challenging all or any portion of the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, then, from and after the

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commencement of such legal action, the U.S. Government-Opioid Claimant Medical Expense Claim Release shall be void ab initio solely with respect to such Holder of an Opioid Claim, and the heirs, successors and assigns of such Holder of an Opioid Claim, in their capacities as such, and not with respect to any other Person or party, including, but not limited to, the Opioid Creditor Trusts, counsel to such Holder of an Opioid Claim and, in respect of each of the Opioid Creditor Trusts and such counsel, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such; provided further that no such legal action against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim shall impair or reduce the amount that the United States shall receive pursuant to Article IV.X.10.b. Nothing in this Article IV.X.10.a creates any rights of a Holder of an Opioid Claim to sue the United States or any of its agencies, including a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim, and the United States and its agencies reserve all rights and defenses in that regard; and nothing in this paragraph is or shall be deemed a waiver of any applicable sovereign immunity with respect to any legal action against the United States or any of its agencies challenging all or any portion of the U.S. Government-Opioid Claimant Medical Expense Claim, brought by a Holder of an Opioid Claim or the heirs, successors or assigns of such Holder of an Opioid Claim, in their capacities as such.

(b)

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim shall, without any further action by the Bankruptcy Court, be conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released by the Opioid Creditor Trusts, and their agents, representatives, successors and assigns, in their respective capacities as such, of all claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the release of the U.S. Government-Opioid Claimant Medical Expense Claims (other than a claim or Cause of Action to enforce the terms of the Plan, including, but not limited to, any release of the U.S. Government-Opioid Claimant Medical Expense Claims) that the Opioid Creditor Trusts have asserted or could assert on their own behalf or on behalf of another Person or party notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived), against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim and, in respect of each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim, its respective agents, representatives, successors and assigns, in their respective capacities as such.

(c)

The United States Department of Defense, Defense Health Agency (in respect of the TRICARE Program) submits to the jurisdiction of the Bankruptcy Court for purposes of the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, including, but not limited to, the U.S. Government-Opioid Claimant Medical Expense Claim Releases.

(d)

The United States Department of Health and Human Services, on its own behalf and on behalf of its component agencies, which are the Centers for Medicare & Medicaid Services and the Indian Health Service on behalf of its federally-operated programs; the United States Department of Defense, Defense Health Agency (in respect of the TRICARE Program); and the United States Department of Veterans Affairs submit to the exclusive jurisdiction of the Bankruptcy Court for purposes of any proceeding in respect of the interpretation or enforcement of the Plan including, but not limited to, the release of the U.S. Government-Opioid Claimant Medical Expense Claims.

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(e)

For avoidance of doubt and notwithstanding any other provision of the Plan, the U.S. Government-Opioid Claimant Medical Expense Claim Settlement is not and shall not be deemed a release of the private Claims held by Medicare Advantage Plans, Medicaid Managed Care Organizations, or private carriers of medical and prescription drug coverage, including under The Federal Employees Health Benefits Act (“FEHBA”) of 1959 (5 U.S.C. 8901 et seq.); nor shall the U.S. Government-Opioid Claimant Medical Expense Claim Settlement apply to any claims brought by programs operated by tribes or tribal organizations under the Indian Self-Determination and Education Assistance Act, 25 U.S.C. §§ 5301–5423, or programs operated by urban Indian organizations that have a grant or contract with the Indian Health Service under the Indian Health Care Improvement Act, 25 U.S.C. §§ 1601–1685.

Y.	Administration of Opioid Claims

All Opioid Claims will be administered, processed, and resolved pursuant to the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The Opioid MDT II Trustee(s) and Opioid Creditor Trustee(s), as applicable, shall determine the eligibility, amount and Allowance of the applicable Opioid Claims in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The determination by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s) of the eligibility, amount and Allowance of each Opioid Claim (except for any Other Opioid Claims) shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other Person, except as set forth herein and in the Opioid MDT II Documents and Opioid Creditor Trust Documents. Distributions in respect of Allowed Opioid Claims shall be made by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s), in accordance with the trust distribution procedures and other provisions of the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, from the applicable Opioid MDT II or Opioid Creditor Trust. Distributions from the Opioid MDT II, Opioid Creditor Trusts, and the Ratepayer Account shall be the sole source of recovery for Holders of Allowed Opioid Claims, and no Holder of an Opioid Claim shall have any other or further recourse to the Opioid Creditor Trusts, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Opioid Claims shall have no recourse to the Opioid Creditor Trusts, the Ratepayer Account, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

1.	Administration of Other Opioid Claims

On the Effective Date or as soon as reasonably practicable thereafter, the Opioid MDT II Administrator will (i) file the notice of the Other Opioid Claims Bar Date with the Bankruptcy Court and (ii) publish the notice of the Other Opioid Claims Bar Date, the form of which shall be reasonably acceptable to the Reorganized Debtors. The notice shall be served on all known Other Opioid Claimants who were served with ballots for Class 9(h) or submitted ballots for Class 9(h). Any Other Opioid Claim for which no timely proof of claim form is submitted shall be deemed disallowed, subject to Bankruptcy Rule 9006.

All Other Opioid Claims shall be Disputed Claims under the Plan. Only Other Opioid Claims that become Allowed Claims pursuant to the procedures contained in Article IV.Y.2 herein shall be entitled to receive distributions on account of their respective Other Opioid Claimant Pro Rata Share. For the avoidance of doubt, Other Opioid Claims, whether Allowed or disallowed, shall not be entitled to any distributions from any Abatement Trust or other Opioid Creditor Trust.

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After Other Opioid Claims are Allowed and in the course of making any Opioid MDT II Subsequent Distribution, the Opioid MDT II Administrator will calculate the Other Opioid Claimant Pro Rata Share for the Allowed Other Opioid Claims, and shall make distributions to Holders of Allowed Other Opioid Claims accordingly.

The Opioid MDT II Administrator may, in its discretion, elect to implement procedures for the establishment and release of a reserve for Other Opioid Claims that may be allowed in the future. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Opioid MDT II shall treat any such reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Opioid MDT II and Holders of Other Opioid Claims) shall be required to report for tax purposes consistently with the foregoing.

2.	Objections to Other Opioid Claims

The Opioid MDT II Administrator shall be entitled to object to Other Opioid Claims. Any objections to Other Opioid Claims shall be served and filed on or before the later of (i) two-hundred and seventy (270) days after the Other Opioid Claims Bar Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown); any Disputed Other Opioid Claim to which no objection is served and filed within such time shall become an Allowed Other Opioid Claim after the expiration of such time. The Opioid MDT II Administrator shall be entitled to use omnibus objections in compliance with Local Rule 3007-1 and may seek Bankruptcy Court approval to establish additional objection or estimation procedures as the Opioid MDT II Administrator believes appropriate. Other Opioid Claims shall be Allowed or disallowed in accordance with the Bankruptcy Code, and any objection to, or other dispute regarding, the Allowance of an Other Opioid Claim shall (absent consensual resolution) be determined by the Bankruptcy Court. Notwithstanding anything to the contrary contained in the Plan, any disallowance of any Other Opioid Claim pursuant to any objection filed under this section of the Plan or otherwise shall be subject to reconsideration upon the filing, at any time, of a motion by the holder of such Claim under section 502(j) of the Bankruptcy Code.

3.	Resolution of Disputed Other Opioid Claims

On and after the Effective Date the Opioid MDT II Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Other Opioid Claims and to compromise, settle, or otherwise resolve any Disputed Other Opioid Claims without approval of the Bankruptcy Court.

4.	Disallowance of Other Opioid Claims

Any Other Opioid Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Other Opioid Claims may not receive any distributions on account of such Other Opioid Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

5.	Estimation of Other Opioid Claims

The Opioid MDT II Administrator may at any time request that the Bankruptcy Court estimate any Other Opioid Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose,

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regardless of whether the Opioid MDT II Administrator has previously objected to such Other Opioid Claim or whether the Bankruptcy Court has ruled on any such objection; provided, however, any estimation of any Other Opioid Claim shall be subject to reconsideration upon the filing, at any time, of a motion by the holder of such Claim under section 502(j) of the Bankruptcy Code. The Bankruptcy Court shall retain jurisdiction to estimate any Other Opioid Claim at any time during litigation concerning any objection to any Other Opioid Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Other Opioid Claim, that estimated amount shall constitute the maximum limitation on such Other Opioid Claim (unless such Other Opioid Claim is subsequently Allowed in a greater amount pursuant to section 502(j) of the Bankruptcy Code), and the Opioid MDT II Administrator may pursue supplementary proceedings to object to the ultimate allowance of such Other Opioid Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Other Opioid Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

Z.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Confirmation Order, the Scheme of Arrangement, the Irish Confirmation Order, the Restructuring Transactions, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents.

AA.	Industry-Wide Document Disclosure Program

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall participate in an industry-wide document disclosure program by disclosing publicly a subset of its litigation documents, subject to scope and protocols described below.

1.	Documents Subject to Public Disclosure

The following documents shall be produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to the Minnesota State Attorney General, on behalf of the Settling States, and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Article IV.AA.2:

(a)

All documents, indices, and privilege logs the VI-Specific Debtors produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

(b)

All documents, indices, and privilege logs the VI-Specific Debtors produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

(c)	All documents, indices, and privilege logs the VI-Specific Debtors have produced in other litigation related to opioids, excluding patent litigation.

(d)

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of the VI-Specific Debtors and/or Reorganized VI-Specific Debtors from litigation related to opioids, excluding patent litigation.

All documents produced under this provision shall be provided in electronic format with all related metadata. The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors and the Minnesota State Attorney General, on behalf of the Settling States, will work cooperatively to develop technical specifications for the productions.

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2.	Information That May Be Redacted

The following categories of information are exempt from public disclosure:

(a)

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

(b)

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ officers, directors, employees, agents, or attorneys.

(c)

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may not abrogate.

(d)

Information regarding the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ employees’ personal matters unrelated to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors, including emails produced by the VI-Specific Debtors’ custodians discussing vacation or sick leave, family, or other personal matters.

3.	Redaction of Documents Containing Protected Information

Whenever a document contains information subject to a claim of exemption pursuant to Article IV.AA.2, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Article IV.AA.7.

In addition to the redacted documents, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall, upon any Settling State’s request, also produce all documents identified in Article IV.AA.1 in unredacted form to such Settling State at the same time. The redacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may be publicly disclosed in accordance with Article IV.AA.6. The unredacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to a Settling State shall be available only to such Settling State unless the VI-Specific

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Debtors’ and/or the Reorganized VI-Specific Debtors’ claim of exemption under Article IV.AA.2 is successfully challenged in accordance with Article IV.AA.4 or the trade secret designation expires in accordance with Article IV.AA.5.

4.	Challenges to Redaction

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Minnesota State Attorney General, on behalf of the Settling States, and the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over the Opioid Operating Injunction. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

5.	Review of Trade Secret Redactions

Ten years after the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors complete the production of documents in accordance with this Article IV.AA, the Reorganized VI-Specific Debtors shall review all trade secret assertions made in accordance with Article IV.AA.2 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by the Minnesota State Attorney General, on behalf of the Settling States, in accordance with Article IV.AA.6. The Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

6.	Public Disclosure through a Document Repository

The Minnesota State Attorney General, on behalf of the Settling States, may publicly disclose all documents covered by this Article IV.AA through a public repository maintained by a governmental, non-profit, or academic institution. The Minnesota State Attorney General, on behalf of the Settling States, may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by this Article IV.AA to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by this Article IV.AA.

7.	Timeline for Production

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce all documents required by Article IV.AA.1 within nine months from the Petition Date.

8.	Costs

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall be responsible for their allocable share of all reasonable costs and expenses associated with the public disclosure and storage of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ documents through any public repository.

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BB.	Monitor[8]

1.	Appointment and Term

The Confirmation Order will provide for the appointment of the Monitor for a term of five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that the Reorganized VI-Specific Debtors have failed to achieve and maintain substantial compliance with the substantive provisions of the Opioid Operating Injunction, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of the Reorganized VI-Specific Debtors to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto.

2.	Identity

The Monitor for the full term shall be the Chapter 11 Monitor in place as of the Effective Date unless justifiable cause exists and the Monitor Agreement shall remain in full force and effect upon the Effective Date, unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under the Opioid Operating Injunction or pursuant to his or her work plan, (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include the Reorganized VI-Specific Debtors’ or the Settling States’ disagreements with the decisions of the Monitor, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

If a new Monitor must be appointed during the term, the Reorganized VI-Specific Debtors and the Settling States shall exchange pools of recommended candidates within 30 days of the Monitor’s departure. The pools shall each contain the names of three individuals, groups of individuals or firms and shall be based in part on experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems.

After receiving the pools of Monitor candidates, the Reorganized VI-Specific Debtors and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project. The Reorganized VI-Specific Debtors and the Settling States may veto any of the candidates, and must do so in writing within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either the Reorganized VI-Specific Debtors or the Settling States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice.

If the Reorganized VI-Specific Debtors or the Settling States do not object to a proposed candidate, the Reorganized VI-Specific Debtors or the Settling States shall so notify the other in writing within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates.

[8]

This section is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and for any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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3.	Duties and Reporting

The Monitor shall be responsible for ensuring that the Reorganized VI-Specific Debtors (and any successors during the Monitor’s term to the Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) are in compliance with the Opioid Operating Injunction. The Reorganized VI-Specific Debtors and their professionals and representatives shall cooperate and reasonably respond to requests by the Monitor in the performance of its responsibilities, including reasonable requests for access to relevant books and records of the Reorganized VI-Specific Debtors. Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties, the Monitor shall have full and complete access to the Reorganized VI-Specific Debtors’ personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. The Reorganized VI-Specific Debtors shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor.

The manner in which the Monitor will carry out his or her responsibilities, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be consistent with the work plan used by the Chapter 11 Monitor as of the Effective Date (the “Work Plan”). The Reorganized VI-Specific Debtors, the Settling States, and the Monitor may jointly agree to revisions to the Work Plan.

The Monitor shall file a report with the Settling States regarding compliance by the Reorganized VI-Specific Debtors with the terms of the Opioid Operating Injunction every 90 days after the Effective Date (the “Monitor Reports”). The Reorganized VI-Specific Debtors and the Settling States may jointly agree to decrease the frequency of Monitor Reports to every 180 days. To the extent permissible by state public record laws, these reports (in whole or in part) may be filed subject to restriction from public disclosure. The content of Monitor Reports shall be set forth in the Work Plan.

Prior to issuing a Monitor Report, the Monitor shall confer with Reorganized VI-Specific Debtors and the Settling States, either jointly or separately (in the discretion of the Monitor), regarding his or her preliminary findings and the reasons for those findings. The Reorganized VI-Specific Debtors shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

4.	Relief and Cure

In furtherance of the responsibilities of the Monitor, the Monitor shall be authorized to seek relief from the Bankruptcy Court, to the extent necessary to carry out its obligations hereunder.

In the event a Monitor Report identifies a potential violation of the Opioid Operating Injunction, the Reorganized VI-Specific Debtors shall have the right to cure any potential violation within 30 days.

5.	Professionals and Costs

The Monitor shall have the authority to employ, upon written consent from the Reorganized VI-Specific Debtors, such consent not to be unreasonably withheld, delayed or conditioned, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals will be decided upon no later than ten (10) days from their receipt.

All compensation, costs and fees of the Monitor and any professionals retained by the Monitor shall be paid by the Reorganized VI-Specific Debtors.

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6.	Liability

The Monitor shall serve without bond or other security. The Monitor shall have no obligation, responsibility, or liability for the operations of the Reorganized VI-Specific Debtors.

CC.	Trade Claimant Agreements

As to any Trade Claimant that agrees by so indicating on its Ballot to maintain with the Debtors Favorable Trade Terms, the Plan shall constitute (i) if applicable, an amendment to such Trade Claimant’s assumed or assumed and assigned Executory Contract between any Debtor and such Trade Claimant, instituting the foregoing trade terms in such Executory Contract, or (ii) otherwise, a contractual agreement by such Trade Claimant to maintain such trade terms for at least twelve (12) months after the Effective Date.

DD.	Federal/State Acthar Settlement

As of the Effective Date, the Federal/State Acthar Settlement Agreements shall be executed by Parent, Mallinckrodt ARD LLC, the U.S. Government, and the States. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors and/or the Reorganized Debtors will make the Initial Federal/State Acthar Settlement Payment, and thereafter, the Reorganized Debtors will make each of the Federal/State Acthar Deferred Cash Payments; provided, that except as otherwise expressly set forth in any of the Federal/State Acthar Settlement Agreements executed by any State, the Initial Federal/State Acthar Settlement Payment and Federal/State Acthar Deferred Cash Payments shall bear interest accruing at an annual rate of 0.6255%, running from September 21, 2020, in eight installments.

EE.	Retainers of Ordinary Course Professionals

Upon the Effective Date, each Ordinary Course Professional may apply its retainer, if any, against any outstanding prepetition balances owed by the Debtors to such Ordinary Course Professional.

FF.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

GG.	No Claims Under First Lien Notes/Second Lien Notes Intercreditor Agreement

As the holders of First Lien Notes Claims shall have received recovery in full pursuant to the terms of this Plan, the holders of First Lien Notes shall not have any claims (including, without limitation, for turnover of payments) against the holders of Second Lien Notes (or the Second Lien Indenture Trustee or the Second Lien Collateral Agent) under the existing Intercreditor Agreement in any way arising from, relating to or as a result of the Debtors’ restructuring (including, without limitation, of the First Lien Notes and Second Lien Notes), the Plan (including, without limitation, the treatment of the existing First Lien Notes Claims or Second Lien Notes Claims under the Plan or the making of distributions to the holders of the existing First Lien Notes Claims or Second Lien Notes Claims in accordance with the Plan), the distribution of property by the Debtors under the Plan, any related document or any order of the Bankruptcy Court, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, including without limitation the payment of any reasonable and documented out-of-pocket fees or expenses of the advisors to the Ad Hoc Second Lien Notes Group or the payment of the Second Lien Notes Indenture Trustee Fees, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim.

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Prior to Effective Date, the Debtors shall not agree to any settlement with holders of the First Lien Notes Claims as to the treatment of such First Lien Notes Claims under this Plan that does not provide for a full release from any and all claims (including, without limitation, for turnover of payments) held by such settling holders of such First Lien Notes Claims against the holders of the Second Liens Notes Claims pursuant to the applicable Intercreditor Agreement.

HH.	General Unsecured Claims Trust

1.	Creation of General Unsecured Claims Trust

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the General Unsecured Claims Trust in accordance with the Plan and the General Unsecured Claims Trust Documents. As of the Effective Date, the General Unsecured Claims Trust Documents shall be executed by the Debtors and the General Unsecured Claims Trustee, as applicable, and the General Unsecured Claims Trust shall be created. The General Unsecured Claims Trust will satisfy any applicable requirements to constitute a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code, and otherwise the establishment of the General Unsecured Claims Trust and implementation of the UCC Settlement shall be implemented with an objective of maximizing tax efficiency to the Debtors and the Reorganized Debtors, including with respect to the availability, location, and timing of tax deductions, and to the Holders of General Unsecured Claims and Trade Claims to be assumed by the General Unsecured Claims Trust. The purpose of the General Unsecured Claims Trust shall be to, among other things: (1) resolve all Claims assumed thereby in accordance with the Plan, the General Unsecured Claims Trust Documents, and the Confirmation Order (but not, for the avoidance of doubt, (a) the Share Repurchase Claims, which will be liquidated by the Opioid MDT II or (b) any Claims to the extent and for so long as they are asserted as any other classification or status of Claims except General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust under Article IV.HH.7 of the Plan); (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the General Unsecured Claims Trust for use in resolving Claims assumed thereby; (3) enforce, pursue, prosecute, compromise, and/or settle the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims; (4) pay all GUC Trust Expenses as provided in the General Unsecured Claims Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the General Unsecured Claims Trust, including the fees and expenses of any professionals retained by the General Unsecured Claims Trust; and (6) qualify at all times as a qualified settlement fund.

2.	Appointment General Unsecured Claims Trustee(s)

The appointment of the initial General Unsecured Claims Trustee will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the General Unsecured Claims Trust Documents, the individual(s) selected as the General Unsecured Claims Trustee(s) shall be appointed to serve as the General Unsecured Claims Trustee(s) for the General Unsecured Claims Trust.

3.	Transferability of General Unsecured Claim Trust Distribution Rights

Any right of a Holder of any Claim to receive a distribution or other payment from the General Unsecured Claims Trust shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, or the General Unsecured Claims Trust, as applicable. Further, any right of a Holder of any Claim to receive a distribution or other payment from the General Unsecured Claims Trust shall be nontransferable and nonassignable

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except by will, intestate, succession, or operation of law or as otherwise provided in the Plan or any of the General Unsecured Claims Trust Documents. Any rights to receive a Distribution or other payment from the General Unsecured Claims Trust shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

4.	Funding the General Unsecured Claims Trust

The General Unsecured Claims Trust shall be funded solely by the General Unsecured Claims Trust Consideration. On the Effective Date, the obligations to provide the General Unsecured Claims Trust Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the General Unsecured Claims Trust Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. Other than the obligation to provide the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust, the Debtors, the Reorganized Debtors, and the Estates shall have no obligation to make any payment on account of any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust.

The Reorganized Debtors shall market the StrataGraft priority review voucher at a time to be determined by the Reorganized Debtors’ board of directors. The Reorganized Debtors shall have sole discretion and control over the marketing and sale of the Stratagraft priority review voucher but shall provide the General Unsecured Claims Trustee with timely updates regarding all aspects of the marketing of the StrataGraft priority review voucher, and the General Unsecured Claims Trustee shall be entitled to reasonable consultation rights in respect of such marketing.

5.	GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims

As of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims to the General Unsecured Claims Trust; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the General Unsecured Claims Trust) on account of any GUC Assigned Preference Claims or GUC Assigned Sucampo Avoidance Claims shall be enjoined and barred. In addition, the General Unsecured Claims Trust may obtain other consideration from third parties post-emergence, including but not limited to claims assigned by creditors, subject to the reasonable consent right of the Debtors or Reorganized Debtors, and the Reorganized Debtors shall use reasonable best efforts to cooperate with the General Unsecured Claims Trust in connection with such other third-party consideration on the same terms as set forth in this Article IV.HH.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the General Unsecured Claims Trust in connection with the General Unsecured Claims Trust’s investigation, preservation, pursuit, and securing of the GUC Assigned Sucampo Avoidance Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information) related to the GUC Assigned Sucampo Avoidance Claims, at the reasonable request of the General Unsecured Claims Trust. The General Unsecured Claims Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date.

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Any request by the General Unsecured Claims Trust for cooperation by the Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

6.	Vesting of the General Unsecured Claims Trust Consideration in the General Unsecured Claims Trust

On the Effective Date, pursuant to the Plan and in accordance with the General Unsecured Claims Trust Documents, the General Unsecured Claims Trust Consideration shall be transferred or issued to and vest in the General Unsecured Claims Trust free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Claims assumed by the General Unsecured Claims Trust). The General Unsecured Claims Trust shall have no liability for, and the General Unsecured Claims Trust Consideration shall vest in the General Unsecured Claims Trust free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Claims assumed by the General Unsecured Claims Trust. From and after the Effective Date, all proceeds of the General Unsecured Claims Trust Consideration shall be paid to the General Unsecured Claims Trust to be applied in accordance with the General Unsecured Claims Trust Documents. For the avoidance of doubt, the Asbestos Cost Sharing Agreement shall be excluded from the General Unsecured Claims Trust and remain with the Reorganized Debtors.

7.	Assumption of Certain Liability and Responsibility by the General Unsecured Claims Trust

In consideration for the property transferred to the General Unsecured Claims Trust and in furtherance of the purposes of the General Unsecured Claims Trust and the Plan, the General Unsecured Claims Trust shall assume all liability and responsibility, financial and otherwise, for (a) all General Unsecured Claims and (b) any Trade Claim, the Holder of which votes to reject the Plan or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order. The Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, for any such Claims assumed by the General Unsecured Claims Trust. Except as otherwise provided in the Plan and the General Unsecured Claims Trust Documents, the General Unsecured Claims Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such assumed Claims that the Debtors or the Reorganized Debtors has or would have had under applicable law.

8.	Administration of General Unsecured Claims and Trade Claims Assumed by the General Unsecured Claims Trust

All Claims assumed by the General Unsecured Claims Trust will be administered, liquidated and discharged pursuant to the applicable General Unsecured Claims Trust Documents. Distributions in respect of Allowed Claims assumed by the General Unsecured Claims Trust shall be made by the General Unsecured Claims Trustee(s), in accordance with the General Unsecured Claims Trust Documents from the General Unsecured Claims Trust. Distributions from the General Unsecured Claims Trust shall be the sole source of recovery for Holders of Allowed Claims assumed by the General Unsecured Claims Trust pursuant to the Plan, and no Holder of any such Claim shall have any other or further recourse to the General Unsecured Claims Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Claims shall have no recourse to the General Unsecured Claims Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

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Other than as described below, only the General Unsecured Claims Trustee shall be entitled to object to the General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust. Any objections to such Claims shall be served and filed by the General Unsecured Claims Trustee on or before the later of (a) two-hundred and seventy (270) days after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown). The General Unsecured Claims Trustee shall be entitled to use omnibus objections in compliance with Local Rule 3007-1, in addition to any procedures set forth in the General Unsecured Claims Trust Documents, and may seek Bankruptcy Court approval to establish additional objection, estimation, or other claims reconciliation procedures as the General Unsecured Claims Trustee believes appropriate.

Notwithstanding anything to the contrary in the foregoing paragraph: (x) any settlement that results in allowance of any Acthar Claims shall require the consent of the Debtors (such consent not to be unreasonably withheld, conditioned, or delayed) and shall not include any direct or indirect admission of fault or liability as to the Debtors, the Reorganized Debtors, or any Released Party and shall not include any terms that allow for, establish, or tend to establish any legal or factual predicate for postpetition or post-Effective Date claims, liabilities, or obligations, including as to any form of legal or equitable relief, against the Debtors, the Reorganized Debtors, or any Released Party; (y) if, after the Effective Date, the merits of any Acthar Claim are to be the subject of litigation (as opposed to being settled or resolved without litigation), the Reorganized Debtors shall have the right to control the defense of any such Acthar Claim, as well as any settlement thereof (with the reasonable consent and at the expense of the General Unsecured Claims Trust); and (z) (i) all administrative, secured, and priority claims, including any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust a portion of which is asserted to be an administrative, secured, or priority claim and (ii) any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust that seeks injunctive relief shall be resolved by the Debtors in accordance with the terms, provisions, and procedures of the Plan, provided, however, that if such General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust is later determined not to be an administrative, secured, or priority claim, or any request for injunctive relief therein has been dismissed, such Claim shall be resolved by the General Unsecured Claims Trust in accordance with the terms, provisions, and procedures of the General Unsecured Claims Trust Documents and shall be controlled by the General Unsecured Claims Trustee(s), with the reasonable consent of the Debtors’ provided, that the Debtors or the Reorganized Debtors shall not seek to allow a General Unsecured Claim that has been reclassified in accordance with clause (z).

9.	Institution of Maintenance of Legal and Other Proceedings by General Unsecured Claims Trust; Cooperation

As of the date upon which the General Unsecured Claims Trust is established, the General Unsecured Claims Trust shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the General Unsecured Claims Trust, including in respect of the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims. The General Unsecured Claims Trust shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the General Unsecured Claims Trust Trustee(s). The General Unsecured Claims Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to the date upon which the General Unsecured Claims Trust is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

The General Unsecured Claims Trust shall be authorized to conduct examinations under Bankruptcy Rule 2004, to the fullest extent permitted thereunder, to investigate the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims, without the requirement of filing a

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motion for such authorization; provided, however, that no such examinations shall be taken of the Debtors, the Reorganized Debtors, any Released Party, or any of their respective then-current employees, officers, directors, representatives, or agents, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard.

Before and after the Effective Date, the Debtors or the Reorganized Debtors (as applicable) shall provide reasonable cooperation to the Official Committee of Unsecured Creditors or the General Unsecured Claims Trust (as applicable) in connection with the investigation and preservation of the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims, including by providing information (including, without limitation, documents, emails, and access to individuals with information), at the reasonable request of professionals retained by the Official Committee of Unsecured Creditors or the General Unsecured Claims Trust on the terms set forth in the GUC Trust Cooperation Agreement.

Any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims shall be transferred to the General Unsecured Claims Trust and shall vest in the General Unsecured Claims Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the General Unsecured Claims Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the General Unsecured Claims Trust for the sole purpose of enabling, and to the extent necessary to enable, the General Unsecured Claims Trust to investigate and/or pursue such GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims and (b) subject to the terms of the GUC Trust Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the General Unsecured Claims Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims as more fully set forth in the GUC Trust Cooperation Agreement; provided, further, that the Confirmation Order shall provide that the General Unsecured Claim Trusts’ receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Estates.

II.	Asbestos Trust

1.	Creation of Asbestos Trust

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Asbestos Trust in accordance with the Plan and the Asbestos Trust Documents. As of the Effective Date, the Asbestos Trust Documents shall be executed by the Debtors and the Asbestos Trustee, as applicable, and the Asbestos Trust shall be created. The Asbestos Trust will satisfy any applicable requirements to constitute a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code, and otherwise the establishment of the Asbestos Trust shall be implemented with an objective of maximizing tax efficiency to the Debtors and the Reorganized Debtors, including with respect to the availability, location, and timing of tax deductions, and to the Holders of Asbestos Claims. The purpose of the Asbestos Trust shall be to, among other things: (1) resolve all Asbestos Claims assumed thereby in accordance with the Plan, the Asbestos Trust Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, and maximize the assets of the Asbestos Trust for use in resolving Asbestos Claims; (3) pay all Asbestos Trust Expenses as provided in the Asbestos Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); (4) pay any and all administration and operating expenses of the Asbestos Trust, including the fees and expenses of any professionals retained by the Asbestos Trust; and (5) qualify at all times as a qualified settlement fund.

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2.	Appointment Asbestos Trustee(s)

The appointment of the initial Asbestos Trustee will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Asbestos Trust Documents, the individual(s) selected as the Asbestos Trustee(s) shall be appointed to serve as the Asbestos Trustee(s) for the Asbestos Trust.

3.	Transferability of Asbestos Trust Distribution Rights

Any right of a Holder of any Asbestos Claim to receive a distribution or other payment from the Asbestos Trust shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, or the Asbestos Trust, as applicable. Further, any right of a Holder of any Asbestos Claim to receive a distribution or other payment from the Asbestos Trust shall be nontransferable and nonassignable except by will, intestate, succession, or operation of law. Any rights to receive a Distribution or other payment from the Asbestos Trust shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

4.	Funding the Asbestos Trust

The Asbestos Trust shall be funded solely by the Asbestos Trust Consideration, which shall be funded by the General Unsecured Claims Trust. On the Effective Date, the obligations of the General Unsecured Claims Trust to provide the Asbestos Trust Consideration shall constitute legal, valid, binding, and authorized obligations, enforceable in accordance with the terms hereof. Other than the obligation to provide the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust, the Debtors, the Reorganized Debtors, and the Estates shall have no obligation to make any payment on account of any Asbestos Claim or any payment to the Asbestos Claims Trust.

5.	Vesting of the Asbestos Trust Consideration in the Asbestos Trust

On the Effective Date, pursuant to the Plan and in accordance with the Asbestos Trust Documents, the initial payment of the Asbestos Trust Consideration shall be transferred or issued to and vest in the Asbestos Trust free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Asbestos Claims). The Asbestos Trust shall have no liability for, and the Asbestos Trust Consideration shall vest in the Asbestos Trust free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Asbestos Claims. From and after the Effective Date, all Asbestos Trust Consideration paid to the Asbestos Trust shall be applied in accordance with the Asbestos Trust Documents. For the avoidance of doubt, the Asbestos Cost Sharing Agreement and the Asbestos Insurance Policies shall be excluded from the Asbestos Trust and shall be assumed by the Reorganized Debtors and/or assigned to the Opioid MDT II, as the case may be, including but not limited to in accordance with the definition and treatment of Opioid Insurance Policies and Excluded Insurance Policies herein.

6.	Assumption of Certain Liability and Responsibility by the Asbestos Claims Trust

In consideration for the property transferred to the Asbestos Trust and in furtherance of the purposes of the Asbestos Trust and the Plan, the Asbestos Trust shall assume all liability and responsibility, financial and otherwise, for all Asbestos Claims (but not, for the avoidance of doubt, Asbestos Late Claims, which

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shall be assumed by the General Unsecured Claims Trust). The Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, for any such Claims assumed by the Asbestos Trust. Except as otherwise provided in the Plan and the Asbestos Trust Documents, the Asbestos Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such assumed Asbestos Claims that the Debtors or the Reorganized Debtors has or would have had under applicable law.

7.	Administration of Asbestos Claims and by the Asbestos Trust

All Asbestos Claims will be administered, liquidated, and discharged pursuant to the applicable Asbestos Trust Documents. Distributions in respect of Allowed Asbestos Claims shall be made by the Asbestos Trustee(s), in accordance with the Asbestos Trust Documents from the Asbestos Trust. Distributions from the Asbestos Trust shall be the sole source of recovery for Holders of Allowed Asbestos Claims, and no Holder of any such Claim shall have any other or further recourse to the Asbestos Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Asbestos Claims shall have no recourse to the Asbestos Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Asbestos Claims.

Only the Asbestos Trustee shall be entitled to object to the Asbestos Claims, and, for the avoidance of doubt, only the General Unsecured Claims Trustee is entitled to object to the Asbestos Late Claims in the manner set forth in Article IV.HH.8 herein.

For the avoidance of doubt, the defense of any new litigations or claims concerning asbestos commenced against the Reorganized Debtors after the Effective Date will be the responsibility of the Reorganized Debtors, provided that the foregoing should not be construed as a waiver of any defense the Reorganized Debtors may have thereto, including that any liability in such litigations or claims are discharged pursuant to the Plan and the Confirmation Order. If any such new litigations or claims result in the filing of Proofs of Claim in the Bankruptcy Court, such Proofs of Claim shall be Asbestos Late Claims, and not Asbestos Claims.

JJ.	Other Terms of Settlement With Official Committee of Unsecured Creditors

On the Effective Date or as soon as reasonably practicable thereafter and upon presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash all reasonable, documented, out-of-pocket fees, expenses, and disbursements incurred by the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee (including reasonable and documented professional fees, expenses, and disbursements) whether prior to or after the Petition Date, but on or prior to the Effective Date in connection with the consummation of the Plan and occurrence of the Effective Date, without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. For the avoidance of doubt, the reasonable, documented, out-of-pocket fees, expenses and disbursements of the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee incurred for Additional GUC Trust Distributions made to Holders of Allowed 4.75% Unsecured Notes Claims and Holders of Allowed Legacy Unsecured Notes Claims shall be satisfied by exercise of any lien in favor of the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, as applicable.

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Article V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement shall be binding and enforceable against the parties to the Restructuring Support Agreement in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of the Restructuring Support Agreement including, without limitation, any termination events or provisions thereunder.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Confirmation Date (or such later date as may be permitted by Article V.B or Article V.E below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

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B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. No later than the Plan Supplement Filing Date, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors shall provide notices of the proposed assumption and proposed Cure Costs to be sent to applicable counterparties, together with procedures for objecting thereto and for resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related Cure Cost must be Filed, served, and actually received by the Debtors by the date on which objections to confirmation are due (or such other date as may be provided in the applicable assumption notice).

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Cost will be deemed to have assented to such assumption and Cure Cost. Any timely objection to a proposed assumption or Cure Cost will be scheduled to be heard by the Bankruptcy Court at the Reorganized Debtors’ first scheduled omnibus hearing after the date that is ten (10) days after the date on which such objection is Filed. In the event of a dispute regarding (1) the amount of any Cure Cost, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code under any Executory Contract or the Unexpired Lease, and/or (3) any other matter pertaining to assumption and/or assignment, then such dispute shall be resolved by a Final Order; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that notwithstanding anything to the contrary herein (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to the assumption or to the proposed Cure Cost.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, will continue to honor all postpetition and post-Effective Date obligations under any assumed Executory Contracts and Unexpired Leases in accordance with their terms, regardless of whether such obligations are listed as a Cure Cost, and whether such obligations accrued prior to or after the Effective Date, and neither the payment of Cure Costs nor entry of the Confirmation Order shall be deemed to release the Debtors or the Reorganized Debtors, as applicable, from such obligations.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute

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General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan; provided, however, as set forth in Article V.G. of this Plan, any Claims arising out of the rejection of an Executory Contract that are Co-Defendant Claims shall be either Other Opioid Claims or No Recovery Opioid Claims, and shall be treated in accordance with the Plan, and the deadline for the filing of Proofs of Claim arising out of the rejection of an Executory Contract or Unexpired Lease set forth in this Article V.C. shall not apply with respect to any Co-Defendant Claim.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Confirmation Order.

E.	Reservation of Rights

Neither anything contained in the Plan nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

F.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

G.	Co-Defendant Contracts

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), the assumption of any contract or lease under the Plan, the non-Debtor counterparty to which is a Released Co-Defendant, shall (a) release any Causes of Action on account of any and all terms or provisions of such contract or lease solely to the extent such terms or provisions create an obligation of any

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party thereto (or any assignee thereof), or give rise to a right in favor of any non-Debtor under any Opioid Insurance Policy or any other insurance policy of any Protected Party, for the indemnification or reimbursement of any Person for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential opioid-related litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, Opioid-Related Activities or other conduct occurring prior to the Effective Date; and (b) constitute (i) a release by each party of each other counterparty (and any assignee thereof or successor thereto), including a mutual release between (x) each non-Debtor counterparty to the contract and its Co-Defendant Related Parties and (y) the Debtor counterparty to the contract and the Protected Parties, (ii) a release by each non-Debtor party of all Insurers, in the case of (i) and (ii), from any and all Causes of Action and other rights of recovery arising under or relating to such indemnification and reimbursement rights to the extent relating to any conduct occurring prior to the Effective Date, and (iii) an agreement by each non-Debtor counterparty to the contract and its Co-Defendant Related Parties to release any and all Co-Defendant Claims held by such parties against any Protected Parties. On the Effective Date, all Co-Defendant Claims arising under or related to any such assumed or assumed and assigned contract or lease, the non-Debtor counterparty to which is a Released Co-Defendant, shall be released and discharged with no consideration on account thereof, and all Proofs of Claim in respect thereof shall be deemed expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person. To the extent that any court of competent jurisdiction later determines that the releases granted by any Released Co-Defendant or its Co-Defendant Related Parties hereunder are unenforceable, such Person shall not be considered a Released Co-Defendant or Co-Defendant Related Party and shall not be Released Parties for any purpose under this Plan. Any and all Claims and Causes of Action against such Co-Defendant and its Co-Defendant Related Parties shall be Assigned Third-Party Claims, in such event.

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), if the Debtors assume any contract or lease under the Plan and the non-Debtor counterparty to such contract or lease is a Co-Defendant other than a Released Co-Defendant, (i) such Co-Defendant’s Co-Defendant Claims shall not be channeled to the Opioid MDT II or the Opioid Creditor Trusts and (ii) the Debtors’ Claims and Causes of Action against such Co-Defendant shall be Retained Causes of Action and vest in the Reorganized Debtors and, for the avoidance of doubt, will not be Assigned Third-Party Claims or otherwise assigned to the Opioid MDT II.

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), if the Debtors reject any contract or lease under the Plan and the non-Debtor counterparty to such contract or lease is a Co-Defendant other than a Released Co-Defendant, (i) such Co-Defendant’s Opioid Claims shall be channeled to the Opioid MDT II as either No-Recovery Opioid Claims or Other Opioid Claims, unless such Opioid Claims are correctly classified in another class of Opioid Claims, and (ii) all Claims and Causes of Action against such Co-Defendant that would otherwise be considered Assigned Third-Party Claims shall be Assigned Third-Party Claims.

For the avoidance of doubt, unless otherwise agreed by the counterparty to any assumed or assumed and assigned contract or lease, the foregoing shall not release or otherwise modify any term or provision of such contract or lease to the extent of any indemnification or reimbursement rights (i) accruing after the Effective Date for conduct occurring after the Effective Date, (ii) for any amounts, if any, due to a Co-Defendant as a result of the New York Opioid Stewardship Act (2018 N.Y. Sess. Laws, ch. 57, pt. NN 7 (codified at N.Y. Pub. Health Law § 3323 and N.Y. State Fin. Law § 97-aaaaa)) or (iii) for any Co-Defendant Surviving Pre-Effective Date Claim. Notwithstanding the release, satisfaction, expungement

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and extinguishment of Co-Defendant Claims, a Co-Defendant retains its Co-Defendant Defensive Rights, which includes the ability to recover from Persons that are not Protected Parties or from any insurance policies that are not Opioid Insurance Policies or other insurance policies of Protected Parties. The counterparty to such contract or lease and all other applicable Persons shall be bound by the terms set forth in this Article V.G.

H.	Employee Compensation and Benefits

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims other than Opioid Claims Allowed on or before the Effective Date shall be made on the Initial Distribution Date; provided that (1) Allowed Administrative

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Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice, (2) Allowed Priority Tax Claims shall be satisfied in accordance with Article II.B herein, (3) Allowed Other Priority Claims shall be satisfied in accordance with Article II.C herein, and (4) Allowed General Unsecured Claims and Allowed Trade Claims that would not come due in the ordinary course of the Debtors’ business until after the Initial Distribution Date shall be paid by the Reorganized Debtors in the ordinary course of business; provided, further, that all Initial Distribution Date distributions are subject to the Disputed General Unsecured Claims Reserve in accordance with Article VII.H of the Plan. For the avoidance of doubt, the Debtors’ obligation to make any distributions on account of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust will be satisfied by the transfer of the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust.

B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions on account of Disputed Claims other than Opioid Claims that become Allowed after the Effective Date shall be made on the next Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim; provided that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective date shall be treated as Allowed Priority Tax Claims in accordance with Article II.B of the Plan, and (c) Disputed Other Priority Claims that become Allowed Other Priority Claims after the Effective Date shall be treated as Allowed Other Priority Claims in accordance with Article II.C of the Plan.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

C.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided herein, on the Initial Distribution Date each Holder of an Allowed Claim other than an Opioid Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that any Disputed Claims exist, distributions on account of such Disputed Claims shall be made pursuant to Article VI.B and Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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D.	Delivery of Distributions

1.	Record Date for Distributions

For purposes of making distributions on the Initial Distribution Date only, the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims other than Opioid Claims reflected in the Debtors’ books and records as of the close of business on the Confirmation Date; provided, however, that such record date will not apply to any distributions related to the First Lien Notes, Second Lien Notes, or Guaranteed Unsecured Notes maintained through DTC, and the record date for Holders of Allowed First Lien Term Loan Claims shall be the Effective Date. Subject to the foregoing sentence, if a Claim other than an Opioid Claim is transferred (a) twenty-one (21) or more days before the Confirmation Date and reasonably satisfactory documentation evidencing such transfer is Filed with the Bankruptcy Court before the Confirmation Date, the Distribution Agent shall make the applicable distributions to the applicable transferee, or (b) twenty (20) or fewer days before the Confirmation Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form is Filed with the Bankruptcy Court before the Confirmation Date and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims other than Opioid Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim Filed by that Holder or, with respect to Holders of Allowed First Lien Term Loan Claims, the address recorded as of the Effective Date in the register maintained by the First Lien Agent, as applicable; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. Except in the case of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee, each serving as a Distribution Agent, to the extent the Debtors and the Reorganized Debtors, as applicable, determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims other than Opioid Claims, Guaranteed Unsecured Notes Claims, 4.75% Unsecured Notes Claims, and Legacy Unsecured Notes Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; provided, that no Distribution Agent (including the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee) will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Distributions on account of the Allowed First Lien Term Loan Claims will be made to the First Lien Agent or the New Takeback Term Loan Agent, as applicable, and the First Lien Agent or the New Takeback Term Loan Agent (as applicable) will be, and will act as, the Distribution Agent with respect to the Allowed First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents. Distributions on account of the Allowed Second Lien Notes Claims will be made to or at the direction of the Second Lien Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee will be, and will act as, the Distribution Agent with respect to the Allowed Second Lien Notes Claims in accordance with the terms and conditions of this Plan and the Second Lien Notes Indenture.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions, or consents. The Distribution Agents (other than the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy

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Unsecured Notes Indenture Trustee) shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall promptly pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

4.	Distributions to Holders of Second Lien Notes Claims, Guaranteed Unsecured Notes Claims, 4.75% Notes Claims, and Legacy Unsecured Notes Claims

The distributions of Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be made under this Plan to Holders of Guaranteed Unsecured Notes Claims shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Guaranteed Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in this Plan, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Guaranteed Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be distributed to Holders of the Guaranteed Unsecured Notes eligible for distribution through the facilities of DTC.

Distributions on account of the Guaranteed Unsecured Notes Claims, the 4.75% Unsecured Notes Claims, and the Legacy Unsecured Notes Claims will be made to or at the direction of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee, as applicable. As soon as practicable, each of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the Plan and the applicable debt documents, subject to the rights of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee to exercise any charging lien granted under the Guaranteed Unsecured Notes Indenture, the 4.75% Unsecured Notes Indenture, or Legacy Unsecured Notes Indenture, as applicable. None of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee shall incur any liability whatsoever on account of making any distributions in accordance with the Plan, whether such distributions are made by it, or by the Distribution Agent at its reasonable direction and whether made on or after the Effective Date.

The obligations of the Guaranteed Unsecured Notes Indenture Trustee under or in connection with this Plan, the Guaranteed Unsecured Notes Indentures, the Guaranteed Unsecured Notes, and any related notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents, shall be discharged and deemed fully satisfied upon the Effective Date. On and after the Effective Date, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as trustee, shall be appointed and act as a Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims to facilitate the

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distributions provided for in this Plan to the applicable Holders of Allowed Guaranteed Unsecured Notes Claims. The obligations of the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, under or in connection with this Plan shall be discharged and deemed fully satisfied (as applicable) upon either: (i) DTC’s receipt of the distributions with respect to the Allowed Guaranteed Unsecured Notes Claims; or (ii) if the Alternate/Supplemental Distribution Process is utilized, upon the earlier of the completion of the Guaranteed Unsecured Notes Indenture Trustee’s role in such process or in accordance with the terms of the Alternate/Supplemental Distribution Process and, in either case, the Guaranteed Unsecured Notes Indenture Trustee shall not, in any capacity, have liability to any person for having made, or facilitating the making of, the distributions through the foregoing items (i) and (ii). The Guaranteed Unsecured Notes Indenture Trustee, as a Distribution Agent under this Plan, will be entitled to recognize and deal with for all purposes the Holders of the Guaranteed Unsecured Notes to the extent necessary to facilitate the distributions with respect to Allowed Guaranteed Unsecured Notes Claims to such Holders. Regardless of in which capacity it is acting, the Guaranteed Unsecured Notes Indenture Trustee in any capacity shall not be responsible for, and may conclusively rely on, the Alternate/Supplemental Distribution Process.

The distributions to be made under this Plan to Holders of Second Lien Notes Claims shall be deemed completed when made to or at the direction of the Second Lien Notes Indentures Trustee, which shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of distributions to be made hereunder, and the Second Lien Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Second Lien Notes Claims. The Second Lien Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of the Second Lien Notes Claims, to the extent consistent with the customary practices of DTC. If the Second Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Second Lien Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so. The Second Lien Notes Indenture Trustee shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of a Second Lien Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. Regardless of whether distributions to Holders of Second Lien Notes Claims are made by the Second Lien Notes Indenture Trustee, or at the reasonable direction of the Second Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee’s charging lien shall attach to such distributions in the same manner as if such distributions were made through the Second Lien Notes Indenture Trustee. The Second Lien Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

Notwithstanding any policies, practices or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee to facilitate distributions to Holders of Allowed Guaranteed Unsecured Notes Claims, Allowed 4.75% Unsecured Notes Claims, Allowed Legacy Unsecured Notes Claims, and Allowed Second Lien Notes Claims, including without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent, including the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee in any capacity, shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Guaranteed Unsecured Notes Claims, Allowed 4.75% Unsecured Notes Claims, Allowed Legacy Unsecured Notes Claims, or Allowed Second Lien Notes Claims through the facilities of DTC.

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5.	Minimum Distributions

Notwithstanding anything herein to the contrary, other than on account of Unimpaired Claims, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars or distributions of fractions of a New Mallinckrodt Ordinary Share. Whenever any payment or distribution of a fraction of a dollar or a fraction of a New Mallinckrodt Ordinary Share would otherwise be called for, the actual payment or distribution will reflect a rounding down of such fraction to the nearest whole dollar or nearest whole New Mallinckrodt Ordinary Share.

6.	Undeliverable Distributions

a.	Holding of Certain Undeliverable Distributions

Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.D.5.b of the Plan, until such time as any such distributions become deliverable or are otherwise disposed of in accordance with applicable nonbankruptcy law. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

b.	Failure to Present Checks

Checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement or the Confirmation Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(a) on and after the Effective Date, all Insurance Contracts that are not the Opioid Insurance Policies (i) are found to be and shall be treated as, Executory Contracts under the Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (ii) shall vest in

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the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts that are not the Opioid Insurance Policies and as to which no Proof of Claim, Administrative Claim or Cure Cost claim need be filed; and

(b) solely with respect to Insurance Contracts that are not Opioid Insurance Policies, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (i) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (ii) Insurers to administer, handle, defend, settle and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (iii) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts other than Opioid Insurance Policies, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts other than Opioid Insurance Policies and/or applicable non-bankruptcy law. For the avoidance of doubt, this Article VI.F shall not apply to Opioid Insurance Policies and Opioid Claims.

G.	Distributions on Account of Opioid Claims

Notwithstanding anything to the contrary herein, Articles VI.A through VI.F (except as set forth in the last sentence of Article VI.E) shall not apply to any Opioid Claims, and all distributions to Holders of Opioid Claims (including Opioid Demands) shall be made by and from the Opioid MDT II and the Opioid Creditor Trusts in accordance with and resolved pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

H.	Allocation of Distributions Between Principal and Interest

Except with respect to the 2024 First Lien Term Loan Claims and the 2025 First Lien Term Loan Claims and as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

I.	Postpetition Interest on Claims

Notwithstanding anything else in this Plan or the Confirmation Order, postpetition interest shall accrue and be paid on the First Lien Revolving Credit Facility Claims, the First Lien Term Loan Claims, the First Lien Notes Claims, and the Second Lien Notes Claims as set forth in the Plan. Unless otherwise specifically provided for in this Plan (including the preceding sentence and Article II.B.2 of the Plan), the

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Confirmation Order, the Cash Collateral Order, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any other Claims and no Holder of any other Claims shall be entitled to interest accruing on or after the Petition Date on any Claim.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance and Disallowance of Claims Other than Opioid Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim other than Opioid Claims and any other Claims Allowed under this Plan (including the First Lien Term Loan Claims), including the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim other than Opioid Claims or contingent or unliquidated Claim other than Opioid Claims in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust.

B.	Prosecution of Objections to Claims other than Opioid Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan or Opioid Claims) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim other than Opioid Claims without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust. The General Unsecured Claims Trustee shall be required to notify the Reorganized Debtors simultaneously with the Notice and Claims Agent of any adjustments to be made to the Claims Register.

C.	Estimation of Claims and Interests other than Opioid Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim other than any Opioid Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors, as applicable, shall not be permitted to seek an estimation of such Claim. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the

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Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust.

D.	No Distributions Pending Allowance

If any portion of a Claim other than an Opioid Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim.

E.	Time to File Objections to Administrative Claims

Any objections to Administrative Claims shall be Filed on or before the Administrative Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

F.	Procedures Regarding Opioid Claims

Notwithstanding anything to the contrary herein, Articles VII.A through VII.E shall not apply to any Opioid Claims, and all procedures for resolving contingent, unliquidated, and disputed Opioid Claims (including Opioid Demands) shall be governed by the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims

Except as otherwise provided in the Plan, Holders of Opioid Claims or VI Opioid Claims shall not be required to File a Proof of Claim or a request for payment of an Administrative Claim on account of such Holder’s Opioid Claims or VI Opioid Claims, and no such Holders should File such a Proof of Claim or such request for payment; provided, however, that a Holder of an Opioid Claim or VI Opioid Claim that wishes to assert Claims against the Debtors that are not Opioid Claims or VI Opioid Claims must File a Proof of Claim or a request for payment of an Administrative Claim with respect to such Claims which are not Opioid Claims or VI Opioid Claims on or before the applicable Claims Bar Date. The Opioid MDT II and Opioid Creditor Trusts will make distributions on account of Opioid Claims in accordance with and resolved pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable. Within sixty (60) days after the Effective Date, the Reorganized Debtors shall File a report identifying all Proofs of Claim that are reasonably determined by the Debtors, in consultation with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants’ Representative, and the Opioid MDT II Trustee(s), to be on account of any Opioid Claim, and upon the Filing of such report and notice to the Holders of such Proofs of Claim who shall have 14 days to object to such determination, all identified Proofs of Claim shall be deemed withdrawn and removed from the applicable claims register; provided that Proofs of Claim on account of Opioid Claims filed after the Effective Date shall automatically be deemed withdrawn and expunged; provided, further, that upon a motion and hearing with notice to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants’ Representative, the Opioid MDT II Trustee(s), and, solely in the case of clause (b) below, the Holders of affected Proofs of Claim, the Debtors (a) may seek an extension to the deadline to File such report from the Bankruptcy Court and (b) may seek determination by the Bankruptcy Court that any Proof of Claim is on account of any Opioid Claim.

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H.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim. For the avoidance of doubt, this section of the Plan does not apply to General Unsecured Claims or Trade Claims assumed by the General Unsecured Claims Trust. The Debtors will retain the Trade Claim Cash Pool Unallocated Amount once all Allowed Trade Claims are satisfied in full.

I.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the following Claims shall be disallowed on the Effective Date except as otherwise ordered by a Final Order of the Bankruptcy Court before the Effective Date: (a) any First Lien Credit Agreement Claims (i) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Sections 2.13(a) or (b) of the First Lien Credit Agreement, or (ii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding the foregoing, the Allowed First Lien Revolving Credit Facility Claims and the Allowed First Lien Term Loan Claims shall include the applicable amount of First Lien Revolving Credit Facility Accrued and Unpaid Interest and First Lien Term Loans Accrued and Unpaid Interest, respectively, and such First Lien Revolving Credit Facility Accrued and Unpaid Interest and First Lien Term Loans Accrued and Unpaid Interest shall not be subject to disallowance; provided further that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order during the Chapter 11 Cases to the First Lien Revolving Lenders, the First Lien Term Lenders and their respective agents and professionals shall be retained by the First Lien Revolving Lenders, the First Lien Term Lenders and such agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims or the First Lien Term Loan Claims, as applicable (b) any First Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the First Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the First Lien Notes Indenture; (c) any Second Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the Second Lien Notes Indenture; and (d) any Claims for payment of any amounts payable pursuant to the Cash Collateral Order arising after the Effective Date. The Debtors will file an objection to such Claims consistent with the foregoing in advance of the Confirmation Hearing, and the Bankruptcy Court’s determination of such objection shall be set forth in the Confirmation Order.

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Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1. The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2. The Bankruptcy Court or another court of competent jurisdiction shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Confirmation Order.

3. The Bankruptcy Court or another court of competent jurisdiction shall have entered the Opioid Operating Injunction Order, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Opioid Operating Injunction Order.

4. All documents and agreements necessary to implement the Plan (including the Definitive Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), Article I.D (to the extent applicable), or Article I.E (to the extent applicable), executed and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

5. All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

6. All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained, and there shall have been no determination by the Debtors, including by the Disinterested Managers, to not grant any of the releases to Released Parties set forth in Article IX of the Plan.

7. All conditions precedent to the consummation of the Opioid Settlement (as defined in the Restructuring Support Agreement) and related transactions, including establishment of the Opioid MDT II and Opioid Creditor Trusts and authorization for payment of the Opioid MDT II Consideration, have been satisfied or waived by the party or parties entitled to waive them.

8. The final version of the Plan, Plan Supplement, the Opioid MDT II Documents, Opioid Creditor Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

9. The Bankruptcy Court shall have confirmed that the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration, notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and vesting.

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10. The Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order.

11. The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

12. The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

13. Any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the Federal/State Acthar Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

14. The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals (including the Retained Professionals of the Disinterested Managers) that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

15. The Professional Fee Escrow Account shall have been established and funded in Cash in accordance with Article II.A.2.

16. The Debtors shall have paid the Restructuring Expenses including the Transaction Fees, in full, in Cash.

17. The Debtors shall have paid (A) the Noteholder Consent Fee, (B) the outstanding invoices on account of any Indenture Trustee Fees delivered to the Debtors (or their counsel) at least two (2) business days before the Effective Date, and (C) the Term Loan Exit Payment (and (i) the First Lien Agent shall have received such Term Loan Exit Payment on behalf of the First Lien Term Lenders and shall have distributed such Term Loan Exit Payment to the First Lien Term Lenders or (ii) the Term Loan Exit Payment shall have otherwise been distributed to the First Lien Term Lenders by means approved by the Ad Hoc First Lien Term Lender Group), and the foregoing payments shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person.

18. The Cash Collateral Order shall have remained in full force and effect.

19. The restructuring to be implemented on the Effective Date shall be consistent with the Plan, the Scheme of Arrangement, and the Restructuring Support Agreement.

20. An appropriate order or orders shall (a) approve the Debtors’ assumption, pursuant to section 365 of the Bankruptcy Code, of that certain Wholesale Product Purchase Agreement by and between Mallinckrodt ARD LLC and Priority Healthcare Distribution, Inc. (d/b/a CuraScripts SD Specialty Distribution), relating to the wholesale purchase and distribution of Acthar Gel, as requested by the Debtors’ ESI Contract Assumption Motion, (b) contain findings of fact and conclusions of law that such agreement does not constitute an agreement in restraint of trade in violation of section 1 of the Sherman Act, 15 U.S.C. § 1 or the unlawful maintenance of monopoly power in violation of section 2 of the Sherman Act, 15 U.S.C. § 2, and (c) contain findings of fact and conclusions of law that no marketing conduct in connection with

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Acthar Gel undertaken by the Debtors after the Petition Date, evidence of which was adduced in the Bankruptcy Court in connection with the resolution of any Administrative Claims before or in connection with the Confirmation Hearing, gives rise to valid Claims (including under section 503(b) of the Bankruptcy Code) for violations of the Racketeer Influenced and Corrupt Organizations Act, state consumer fraud laws, common law fraud, negligent and intentional misrepresentation, conspiracy to defraud, aiding and abetting fraud, and unjust enrichment.

21. The Debtors shall have reached settlement agreements with all holders of Co-Defendant Claims (other than the Released Co-Defendants) that objected to Article V.G of the Plan, which agreements (i) may be documented by adding such holders of Co-Defendant Claims to the list of Released Co-Defendants in the Plan, including after Confirmation, or as separate documents, and (ii) shall be in form and substance reasonably acceptable to the parties to the Restructuring Support Agreement, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative; subject to the foregoing, for the avoidance of doubt, adding a holder of Co-Defendant Claims to the list of Released Co-Defendants in the Plan, without a separate agreement, is sufficient to satisfy this condition.

22. The restructuring to be implemented on the Effective Date shall be reasonably consistent with the OCC Settlement.

23. The restructuring to be implemented on the Effective Date shall be reasonably consistent with the UCC Settlement.

B.

Waiver of Conditions by Supporting Parties, the Official Committee of Opioid-Related Claimants, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group

Subject to and without limiting or expanding the respective rights of each party to the Restructuring Support Agreement, the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Group, and the MSGE Group may collectively waive any of the conditions to the Effective Date set forth in Article VIII.A at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action; provided that (a) the conditions set forth in Article VIII.A.14 and VIII.A.15 may be waived by only the Debtors with the consent of the affected Retained Professionals; (b) the waiver of Article VIII.A.4 (with respect to the New Takeback Term Loan Documentation and other documents to which the Supporting Term Lenders have consent rights under the Restructuring Support Agreement), Article VIII.A.16 (with respect to the Restructuring Expenses payable to the advisors of the Ad Hoc First Lien Term Lender Group), and Article VIII.A.17(C) shall require the consent of the Required Supporting Term Lenders, (c) the waiver of the condition set forth in Article VIII.A.17(B) shall also require the consent of the Guaranteed Unsecured Notes Indenture Trustee; (d) the waiver of any conditions set forth in Definitive Documents for which the Official Committee of Opioid-Related Claimants and the Future Claimants’ Representative have a consent right to the extent set forth in Article I.C of the Plan, shall require the consent of the Official Committee of Opioid-Related Claimants and the Future Claimants’ Representative, and the waiver of any items set forth in the Plan which are not documents, which require the consent of the Future Claimants’ Representative, shall require the consent of the Future Claimants’ Representative for any waiver thereof, and the waiver of any items set forth in the Plan which are not documents, which require the consent of the Official Committee of Opioid-Related Claimants, shall require the consent of the Official Committee of Opioid-Related Claimants for any waiver thereof, including, without limitation, items 4 and 22 in Article VIII.A; (e) the waiver of any conditions set forth in Definitive Documents for which the Official Committee of Unsecured Creditors has a consent right to the extent set forth in Article I.C of the Plan, shall require the consent of the Official Committee of Unsecured Creditors; and (f) the waiver of any conditions set forth in Definitive Documents for which the Ad Hoc Second Lien Notes Group has a consent right to the extent set forth in Article I.F of the Plan, shall require the consent of the Ad Hoc Second Lien Notes Group.

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C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.

RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Opioid Claims, Opioid Demands, and Interests of any nature whatsoever, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, or rights against the Debtors, the Reorganized Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Opioid Claims, Opioid Demands, or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim, Opioid Claim, Opioid Demand, or Interest is Allowed; or (3) the Holder of such Claim, Opioid Claim, Opioid Demand, or Interest has accepted the Plan. For the avoidance of doubt, the Claims against the Debtors, the Reorganized Debtors, and any of their assets and properties discharged pursuant to the Plan shall include (y) any Claims to the extent based on any assertion that the Wholesale Product Purchase Agreement (as in effect immediately prior to the Effective Date and including any prior versions of such agreement) between Mallinckrodt ARD LLC and Priority Healthcare Distribution, Inc., and/or the Debtors’ (or any predecessor’s) pre-Effective Date performance thereunder consistent with its terms, constitute an anticompetitive agreement or other anticompetitive conduct under applicable law, and (z) any Claims based on pre-Effective Date sales of Acthar Gel to the extent based on any assertion that the Debtors’ (or any predecessor’s) acquisition by license and maintenance of any rights to Synacthen Depot and related assets constitute anticompetitive conduct under applicable law. Except as otherwise provided herein, any default by the Debtors with respect to any Claim, Opioid Claim, or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims, Opioid Demands, and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims and Interests to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims and Interests may be entitled to under the Plan.

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In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Opioid Demands, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Opioid Demands, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromises or settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. The Co-Defendant Defensive Rights shall not be waived, released, altered, impaired, or discharged and all Co-Defendant Defensive Rights are preserved, as provided in Article IX.N of the Plan.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and the restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction,

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contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Debtors do not release Claims or Causes of Action against Released Co-Defendants that (i) are commercial in nature, and (ii) are unrelated to the Chapter 11 Cases or the subject matter of a Pending Opioid Action; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, (x) the releases by the Debtors set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan, and (y) with respect to the Released Co-Defendants, nothing in this Article IX.B shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.B of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.B of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article IX.B of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise

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of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan.

C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided herein, by the Non-Debtor Releasing Parties, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any Security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trust, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the prepetition documents, the “agreement in

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principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.C of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Non-Debtor Releasing Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Released Parties for purposes of this Article IX.C. As a matter of clarification, the claims released by the Released Co-Defendants pursuant to Article IX.C shall not include any counterclaims, cross claims or other claims not directly arising from Mallinckrodt’s restructuring or these chapter 11 cases that the Released Co-Defendants may have against any Released Party in connection with any Pending Opioid Action or future action similar thereto, including any pending or future Opioid Action involving Mallinckrodt.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any criminal liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act; (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date; or (z) preclude the Governmental Units that are plaintiffs in Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) from seeking injunctive relief in such pending action governing future conduct of the Debtors or the Reorganized Debtors, as applicable, that would not otherwise be discharged under the Bankruptcy Code. It is further understood and agreed that, pursuant to clause (z), the Governmental Units are not precluded from introducing or relying on facts or evidence occurring during the time period prior to the Confirmation Date in support of the request for future injunctive relief and the Debtors’ and Reorganized Debtors’ rights to object on any evidentiary grounds are reserved thereto.

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Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Non-Debtor Releasing Parties set forth in Article IX.C of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) given in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Article IX.C of the Plan; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan; (g) consensual; and (h) essential to the confirmation of the Plan.

D.	Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Protected Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, or attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Opioid Claims (including Opioid Demands), the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract,

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instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Protected Party, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above (a) do not release any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation and (b) with respect to Co-Defendants and their Co-Defendant Related Parties, do not affect or alter (x) any treatment expressly set forth in Article III or Article V.G. of the Plan, (y) the preservation of Co-Defendant Defensive Rights as set forth in the Plan, including, without limitation, in Article IX.N of the Plan, or (z) any related substantive language set forth in the defined terms applicable to the foregoing clauses (x) or (y), as set forth in Article I of the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Protected Parties under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) essential to the confirmation of the Plan; (2) given in exchange for the good and valuable consideration provided by the Protected Parties; (3) a good-faith settlement and compromise of the Claims released by Article IX.D of the Plan; (4) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to article IX.D of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan.

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Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Protected Party to a Governmental Unit arising out of, or relating to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act perpetrated by the applicable Protected Party; or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

E.	Release of Opioid Claimants

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, in each case solely in their respective capacities as such, shall be deemed conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Protected Parties from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Protected Parties are, were, would have been, or will be legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived) based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of

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confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, Pending Opioid Actions, the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid-related products, any past use or misuse of any opioid sold by the Debtors or any of its affiliates, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims; provided, further, that the Protected Parties do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Holder of an Opioid Claim, Released Co-Defendant, or Co-Defendant Related Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; provided, further, that nothing in this Article IX.E shall (a) release any Cause of Action the Protected Parties are entitled to assert that is both (i) contractual or commercial in nature and (ii) unrelated to the subject matter of Pending Opioid Actions, (b) release any Cause of Action the Debtors are entitled to assert, to the extent such Cause of Action is necessary for the administration and resolution of a Claim against a Debtor solely in accordance with the Plan, provided, however, that the forgoing clause (b) shall not apply to any Holder of a Co-Defendant Claim solely with respect to such Co-Defendant Claim, (c) release any claim or right of the Debtors or the Reorganized Debtors arising in the ordinary course of the Debtors’ or Reorganized Debtors’ business, including, without limitation, any such claim with respect to taxes, (d) be construed to impair in any way the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Definitive Documents, the Confirmation Order or the Restructuring Transactions, or (e) with respect to the Released Co-Defendants and their Co-Defendant Related Parties, nothing in this Article IX.E shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this release of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, solely in their capacity as such, by the Protected Parties. Notwithstanding anything to the contrary in the foregoing, the releases by the Protected Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. For the avoidance doubt, the releases by the Protected Parties set forth in this Section IX.E shall not release any Holder of Opioid Claims from any specific Claim, counterclaim, dispute, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, lien, remedy, loss, contribution, indemnity, cost, liability, attorneys’ fee or expense if such Holder of Opioid Claims, in its capacity other than as a Holder of Opioid Claims, has not released the applicable Protected Party from Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses arising from a common nucleus of operative facts.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.E of the Plan.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non- Debtor entity in any forum.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Protected Parties set forth in Article IX.E of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Holders of Opioid Claims; (b) a good faith settlement and compromise of the Claims against the Holders of Opioid Claims released by the Protected Parties; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.E of the Plan; and (g) essential to the confirmation of the Plan.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the confirmation or consummation of the Plan, the Disclosure Statement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto), or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or confirmation or consummation of the Plan, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, or the Opioid Creditor Trust Documents, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person or Entity.

G.	Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order or Plan, from and after the Effective Date all persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind;

(b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any person so released, discharged or exculpated (or the property or estate of any person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the confirmation date, shall remain in full force until the Effective Date. Article IX.G of the Plan shall not apply to Opioid Claims, which shall be subject to Article IX.H of the Plan.

H.	Opioid Permanent Channeling Injunction

TERMS. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-Effective Date conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to this Article IX.H of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. On and after the Effective Date, all Opioid Claimants, including Future Opioid PI Claimants, shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim (including Opioid Demand) based upon or arising from the Debtors’ pre-Effective Date conduct or activities other than from the Opioid MDT II or the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable:

•

Commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

Enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

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•	Creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

Setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

Proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid MDT II or the Opioid Creditor Trusts, as applicable, except in conformity and compliance with the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents.

RESERVATIONS. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims (including Opioid Demands) against the Opioid MDT II or the Opioid Creditor Trusts, as applicable, solely in accordance with the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, as applicable; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid MDT II.

MODIFICATIONS. There can be no modification, dissolution, or terminations of this Opioid Permanent Channeling Injunction, which shall be a permanent injunction.

NON-LIMITATION OF CHANNELING INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents, or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability, or effectiveness of the Opioid Permanent Channeling Injunction issued in connection with the Plan.

BANKRUPTCY RULE 3016 COMPLIANCE. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

I.	Opioid Insurer Injunction.

TERMS. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Opioid Insurer, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

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c.

creating, perfecting or enforcing in any manner any Lien of any kind against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any such Claim based on, arising under or attributable to an Opioid Insurance Policy.

2. RESERVATIONS. The provisions of this Opioid Insurer Injunction do not apply to the Opioid MDT II and shall not preclude the Opioid MDT II from pursuing any Claim based on, arising under, or attributable to an Opioid Insurance Policy (including the Assigned Insurance Rights) or any other Claim that may exist under any Opioid Insurance Policy against any Opioid Insurer, nor shall it enjoin the Opioid MDT II from prosecuting any action based on, arising from, or attributable to any Opioid Insurance Policy or from asserting any claim, debt, obligation, cause of action, or liability for payment against a Opioid Insurer based on, arising from, or attributable to any Opioid Insurance Policy (including the Assigned Insurance Rights). The provisions of this Opioid Insurer Injunction are not issued for the benefit of any Opioid Insurer, and no such insurer is a third-party beneficiary of this Opioid Insurer Injunction. For the avoidance of doubt, with respect to a Person that purports to be insured under any Opioid Insurance Policy, the Opioid Insurer Injunction shall enjoin only derivative claims and rights. Nothing in this Plan shall determine whether any Claim or right under any Opioid Insurance Policy is either derivative or direct, or otherwise would be disallowed or subordinated under the Bankruptcy Code, which determination shall be made, as necessary, to the extent such Claim or right is not otherwise released under this Plan, in accordance with applicable law.

3. MODIFICATIONS. To the extent the Opioid MDT II Trustees determine that some or all of the proceeds under the Opioid Insurance Policies are substantially unrecoverable by the Opioid MDT II, the Opioid MDT II shall have the sole and exclusive authority, upon written notice to any affected Opioid Insurer, to terminate, reduce, or limit the scope of this Opioid Insurer Injunction with respect to any Opioid Insurer, provided that any termination, reduction, or limitation of the Opioid Insurer Injunction (i) shall apply equally to all Classes of Opioid Claims, and (ii) shall comply with any procedures set forth in the Opioid MDT II Documents.

4. NON-LIMITATION OF INSURER INJUNCTION. Except as set forth in paragraph 2 and 3 of this Article, nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Opioid Insurer Injunction issued in connection with the Plan.

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J.	Settling Opioid Insurer Injunction.

1. Terms. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Settling Opioid Insurer, solely to the extent that such Settling Opioid Insurer has been released from such Claim under such Opioid Insurance Policy pursuant to an Opioid Insurance Settlement, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to such Claim based on, arising under or attributable to such Opioid Insurance Policy.

2. REDUCTION OF INSURANCE JUDGMENTS. Any right, Claim, or cause of action that an insurance company may have been entitled to assert against any Settling Opioid Insurer but for the Settling Opioid Insurer Injunction, if any such right, Claim, or cause of action exists under applicable non-bankruptcy law, shall become a right, Claim, or cause of action solely as a setoff claim against the Opioid MDT II and not against or in the name of the Settling Opioid Insurer in question. Any such right, Claim, or cause of action to which an insurance company may be entitled shall be solely in the form of a setoff against any recovery of the Opioid MDT II from that insurance company, and under no circumstances shall that insurance company receive an affirmative recovery of funds from the Opioid MDT II or any Settling Opioid Insurer for such right, Claim, or cause of action. In determining the amount of any setoff, the Opioid MDT II may assert any legal or equitable rights the Settling Opioid Insurer would have had with respect to any right, Claim, or cause of action. Any Opioid Insurance Settlement for which Court approval is sought shall be sent out on notice pursuant to Bankruptcy Rule 9019.

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3. MODIFICATIONS. There can be no modification, dissolution or termination of the Settling Insurer Injunction, which shall be a permanent injunction.

4. NON-LIMITATION OF SETTLING INSURER INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Settling Insurer Injunction issued in connection with the Plan.

K.	Opioid Operating Injunction

From and after the date on which the Opioid Operating Injunction Order is entered by the Bankruptcy Court or another court of competent jurisdiction, the VI-Specific Debtors and/or Reorganized VI-Specific Debtors, as applicable, and any successors to the VI-Specific Debtors’ and/or Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories shall abide by the Opioid Operating Injunction as set forth in the Plan Supplement.

The VI-Specific Debtors and Reorganized VI-Specific Debtors, as applicable, consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Opioid Operating Injunction in the state court in each of the Settling States (as defined in the Opioid Operating Injunction). After the Effective Date, the Opioid Operating Injunction will be enforceable in the state court in each of the Settling States (as defined in the Opioid Operating Injunction). The VI-Specific Debtors and Reorganized VI-Specific Debtors agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or Confirmation.

L.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor or the Opioid MDT II of any such Claims, rights, and Causes of Action; provided, further, that the exercise of rights of setoff and/or recoupment by non-Debtor third parties against the Debtors or Reorganized Debtors on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law.

M.	Access to Opioid Insurance Policies

Notwithstanding anything herein to the contrary, the Debtors shall not be released from liability for any Claim (other than any Co-Defendant Claim) that is or may be covered by any Opioid Insurance Policy; provided that recovery for any such Claim, including by way of settlement or judgment, shall be limited to the available proceeds of such Opioid Insurance Policy (and any extra-contractual liability of the Opioid Insurer with respect to any Opioid Insurance Policy) and shall be

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asserted pursuant to procedures set forth in the Opioid MDT II Documents, and no Person or party shall execute, garnish or otherwise attempt to collect any such recovery from any assets other than the available proceeds of the Opioid Insurance Policy. The Debtors shall be released automatically from a Claim described in this paragraph upon the earlier of (x) the abandonment of such Claim and (y) such a release being given as part of a settlement or resolution of such Claim, and shall be released automatically from all Claims described in this paragraph upon the exhaustion of the available proceeds of the relevant Opioid Insurance Policy (notwithstanding the nonoccurrence of either event described in the foregoing clauses (x) and (y)).

N.	Co-Defendant Defensive Rights

Except as provided in the Opioid Insurer Injunction, the Settling Opioid Insurer Injunction or this Article IX.N, notwithstanding anything to the contrary in this Article IX or in the Plan as it currently exists or as it might be further amended, the Confirmation Order or any order entered in connection with the Plan (or the Plan as amended) (or any such order, as amended, modified or supplemented), or any supplement to the Plan (or the Plan as further amended), nothing contained in the Plan or any of the foregoing documents or orders (including without limitation, the classification, treatment, allowance, disallowance, release, bar, injunction, Opioid Permanent Channeling Injunction or any other provision of the Plan or the Plan as amended with respect to, impacting, affecting, modifying, limiting, subordinating, impairing, in any respect, a Co-Defendant Claim), will release, bar, enjoin, impair, alter, modify, amend, limit, prohibit, restrict, reduce, improve or enhance any Co-Defendant Defensive Rights of any Holder of a Co-Defendant Claim as such rights exist or might in the future exist under applicable non-bankruptcy law. Nothing in the Plan, any of the Definitive Documents or in the Confirmation Order shall preclude, operate to or have the effect of, impairing any Holder of a Co-Defendant Claim from asserting in any proceeding any and all Co-Defendant Defensive Rights that it has or may have under applicable law. Nothing in the Plan, any of the Definitive Documents or the Confirmation Order shall be deemed to waive any Co-Defendant Defensive Rights, and nothing in the Chapter 11 Cases, the Plan, any of the Definitive Documents or the Confirmation Order may be used as evidence of any determination regarding any Co-Defendant Defensive Rights, and under no circumstances shall any Person be permitted to assert issue preclusion or claim preclusion, waiver, estoppel, or consent in response to the assertion of any Co-Defendant Defensive Rights. This Article IX.N shall be included in the Confirmation Order. Co-Defendant Defensive Rights (i) may be used to offset, set-off, recoup, allocate or apportion fault, liability, or damages, or seek judgment reduction or otherwise to defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party or any Asset of any Protected Party (including from any Opioid Insurance Policy or any other insurance policy of a Protected Party) on account of any Claim or Cause of Action released pursuant to Article IX.D, and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Asset of the Opioid MDT II or any Opioid Creditor Trust or any Asset of any Opioid Creditor Trust. Any verdicts in any litigation shall not be binding on the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account if the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account do not participate in such litigation (and the Opioid MDT II, the Opioid Creditor Trusts, and the Ratepayer Account are not required to participate in such litigation).

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

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A. except as provided in the Opioid MDT II Documents or Opioid Creditor Trust Documents with respect to Opioid Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

C. resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

D. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Confirmation Order;

E. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F. adjudicate, decide, or resolve any and all matters related to Causes of Action;

G. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Confirmation Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Confirmation Order;

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L. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Confirmation Order;

M. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

P. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Confirmation Order, or the Disclosure Statement;

Q. enter an order or final decree concluding or closing the Chapter 11 Cases;

R. except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, adjudicate any and all disputes arising from or relating to distributions under the Plan;

S. consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

T. determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan and disputes regarding or arising out of the trade terms enforceable between the Reorganized Debtors and any Holder of a Class 7 Trade Claim;

V. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation (1) any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date and (2) any dispute relating to the discharge of any Claim in Classes 6(a)-6(g), including without limitation Acthar Claims, Asbestos Claims, and Environmental Claims;

X. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

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Y. resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Claims Bar Date established in the Chapter 11 Cases, or any deadline for responding or objection to a Cure Cost, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z. enforce all orders previously entered by the Bankruptcy Court; and

AA. hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Confirmation Order;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or other Definitive Documents that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents; provided, further, that the Bankruptcy Court shall not retain jurisdiction over any agreement with the United States that has a jurisdictional, forum selection, or dispute resolution clause or administrative remedies clause that refers disputes to a different court or administrative process.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

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B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

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C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code or as agreed to by the United States Trustee and the Reorganized Debtors, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D.	Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

By consenting to the treatment provided by this Plan or otherwise supporting the Plan, no State or Tribe shall be construed to have waived any claim or defense of sovereign immunity that it may have in any other action or proceeding, including any action or proceeding occurring after the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Confirmation Order, each of the Reorganized Debtors, NewCo, the NewCo Subsidiaries, the Opioid MDT II, and the Opioid Creditor Trusts (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

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Debtors	Counsel to the Debtors
Mallinckrodt plc	Richards, Layton & Finger, P.A.
c/o ST Shared Services LLC	One Rodney Square
675 McDonnell Blvd.	920 N. King Street
Hazelwood, Missouri 63042	Wilmington, Delaware 19801
Attn: Mark Casey	Attn: Mark Collins, Michael Merchant,
Amanda Steele, and Brendan Schlauch

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: George Davis, George Klidonas,
Anu Yerramalli, and Andrew Sorkin

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn: Jeffrey Bjork

and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Philip Mindlin and Neil M. Snyder

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United States Trustee	Counsel to the Supporting Governmental Plaintiff Ad Hoc Committee
Office of the United States Trustee for the	Kramer Levin Naftalis & Frankel LLP
District of Delaware	1177 Avenue of the Americas
844 King Street, Suite 2207	New York, New York 10036
Wilmington, Delaware 19801	Attn: Kenneth Eckstein and Daniel Eggermann
Attn: Jane M. Leamy, Esq.	and

Brown Rudnick LLP
Seven Times Square
New York, New York 10019
Attn: David Molton and Steven Pohl

and

Gilbert LLP
700 Pennsylvania Ave, SE, Suite 400
Washington, D.C. 20003
Attn: Scott Gilbert and Kami Quinn

Counsel to the Supporting Unsecured Noteholders	Counsel to the MSGE Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP	Caplin & Drysdale, Chartered, Seitz, Van Ogtrop &
1285 Avenue of the Americas	Green, P.A
New York, New York 10019	One Thomas Circle, NW, Suite 1100 |
Attn: Andrew Rosenberg, Alice Belisle Eaton,	Washington, DC 20005
Claudia R. Tobler, and Neal Paul Donnelly	Attn: Kevin Maclay and Todd Phillips

Counsel to the Supporting Term Lenders
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Scott J. Greenberg and Michael J. Cohen

Counsel to the Future Claimants’ Representative
Young Conaway Stargatt & Taylor, LLP	Frankel Wyron LLP
Rodney Square	2101 L Street, NW, Suite 800
1000 North King Street	Washington, DC 20037
Wilmington, Delaware 19801	Attn: Richard H. Wyron
Attn: James L. Patton, Jr. and Jaime Luton
Chapman

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://restructuring.primeclerk.com/Mallinckrodt or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that, any such alteration or interpretation shall be acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, and the Required Supporting Term Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

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M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control. Notwithstanding the foregoing, this section is subject to the terms of any of the Federal/State Acthar Settlement Agreements executed by any State, including, without limitation, paragraph 33 thereof.

O.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting Parties, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

P.	Dissolution of Committees

On the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall be dissolved and the members of each of the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants and each of their legal, consulting, financial, and/or other professional advisors shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases and its implementation; provided, however, that following the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professional Persons and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) any appeals of, or related to, (x) the Confirmation Order or (y) other appeal to which the Official Committee of Unsecured Creditors or the Official Committee of Opioid-Related Claimants is a party.

Upon dissolution of the Official Committee of Unsecured Creditors, the General Unsecured Claims Trust and the Asbestos Trust shall jointly succeed to, and exclusively hold, the attorney-client privilege and any other privilege held by the Official Committee of Unsecured Creditors and shall enjoy the work product protections that were applicable or available to the Official Committee of Unsecured Creditors before its dissolution. After the Effective Date, neither the General Unsecured Claims Trust nor the Asbestos Trust can independently waive the attorney-client privilege or any other privilege. For any privilege to be waived, the respective trust must first obtain advance written consent from the other trust which jointly holds said privilege and/or from any other party, including the Reorganized Debtors, as applicable, that may share in the applicable privilege.

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Q.	Special Provisions for United States

(a)

As to the United States, notwithstanding anything contained in the Plan, Plan Supplement, or Confirmation Order to the contrary (except Article III.B.8.d. of this Plan contemplating the release of U.S. Government Payor Statutory Rights) including but not limited to Articles V and X, nothing in the Plan, Plan Supplement or Confirmation Order shall:

(i)	limit or be intended to or be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action or any criminal action;

(ii)

discharge, release, exculpate, impair or otherwise preclude: (A) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (B) any Claim of the United States arising on or after the Effective Date; (C) any liability of the Debtors under police or regulatory statutes or regulations to the United States as the owner, lessor, lessee or operator of property that such Entity owns, operates or leases after the Effective Date; or (D) any liability to the United States, including but not limited to any liabilities arising under the IRC, the environmental laws, the criminal laws, the civil laws or common law, of any Person, including any Released Parties, Protected Parties or any Exculpated Parties, in each case, other than the Debtors; provided, however, that the foregoing shall not (x) limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code, (y) diminish the scope of any exculpation to which any Person is entitled under section 1125(e) of the Bankruptcy Code, or (z) change the treatment of the U.S. Government’s Opioid Claims pursuant to Article III.B.8.d. of this Plan;

(iii)

enjoin or otherwise bar the United States from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding clause (ii); provided, however, that the non-bankruptcy rights and defenses of all Persons with respect to (A)–(D) in clause (ii) are likewise fully preserved;

(iv)

affect any valid right of setoff or recoupment of the United States against any of the Debtors; provided, however, that the rights and defenses of the Debtors with respect thereto are fully preserved (other than any rights or defenses based on language in the Plan or the Confirmation Order that may extinguish or limit setoff or recoupment rights);

(v)

divest any court, commission or tribunal of jurisdiction to determine whether any liabilities asserted by the United States are discharged or otherwise barred by this Confirmation Order, the Plan or the Bankruptcy Code; provided, however, that the Bankruptcy Court shall retain jurisdiction as set forth in and pursuant to the terms of the Plan to the extent permitted by law;

(vi)

be deemed to (a) determine or settle the tax liability of any Person, including but not limited to the Debtors, (b) have determined the federal tax treatment of any item, distribution or Entity, including the federal tax consequences of the Plan or Confirmation Order, or (c) expressly expand or diminish the jurisdiction of the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment under the Bankruptcy Code and 28 U.S.C. §§ 157, 1334;

(vii)

authorize the assumption, assignment, sale or other transfer to any non-Debtor third party of any federal (a) grants, (b) grant funds, (c) contracts, (d) licenses, (e) permits, (f) registrations, (g) property, including but not limited to, inventory, intellectual property, data and patents, (h) leases, (i) agreements or other interests of the U.S. Government (collectively, the “Federal Interests”), without compliance with all terms of the Federal Interests and with all applicable non-bankruptcy law; or

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(viii)

be interpreted to set cure amounts related to any Federal Interests or to require the U.S. Government to novate, approve or otherwise consent to the assumption, assignment, sale or other transfer of any Federal Interests.

(b)

Notwithstanding anything to the contrary herein, nothing in the Plan, Plan Supplement, the Confirmation Order, or any other document filed in connection with the Plan shall release claims held by the United States of America against any non-Debtor Parties or Entities, including non-Debtor Protected Parties and non-Debtor Released Parties; provided that, for the avoidance of doubt, nothing in the Plan, Confirmation Order, or any other document filed in connection with the Plan shall limit the releases of the U.S. Government Payor Statutory Rights or the treatment of the U.S. Government Opioid Claims contemplated by Article III.B.8.d of this Plan; provided further that this subparagraph (b) shall not modify the rights under the Federal/State Acthar Settlement Agreement with the U.S. Government and such Federal/State Acthar Settlement Agreement with the U.S. Government shall govern. Notwithstanding anything to the contrary herein, nothing in the Plan, the Confirmation Order, the Plan Supplement or any other document filed in connection with the Plan shall bind the United States in any application of statutory, or associated regulatory, authority grounded in Title 19 of the Social Security Act, 42 U.S.C. § 1396-1 et seq. (the “Medicaid Program”) or in section 1115 of Title 11 of the Social Security Act. The United States is neither enjoined nor in any way prejudiced in seeking recovery, from all parties other than the Debtors, of any funds owed to the United States under the Medicaid Program.

(c)

Without limiting the foregoing but for the avoidance of doubt, the United States reserves, and the Plan, Plan Supplement, or Confirmation Order are without prejudice to, any and all rights or Causes of Action the United States has or may have against any surety under any bond, and nothing shall release, discharge, or exculpate any surety from its obligations or liabilities pursuant to non-bankruptcy law, including any obligation or liability of any surety of the Debtors or Reorganized Debtors with respect to any bond.

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Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc
(on behalf of itself and all other Debtors)

By:	/s/ Stephen A. Welch
Name:	Stephen A. Welch
Title:	Chief Transformation Officer

[Signature Page to Plan]

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Annex A

Prepayment Cost of Opioid Deferred Cash Payments at Various Months After Effective Date1

Months after Effective Date (end of month)	Prepayment Cost of Opioid Deferred Cash Payments
0	$716,889,259
1	$725,128,582
2	$733,440,227
3	$741,824,347
4	$750,281,031
5	$758,810,295
6	$767,412,072
7	$776,086,190
8	$784,832,363
9	$793,650,162
10	$802,538,992
11	$811,498,058
12	$820,526,326	[2]
13	$627,859,737
14	$635,254,954
15	$642,711,782
16	$650,229,925
17	$657,808,961
18	$665,448,320	[3]

1

Amounts shown in this Annex A show the prepayment cost at the end of each of the 18 months after the Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Plan. For the purposes of the Prepayment Option, months shall be calculated starting from the Effective Date, not calendar months.

2	Month twelve includes $200,000,000 payment due at such time.
3	Prepayment right may be exercised on or prior to eighteen months after the Effective Date.

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Exhibit 1

Cram-Down First Lien Notes Term Sheet

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Cram-Down First Lien Notes

Amount	• Equivalent to the amount of such Allowed First Lien Notes Claims

Notes	• Senior Secured First Lien Notes

Issuers	• Mallinckrodt lnternational Finance S.A. and Mallinckrodt CB LLC

Obligors	• Same obligors as the Takeback Second Lien Notes

Coupon

•  Payable in cash at a coupon based on the ICE BofA 8+ Year B US High Yield Index Semi-Annual Yield to Worst(1) as of the Plan Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%

•  By way of reference, on June 7, 2021 the index was 4.74%, which would imply a coupon of 4.750%

Maturity	• Eight (8) years following the Plan Effective Date • If the reference index above exceeds 10.0%, then maturity shall remain at April 15, 2025

Collateral / Priority / lntercreditor Arrangements

•  Secured by security interests on assets of obligors materially similar to assets securing existing First Lien Notes

•  Pari passu with security interests securing the New Term Loan Facility and the New Takeback Term Loan Facility, as applicable; senior to security interests securing the Takeback Second Lien Notes, the Second Lien Notes and the Cram-Down Second Lien Notes, as applicable

•  lntercreditor arrangements to be on market terms, which are expected to be materially similar to existing intercreditor arrangements applicable to existing First Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of notes at a redemption price of par plus full coupon, with the proceeds of an equity offering

Call Protection

•  Non-callable of 4 years

•  Par plus half coupon in year 5

•  Par plus quarter coupon in year 6

•  Par thereafter

•  Provided however, if the reference index on the prior page exceeds 10.0%, then the call schedule remains the same as in the existing First Lien Notes indenture

Affirmative and Negative Covenants	• To generally match the existing Second Lien Notes indenture, as adjusted to reflect the Plan and all transactions contemplated thereby

Note: Summary terms only.

(1)	Source: Bloomberg (H2AL). Yield to worst (Semi-Annual) of the ICE BofA 8+ Year B US High Yield Index.

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Exhibit 2

Takeback Second Lien Notes Term Sheet

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Takeback Second Lien Notes Summary Terms

Amount	• $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years

• 105 call in year 5

• 102.5 in year 6

• Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

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Exhibit 3

Federal/State Acthar Settlement Term Sheet

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DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

•

Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

•

Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

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•

CMS/DOJ/State Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

2

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Exhibit 4

New Second Lien Notes Term Sheet

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Settlement Second Lien Notes Summary Terms

Amount	• $322,868,000 (i.e., current outstanding principal amount of existing Second Lien Notes)

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC (i.e., same issuers as the existing Second Lien Notes)

Obligors

•  Same as the obligors on the existing Second Lien Notes, provided that all obligors under the New Term Loan Facility, New Takeback Term Loan Facility (as applicable), First Lien Notes and Takeback Second Lien Notes shall be Obligors hereunder

Coupon	• Payable in cash at 10.00% (i.e., current interest rate of existing Second Lien Notes)

Maturity	• April 15, 2025 (i.e., current maturity of existing Second Lien Notes)

Collateral/Priority

•  Liens on the same collateral as secures the existing Second Lien Notes that will rank pari passu with the second lien security interests that will secure the Takeback Second Lien Notes, provided that any and all collateral securing the First Lien Notes and Takeback Second Lien Notes shall also secure the Second Lien Notes

Put	• Puttable to the Issuers at 101% of par upon a change of control

Equity Claw

•  On or prior to April 15, 2022, Issuers may redeem up to 40% of Settlement Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering (i.e., same terms as under existing Second Lien Notes)

Call Protections	• Same as under existing Second Lien Notes

Affirmative and Negative Covenants

•  To generally match the existing First Lien Notes Indenture, as adjusted to reflect Settlement Second Lien Notes structure and transactions contemplated by the Plan (i.e., covenants substantially equivalent to the covenants under the Takeback Second Lien Notes Indenture)

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Other

Subject to such matters as the Debtors, the settling holders of Second Lien Notes and the Second Lien Notes Trustee have separately agreed:

•  Debtors will pay the reasonable and documented out-of-pocket fees and expenses of counsel and financial advisors, as applicable, to Deerfield and the trustee and collateral agent for existing Second Lien Notes through the effective date of the Plan under the Plan pursuant to Bankruptcy Rule 9019 and/or Bankruptcy Code sections [1123, 1129(a)(4), and/or 506] and/or applicable reimbursement agreements. Such payments shall be final and not subject to disgorgement, turnover, re-characterization or other similar claim.

•  Debtors will not settle disputes regarding the treatment of the existing First Lien Notes unless such settlement provides for a full release of the holders of the existing Second Lien Notes (as well as the trustee and collateral agent for the existing Second Lien Notes) from any and all claims (including, without limitation, for turnover of payments) by the settling holders of the existing First Lien Notes under the existing intercreditor agreement.

•  The Debtors shall use reasonable best efforts to cause the Plan and the related Confirmation Order to provide that treatment of First Lien Note claims under the Plan constitutes recovery of all amounts to which First Lien Noteholders are entitled and therefore, that First Lien Noteholders have no claims (including, without limitation, for turnover of payments) against the holders of the existing Second Lien Notes (or the trustee or the collateral agent for the existing Second Lien Notes) under the existing intercreditor agreement in any way arising from, relating to or as a result of the Debtors’ restructuring (including, without limitation, of the First Lien Notes and Second Lien Notes), the Plan (including, without limitation, the treatment of the existing First Lien Notes or Second Lien Notes under the Plan or the making of distributions to the holders of the existing First Lien Notes or Second Lien Notes in accordance with the Plan), the distribution of property by the Debtors under the Plan, any related document or any order of the Bankruptcy Court, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing (collectively, the “Relevant Matters”).[1]

[1]	The Guaranteed Unsecured Notes Ad Hoc Group takes no position on the interpretation of the existing intercreditor agreement.

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•  The Second Lien Indenture shall be terminated and extinguished on the Effective Date; provided that the termination and cancellation of the Second Lien Indenture shall be subject to Article IV.F of the Plan (as it may be amended, supplemented or otherwise modified from time to time), and all provisions thereof relating to cancellation of the Second Lien Indenture, including, without limitation, provisions relating to indemnification by holders, distributions to holders, and the charging lien, shall be no less favorable to the Second Lien Indenture Trustee and holders of Second Lien Notes than the provisions thereof relating to cancellation of the Guaranteed Unsecured Notes Indentures or Legacy Unsecured Notes Indentures.

•  Debtors shall provide notice to holders of Second Lien Notes of the amended Plan reflecting this settlement, in accordance with the Bankruptcy Code.

3

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Exhibit 5

Released Co-Defendants

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Exhibit 5

List of Released Co-Defendants

•	AmerisourceBergen Drug Corporation

•	Cardinal Health, Inc.

•	CVS Pharmacy, Inc. / Caremark LLC

•	Endo International plc

•	Express Scripts, Inc.

•	Henry Schein, Inc.

•	Johnson & Johnson

•	McKesson Corporation

•	Mylan Inc.

•	Teva Pharmaceutical USA, Inc.

•	Walgreen Co.

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Exhibit 6

UCC Appendix

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Exhibit 6 – Appendix

Allocation of Recoveries to Holders of Class 6 Claims and Certain Class 7 Claims

Executive Summary

This appendix is intended to describe the methodology by which recoveries per the UCC Settlement are allocated to each sub-class of Allowed Class 6 Claims and Allowed Class 7 Claims that are assumed by the General Unsecured Claims Trust1 (collectively, the “Relevant Claims”) under the Plan as determined by the UCC. The UCC’s Class 6 allocation of recoveries is an integral component of the UCC Settlement that materially increased the pool of consideration available to Holders of Relevant Claims. That consideration consists of (a) $135 million in cash on the Effective Date (the “Initial Cash Payment”) plus (b) additional non-cash consideration to be monetized for which value is currently undetermined (the “Other GUC Settlement Consideration,” and together with the Initial Cash Payment, the “General Unsecured Claims Trust Consideration”), including certain litigation claims and the right to share in any future proceeds of certain priority review vouchers and other contingent value rights.2 To resolve issues set forth in the UCC’s Supplemental Objection to the Disclosure Statement [Docket No. 2852], the allocation represents a compromise of the UCC’s objections to the distributions set forth in the June 8, 2021 version of the Plan [Docket No. 2916].

The allocation of recoveries to Holders of Relevant Claims is the product of a multi-step calculation process:

1.

UCC Waterfall: The UCC’s professionals constructed a creditor recovery model (the “UCC Waterfall”) which valued assets and claims at, and estimated recoveries to creditors of, each Debtor entity and non-Debtor affiliate in accordance with the absolute priority rule and based on certain assumptions. Key assumptions underlying the UCC Waterfall are described below.[3]

2.

Allocation Step 1: The UCC’s professionals calculated the potential recoveries to each sub-class of Holders of Relevant Claims at various estimates of General Unsecured Claims Trust Consideration by multiplying estimated General Unsecured Claims Trust Consideration by each Class 6 sub-class’s estimated recovery amount as determined by the UCC Waterfall as a percentage of UCC Waterfall Recoveries.

[1]

These Class 7 Claims assumed by the General Unsecured Claims Trust will consist of Claims initially classified as Class 7 Claims under the Plan that are ineligible for treatment as Class 7 Claims due to the applicable Holder having (i) voted to reject the Plan and/or (ii) declined to agree to Favorable Trade Terms.

[2]

The UCC professionals believe that a range of $180 to $220 million is a reasonable estimate of aggregate General Unsecured Claims Trust Consideration based upon information available at the time the UCC Settlement was reached and includes assumptions about future events.

[3]

While the estimated aggregate recoveries to Holders of Class 6 Claims per the UCC Waterfall (“UCC Waterfall Recoveries”) were used in the UCC’s mediation with the Debtors to inform the negotiation of the UCC Settlement, the UCC Waterfall Recoveries do not mirror recoveries to Holders of Class 6 Claims per the UCC Settlement. Such aggregate recoveries instead reflect a consensual, good faith, resolution and settlement of various controversies between the Debtors and the UCC as well as potential intercreditor controversies between and among the Class 6 sub-classes.

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3.

Allocation Step 2: The UCC allocation (the “Allocation”) for distributing potential recoveries among Holders of Relevant Claims reasonably adjusts the calculations in Allocation Step 1 for timing and amounts of recoveries consistent with the overall GUC Settlement and as further described herein. The Allocation includes both (i) initial, fixed cash distributions or reserves[4] (the “Initial Fixed Distributions”), and (ii) additional distributions from proceeds to be realized from Other GUC Settlement Consideration (the “Additional Distributions”). The General Unsecured Claims Trust Consideration is comprised of the Initial Fixed Distributions and the Additional Distributions.

Actual results presented herein may be materially different than the estimated results illustrated in Tables 1, 2, 4, 5, 6, 7 and 8 as the UCC Waterfall inputs will be adjusted to account for the reconciliation of claims, the monetization of Other GUC Settlement Consideration, and the incurrence of GUC Trust Expenses.5

UCC Waterfall

The UCC Waterfall6 reflects hypothetical recoveries that would be received by each of the following Class 6 sub-classes on a Debtor-by-Debtor basis: (i) Class 6(a) – Acthar Claims; (ii) Class 6(b) – Generics Price Fixing Claims; (iii) Class 6(c) – Asbestos Claims; (iv) Class 6(d) – Legacy Unsecured Notes Claims; (v) Class 6(e) – Environmental Claims and Class 6(f) – Other General Unsecured Claims;7 and (vi) Class 6(g) – 4.75% Unsecured Notes Claims. See Plan at Art. III.B.6. The UCC has informed the Debtors that the UCC Waterfall is premised upon the following assumptions, among many others, to estimate recoveries to creditors:8

•	Total enterprise value of $5.7 billion, calculated as the average of the midpoints of the different valuations asserted by the Debtors[9] and the UCC.

[4]	The Initial Fixed Distributions equal the Initial Cash Payment less $10 million to be held in reserve for administration expenses of the General Unsecured Claims Trust.
[5]	It is currently expected (and assumed for purposes of this Allocation) that GUC Trust Expenses are $10 million.
[6]	For the avoidance of doubt, the UCC Waterfall and the allocation methodology described herein is solely the work product of the UCC professionals.
[7]

For the purposes of the UCC Waterfall and Allocation, Classes 6(e) and 6(f) are illustrated as a single group of creditors at each Debtor entity (as applicable). Distributions to individual claimants with Allowed Claims in Class 6(e), Class 6(f), and Class 7 that are assumed by the General Unsecured Claims Trust will be calculated pro rata on an entity-by-entity basis, as further described below.

[8]	The following is not intended to be an exhaustive list of the assumptions underlying the UCC Waterfall.
[9]

To maintain consistency between the valuations asserted by the Debtors and the UCC, the Debtors’ valuation was reduced by the UCC professionals to account for the estimated value of CARES Act tax refund receivables.

2

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•	The allocation of total enterprise value, and other assets not included in total enterprise value (such as cash on hand), on an entity-by-entity basis.

•	Treatment of funded debt claims upon consideration of underlying credit documents, and allocation of such claims on an entity-by-entity basis.

•	A good faith estimation of claims, including contingent claims, on an entity-by-entity basis.[10]

•	The satisfaction of unsecured claims, after full satisfaction of all secured claims, on an entity-by-entity basis.

•	Exclusion of CMS and opioid settlements (i.e., the settlements are not given effect).

Table 1 below illustrates estimated recoveries to Holders of Class 6 Claims per the UCC Waterfall:

Table 1

Sub-class	Est. Share of Aggregate Class 6 Entitlements
6(a) – Acthar Claims	29.0%
6(b) – Generics Price Fixing Claims	6.0%
6(c) – Asbestos Claims	1.9%
6(d) – Legacy Unsecured Notes Claims	5.4%
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	29.2%
6(g) – 4.75% Unsecured Notes Claims	28.5%

Total	100.0%

[10]	The estimation of claims in the UCC Waterfall in no way implies or concedes the validity, amount or priority of such claims.

3

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Allocation Step 1

Applying the estimated recoveries in the table above, the UCC professionals calculated the first step in the allocation process using various estimates of General Unsecured Claims Trust Consideration less GUC Trust Expenses (“Net Consideration”), as illustrated in Table 2 below:

Table 2

	Est. Share of Aggregate Class 6 Entitlements		@ Net Consideration ($ millions)
Sub-class	@ Net Consideration ≤ 282[11] (per Table 1)	@ Net Consideration = 300[12]	125	200	300
6(a) – Acthar Claims	29.0%	29.1%	36.2	58.0	87.3
6(b) – Generics Price Fixing Claims	6.0%	6.0%	7.5	11.9	17.9
6(c) – Asbestos Claims	1.9%	1.9%	2.4	3.8	5.8
6(d) – Legacy Unsecured Notes Claims	5.4%	5.1%	6.8	10.9	15.3
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	29.2%	29.3%	36.5	58.4	87.9
6(g) – 4.75% Unsecured Notes Claims	28.5%	28.6%	35.6	57.0	85.8

Total	100.0%	100.0%	125.0	200.0	300.0

The percentages set forth for each sub-class in the applicable column under the heading “Est. Share of Aggregate Class 6 Entitlements” are referred to herein as the “Class 6 Entitlements”.

Allocation Step 2

The UCC adjusted the allocation of recovery amounts for each Class 6 sub-class under Allocation Step 1 (the “Recovery Adjustments”) to fairly, reasonably, and equitably account for various settlements embodied in the UCC Settlement that compromise a myriad of (i) disputes between the Debtors and Holders of Class 6 Claims and (ii) actual and potential intercreditor controversies between and among the Class 6 sub-classes. Among other factors, the UCC considered the extent to which:

•	General Unsecured Claims Trust Consideration will exceed the Initial Cash Payment.

•	Claims in each sub-class are contingent, unliquidated and/or disputed.

•	Contingent, unliquidated claims in certain sub-classes face the risk of complete or partial disallowance.

[11]

Once Net Consideration exceeds approximately $282 million, pursuant to the UCC Waterfall, the Legacy Unsecured Notes’ Class 6 Entitlement, when multiplied by Net Consideration, would provide a recovery in excess of the Legacy Unsecured Notes Claims. As a result, the excess would be reallocated among the other sub-classes.

[12]	At $300 million of Net Consideration, approximately $1.0 million available to Legacy Unsecured Notes in excess of the Legacy Unsecured Notes Claims is reallocated among the other sub-classes.

4

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Allocation Step 1, coupled with the Recovery Adjustments, yield the Initial Fixed Distributions and the Additional Distributions described below.

Initial Fixed Distributions: Table 3 below illustrates the Initial Fixed Distributions:

Table 3

Sub-class	Initial Fixed Distributions ($ millions)
6(a) – Acthar Claims	7.5
6(b) – Generics Price Fixing Claims	8.0
6(c) – Asbestos Claims	18.0
6(d) – Legacy Unsecured Notes Claims	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	23.6
6(g) – 4.75% Unsecured Notes Claims	57.0

Total	125.0

The Initial Fixed Distributions will be paid to Holders of Generics Price Fixing Claims, Asbestos Claims, Legacy Unsecured Notes Claims, and 4.75% Unsecured Notes Claims. While the Initial Fixed Distributions for Holders of Acthar Claims and Environmental Claims / Other General Unsecured Claims are initially being held in reserve, such amounts shall be paid as long as the reconciled amounts of Acthar Claims and Environmental Claims / Other General Unsecured Claims equal or exceed $7.5 million and $23.6 million, respectively.

Additional Distributions: The Additional Distributions to Holders of Class 6 Claims shall be made to the following sub-classes (the “Entitled Sub-Classes”): (i) Acthar Claims (Class 6(a)); (ii) Legacy Unsecured Notes Claims (Class 6(d)); (iii) Environmental Claims (Class 6(e)); (iv) Other General Unsecured Claims (Class 6(f)); and (v) 4.75% Unsecured Notes Claims (Class 6(g)), and are summarized as follows:

•

Holders of 4.75% Unsecured Notes Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $57.0 million.

•

Holders of Legacy Unsecured Notes Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $10.9 million.

•

Holders of Acthar Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $7.5 million.

•

Holders of Environmental Claims / Other General Unsecured Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $23.6 million.

•

Holders of Asbestos Claims and Generics Price-Fixing Claims are not entitled to Additional Distributions and will instead receive only their pro rata share of their respective Initial Fixed Distributions.

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Specifically, Additional Distributions are calculated as follows for any Entitled Sub-Class: (i)(A)(I) the Class 6 Entitlement for that Entitled Sub-Class divided by (II) the sum of the Class 6 Entitlements for all Entitled Sub-Classes (at the applicable amount of Net Consideration), multiplied by (B) the aggregate Net Consideration less Initial Fixed Distributions made to all non-Entitled Sub-Classes (at the applicable amount of Net Consideration) less (ii) the Initial Fixed Distribution (and all prior Additional Distributions) made to that Entitled Sub-Class.

Example: Assuming Net Consideration of $200 million, Acthar Claims would be entitled to Additional Distributions of approximately $45.4 million calculated as follows: (i)(A)(I) 29.0% [Table 2] divided by (II) 58.2% (i.e., 29.0% + 29.2%) [Table 2] multiplied by (B) $106.1 million ($200 million [Table 2] less $93.9 million ($8.0 million + $18.0 million + 10.9 million + 57.0 million) [Table 3]) less (ii) $7.5 million [Table 3].

Estimated recoveries to each sub-class based on the Allocation (i.e., Initial Fixed Distributions plus cumulative Additional Distributions) at various estimates of Net Consideration are illustrated within Table 4 below:

Table 4

Estimated Recoveries per Allocation ($ millions)
	@ Net Consideration ($ millions)
Sub-class	125	150	200	250	300
6(a) – Acthar Claims	7.5	28.0	52.9	70.5	86.6
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	10.9	10.9	10.9	13.2	15.2
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	23.6	28.2	53.3	71.0	87.2
6(g) – 4.75% Unsecured Notes Claims	57.0	57.0	57.0	69.3	85.1

Total	125.0	150.0	200.0	250.0	300.0

Additional Distributions are subject to material change as the UCC Waterfall inputs will be adjusted to account for the reconciliation of claims, the monetization of Other GUC Settlement Consideration, and the incurrence of GUC Trust Expenses. Thus, actual recoveries to Holders of Class 6 Claims within the Entitled Sub-Classes may be materially different than the estimated recoveries illustrated in Table 4 above.

Allocation to Holders of Class 6(e) Claims, Class 6(f) Claims, and Class 7 Claims Assumed by the General Unsecured Claims Trust

Distributions to individual claimants with Allowed Claims in Class 6(e), Class 6(f), and Class 7 that are assumed by the General Unsecured Claims Trust (collectively, the “Other Claims”) will be calculated pro rata on an entity-by-entity basis, pursuant to the UCC Waterfall and Allocation. Estimated recovery percentages to Other Claims on an entity-by-entity basis are illustrated in Table 5 below at various estimates of Net Consideration.

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Table 5

Estimated Recoveries to Other Claims (%)
	@ Net Consideration ($ millions)
Entity	125	150	200	250	300
Mallinckrodt APAP LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Holdings GmbH	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Pharmaceuticals Limited	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Quincy Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Pharmaceuticals Ireland Limited	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Lux IP Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
MEH, Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Hospital Products Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Manufacturing LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Stratatech Corporation	28.7%	34.2%	64.6%	86.2%	100.0%
Therakos, Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
ST Shared Services LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Group Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt International Finance SA	16.6%	19.8%	37.5%	50.0%	77.4%
INO Therapeutics LLC	8.3%	9.9%	18.8%	25.0%	38.8%
Mallinckrodt US Holdings LLC	7.1%	8.5%	16.1%	21.5%	33.2%
Mallinckrodt Veterinary, Inc.	1.8%	2.2%	4.1%	5.5%	8.5%
Mallinckrodt ARD LLC	1.4%	1.7%	3.2%	4.3%	6.7%
SpecGx LLC	1.1%	1.3%	2.4%	3.2%	4.9%
Mallinckrodt Canada ULC	0.6%	0.8%	1.5%	1.9%	3.0%
Mallinckrodt LLC	0.2%	0.3%	0.5%	0.7%	1.1%
Mallinckrodt plc	0.2%	0.3%	0.5%	0.7%	1.0%
Ocera Therapeutics, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%

Table 5 is based upon estimates of potential claims and may not include a recovery percentage at every Debtor entity where Holders of Other Claims may have such claims Allowed. The absence of a particular Debtor entity from Table 5 does not indicate that a Holder of an Other Claim at such an entity will not receive a recovery. Rather, a Holder of an Other Claim at an absent Debtor entity will receive the recovery that it is entitled to pursuant to the Allocation.

Impact of Sensitizing Acthar Claims

As the Acthar Claims will be reconciled after the Effective Date,13 Tables 6, 7 and 8 below illustrate the impact that sensitizing Acthar Claims within the UCC Waterfall would have on estimated recoveries to Holders of Class 6 Claims, assuming Net Consideration of $125 million, $200 million, and $300 million.

[13]

Solely for the purpose of calculating the Allocation, and given their separate treatment under the UCC Settlement, the amounts of the Asbestos Claims and the Generics Price Fixing Claims have been fixed. Reconciliation of the Asbestos Claims and Generics Price Fixing Claims for pro rata distribution purposes will occur through separate processes as detailed in the UCC Settlement.

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Table 6

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 125
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	7.5	7.5	7.5	7.5	7.5	7.5	7.5	7.5
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	31.1	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6
6(g) – 4.75% Unsecured Notes Claims	57.0	57.0	57.0	57.0	57.0	57.0	57.0	57.0	57.0

Total	125.0	125.0	125.0	125.0	125.0	125.0	125.0	125.0	125.0

Table 7

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 200
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	36.9	48.8	53.5	56.5	58.6	60.2	61.6	62.7
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	14.8	11.7	10.9	10.9	10.9	10.9	10.9	10.9	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	80.1	63.3	57.4	52.6	49.7	47.5	45.9	44.6	43.5
6(g) – 4.75% Unsecured Notes Claims	79.1	62.1	57.0	57.0	57.0	57.0	57.0	57.0	57.0

Total	200.0	200.	200.0	200.0	200.0	200.0	200.0	200.0	200.0

Table 8

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 300
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	58.8	77.8	88.0	94.7	99.6	103.6	106.9	109.8
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	15.3	15.3	15.3	15.2	15.1	15.0	14.7	14.4	14.2
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	130.2	100.9	91.5	86.5	83.2	80.8	78.9	77.4	76.1
6(g) – 4.75% Unsecured Notes Claims	128.5	99.0	89.4	84.4	81.0	78.6	76.8	75.2	73.9

Total	300.0	300.0	300.0	300.0	300.0	300.0	300.0	300.0	300.0

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Exhibit 7

PEC/MSGE Mallinckrodt Fee Allocation Agreement

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PEC/MSGE Mallinckrodt Fee Allocation Agreement

1.	This agreement applies to the Mallinckrodt bankruptcy.

2.

With respect to the Mallinckrodt bankruptcy, one singular “all attorneys’ fees” fund shall be deposited (as the funds are received) into an interest-bearing account to cover all attorneys’ fees for any lawyer involved in opioid litigation on behalf of cities, counties, and/or tribes. The fund is separate from the MDL Common Benefit Fund and does NOT cover fees for lawyers related to representing state Attorneys General, hospitals, third party payers, NAS babies, and/or personal injury/wrongful death claimants, or any other entity except cities, counties, and/or tribes, as payment of fees for those engagements will be subject to a different procedure and/or the claims are not covered by this agreement. Partticipation in the fund does not preclude applicants from participating in the MDL Common Benefit Fund or any fee funds or “backstops” established in state specific MOU’s or agreements.

3.

Amounts distributed under this Plan shall not be subject to any future or other common fund, common benefit, or other assessments with respect to amounts distributed pursuant to the Plan or payments to attorneys in respect thereof. The process, factors, and mechanism for distribution of fees from the fee fund shall be mutually agreed upon by the PEC and MSGE on or before January 1, 2023. If the parties are unable to agree the issue shall be presented to an agreed-upon neutral who shall determine the process, factors and mechanism for distribution of the fees.

/s/ Joseph Rice	/s/ F. Jerome Tapley
Joseph Rice	F. Jerome Tapley
Motley Rice, LLC	Cory Watson, P.C.
(PEC Co-Lead)	(MSGE)

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EXHIBIT B

Opioid Operating Injunction

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MALLINCKRODT INJUNCTIVE RELIEF

TERM SHEET

I. DEFINITIONS

A.	“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

B.	“Cancer-Related Pain Care” shall mean care that provides relief from pain resulting from a patient’s active cancer or cancer treatment, as distinguished from treatment provided during remission.

C.

“CDC Guideline Recommendations” shall mean the 12 enumerated Recommendations published by the U.S. Centers for Disease Control and Prevention (CDC) for the prescribing of opioid pain medication for patients 18 and older in primary care settings as part of its 2016 Guideline for Prescribing Opioids for Chronic Pain (CDC Guidelines), as updated or amended by the CDC.

D.

“Chapter 11 Cases” means the proceedings to be commenced by Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC and certain of their affiliates under chapter 11 of the United States Bankruptcy Code.

E.	“Chapter 11 Plan” shall mean the plan of reorganization under chapter 11 of the United States Bankruptcy Code that includes Mallinckrodt Enterprises LLC, Mallinckrodt LLC and SpecGx LLC.

F.	“Confirmation Order” shall mean the order of the Bankruptcy Court (or other court of competent jurisdiction) confirming the Chapter 11 Plan.

G.

“Downstream Customer Data” shall mean transaction information that Mallinckrodt collects relating to its direct customers’ sales to downstream customers, including but not limited to chargeback data tied to Mallinckrodt providing certain discounts, “867 data,” and IQVIA data.

H.	“Effective Date” shall mean the date on which the Chapter 11 Plan goes effective.

I.	“End-of-Life Care” shall mean care for persons with a terminal illness or at high risk for dying in the near future in hospice care, hospitals, long-term care settings, or at home.

J.

“Health Care Provider” shall mean any U.S.-based physician or other health care practitioner who is licensed to provide health care services or to prescribe pharmaceutical products and any medical facility, practice, hospital, clinic or pharmacy.

K.	“In-Kind Support” shall mean payment or assistance in the form of goods, commodities, services, or anything else of value.

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L.

“Lobby” and “Lobbying” shall have the same meaning as “lobbying activities” and “lobbying contacts” under the federal lobbying disclosure act, 2 U.S.C. § 1602 et seq., and any analogous state or local provisions governing the person or entity being lobbied in that particular state or locality. As used in this document, “Lobby” and “Lobbying” include Lobbying directly or indirectly, through grantees or Third Parties.

M.

“Mallinckrodt” shall mean Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC, and each of their current and former subsidiaries, predecessors, successors, joint ventures, divisions and assigns. It shall also mean officers, directors, independent contractors, consultants, agents, employees, partners, and principals, provided that they are acting within the scope of their engagement or employment.

N.	“Mallinckrodt’s Opioid Business” shall mean Mallinckrodt’s business operations relating to the manufacture and sale of Opioid Product(s) in the United States and its territories.

O.	“OCC” shall mean the Official Committee of Opioid Related Claimants, appointed in the Debtors’ Chapter 11 Cases.

P.	“Opioid(s)” shall mean all naturally occurring, synthetic, or semisynthetic substances that interact with opioid receptors and act like opium.

Q.

“Opioid Product(s)” shall mean all current and future medications containing Opioids approved by the U.S. Food & Drug Administration (FDA) and listed by the DEA as Schedule II, III, or IV drugs pursuant to the federal Controlled Substances Act, including but not limited to codeine, fentanyl, hydrocodone, hydromorphone, meperidine, morphine, oxycodone, oxymorphone, tapentadol, and tramadol. The term “Opioid Products(s)” shall not include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage”; methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; or raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories.

R.	“OUD” shall mean opioid use disorder defined in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM–5), as updated or amended.

S.	“Petition Date” shall mean the date on which the Chapter 11 Cases are commenced.

T.

“Promote,” “Promoting,” and “Promotion” shall mean dissemination of information or other practices intended or that could be reasonably anticipated to increase sales, prescriptions, the utilization of prescription products, or that attempt to influence prescribing practices or formulary decisions in the United States.

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U.

“Qualified Researcher” shall mean any researcher holding a faculty appointment or research position at an institution of higher education, a research organization, a nonprofit organization, or a government agency.

V.	“Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Chapter 11 Plan or otherwise votes to accept the Chapter 11 Plan.

W.	“Suspicious Order” shall have the same meaning as provided by the Controlled Substances Act, 21 U.S.C. §§ 801-904, and the regulations promulgated thereunder and analogous state laws and regulations.

X.	“Third Party” shall mean any person or entity other than Mallinckrodt or a government entity.

Y.	“Treatment of Pain” shall mean the provision of therapeutic modalities to alleviate or reduce pain.

Z.	“Unbranded Information” shall mean any information that does not identify one or more specific products.

II. SCOPE AND ENFORCEMENT

A.

All of the provisions of this Agreement shall apply both while Mallinckrodt is in bankruptcy and after Mallinckrodt emerges from bankruptcy, and they shall apply to the operation of Mallinckrodt’s Opioid Business by any subsequent purchaser (regardless of whether Mallinckrodt is sold through the bankruptcy process or after bankruptcy, and regardless whether the purchaser buys all or just a portion of Mallinckrodt’s Opioid Business). For the avoidance of doubt, nothing in this Agreement applies to the operation of a subsequent purchaser(s)’ pre-existing opioid business.

B.

The provisions of this Agreement will not apply to Mallinckrodt’s parent or its parent’s subsidiaries, other than those subsidiaries included in the above definition of Mallinckrodt, so long as Mallinckrodt’s parent agrees in a legally binding manner that neither it, nor any of its other subsidiaries, will be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.

C.

In connection with its Chapter 11 Cases, Mallinckrodt consents to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of this Agreement in state court in each of the Settling States. During the pendency of the Chapter 11 Cases, this Agreement is enforceable in the Bankruptcy Court. After the Effective Date, this Agreement is enforceable in state court in each of the Settling States. Mallinckrodt agrees that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or the confirmation of its Chapter 11 Plan.

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D.	The provisions of this Agreement that apply to the OCC shall no longer apply upon the effectiveness of a Chapter 11 Plan.

E.	Term

1.	Unless addressed in Section II.E.2–3, each provision of this Agreement shall apply for 8 years from the Petition Date.

2.

The provisions of Section III.A (“Ban on Promotion”), Section III.B (“No Financial Reward or Discipline Based on Volume of Opioid Sales”), Section III.F (“Ban on Prescription Savings Program”), Section III.G (“Monitoring and Reporting of Direct and Downstream Customers”), Section III.H (“General Provisions”), Section III.I (“Compliance with All Laws and Regulations Relating to the Sale Promotion and Distribution of Any Opioid Product”), and Section V (“Public Access to Documents”) shall not be subject to any term.

3.

The provisions of Section VI (“Independent Monitor”) shall apply for five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that justifiable cause exists, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of Mallinckrodt to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. For purposes of this paragraph “justifiable cause” means a failure by Mallinckrodt to achieve and maintain substantial compliance with the substantive provisions of this Agreement.

F.	Notice and Cure

1.

For the purposes of resolving disputes with respect to compliance with this Agreement, should any State Attorney General have reason to believe that Mallinckrodt has violated a provision of this Agreement subsequent to the Petition Date, then such Attorney General shall notify Mallinckrodt in writing of the specific objection, identify with particularity the provisions of this Agreement that the practice appears to violate, and give Mallinckrodt 30 days to respond to the notification. Promptly after Mallinckrodt’s receipt of any such written notice, Mallinckrodt shall provide such written notice to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC.

2.

Upon receipt of written notice from such State Attorney General, Mallinckrodt shall provide a written response to the Settling States and to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC, containing either a statement explaining why Mallinckrodt believes it is in compliance with this Agreement or a detailed explanation of how the alleged violation occurred and a statement explaining how and when Mallinckrodt intends to remedy or has remedied the alleged violation.

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3.

Such State Attorney General may not take any action concerning the alleged violation of this Agreement during the 30-day response period. Nothing shall prevent such State Attorney General from agreeing in writing to provide Mallinckrodt with additional time beyond the 30 days to respond to the notice and Mallinckrodt shall promptly provide notice of any such additional response time to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC. However, such State Attorney General may take any action, including, but not limited to legal action to enforce compliance with the consent judgment specified by Section II.C, without delay if such State Attorney General believes that, because of the specific practice, a threat to the health or safety of the public requires immediate action.

4.

Such State Attorney General may bring an action against Mallinckrodt to enforce the terms of the consent judgment specified by Section II.C, but only after providing Mallinckrodt an opportunity to respond to the notification as described above or within any other period as agreed to by Mallinckrodt and such State Attorney General.

5.

Nothing in this Agreement shall be interpreted to limit any State Attorney General’s Civil Investigative Demand (“CID”) or investigative subpoena authority, to the extent such authority exists under applicable state law, and Mallinckrodt agrees to comply with a CID or investigative subpoena issued pursuant to such authority.

6.

Nothing herein shall be construed to exonerate any failure to comply with any provision of this Agreement after the Petition Date, or to compromise the authority of any State Attorney General to take action for any failure to comply with this Agreement.

7.

Nothing herein shall compromise the OCC’s right to enforce its specific information rights and consultation rights set forth in this Agreement in the Bankruptcy Court during the pendency of the Chapter 11 Cases.

III. INJUNCTIVE RELIEF

A.	Ban on Promotion

1.	Mallinckrodt shall not engage in the Promotion of Opioids or Opioid Products, including but not limited to, by:

a.

Employing or contracting with sales representatives or other persons to Promote Opioids or Opioid Products to Health Care Providers or patients or to persons that influence or determine the Opioid Products included in formularies;

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b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of Opioids or Opioid Products;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to Opioids or Opioid Products;

d.

Creating, sponsoring, operating, controlling, or otherwise providing financial support or In-Kind Support to any website, network, and/or social or other media account for the Promotion of Opioids or Opioid Products;

e.

Creating, sponsoring, distributing, or otherwise providing financial support or In-Kind Support for materials Promoting Opioids or Opioid Products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

f.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote Opioids or Opioid Products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

g.

Engaging in Internet search engine optimization or other techniques designed to Promote Opioids or Opioid Products by improving rankings or making content appear among the top results in an Internet search or otherwise be more visible or more accessible to the public on the Internet.

2.	Notwithstanding Section III.A.1, III.A.5, and III.C, Mallinckrodt may:

a.	Maintain a corporate website;

b.

Maintain a website for any Opioid Product that contains principally the following content: the FDA-approved package insert, medication guide, and labeling, and a statement directing patients or caregivers to speak with a licensed Health Care Provider;

c.	Provide information or support the provision of information as expressly required by law or any state or federal government agency with jurisdiction in the state where the information is provided;

d.

Provide the following by mail, electronic mail, on or through Mallinckrodt’s corporate or product websites or through other electronic or digital methods: FDA-approved package insert, medication guide, approved labeling for Opioid Products or other prescribing information for Opioid Products that are published by a state or federal government agency with jurisdiction in the state where the information is provided;

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e.

Provide scientific and/or medical information in response to an unsolicited request by a Health Care Provider consistent with the standards set forth in the FDA’s Draft Guidance for Industry, Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices (Dec. 2011, as updated or amended by the FDA) and Guidance for Industry, Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices (Jan. 2009, as updated or amended by the FDA);

f.

Provide a response to any unsolicited question or request from a patient or caregiver, directing the patient or caregiver to the FDA-approved labeling or to speak with a licensed Health Care Provider without describing the safety or effectiveness of Opioids or any Opioid Product or naming any specific provider or healthcare institution; or directing the patient or caregiver to speak with their insurance carrier regarding coverage of an Opioid Product;

g.

Provide Health Care Economic Information, as defined at 21 U.S.C. § 352(a), to a payor, formulary committee, or other similar entity with knowledge and expertise in the area of health care economic analysis consistent with standards set forth in the FDA’s Draft Questions and Answers Guidance for Industry and Review Staff, Drug and Device Manufacturer Communications With Payors, Formulary Committees, and Similar Entities (Jan. 2018), as updated or amended by the FDA;

h.

Provide information, through a product catalog or similar means, related to an Opioid or Opioid Product, including, without limitation, pricing information, weight, color, shape, packaging size, type, reference listed drug, National Drug Code label, and such other descriptive information (including information set forth in a standard Healthcare Distribution Alliance Form or technical data sheet and the FDA approval letter) sufficient to identify the products available, to place an order for a product, and to allow the product to be loaded into a customer’s inventory and ordering system or a third party pricing compendia;

i.

Sponsor or provide financial support or In-Kind Support for an accredited or approved continuing medical education program required by either an FDA-approved Risk Evaluation and Mitigation Strategy (REMS) program or other federal or state law or regulation applicable in the state where the program is provided through an independent Third Party, which shall be responsible for the continuing medical education program’s content without the participation of Mallinckrodt;

j.

Provide Unbranded Information in connection with managing pain in End-of-Life Care and/or Cancer-Related Pain Care relating to: the use of Opioids for managing such pain, as long as the Unbranded Information identifies Mallinckrodt as the source of the information;

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k.

Promote medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities;

l.

Promote raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such raw materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; And, notwithstanding this exception, Mallinckrodt will not promote raw materials, active pharmaceutical ingredients and/or immediate precursors to Healthcare Providers or patients; and

m.

Provide rebates, discounts, and other customary pricing adjustments to DEA-registered customers and contracting intermediaries, such as Buying Groups, Group Purchasing Organizations, and Pharmacy Benefit Managers, except as prohibited by Section III.F.

3.

Mallinckrodt shall not engage in the following specific Promotional activity relating to any products for the treatment of Opioid-induced side effects (for the avoidance of doubt, “Opioid-induced side effects” does not include addiction to Opioids or Opioid Products):

a.	Employing or contracting with sales representatives or other persons to Promote products for the treatment of Opioid-induced side effects to Health Care Providers or patients;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of products for the treatment of Opioid-induced side effects;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to products for the treatment of Opioid-induced side effects;

d.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote products for the treatment of Opioid-induced side effects, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

e.

Engaging in any other Promotion of products for the treatment of Opioid-induced side effects in a manner that encourages the utilization of Opioids or Opioid Products or normalizes the use of Opioids or Opioid Products for chronic pain.

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4.

Notwithstanding Section III.A.3 directly above, Mallinckrodt may engage in other Promotional activity for products that may be used for the treatment of Opioid-induced side effects but also have non-Opioid related indications, so long as such Promotion does not explicitly or implicitly associate the product with Opioids or Opioid Products, except for linking to the FDA label associated with that product.

5.	Treatment of Pain

a.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, engage in Promotion of the Treatment of Pain in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

b.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, Promote the concept that pain is undertreated in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

c.

Mallinckrodt shall not disseminate Unbranded Information, including Unbranded Information about a medical condition or disease state, that contains links to branded information about Opioid Products or generates leads for sales of Opioid Products.

6.	To the extent that Mallinckrodt engages in conduct permitted by Sections III.A.2 and A.4 above, Mallinckrodt shall do so in a manner that is:

a.	Consistent with the CDC Guideline Recommendations, as applicable; and

b.	Truthful, non-misleading, accurate, non-deceptive, and does not omit any relevant information.

B.	No Financial Reward or Discipline Based on Volume of Opioid Sales

1.

Mallinckrodt shall not provide financial incentives to its sales and marketing employees or discipline its sales and marketing employees based upon sales volume or sales quotas for Opioid Products. Notwithstanding the foregoing, this provision does not prohibit financial incentives (e.g., customary raises or bonuses) based on the performance of the overall company or Mallinckrodt’s generics business, as measured by EBITDA, revenue, cash flow or other similar financial metrics.

2.

Mallinckrodt shall not offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, to or from any person in return for the prescribing or use of an Opioid Product. For the avoidance of doubt, this shall not prohibit the provision of rebates and/or chargebacks to the extent permitted by Section III.A.2.m.

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3.	Mallinckrodt’s compensation policies and procedures shall be designed to ensure compliance with this Agreement and other legal requirements.

C.	Ban on Funding/Grants to Third Parties

1.

Mallinckrodt shall not directly or indirectly provide financial support or In-Kind Support to any Third Party that Promotes or is for education about Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects, including educational programs or websites that Promote Opioids, Opioids Products, or products intended to treat Opioid-related side effects but excluding financial support otherwise allowed by this Agreement or required by a federal or state agency.

2.

Mallinckrodt shall not create, sponsor, provide financial support or In-Kind Support to, operate, or control any medical society or patient advocacy group relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

3.

Mallinckrodt shall not provide links to any Third Party website or materials or otherwise distribute materials created by a Third Party relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

4.	Mallinckrodt shall not use, assist, or employ any Third Party to engage in any activity that Mallinckrodt itself would be prohibited from engaging in pursuant to this Agreement.

5.

Mallinckrodt shall not enter into any contract or agreement with any person or entity or otherwise attempt to influence any person or entity in such a manner that has the purpose or foreseeable effect of limiting the dissemination of information regarding the risks and side effects of using Opioids.

6.

Mallinckrodt shall not compensate or support Health Care Providers, other than Mallinckrodt employees, or organizations to advocate for formulary access or treatment guideline changes that would have the effect of increasing access to any Opioid Product by third-party payers, i.e., any entity, other than an individual, that pays or reimburses for the dispensing of prescription medicines, including but not limited to managed care organizations and pharmacy benefit managers. Nothing in this provision affects the limitations on Mallinckrodt employees set forth in Section III.A. Notwithstanding anything to the contrary in this Agreement, this provision does not prohibit the payment of customary rebates or other pricing concessions to third party payors, including state Medicaid programs, as part of an overall pricing agreement, except as prohibited by Section III.F.

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7.

No director, officer, or management-level employee of Mallinckrodt may serve as a director, board member, employee, agent, or officer of any entity, other than Mallinckrodt plc or a wholly owned subsidiary thereof, that not incidentally engages in Promotion relating to Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects. Any director, officer, or management-level employee of Mallinckrodt that serves as a director, board member, employee, agent or officer of any entity shall recuse himself or herself from any decisions in that capacity that are related to the Promotion of Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

8.

Mallinckrodt shall play no role in appointing persons to the board, or hiring persons to the staff, of any entity that not incidentally engages in Promotion relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

9.

The prohibitions in Section III.C shall not apply to engagement with Third Parties based on activities related to (1) medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; (2) raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; or (3) education warning about drug abuse or promoting prevention or treatment of drug misuse.

10.

Mallinckrodt will be in compliance with Sections III.C.2 and III.C.3 with respect to support of an individual Third Party to the extent that the Independent Monitor or the Settling States determines that such support does not increase the risk of the inappropriate use of Opioids and that Mallinckrodt has not acted for the purpose of increasing the use of Opioids.

D.	Lobbying Restrictions

1.	Mallinckrodt shall not Lobby for the enactment of any provision of any federal, state, or local legislation or promulgation of any provision of any rule or regulation that:

a.	encourages or requires Health Care Providers to prescribe Opioid Products or sanctions Health Care Providers for failing to prescribe Opioids or failing to treat pain with Opioids;

b.	would have the effect of limiting access to any non-Opioid alternative pain treatments; or

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c.	pertains to the classification of any Opioid or Opioid Product as a scheduled drug under the Controlled Substances Act.

2.	Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation that supports:

a.

The use of non-pharmacologic therapy and/or non-Opioid pharmacologic therapy to treat chronic pain over or instead of Opioid use, including but not limited to third party payment or reimbursement for such therapies;

b.

The use and/or prescription of immediate release Opioids instead of extended release Opioids when Opioid use is initiated, including but not limited to third party reimbursement or payment for such prescriptions;

c.	The prescribing of the lowest effective dose of an Opioid, including but not limited to third party reimbursement or payment for such prescription;

d.	The limitation of initial prescriptions of Opioids to treat acute pain;

e.	The prescribing and other means of distribution of naloxone to minimize the risk of overdose, including but not limited to third party reimbursement or payment for naloxone;

f.	The use of urine testing before starting Opioid use and annual urine testing when Opioids are prescribed, including but not limited to third party reimbursement or payment for such testing;

g.

Evidence-based treatment (such as using medication-assisted treatment with buprenorphine or methadone in combination with behavioral therapies) for OUD, including but not limited to third party reimbursement or payment for such treatment; or

h.	The implementation or use of Opioid drug disposal systems.

3.

Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation creating or expanding the operation or use of PDMPs, including but not limited to provisions requiring Health Care Providers to review PDMPs when Opioid use is initiated and with every prescription thereafter. For the avoidance of doubt, Mallinckrodt may Lobby in support of a particular PDMP proposal.

4.	Notwithstanding the foregoing restrictions in Sections III.D.1–3, III.A, and III.C, the following conduct is not restricted:

a.	Lobbying against the enactment of any provision of any state, federal, municipal, or county taxes, fees, assessments, or other payments;

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b.	Challenging the enforcement of, or suing for declaratory or injunctive relief with respect to legislation, rules or regulations referred to in Section III.D.1;

c.	Communications made by Mallinckrodt in response to a statute, rule, regulation, or order requiring such communication;

d.

Communications by a Mallinckrodt representative appearing before a federal or state legislative or administrative body, committee, or subcommittee as a result of a mandatory order or subpoena commanding that person to testify;

e.

Responding, in a manner consistent with this Agreement, to an unsolicited request for the input on the passage of legislation or the promulgation of any rule or regulation when such request is submitted in writing specifically to Mallinckrodt from a government entity directly involved in the passage of that legislation or promulgation of that rule or regulation;

f.

Communicating with a federal or state agency in response to a Federal Register or similar notice or an unsolicited federal or state legislative committee request for public comment on proposed legislation; and

g.	Responding to requests from the DEA, the FDA, or any other Federal or state agency and/or participating in FDA or other agency panels at the request of the agency.

h.	Participate in meetings and other proceedings before the FDA, FDA advisory committee or other FDA committee in connection with the approval, modification of approval, or oversight of its own products.

5.

Mallinckrodt shall require all of its officers, employees, and agents engaged in Lobbying to certify in writing or by appropriate electronic means to Mallinckrodt that they are aware of and will fully comply with the provisions of this Agreement with respect to Lobbying on behalf of Mallinckrodt.

E.	Ban on Certain High Dose Opioids

1.	Mallinckrodt shall not commence manufacturing, promoting, or distributing any Opioid Product that exceeds 30 milligrams of oxycodone per pill.

F.	Ban on Prescription Savings Programs

1.

Mallinckrodt shall not directly or indirectly offer any discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

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2.

Mallinckrodt shall not directly or indirectly provide financial support to any Third Party that offers coupons, discounts, rebates or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

3.

Mallinckrodt shall not directly or indirectly assist patients, Health Care Providers, or pharmacies regarding the claims and/or prior authorization process required for third-party payers to approve claims involving any Opioid Product.

G.	Monitoring and Reporting of Direct and Downstream Customers

1.

Mallinckrodt shall operate an effective monitoring and reporting system in compliance with 21 C.F.R. § 1301.71(a), 21 C.F.R. §1301.74(b), 21 U.S.C. § 823(d) and Section 3292 of the SUPPORT for Patients and Communities Act, that shall include processes and procedures that:

a.	Utilize all reasonably available transaction information to identify a Suspicious Order of an Opioid Product by a direct customer;

b.	Utilize all reasonably available Downstream Customer Data to identify whether a downstream customer poses a material risk of diversion of an Opioid Product;

c.

Utilize all information Mallinckrodt receives that bears upon a direct customer’s or a downstream customer’s diversion activity or potential for diversion activity, including reports by Mallinckrodt’s employees, customers, Health Care Providers, law enforcement, state, tribal, or federal agencies, or the media; and

d.

Upon request (unless otherwise required by law), report to any requesting State Attorney General or State controlled substances regulatory agency any direct customer or downstream customer in such requesting State Attorney General’s or agency’s State identified as part of the monitoring required by (a)-(c), above, and any customer relationship in such State terminated by Mallinckrodt relating to diversion or potential for diversion. These reports shall include the following information, to the extent known to Mallinckrodt:

i.

The identity of the downstream registrant and the direct customer(s) identified by Mallinckrodt engaged in the controlled substance transaction(s), to include each registrant’s name, address, business type, and DEA registration number;

ii.	The dates of reported distribution of controlled substances by direct customers to the downstream registrant during the relevant time period;

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iii.	The drug name, drug family or NDC and dosage amounts reportedly distributed;

iv.	The transaction or order number of the reported distribution; and

v.	A brief narrative providing a description of the circumstances leading to Mallinckrodt’s conclusion that there is a risk of diversion.

2.

Mallinckrodt shall not provide to any direct customer an Opioid Product to fill an order identified as a Suspicious Order unless Mallinckrodt’s DEA Compliance Department investigates and finds that the order is not suspicious. Where Mallinckrodt has investigated a potentially Suspicious Order and determined that the order is not suspicious, Mallinckrodt must document the bases for its determination, and provide such documentation to the Monitor, any State Attorney General, or State controlled substances regulatory agency, upon request.

3.

Upon request, Mallinckrodt shall provide full cooperation and assistance to any federal, state or local law enforcement investigations of potential diversion or suspicious circumstances involving Opioid Products, including criminal law enforcement agencies, drug control agencies, professional licensing boards, and Attorney General’s offices.

4.

Mallinckrodt agrees that it will refrain from providing an Opioid Product directly to a retail pharmacy location or Health Care Provider. Nothing in this provision, however, prevents Mallinckrodt from (i) acting as a distributor of medications relating to (x) the treatment of opioid use disorders; (y) the treatment of opioid abuse, addiction, dependence, or overdose, including medication-assisted treatment for opioid addiction; and (z) rescue medications for opioid overdose; or (ii) providing an Opioid Product directly to a mail order pharmacy, distribution center serving a chain pharmacy, or pharmacy provider that exclusively serves long-term care or hospice providers and their patients.

H.	General Terms

1.

To the extent that any provision in this Agreement conflicts with federal or relevant state law or regulation, the requirements of the law or regulation will prevail. To the extent that any provision in the Agreement is in conflict with federal or relevant state law such that Mallinckrodt cannot comply with both the statute or regulation and a provision of this Agreement, Mallinckrodt may comply with such statute or regulation. Mallinckrodt will provide advance written notice to the affected State Attorney(s) Generals of the statute or regulation that Mallinckrodt intends to comply under this paragraph, and the provision of this Agreement that is in conflict with the statute or regulation. In the event any State Attorney General disagrees with Mallinckrodt’s interpretation of the conflict, such State Attorney General reserves the right to pursue any remedy or sanction that may be available regarding compliance with this Agreement.

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2.

Mallinckrodt shall not make any written or oral statement about Opioids or any Opioid Product that is unfair, false, misleading, deceptive or unconscionable. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

3.

Mallinckrodt shall not represent that Opioids or any Opioid Product(s) have approvals, characteristics, uses, benefits, or qualities that they do not have. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

4.

For the avoidance of doubt, nothing in this Agreement is intended to or shall be construed to prohibit Mallinckrodt in any way whatsoever from taking legal or factual positions with regard to its Opioid Product(s) in defense of litigation or other legal proceedings or investigations.

5.

Upon the request of any State Attorney General or the OCC, Mallinckrodt shall provide the requesting State Attorney General, or the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC, with copies of the following, within 30 days of the request:

a.	Any litigation or civil or criminal law enforcement subpoenas or Civil Investigative Demands relating to Mallinckrodt’s Opioid Product(s); and

b.	Warning or untitled letters issued by the FDA regarding Mallinckrodt’s Opioid Product(s) and all correspondence between Mallinckrodt and the FDA related to such letters.

I.	Compliance with All Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid Product

1.	Mallinckrodt shall comply with all laws and regulations that relate to the sale, promotion, distribution, and disposal of any Opioid Product including but not limited to:

a.	State controlled substances acts, including all guidance issued by applicable state regulator(s), and related regulations;

b.	The Federal Controlled Substance Act, including all guidances issued by the DEA;

c.	The Federal Food, Drug and Cosmetic act, or any regulation promulgated thereunder;

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d.	FDA Guidances;

e.	State consumer protection and unfair trade practices acts; and

f.	State laws and regulations related to opioid prescribing, distribution and disposal.

J.	Compliance Deadlines

1.

As of the Petition Date, Mallinckrodt must be in full compliance with the provisions included in this Agreement with the exception of the provisions in Section V (“Public Access to Mallinckrodt Documents”).

K.	Training

1.	Mallinckrodt shall provide regular training, at least once per year, to relevant employees on their obligations imposed by this Agreement.

IV. CLINICAL DATA TRANSPARENCY

A.	Data to Be Shared

1.	Mallinckrodt shall share the following clinical data through a third-party data archive that conforms to the requirements defined below to increase the transparency of its clinical research.

a.	Mallinckrodt shall make available all previously disclosed data and/or information regarding Mallinckrodt Opioid Products;

b.	Mallinckrodt shall make available all previously unreleased data regarding Mallinckrodt Opioid Products, for both approved and unapproved indications, including:

i.	Full analyzable data set(s) (including individual participant-level data de-identified by an independent biostatistician);

ii.	The clinical study report(s) redacted for commercial or personal identifying information;

iii.	The full protocol(s) (including the initial version, final version, and all amendments); and

iv.	Full statistical analysis plan(s) (including all amendments and documentation for additional work processes) and analytic code.

c.

Mallinckrodt shall make available the above information for all studies for any new Mallinckrodt Opioid Product or new indications that are approved within 30 days after regulatory approval or 18 months after study completion, whichever occurs later.

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B.	Third-Party Data Archive

1.	Mallinckrodt shall share the above information via a third-party data archive that makes clinical data available to Qualified Researchers with a bona fide scientific research proposal.

2.

The data archive shall have a panel of reviewers with independent review authority to determine whether the researchers are qualified, whether a research application seeks data for bona fide scientific research, and whether a research proposal is complete.

3.	The panel may exclude research proposals with a commercial interest.

C.	Non Interference

1.	Mallinckrodt shall not interfere with decisions made by the staff or reviewers associated with the third-party data archive.

D.	Data Use Agreement

1.

Any data sharing agreement with a Qualified Researcher who receives shared data via the third-party data archive shall contain contact information for Mallinckrodt’s pharmacovigilance staff. Every agreement shall require the lead qualified researcher to inform Mallinckrodt’s pharmacovigilance staff within 24 hours of any determination that research findings could detrimentally impact the risk-benefit assessment regarding the product. The lead Qualified Researcher may also inform regulatory authorities of the safety signal impacting the risk-benefit assessment. Mallinckrodt’s pharmacovigilance staff shall take all necessary and appropriate steps upon receipt of such safety information, including but not limited to notifying regulatory authorities or the public.

E.	Cost

1.	Mallinckrodt shall bear all costs for making data and/or information available.

V. PUBLIC ACCESS TO MALLINCKRODT DOCUMENTS

A.	Documents Subject to Public Disclosure

1.

The following documents shall be produced by Mallinckrodt to each Settling State and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Section V.B:

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a.

All documents, indices, and privilege logs Mallinckrodt produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

b.

All documents, indices, and privilege logs Mallinckrodt produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

c.	All documents, indices, and privilege logs Mallinckrodt has produced in other litigation related to opioids, excluding patent litigation.

d.

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of Mallinckrodt from litigation related to opioids, excluding patent litigation.

2.

All documents produced under this provision shall be provided in electronic format with all related metadata. Mallinckrodt and the Settling States will work cooperatively to develop technical specifications for the productions.

B.	Information That May Be Redacted

1.	The following categories of information are exempt from public disclosure:

a.

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

b.

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of Mallinckrodt’s officers, directors, employees, agents, or attorneys.

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c.

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that Mallinckrodt may not abrogate.

d.

Information regarding Mallinckrodt employees’ personal matters unrelated to Mallinckrodt, including emails produced by Mallinckrodt custodians discussing vacation or sick leave, family, or other personal matters.

C.	Redaction of Documents Containing Protected Information

1.

Whenever a document contains information subject to a claim of exemption pursuant to Section V.B, Mallinckrodt shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

2.

Mallinckrodt shall produce to each Settling State a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Section V.F.

3.

In addition to the redacted documents, Mallinckrodt shall, upon any Settling State’s request, also produce all documents identified in Section V.A above in unredacted form to such Settling State at the same time. The redacted documents produced by Mallinckrodt may be publicly disclosed in accordance with Section V.E below. The unredacted documents produced by Mallinckrodt to a Settling State shall be available only to such State unless Mallinckrodt’s claim of exemption under Section V.B is successfully challenged in accordance with Section V.C.4 or the trade secret designation expires in accordance with Section V.D.

4.

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to Mallinckrodt. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Settling States and Mallinckrodt to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over this Agreement. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

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D.	Review of Trade Secret Redactions

1.

Ten years after Mallinckrodt completes the production of its documents in accordance with Section V, Mallinckrodt shall review all trade secret assertions made in accordance with Section V.B.1 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by a Settling State in accordance with Section V.E. Mallinckrodt shall produce to each Settling State an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

E.	Public Disclosure through a Document Repository

1.

Each Settling State may publicly disclose all documents covered by Section V through a public repository maintained by a governmental, non-profit, or academic institution. Each Settling State may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by Section V to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by Section V.

F.	Timeline for Production

1.	Mallinckrodt shall produce all documents required by Section V.A within nine months from the Petition Date.

G.	Costs

1.

Mallinckrodt shall be responsible for its allocable share of all reasonable costs and expenses associated with the public disclosure and storage of Mallinckrodt’s documents through any public repository.

H.	Suspension

1.

Mallinckrodt’s obligation in Section V shall be suspended on the nine-month anniversary of the Petition Date, unless and until two corporate defendants in opioid-related litigation other than Mallinckrodt have agreed or been ordered to publicly disclose opioid-related documents. For the avoidance of doubt, Insys Therapeutics, Inc. shall constitute one of the two necessary defendants based on the “Liquidating Trustee Disclosure Requirement” provisions of the Second Amended Joint Chapter 11 Plan of Liquidation confirmed by the United States Bankruptcy Court for the District of Delaware on January 16, 2020.

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VI. INDEPENDENT MONITOR

A.	Appointment of Monitor

1.	Mallinckrodt agrees that it will retain an outside, independent individual (the “Monitor”) to evaluate and monitor Mallinckrodt’s compliance with this Agreement.

2.

Experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems may be considered in selecting the Monitor.

3.

Within 30 days of the Petition Date, Mallinckrodt and the Settling States shall exchange pools of recommended candidates based in part on the above qualification and considerations to serve as the Monitor. The pools shall each contain the names of three individuals, groups of individuals or firms. A copy of each pool of candidates shall be shared with the OCC when such pools are exchanged between Mallinckrodt and the Settling States. The OCC may make suggestions for each side to consider.

4.

After receiving the pools of Monitor candidates, Mallinckrodt and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project, provided, that the OCC may participate as an observer at any such interviews with the consent of the Settling States and Mallinckrodt. Mallinckrodt and the Settling States may veto any of the candidates, and must do so in writing (with a copy to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC) within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either Mallinckrodt or the Settling States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice (and shall provide a copy of such direction to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC). Notice of such additional qualified candidates shall be given to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC upon the names of such candidates being given to the other party.

5.

If Mallinckrodt or the Settling States do not object to a proposed candidate, Mallinckrodt or the Settling States shall so notify the other in writing (with a copy to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC) within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates. Mallinckrodt and the Governmental Ad Hoc Committee (as such term is defined in the restructuring support agreement) shall jointly seek the Bankruptcy Court’s approval of the selected Monitor candidate.

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6.

Unless justifiable cause exists, the Monitor appointed by the Bankruptcy Court shall continue to serve after the Effective Date. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under this Agreement or pursuant to the Work Plan (as defined in Section VI.B3), (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include Mallinckrodt’s or the Settling States’ disagreements with the decisions of the Monitor pursuant to this Agreement, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

7.

If a new Monitor must be appointed, Mallinckrodt and the Settling States and the OCC shall follow the procedures and timeline set out above in subparagraphs 3-5. Court approval shall not be sought if Mallinckrodt is no longer under the Bankruptcy Court’s jurisdiction..

B.	Monitor’s Responsibilities

1.	Between the Petition Date and the Effective Date, the Monitor’s duties shall be as follows:

a.

The Monitor shall perform its duties according to the terms of this Agreement and shall be vested all rights and powers reasonably necessary to carry out such powers, duties, and responsibilities enumerated herein.

b.

The Monitor shall work with all diligence perform his or her duties in a manner that does not unreasonably disrupt the operation of Mallinckrodt’s business to confirm and oversee compliance with this Agreement.

c.	The Monitor shall review and provide reports as outlined below.

d.

Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties hereunder, the Monitor shall have full and complete access to Mallinckrodt’s personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. Mallinckrodt shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor. The Monitor may raise with the Bankruptcy Court any issues relating to any failure of or delay in such cooperation for an expedited resolution by the Bankruptcy Court.

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e.

The Monitor shall serve, without bond or other security, at the cost and expense of Mallinckrodt, with the Monitor’s fees subject to final approval by the Bankruptcy Court. The Monitor shall have the authority to employ, upon written consent from Mallinckrodt, such consent not to be unreasonably withheld, delayed or conditioned, and upon Court approval, at the cost and expense of the Debtors’ estates, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals should be directed to Mallinckrodt’s General Counsel, and will be decided upon no later than ten (10) days from their receipt. The Monitor will work in good faith with Mallinckrodt to ensure such approved consultants will follow Mallinckrodt’s policies and procedures with respect to any payments remitted directly by Mallinckrodt.

f.	The Monitor shall have no obligation, responsibility, or liability for the operations of Mallinckrodt.

g.

The Monitor shall sign onto any Protective Order entered by the Bankruptcy Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties, and each of the Monitor’s consultants, accountants, attorneys and other representatives and assistants shall also sign onto any Protective Order entered by the Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties; provided, however, that nothing shall restrict the Monitor from providing any information to the Court and the parties consistent with the terms of any Protective Order.

h.

The Monitor shall promptly seek an order from the Bankruptcy Court requiring compliance or such other remedies as may be appropriate under the circumstances should Mallinckrodt not comply with this Agreement.

i.	The Monitor shall make a good faith effort to leverage Mallinckrodt’s existing compliance mechanisms when reviewing Mallinckrodt’s compliance with this Agreement.

j.

The Monitor shall make a good faith effort to perform his or her duties in a manner that does not unreasonably disrupt Mallinckrodt’s business operations. In this regard, Mallinckrodt shall designate senior officials within the Office of the General Counsel to serve as the primary points of contact for the Monitor in order to facilitate the Monitor’s access to documents, materials, or staff necessary to review Mallinckrodt’s compliance with this Agreement. The Monitor shall communicate any request for documents, materials, or access to staff to the designated contacts, unless otherwise instructed. For the avoidance of doubt, nothing in this paragraph shall be interpreted to prohibit the Monitor from speaking with a current or former employee of Mallinckrodt.

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2.	Reporting:

a.

Within 45 days of the Petition Date, Mallinckrodt shall file a report with the Bankruptcy Court regarding its compliance with the terms of this Agreement (the “Mallinckrodt Compliance Report”). To the extent permissible by law, this report (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order.

b.

The Monitor must file a report with the Bankruptcy Court regarding compliance by Mallinckrodt with the terms of this Agreement no later than 45 days after the Work Plan (as defined in Section VI.B.3) is finalized, and then additional reports every 90 days thereafter (the “Monitor Reports”). The Court may, in response to such reports, provide further direction to the Monitor as it deems appropriate. To the extent permissible by law, these reports (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order. The content of Monitor Reports shall be set forth in the Work Plan. The frequency of Monitor Reports may decrease to every 180 days after the Effective Date.

c.

Prior to issuing any Monitor Report, the Monitor shall confer with Mallinckrodt, the Settling States, and the OCC, either jointly or separately (in the discretion of the Monitor), regarding its preliminary findings and the reasons for those findings. Mallinckrodt shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

d.	In the event the Monitor Report identifies a potential violation of this Agreement, Mallinckrodt shall have the right to cure any potential violation within 30 days.

3.

Work Plan: The manner in which the Monitor will carry out his or her compliance responsibilities under this Agreement, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be set forth in a work plan (the “Work Plan”). Within 30 days after the Monitor’s appointment by the Bankruptcy Court, the Settling States and Mallinckrodt, upon consultation with the OCC, shall agree with the Monitor on the Work Plan. If the Monitor, the Settling States, and Mallinckrodt (upon consultation with the OCC) fail to reach agreement on the Work Plan within the designated time frame, the Monitor, Settling States, and Mallinckrodt will submit any disputed issues to the Bankruptcy Court for resolution.

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4.

Post-Emergence: Before the Effective Date, the parties will work in good faith to establish procedures for resolving disputes (including disputes over the Work Plan) and overseeing the Monitor’s obligations after Bankruptcy Court approval of the Plan, and to make any other adjustments the parties agree to be reasonably necessary. The parties expect and agree that the principal obligations and conditions imposed by Section VI.B will otherwise remain in effect. After the Effective Date, all reasonable and necessary fees and costs of the Monitor shall be paid by Mallinckrodt.

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EXHIBIT C

Confirmation Notice

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11

MALLINCKRODT PLC, et al.,[1]	:
	:	Case No. 20-12522 (JTD)

:

Debtors.	:	(Jointly Administered)

	:	Ref. Docket No. 6378 & 6510
:

X

NOTICE OF ENTRY OF ORDER CONFIRMING THE FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1. Confirmation of the Plan. On February [ • ], 2021, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”)2 entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510] (as modified or amended, the “Plan”), in the Chapter 11 Cases of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order. This Notice is intended solely to provide notice of the entry of the Confirmation Order and it does not, and shall not be construed to, limit, modify or interpret any of the provisions of the Confirmation Order. The following paragraphs identify some of the provisions of the Confirmation Order for the convenience of creditors; however, creditors should refer to the full text of the Confirmation Order and should not rely upon the summary provided below.

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

[2]	Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan or Disclosure Statement, as applicable.

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2. Bar Dates.

a. Professional Fee Claims. All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, all Restructuring Expenses and Post Effective Date Implementation Expenses shall be paid in accordance with Article IV.S of the Plan, and the terms under Article II.A.2 of the Plan shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

b. Administrative Claims. All requests for payment of an Administrative Claim (other than any Administrative Claim subject to the Initial Administrative Claims Bar Date, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C of the Plan) that accrued on or before the Effective Date that were not otherwise accrued in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the earlier of (a) the bar date established for any such Administrative Claims by separate order of the Bankruptcy Court and (b) the date that is the 60th day after the Effective Date (the “Administrative Claims Bar Date”).

If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C of the Plan) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so

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interposed and the Claim has been Allowed by a Final Order; provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

c. Rejection Damages Claims. Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in section V.C of the Plan or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan; provided, however, as set forth in Article V.G. of the Plan, any Claims arising out of the rejection of an Executory Contract that are Co-Defendant Claims shall be either Other Opioid Claims or No Recovery Opioid Claims, and shall be treated in accordance with the Plan, and the deadline for the filing of Proofs of Claim arising out of the rejection of an Executory Contract or Unexpired Lease set forth in Article V.C. of the Plan shall not apply with respect to any Co-Defendant Claim.

3. Releases and Injunctions. Article IX of the plan contains important release, exculpation, and injunction provisions. You should review these provisions carefully. Further, specifically with respect to the Opioid Permanent Channeling Injunction (as defined in the Plan), the Plan channels all Opioid Claims to various opioid trusts for payment and forever prohibits all opioid claimants from asserting any Opioid Claim against or seeking any money on account of any Opioid Claim from the Debtors, their officers and directors and certain other parties specified in the Plan as “Protected Parties” regardless of whether such claimants vote on the Plan or assert claims against an opioid trust at a later date. Information about the releases, exculpation, and injunction provisions (including the Opioid Permanent Channeling Injunction) under the Plan can be found https://www.restructuring.primeclerk.com/Mallinckrodt.

4. Trusts. Pursuant to the terms of the Plan and the Confirmation Order, multiple “Trusts” (i.e., the Opioid MDT II, the “Private Opioid Creditor Trusts”, which include the Third-Party Payor Trust, the PI Trust, the NAS Monitoring Trust, the Emergency Room Physicians Trust, and the Hospital Trust, the “Public Opioid Creditor Trusts”, which include the NOAT II and the TAFT II, the General Unsecured Claims Trust, and the Asbestos Trust) will be created and funded pursuant the terms of the Plan, the Confirmation Order, and the applicable trust documents. The funds in the opioid-related trusts will be used for “Approved Uses” (as defined in the Plan) (i.e., abatement purposes) and to compensate Holders of Opioid Claims (as defined in the Plan), while the funds in the General Unsecured Claims Trust and Asbestos Trust will be used to compensate Holders of General Unsecured Claims and Asbestos Claims, respectively (and in each case, as defined in the Plan). Information about the various trusts established under the Plan can be found https://www.restructuring.primeclerk.com/Mallinckrodt and/or https://cases.primeclerk.com/MallinckrodtOpioidClaimantInfo/.

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4. Bankruptcy Court Address. For purposes of Filing requests for payment of Administrative Claims and applications for allowance of Professional Fee Claims, the address of the Bankruptcy Court is 824 North Market Street, 5th Floor, Wilmington, Delaware 19801.

5. Executory Contracts, Unexpired Leases. On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

6. Copies of Confirmation Order. Copies of the Confirmation Order, the Plan, or any pleadings filed in these Chapter 11 Cases may be obtained by (a) visiting the Debtors’ restructuring website at: https://www.restructuring.primeclerk.com/Mallinckrodt; (b) sending an email to mallinckrodtinfo@primeclerk.com or writing to Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165; and/or (c) calling the Debtors’ restructuring hotline at 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International). The Confirmation Order and the Plan may also be examined by any party in interest during normal business hours at the Office of the Clerk of the Court, United States Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. You may also obtain copies of the Confirmation Order or of any pleadings filed in these Chapter 11 Cases for a fee at: http://www.deb.uscourts.gov.

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Dated: [ • ], 2022

DRAFT

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

Brendan J. Schlauch (No. 6115)

One Rodney Square 920

N. King Street

Wilmington, DE 19801

Telephone:  (302) 651-7700

Facsimile:   (302) 651-7701

Email:    collins@rlf.com

merchant@rlf.com

steele@rlf.com

schlauch@rlf.com

George A. Davis (admitted pro hac vice)

George Klidonas (admitted pro hac vice)

Andrew Sorkin (admitted pro hac vice)

Anupama Yerramalli (admitted pro hac vice)

LATHAM & WATKINS LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone:  (212) 906-1200

Facsimile:   (212) 751-4864

Email:    george.davis@lw.com

george.klidonas@lw.com

andrew.sorkin@lw.com

anu.yerramalli@lw.com

- and -
- and -

Jeffrey E. Bjork (admitted pro hac vice)

LATHAM & WATKINS LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Telephone:  (213) 485-1234

Facsimile:   (213) 891-8763

Email:    jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice)

LATHAM & WATKINS LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone:  (312) 876-7700

Facsimile:   (312) 993-9767

Email:    jason.gott@lw.com

Counsel for Debtors and Debtors in Possession

5

THE HIGH COURT

                                                             2022 No. 25 COS

BETWEEN:

IN THE MATTER OF

MALLINCKRODT PUBLIC LIMITED COMPANY

-and-

AND IN THE MATTER OF PART 10

OF THE COMPANIES ACT 2014

PROPOSALS FOR A SCHEME OF ARRANGEMENT

BETWEEN

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

ITS MEMBERS AND CREDITORS

DATED 10 MARCH 2022

A&L Goodbody LLP

International Financial Services

Centre

25-28 North Wall Quay, Dublin 1

D01 H104

01437841

109